   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 2, 1997
                                      REGISTRATION NOS. 333-      AND 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                         JOINT REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
SANTA ANITA REALTY ENTERPRISES, INC.          SANTA ANITA OPERATING COMPANY
                                              (EXACT NAME OF REGISTRANT AS
    (EXACT NAME OF REGISTRANT AS                SPECIFIED IN ITS CHARTER)
      SPECIFIED IN ITS CHARTER)                         DELAWARE
              DELAWARE
                                             (STATE OR OTHER JURISDICTION OF
   (STATE OR OTHER JURISDICTION OF           INCORPORATION OR ORGANIZATION)
   INCORPORATION OR ORGANIZATION)                         7948
                6798
                                            (PRIMARY STANDARD INDUSTRIAL CODE
  (PRIMARY STANDARD INDUSTRIAL CODE                      NUMBER)
               NUMBER)                                 95-3419438
             95-3520818
                                          (I.R.S. EMPLOYER IDENTIFICATION NO.)
(I.R.S. EMPLOYER IDENTIFICATION NO.)
                                                285 WEST HUNTINGTON DRIVE
301 WEST HUNTINGTON DRIVE, SUITE 405            ARCADIA, CALIFORNIA 91007
      ARCADIA, CALIFORNIA 91007                      (626) 574-7223
           (626) 574-5550
                                            (ADDRESS, INCLUDING ZIP CODE, AND
  (ADDRESS, INCLUDING ZIP CODE, AND         TELEPHONE NUMBER, INCLUDING AREA
  TELEPHONE NUMBER, INCLUDING AREA            CODE, OF PRINCIPAL EXECUTIVE
    CODE, OF PRINCIPAL EXECUTIVE                        OFFICES)
              OFFICES)

          BRIAN L. FLEMING                         KATHRYN J. MCMAHON
ACTING PRESIDENT AND CHIEF EXECUTIVE          GENERAL COUNSEL AND SECRETARY
               OFFICER                          285 WEST HUNTINGTON DRIVE
301 WEST HUNTINGTON DRIVE, SUITE 405                 P.O. BOX 60014
           P.O. BOX 60025                    ARCADIA, CALIFORNIA 91066-6014
   ARCADIA, CALIFORNIA 91066-6025                    (626) 574-7223
           (626) 574-5550
                                           (NAME, ADDRESS, INCLUDING ZIP CODE,
 (NAME, ADDRESS, INCLUDING ZIP CODE,      AND TELEPHONE NUMBER, INCLUDING AREA
AND TELEPHONE NUMBER, INCLUDING AREA           CODE, OF AGENT FOR SERVICE)
     CODE, OF AGENT FOR SERVICE)
                               ----------------
                                  COPIES TO:
         FREDERICK B. MCLANE                        MICHAEL J. BOHNEN
        O'MELVENY & MYERS LLP                 NUTTER, MCCLENNEN & FISH, LLP
  400 SOUTH HOPE STREET, 15TH FLOOR              ONE INTERNATIONAL PLACE
 LOS ANGELES, CALIFORNIA 90071-2899         BOSTON, MASSACHUSETTS 02110-2699
           (213) 669-6000                            (617) 439-2000
                               ----------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon
              consummation of the transactions described herein.
                               ----------------
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                           PROPOSED        PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM          MAXIMUM       AMOUNT OF
       SECURITIES             TO BE     OFFERING PRICE     AGGREGATE     REGISTRATION
    TO BE REGISTERED      REGISTERED(1)  PER UNIT(2)   OFFERING PRICE(2)     FEE
-------------------------------------------------------------------------------------
 Santa Anita Realty
  Enterprises, Inc.
  Common Stock (par
  value $.10)..........    83,703,723       $33.21      $2,779,800,640   $842,363.83
       paired with
 Santa Anita Operating
  Company Common Stock
  (par value $.10).....

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Based upon the maximum number of shares expected to be issued in connection with the transactions described herein. Also includes the
    Rights in respect of such shares.
(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(1). Based upon 69,660,222 shares of beneficial interest of Meditrust and a price of $39.91 per share (constituting the average of the high and low prices of such shares on August 25, 1997).
                               ----------------
  THE REGISTRANTS HEREBY AMEND THIS JOINT REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS JOINT REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS JOINT REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            THE MEDITRUST COMPANIES

MEDITRUST                                   MEDITRUST ACQUISITION COMPANY
197 FIRST AVENUE                            197 FIRST AVENUE
NEEDHAM, MASSACHUSETTS 02194                NEEDHAM, MASSACHUSETTS 02194

                   NOTICE OF SPECIAL MEETINGS OF SHAREHOLDERS

  The Special Meetings of Shareholders of Meditrust and Meditrust Acquisition
Company ("MAC") will be held at        , Boston, Massachusetts on      ,
October , 1997 at 11:00 A.M. and 11:30 A.M. local time, respectively (together with all adjournments and postponements thereof, the "Meditrust Meetings"), for the following purposes:

    1. To consider and act upon a proposal to approve and adopt the Third Amended and Restated Agreement and Plan of Merger dated as of April 13, 1997 (the "Merger Agreement") among Meditrust, MAC, Santa Anita Realty Enterprises, Inc. ("Realty") and Santa Anita Operating Company
  ("Operating") which provides, among other things, for

      (i) the merger of Meditrust into Realty,

      (ii) the merger of MAC into Operating,

      (iii) the issuance of 1.2016 shares of paired common stock of Realty and Operating in exchange for each outstanding share of Meditrust (and the related share of MAC),

      (iv) the amendment of the Certificate of Incorporation of Realty to increase the authorized number of capital shares, to authorize the creation of a new class of common stock issuable in one or more series upon terms to be determined by the Board of Directors and to change the name of Realty to Meditrust Corporation, and

      (v) the amendment of the Certificate of Incorporation of Operating to increase the authorized number of capital shares, to authorize the creation of a new class of common stock issuable in one or more series upon terms to be determined by the Board of Directors and to change the name of Operating to Meditrust Operating Company, all as described more fully in the attached Joint Proxy
  Statement/Prospectus which includes a copy of the Merger Agreement.

    2. To consider and act upon such other business and matters or proposals as may properly come before the Meditrust Meetings.

  The Boards of Trustees of Meditrust and MAC have fixed the close of business on September , 1997 as the record date for determining the shareholders having the right to receive notice of and to vote at the Meditrust Meetings. Only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Meditrust Meetings. A list of shareholders entitled to vote at the Meditrust Meetings will be available during ordinary business hours at Meditrust's executive offices, 197 First Avenue, Needham, Massachusetts 02194, for ten days prior to the Meditrust Meetings, for examination by any Meditrust or MAC shareholder for purposes germane to the Meditrust Meetings.

  THE BOARDS OF TRUSTEES OF MEDITRUST AND MAC RECOMMEND THAT YOU VOTE "FOR"APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  YOUR VOTE IS IMPORTANT. ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF EACH OF MEDITRUST AND MAC ENTITLED TO VOTE AT THE MEDITRUST MEETINGS. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEDITRUST MEETINGS, PLEASE SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARDS OF TRUSTEES OF MEDITRUST AND MAC. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

  Failure to return a properly executed proxy or to vote at the Meditrust Meetings will have the same effect as a vote against the merger.

                                        By Order of the Boards of Trustees of
                                         Meditrust and Meditrust Acquisition
                                         Company

                                        /s/ Michael S. Benjamin

                                        MICHAEL S. BENJAMIN
                                        Secretary
Needham, Massachusetts
September  , 1997

                           THE SANTA ANITA COMPANIES

  SANTA ANITA REALTY ENTERPRISES, INC. SANTA ANITA OPERATING COMPANY 301 WEST HUNTINGTON DRIVE, SUITE 405 285 WEST HUNTINGTON DRIVE
  ARCADIA, CALIFORNIA 91007             ARCADIA, CALIFORNIA 91007

                   NOTICE OF SPECIAL MEETINGS OF SHAREHOLDERS

  The Special Meetings of Shareholders of Santa Anita Realty Enterprises, Inc. ("Realty") and Santa Anita Operating Company ("Operating") will be held at
   , Boston, Massachusetts on      , October  , 1997 at 10:00 A.M. and 10:30
A.M. local time, respectively, (together with all adjournments and postponements thereof, the "Santa Anita Meetings") for the following purposes:

    1. To consider and act upon a proposal to approve and adopt the Third Amended and Restated Agreement and Plan of Merger dated as of April 13, 1997 (the "Merger Agreement") among Meditrust, Meditrust Acquisition Company ("MAC"), Realty and Operating (Realty together with Operating are referred to as "The Santa Anita Companies"), which Merger Agreement provides, among other things, for

      (i) the merger of Meditrust into Realty,

      (ii) the merger of MAC into Operating,

      (iii) the issuance of 1.2016 shares of paired common stock of Realty and Operating in exchange for each outstanding share of Meditrust (and the related share of MAC),

      (iv) the amendment of the Certificate of Incorporation of Realty to increase the authorized number of capital shares, to authorize the creation of a new class of common stock issuable in one or more series upon terms to be determined by the Board of Directors and to change the name of Realty to Meditrust Corporation, and

      (v) the amendment of the Certificate of Incorporation of Operating to increase the authorized number of capital shares, to authorize the creation of a new class of common stock issuable in one or more series upon terms to be determined by the Board of Directors and to change the name of Operating to Meditrust Operating Company, all as described more fully in the attached Joint Proxy
  Statement/Prospectus which includes a copy of the Merger Agreement.

    2. To consider and act upon a proposal to authorize the transfer of some or all of the assets of the surviving corporations in the mergers to one or more wholly-owned subsidiaries in exchange for an equity interest in such subsidiaries.

    3. To consider and act upon a proposal to authorize the issuance of paired common stock of The Santa Anita Companies in exchange for the paired shares of the Series A Preferred Stock of The Santa Anita Companies.

    4. To amend The Santa Anita Companies' 1995 Share Award Plans to increase the number of shares issuable under Realty's Share Award Plan from 230,000 shares to 5% of the outstanding shares of Realty and under Operating's Share Award Plan from 780,000 shares to 5% of the outstanding paired shares of Operating and Realty, and to increase further the number of shares issuable under Realty's Share Award Plan to provide for the shares issuable pursuant to outstanding Meditrust options that are converted to Realty options upon the merger, and to require Realty to acquire Operating common stock to pair with Realty common stock upon exercise of the options under Realty's Share Award Plan, provided that Realty shall not have the option to acquire at any time more than 9.8% of the outstanding shares of Operating, and to increase the per employee option award limitation under each Plan from 150,000 to 450,000 shares per year.

    5. To amend the Certificates of Incorporation of The Santa Anita Companies to delete the cumulative voting provisions contained in Article Eighth thereof.

    6. To consider and act upon such other business and matters or proposals as may properly come before the Santa Anita Meetings.

  The Boards of Directors of The Santa Anita Companies have fixed the close of business on September , 1997 as the record date for determining the shareholders having the right to receive notice of and to vote at the Santa Anita Meetings. Only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Santa Anita Meetings. A list of shareholders entitled to vote at the Santa Anita Meetings will be available during ordinary business hours at the principal offices of Operating, 285 West Huntington Drive, Arcadia, California, for ten days prior to the Santa Anita Meetings, for examination by any shareholder of The Santa Anita Companies for purposes germane to the Santa Anita Meetings.

  THE BOARDS OF DIRECTORS OF THE SANTA ANITA COMPANIES RECOMMEND THAT YOU VOTE "FOR" EACH OF THE ABOVE PROPOSALS.

  YOUR VOTE IS IMPORTANT. ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF EACH OF REALTY AND OPERATING ENTITLED TO VOTE AT THE SANTA ANITA MEETINGS. WHETHER OR NOT YOU EXPECT TO ATTEND THE SANTA ANITA MEETINGS, PLEASE SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARDS OF DIRECTORS OF THE SANTA ANITA COMPANIES. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

  Failure to return a properly executed proxy or to vote at the Santa Anita Meetings will have the same effect as a vote against the merger.

/s/ Brian L. Fleming                     /s/ Kathryn J. McMahon

BRIAN L. FLEMING                         KATHRYN J. McMAHON
Secretary                                Secretary
Santa Anita Realty Enterprises,          Santa Anita Operating Company
 Inc.                                    Arcadia, California
Arcadia, California                      September  , 1997
September  , 1997

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be amended. We may + +not sell the securities until the registration statement filed with the SEC is+ +effective. This prospectus is not an offer to sell nor is it seeking an offer + +to buy these securities in any state where the offer or sale is not permitted.+
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                       PRELIMINARY--SUBJECT TO COMPLETION

[MEDITRUST LOGO]                                              [SANTA ANITA LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

The Boards of Meditrust and The Santa Anita Companies have approved a merger agreement that would result in a combination of the companies.

Meditrust shareholders will receive 1.2016 shares of The Santa Anita Companies for each share of Meditrust that they own. As of August 20, 1997, 1.2016 shares of The Santa Anita Companies had a market value of $38.45. Santa Anita shareholders will continue to hold their existing shares after the merger.
Until October   , 1997, Santa Anita common shareholders may choose to receive cash for some of their shares following the Merger for $31 cash per share.

We estimate that current Meditrust shareholders will own between 86% and 89% of the common shares of Santa Anita after the merger, depending upon how many Santa Anita shares are exchanged for cash.

The merger cannot be completed unless a majority of the shareholders of each of the companies approve it. Shareholders of The Santa Anita Companies are also being asked to approve the transfer of assets of each company to one or more of their wholly-owned subsidiaries, the issuance of common stock in exchange for outstanding preferred stock, an increase in the number of shares available under the Santa Anita stock option plans and the deletion of Santa Anita's cumulative voting provisions. Approval of these other proposals is not a condition of the merger. YOUR VOTE IS VERY IMPORTANT.

Whether or not you plan to attend a shareholders meeting, please take the time to vote on the proposal(s) submitted at your meeting by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your meeting. If you fail to return your card, the effect will be a vote against the merger, unless you attend the meetings and vote in person for the merger.

This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. It also provides information about the other matters to be voted on at the meetings. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.


/s/ Abraham D. Gosman

Abraham D. Gosman
Chairman and Chief Executive Officer
Meditrust


/s/ William C. Baker

William C. Baker
Chairman of the Boards
The Santa Anita Companies

--------------------------------------------------------------------------------
 Neither the SEC nor any state securities regulators have approved the Santa Anita common stock to be issued under this Joint Proxy Statement/Prospectus or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Joint Proxy Statement/Prospectus dated September , 1997, and first mailed to shareholders on September , 1997.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
QUESTIONS AND ANSWERS ABOUT THE MERGER...................................   1
SUMMARY..................................................................   4
RISK FACTORS.............................................................  16
THE MEETINGS.............................................................  24
THE SANTA ANITA MEETINGS.................................................  25
General..................................................................  25
Matters to be Considered.................................................  25
Boards of Directors Recommendations......................................  26
Record Date and Voting...................................................  26
Proxies; Revocation of Proxies...........................................  27
THE MEDITRUST MEETINGS...................................................  28
General..................................................................  28
Matters to be Considered.................................................  28
Boards of Trustees Recommendations.......................................  29
Record Date and Voting...................................................  29
Proxies; Revocation of Proxies...........................................  29
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION..............  31
THE MERGERS..............................................................  32
Introduction.............................................................  32
Certain Arrangements.....................................................  33
Election to Receive Cash; Procedure for Election; Proration..............  34
Background of the Mergers................................................  35
Realty and Operating Reasons for the Mergers; Recommendations of the
 Boards of Directors of Realty and Operating.............................  42
Meditrust and MAC Reasons for the Mergers; Recommendations of the Boards
 of Trustees of Meditrust and MAC........................................  43
Opinion of Financial Advisor to Realty and Operating.....................  45
Stock Options and Employee Benefits......................................  49
Business Strategy........................................................  50
Directors of the Surviving Corporations..................................  53
Resale Restrictions......................................................  55
Approvals................................................................  55
Interests of Certain Persons in the Mergers..............................  56
Appraisal Rights.........................................................  57
Material Differences in Rights of Shareholders of The Santa Anita
 Companies and Meditrust and MAC.........................................  60

                                                                           PAGE
                                                                           ----
Accounting Treatment of the Mergers.......................................   66
Material Federal Income Tax Consequences of the Mergers...................   66
Pro Forma Financial Statements............................................   74
THE MERGER AGREEMENT......................................................   88
General...................................................................   88
Conversion of Shares......................................................   88
Sale of Shares to MAC.....................................................   89
Sale of Shares to Unaffiliated Third Party................................   89
Cash Election; Assurance By Meditrust.....................................   89
Representations and Warranties............................................   90
Certain Covenants.........................................................   90
No Solicitation...........................................................   91
Management Following the Mergers..........................................   92
Increase in Authorized Shares; Authorization of Series Common Stock.......   92
Director and Officer Indemnification......................................   93
Colony Termination Fee....................................................   93
Conditions...............................................................    93
Termination; Termination Fees and Expenses................................   94
Other Expenses............................................................   95
Stock Exchange Listing....................................................   95
THE SANTA ANITA COMPANIES.................................................   96
Introduction..............................................................   96
Realty....................................................................   96
Operating.................................................................   96
Legal Proceedings.........................................................   96
Selected Combined Financial Information...................................   98
Principal and Management Shareholders.....................................   99
MEDITRUST.................................................................  101
Business..................................................................  101
Meditrust Summary Financial Information...................................  102
Principal and Management Shareholders of Meditrust and MAC................  103
MEDITRUST ACQUISITION COMPANY.............................................  105
DESCRIPTION OF CAPITAL STOCK OF THE SANTA ANITA COMPANIES.................  106
Authorized Capital Stock..................................................  106
Common Stock..............................................................  106
Preferred Stock...........................................................  106
Rights Agreement..........................................................  107
Transfer Agent and Registrar..............................................  109
The Pairing...............................................................  109
Restrictions on Transfers.................................................  109
Stock Exchange Listing....................................................  110

                                      (i)

                                                                          PAGE
                                                                          ----
DESCRIPTION OF SHARES OF MAC............................................. 110
Shares of Beneficial Interest............................................ 110
Additional Provisions.................................................... 110
Pairing.................................................................. 111
Transfer Agent and Registrar............................................. 111
OTHER SANTA ANITA PROPOSALS.............................................. 111
Transfer of Assets to One or More Subsidiaries........................... 111
Issuance of Paired Common Stock in Exchange for Series A Preferred
 Stock................................................................... 112
Proposal to Amend the Santa Anita Operating Company 1995 Share Award
 Plan.................................................................... 112
Proposal to Amend the Santa Anita Realty Enterprises, Inc. 1995 Share
 Award Plan.............................................................. 120

                                                                            PAGE
                                                                            ----
Proposal to Eliminate Cumulative Voting.................................... 122
PROPOSALS FOR NEXT ANNUAL MEETINGS......................................... 123
LEGAL MATTERS.............................................................. 123
EXPERTS.................................................................... 123
WHERE YOU CAN FIND MORE INFORMATION........................................ 124
LIST OF DEFINED TERMS...................................................... 126

Annex A............................................ The Merger Agreement
Annex B............................................ Opinion of Financial Advisor
Annex C............................................ Description of Meditrust
                                                    Acquistion Company Shares

                                      (ii)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
Q: Why are the companies proposing the merger? How will I benefit?

A: The merger means that you will have a stake in two companies with over $3.0 billion in assets. The merger will give Meditrust an opportunity to expand its health care related business and to diversify outside health care. The merger will give Santa Anita the ability to access capital as part of a larger company and to use its paired share structure in a more advantageous manner. Shareholders will have the tax benefits associated with the ownership of real estate by a REIT, as well as the economic benefit of ownership of an operating company.

Q: What will I receive in the merger?

A: Meditrust shareholders will receive 1.2016 shares of The Santa Anita Companies for each share of Meditrust that they own.

Santa Anita shareholders will continue to hold their existing shares after the
merger. Until October   , 1997, Santa Anita common shareholders may choose to
receive cash for some of their shares after the merger. Up to 3,225,806 shares, or approximately 28% of the outstanding Santa Anita common shares prior to the merger, may be exchanged for $31 per share in cash. If the number of shares for which shareholders choose to receive cash is more than 3,225,806, the excess will be returned to the shareholders on a pro rata basis.

Q: When and where are the shareholder meetings?

A: The Santa Anita meetings and the Meditrust meetings will take place on
October  , 1997 at       at the following times:

10:00 a.m.  Santa Anita Realty Enterprises, Inc.
10:30 a.m.  Santa Anita Operating Company
11:00 a.m.  Meditrust
11:30 a.m.  Meditrust Acquisition Company

Q: What else am I being asked to approve in the merger agreement?

A: Approval of the merger agreement by the Santa Anita shareholders also will allow us to increase the authorized number of shares of Santa Anita common stock and establish a new class of common stock.

Q: Other than the vote on the merger, what else will happen at the Meditrust shareholder meetings?

A: Nothing is scheduled.

Q: What else will happen at the Santa Anita shareholder meetings?

A: The shareholders of The Santa Anita Companies will also vote to approve the transfer after the merger of some or all of our assets to one or more of our wholly-owned subsidiaries, the issuance of common stock in exchange for Santa Anita's outstanding preferred stock, an increase in the number of shares available under the Santa Anita stock option plans, an increase in the number of shares that can be awarded each year to each employee of The Santa Anita Companies, a change in the method of acquiring Operating common stock by employees holding options for Realty common stock, and the deletion of the Santa Anita cumulative voting provisions.

Q: What do I need to do now?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the shareholder meetings. The Boards of all of the companies unanimously recommend voting in favor of the merger. The Boards of The Santa Anita Companies also unanimously recommend voting for the other Santa Anita meeting proposals.

Q: What do I do if I want to change my vote?

A: Just send in a later-dated, signed proxy card to your company's Secretary so that it arrives before your meeting, or attend your meeting and vote in person.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Should I send in my share certificates now?

A: Meditrust shareholders: do not send in your share certificates now. After the merger is completed, we will send you written instructions for exchanging your share certificates.

Santa Anita shareholders: if you wish to receive cash for your common stock following the merger, you must deliver your certificates to the transfer agent with the letter of transmittal which is being furnished to you along with a
Cash Election Form by October   , 1997.

Q: What happens to my future dividends?

A: We expect no changes in the Meditrust or Santa Anita dividend policies before the merger. Meditrust will pre-pay a portion of its quarterly dividend to its shareholders immediately prior to the merger. After the merger, we expect the initial annual dividend rate to be $2.39 per share, which is equivalent to the current dividend rate paid by Meditrust as adjusted for the increase in shares due to the merger. The payment of dividends in the future will depend on the companies' financial condition and earnings, business conditions and other factors.

Q: Will horse racing continue at Santa Anita Park after the merger?

A: Yes.

Q: Will I receive the free passes to attend Santa Anita Park which have been made available to Santa Anita shareholders in the past?

A: Yes.

Q: When do you expect the merger to be completed?

A: We hope to complete the merger in the fourth quarter of 1997 shortly after the shareholder meetings.

Q: What are the major risks involved in the merger?

A: There are certain risks involved with the merger. These include: failure of the surviving company to continue to qualify as a REIT; slower growth in funds from operations per share if we do not make acquisitions that benefit from the use of the paired share structure; competing with existing operators; and running new businesses.

Q: What are the federal income tax consequences to shareholders caused by the merger?

A: The merger should be tax free. The cash received by Meditrust shareholders for fractional shares, by Santa Anita shareholders who elect to receive cash in exchange for their common shares following the merger and by a holder of Santa Anita preferred stock who elects appraisal rights will be taxable.

Q: How does the paired share structure work?

A: Both The Santa Anita Companies and The Meditrust Companies have a paired share structure. This means that as a shareholder, you own shares of two companies. The shares of the two companies, however, trade and are transferable only as a single unit.

For example, a shareholder of The Santa Anita Companies owns stock in two companies, Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company. A Santa Anita shareholder can sell his shares in Santa Anita Realty Enterprises, Inc. at any time, but selling his Realty shares means that he is also selling an equal number of Operating shares; likewise he can sell his shares in Santa Anita Operating Company at any time, but selling his Operating shares means that he is also selling an equal number of Realty shares.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

A REIT may own and lease real estate but may not conduct an operating business. The paired share structure allows the shareholders of The Santa Anita Companies to enjoy the economic benefits of owning both a company that owns real estate and a company that operates a business that may use such real estate.

Q: What is Meditrust Acquisition Company?

A: Meditrust Acquisition Company or MAC is a Massachusetts business trust. MAC will hold 9.8% of the outstanding paired common stock of The Santa Anita Companies. Meditrust formed MAC to accomplish the merger.

Q: Who owns MAC?

A: Meditrust currently owns MAC. Meditrust will distribute the MAC shares to Meditrust's shareholders immediately prior to the record date for determining the shareholders entitled to vote on the merger.

The reason for this was to create a Meditrust-affiliated company to merge with Santa Anita Operating Company.

Q: Will I receive certificates for the MAC shares?

A: No. The certificates that currently represent the Meditrust shares that you own will also represent the same number of MAC shares. If the merger does not occur, you may exchange your certificates for certificates that say they represent both Meditrust shares and MAC shares.

Q: May I sell my MAC shares at any time?

A: You may sell your MAC shares at any time, but selling your MAC shares means that you are also selling an equal number of Meditrust shares. You may sell your Meditrust shares at any time, but selling your Meditrust shares means that you are also selling an equal number of MAC shares.

Q: What are the federal income tax consequences to Meditrust shareholders caused by the distribution of the MAC shares?

A: The distribution of MAC shares should be treated in part as a tax-free distribution and in part as a taxable dividend but should not increase the overall taxable dividend income to the Meditrust shareholders over the course of Meditrust's current tax year.

                                    SUMMARY

This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the legal terms of the merger, you should read carefully the entire document and the documents we have referred you to. See "Where You Can Find More Information" on page 124.

  This Joint Proxy Statement/Prospectus contains certain forward-looking statements concerning the benefits expected as a result of the merger and the future financial performance of Meditrust and The Santa Anita Companies after the merger. Actual results may differ significantly from the pro forma financial statements.
                                 THE COMPANIES

SANTA ANITA REALTY ENTERPRISES, INC.
301 West Huntington Drive, Suite 405
Arcadia, California 91007
(626) 574-5550

  Santa Anita Realty Enterprises, Inc. is a real estate investment trust, or "REIT", that owns Santa Anita Racetrack, a 50% interest in a regional mall, a medical office building and other real estate assets.

SANTA ANITA OPERATING COMPANY
285 West Huntington Drive
Arcadia, California 91007
(626) 574-7223

  Santa Anita Operating Company operates the thoroughbred horse racing business at Santa Anita Park through its subsidiary, Los Angeles Turf Club, Incorporated.

  Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company, together referred to as "The Santa Anita Companies" or "Santa Anita", have an organizational structure called a "paired share structure." The shares of the two companies are sold only in pairs which are referred to as shares of "paired common stock."

  A REIT may own and lease real estate but may not conduct an operating business. The paired share structure allows the shareholders of The Santa Anita Companies to enjoy the economic benefits of owning both a company that owns real estate and a company that operates a business that may use such real estate.

MEDITRUST
197 First Avenue
Needham, Massachusetts 02194
(617) 433-6000

  Meditrust is a REIT which currently invests primarily in health care related real property and other interests in real estate located throughout the United States. Meditrust also invests in other entities outside the United States which make similar health care real estate investments. Meditrust will be merged into Santa Anita Realty Enterprises, Inc. as part of the merger.

MEDITRUST ACQUISITION COMPANY
197 First Avenue
Needham, Massachusetts 02194
(617) 433-6000

  Meditrust Acquisition Company, or "MAC", is a Massachusetts business trust organized to accomplish the merger. It has conducted no business other than in connection with the merger agreement. Meditrust Acquisition Company is currently owned by Meditrust. Meditrust intends to distribute the shares of MAC to its shareholders, one share of MAC for each Meditrust share owned. The shares of Meditrust Acquisition Company will be represented by the stock certificates for the Meditrust shares and will be transferable only with the Meditrust shares. MAC will be merged into Santa Anita Operating Company as part of the merger.

  Meditrust and Meditrust Acquisition Company, together with Meditrust referred to as "The Meditrust Companies", have entered into a pairing arrangement similar to that of The Santa Anita Companies.

                             REASONS FOR THE MERGER

CHALLENGES FACING SANTA ANITA

   Santa Anita has faced several challenges recently, including declining attendance at Santa

Anita Park, difficulty raising capital on satisfactory terms and underrealized value of its paired share structure.

OPPORTUNITIES FOR SANTA ANITA (SEE PAGE 42)

  We believe that the merger will allow Santa Anita to overcome these challenges by providing the following benefits:

  . Access to capital resources unavailable to Santa Anita on its own, which could facilitate expansion and diversification;

  . Presentation of a broad spectrum of investment opportunities; and

  . Opportunity to realize more fully the value of the paired share structure.

OPPORTUNITIES FOR MEDITRUST (SEE PAGE 43)

  The merger will provide Meditrust with the opportunity to both own real estate and operate businesses that use this real estate.

  The shareholders of Meditrust will receive the tax benefits associated with real estate ownership in a REIT and the economic benefits of participating in a fully integrated operating company.

  We believe that the combined companies will have greater financial strength, expansion opportunities and growth potential than either Santa Anita or Meditrust would have on its own.

UNCERTAINTIES REGARDING THE MERGER (SEE PAGE 16)

  In reaching its recommendation in favor of the merger, each of the Boards considered the following principal uncertainties:

  . Unless we make acquisitions that benefit from the use of the paired share structure, the merger initially will cause Meditrust's funds from operations per share not to grow as fast immediately after the merger as might be expected without the merger;

  . If we do acquire new businesses that compete with the existing operators in our portfolio, those existing operators may reduce the amount of new business that they do with us; and

  . If we acquire businesses outside the health care or horse racing sectors, we will need to hire experienced management to run those businesses.

  In addition, the Boards considered the possible difficulties which could arise such as:

  . failure to continue to qualify as a REIT;

  . the fact that certain members of the Boards and management of The Santa
    Anita Companies may have different interests in the merger than the shareholders;

  . general risks in the health care, horse racing and real estate investment industries;

  . potential anti-takeover effects of certain provisions of The Santa Anita
    Companies' charters and by-laws;

  . certain tax constraints and other limitations on the surviving corporations' ability to make acquisitions due to the paired share structure; and

  . substantial expenses and payments if the merger is not approved.

              RECOMMENDATIONS TO SHAREHOLDERS REGARDING THE MERGER

TO THE SANTA ANITA COMPANIES SHAREHOLDERS:

  The Boards of Directors of The Santa Anita Companies believe that the merger is in your best interests and unanimously recommend that you vote FOR the proposal to approve and adopt the merger agreement.

TO THE MEDITRUST COMPANIES SHAREHOLDERS:

  The Boards of Trustees of The Meditrust Companies believe that the merger is in your best interests and unanimously recommend that you vote FOR the proposal to approve and adopt the merger agreement.

                                   THE MERGER

  The merger agreement is attached as Annex A to this Joint Proxy Statement/ Prospectus. We encourage you to read the merger agreement, which is the legal document that governs the merger.

WHAT MEDITRUST SHAREHOLDERS WILL RECEIVE AFTER THE MERGER (SEE PAGE 88)

  As a result of the merger,

  . Meditrust will merge into Santa Anita Realty Enterprises, Inc., which will change its name to Meditrust Corporation;

  . Meditrust Acquisition Company will merge into Santa Anita Operating
    Company, which will change its name to Meditrust Operating Company; and

  . Meditrust shareholders will receive for each Meditrust share and the related share of Meditrust Acquisition Company 1.2016 shares of paired common stock. The Santa Anita Companies will not issue fractional shares. Instead, Meditrust shareholders entitled to receive fractional shares will receive a check for the value of any fractional share.

  Meditrust shareholders should not send in their stock certificates for exchange until instructed to do so after we complete the merger.

WHAT CURRENT SHAREHOLDERS OF THE SANTA ANITA COMPANIES' PAIRED COMMON STOCK WILL HOLD AFTER THE MERGER (SEE PAGE 32)

  Each holder of paired common stock will continue to own his shares after the
merger, although until October   , 1997 a holder may choose to receive cash for
some or all of his shares after the merger.

  The Santa Anita Companies will purchase a limited number of Santa Anita common shares for cash at $31 per share. Depending on the number of shareholders who choose to receive cash for their shares of paired common stock after the merger, a shareholder may or may not be able to receive cash for all of his shares. This payment of cash to shareholders who make a cash election will occur after the merger occurs and at approximately the same time as The Meditrust Companies' shareholders will receive their shares of paired common stock.

EFFECT ON MARKET PRICE OF PAIRED COMMON STOCK

  It is possible that the cash election may have an impact on the market price for Santa Anita paired common stock. However, Meditrust and Santa Anita shareholders will have the opportunity to cast their votes (or change their votes) after the deadline for making cash elections on October , 1997.

PURCHASES OF SANTA ANITA SHARES (SEE PAGES 33 AND 89)

  To provide Santa Anita with cash to finance the payment of cash to shareholders who make a cash election, MAC will purchase approximately 1,136,989 shares of The Santa Anita Companies' paired common stock at $31 per
share. Also, Meditrust will make available $    to finance Santa Anita's
purchase. MAC plans to vote any shares it acquires in favor of all matters to be voted on at the Santa Anita meetings.

  Santa Anita shareholders should not send in their stock certificates in connection with the merger unless they wish to receive cash for some or all of their shares after the merger.

OWNERSHIP OF THE SANTA ANITA COMPANIES AFTER THE MERGER

  The Santa Anita Companies will issue approximately 74 million shares to Meditrust shareholders in the merger. We estimate that current Meditrust shareholders will own between 86% and 89% of the outstanding paired common stock of the surviving corporations. This information is based on the number of shares of Meditrust and The Santa Anita Companies outstanding on June 30, 1997. This information does not take into account outstanding Meditrust convertible debentures or the conversion of outstanding stock options, but does take into account the exchange of Santa Anita paired preferred stock.

  As of June 30, 1997 and for the year ended December 31, 1996, the pro forma percentages of assets, revenues and net income of the combined entity attributable to The Santa Anita Companies and Meditrust are approximately as follows:

                                                       THE SANTA ANITA
                                                          COMPANIES    MEDITRUST
                                                       --------------- ---------
Assets................................................        17 %         83%
Revenues..............................................        23 %         77%
Net income............................................      (1.7)%      101.7%

DIVIDENDS TO MEDITRUST SHAREHOLDERS PRIOR TO THE MERGER

  Meditrust expects to declare an interim dividend to its shareholders for the period from the last dividend record date prior to the merger through the date of the merger. This dividend will be paid at or about the time the merger occurs. Santa Anita shareholders who are not also shareholders of Meditrust will not receive this dividend.

  After the merger, all shareholders will receive a dividend for the period from the previous dividend record date through the end of that quarter. We expect the initial annual dividend rate to be $2.39 per share, which is equivalent to the current dividend rate paid by Meditrust as adjusted for the increase in shares due to the merger. The payment of dividends in the future will depend on the financial condition and earnings, business conditions and other factors.

SHAREHOLDER VOTE REQUIRED

 Santa Anita (see page 25)

  The favorable vote of a majority of the outstanding shares of each of The Santa Anita Companies' common and preferred stock voting together is required to approve the merger, the transfer of assets to wholly-owned subsidiaries and the amendment to each Certificate of Incorporation to delete cumulative voting. A favorable vote of a majority of the outstanding shares of each company's common stock voting as a class is also required to approve the amendment to eliminate cumulative voting. If you vote in favor of the merger, you are also voting to amend the certificates of incorporation of each company to increase the number of authorized shares and to authorize the creation of a new class of common stock issuable in one or more series on terms to be determined by the Board of Directors of that company. This will provide greater flexibility in making future acquisitions and making full use of the paired share structure.

  The favorable vote of a majority of the shares of The Santa Anita Companies' common and preferred stock voting together and present or represented by proxy at the respective meetings is required to approve the exchange of paired common stock for Santa Anita preferred stock and the increase in the number of shares issuable under the stock option plans.

  As of June 30, 1997, directors and executive officers of The Santa Anita Companies beneficially owned approximately 9% of the common stock of The Santa Anita Companies. All directors and executive officers intend to vote their shares in favor of the merger and the other proposals described herein.

 Meditrust (see page 28)

  The favorable vote of a majority of the outstanding shares of each of Meditrust and Meditrust Acquisition Company is required to approve the merger.

  As of June 30, 1997, trustees and executive officers of The Meditrust Companies beneficially owned approximately 2.2% of the shares of The Meditrust Companies. All trustees and executive officers intend to vote their shares in favor of the merger.

BOARDS OF DIRECTORS OF THE SURVIVING COMPANIES AFTER THE MERGER

  Following the merger, the current eight Trustees of Meditrust will sit on the Boards of Meditrust Corporation and Meditrust Operating Company. William C. Baker and J. Terrence Lanni will also sit on the Meditrust Corporation Board and James P. Conn and John C. Cushman, III will sit on the Meditrust Operating Company Board. Mr. Baker, Mr. Lanni, Mr. Conn and Mr. Cushman are currently Directors of The Santa Anita Companies.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 56)

  You should be aware that certain members of management and of the Boards of Directors of Santa Anita, including the following officers of Operating, William C. Baker (President and Chief Executive Officer), Clifford C. Goodrich, (Executive Vice President), Thomas S. Robbins (Vice President--Racing), Mark T. Stephens (Vice President--Marketing and Customer Relations--Los Angeles Turf Club, Incorporated) and Kathryn J. McMahon (General Counsel and Secretary), and the following officers of Realty, Brian L. Fleming (Acting President, Chief Executive Officer, Executive Vice President, Chief Financial Officer and Secretary) and

Tom D. Austin (Vice President), have severance agreements, stock options, restricted stock and other arrangements that provide them with interests in the merger that are different from, or in addition to, yours. The Santa Anita Companies currently estimate that the aggregate payments required to be made under the severance agreements to executive officers would be approximately $4.5 million and the aggregate value of such options, restricted stock and other arrangements, based on the price per share of Santa Anita common stock as of August 20, 1997, is approximately $3 million.

  In connection with the merger, each outstanding option to purchase a share of Meditrust will become an option to purchase 1.2016 shares of Santa Anita paired common stock. Also, options for 337,349 Meditrust shares granted before August 1, 1997 will be immediately exercisable.

  You should be aware that certain members of management and the Board of Trustees of Meditrust, including Michael S. Benjamin (Senior Vice President, Secretary and General Counsel); David F. Benson (Trustee, President and Treasurer); Edward W. Brooke (Trustee); Michael F. Bushee (Chief Operating Officer); John G. Demeritt (Controller); Abraham D. Gosman (Chairman and Chief Executive Officer); Philip L. Lowe (Trustee); Thomas J. Magovern (Trustee); Stephen C. Mecke (Vice President of Development); Debora A. Pfaff (Vice President of Operations); Stephen H. Press (Vice President of Acquisitions); Gerald Tsai, Jr. (Trustee); and Frederck W. Zuckerman (Trustee) have stock options which will become immediately exercisable and therefore they may have interests in the merger which are different from, or in addition to, yours. Meditrust estimates that the aggregate value of such options, based on the per share price of the shares of Meditrust on August 28, 1997, is approximately $2.3 million.

  In addition, Meditrust is currently negotiating a 5 year employment contract with its Chief Executive Officer, which may include a special cash payment if the merger occurs, reflecting the value of the merger consideration to Meditrust shareholders. Based upon the market price per share on August 28, 1997, the payment would be approximately $8.28 million.

CONDITIONS TO THE MERGER (SEE PAGES 93 AND 94)

  The completion of the merger depends upon meeting a number of conditions, including the following:

    (1) obtaining the approval of the shareholders;

    (2) obtaining required regulatory and third party approvals and consents;
  and

    (3) the receipt of opinions of counsel on certain tax matters, including REIT qualification.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 94)

  Either The Santa Anita Companies or The Meditrust Companies can terminate the merger agreement if, among other things, any of the following occurs:

    (1) the merger is not completed by April 13, 1998;

    (2) the companies do not obtain the required shareholder approvals;

    (3) law or court order permanently prohibits the merger;

    (4) the other party materially breaches its representations, warranties or obligations under the merger agreement;

    (5) the Boards of either of The Santa Anita Companies or The Meditrust Companies change their recommendations regarding the merger in a manner adverse to the other parties; or

    (6) The Santa Anita Companies enter into an agreement for a significant business combination or other similar transaction with another party.

TERMINATION FEES AND EXPENSES (SEE PAGE 94)

  If the merger agreement is terminated under any of the following circumstances, The Santa Anita Companies must reimburse The Meditrust Companies for their transaction expenses (up to $1 million) and/or pay a termination fee of $12 million:

       CIRCUMSTANCES            FEE
---------------------------------------
  The Santa Anita           up to
  Companies shareholders    $1 million
  do not approve the        of expenses
  merger
---------------------------------------
  The merger agreement is   $12 million
  terminated and The Santa
  Anita Companies enter
  into a similar agreement
  within one year with
  another party or another
  party acquires more than
  30% of the stock of The
  Santa Anita Companies
  within one year
---------------------------------------
  The Santa Anita           $12 million
  Companies enter into an   plus up to
  agreement for a           $1 million
  significant business      of expenses
  combination or other
  similar transaction with
  another party

  Meditrust must pay The Santa Anita Companies a fee of $4 million under certain circumstances if the shareholders of The Meditrust Companies fail to approve the merger.

ACCOUNTING TREATMENT (SEE PAGE 66)

  The merger will be accounted for by the purchase method of accounting. Under the purchase method of accounting, Meditrust is considered to be acquiring Realty and MAC is considered to be acquiring Operating.

OPINION OF FINANCIAL ADVISOR (SEE PAGE 45)

  In deciding to approve the merger, the Boards of The Santa Anita Companies considered an opinion from their financial advisor, Morgan Stanley & Co. Incorporated, as to the fairness of the exchange ratio to the shareholders of The Santa Anita Companies from a financial point of view. We have attached the opinion as Annex B and encourage you to read it in its entirety.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 66)

  We have structured the merger so that neither the companies nor our shareholders should recognize any gain or loss for federal income tax purposes.

  However, there may be gain or loss for federal income tax purposes in the following cases:

--the issuance of a note and/or the transfer of cash between The Santa Anita
 Companies before the merger;

--cash received by shareholders of The Meditrust Companies instead of fractional shares;

--cash received by those Santa Anita shareholders who elect to receive cash for some or all of their shares after the merger; and

--cash received by holders of Santa Anita preferred stock who exercise appraisal rights.

  Meditrust shareholders may also recognize income with respect to a portion of the distribution of the Meditrust Acquisition Company shares as well as on any interim dividend declared and paid at the time of the merger.

APPRAISAL RIGHTS (SEE PAGE 58)

  No appraisal rights are available to the shareholders of The Santa Anita Companies or The Meditrust Companies in connection with the merger, other than the holders of the outstanding preferred stock of The Santa Anita Companies.

CERTAIN EFFECTS OF THE MERGER ON THE RIGHTS OF THE MEDITRUST COMPANIES' SHAREHOLDERS (SEE PAGE 60)

  As a result of the merger, The Meditrust Companies' shareholders will become shareholders of The Santa Anita Companies and the businesses of Meditrust and MAC will be conducted as Delaware corporations rather than as Massachusetts business trusts. As a result, there will be some changes in the rights of The Meditrust Companies' shareholders.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 31)

  The Santa Anita Companies' paired common stock and The Meditrust Companies' paired shares are each listed on the New York Stock Exchange.

  On April 11, 1997, the last full trading day prior to the public announcement of the proposed merger, The Santa Anita Companies paired common stock closed at $27.375 and Meditrust shares closed at $37.25. On August 20, 1997, The Santa Anita Companies paired common stock closed at $32.00 and the shares of Meditrust closed at $39.375.

                       OTHER SANTA ANITA MEETING MATTERS

 At the Santa Anita meetings, The Santa Anita Companies are also asking their shareholders to vote on the following proposals:

 . to authorize the transfer of assets of each company to one or more wholly-owned subsidiaries (see page 111)

 . to authorize the exchange of paired common stock for paired preferred stock
  (see page 112)

 . to increase the number of shares authorized under the 1995 Share Award Plan of each of The Santa Anita Companies and amend the plans in certain other respects (see page 112)

 . to eliminate cumulative voting (see page 122)

  Approval by Santa Anita shareholders of these proposals is not a condition to completion of the merger.

  The Santa Anita Boards recommend that you vote FOR these proposals.

LITIGATION INVOLVING SANTA ANITA (PAGE 96)

  The Santa Anita Companies are parties to certain legal proceedings. One lawsuit, which was filed in October 1996 and amended in April 1997, alleges a breach of fiduciary duties by certain officers and directors and seeks to enjoin the merger.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

 How We Prepared the Financial Statements

  We are providing you the following information to aid your analysis of the financial aspects of the merger.

  We derived this information from the audited and unaudited financial statements of Meditrust and The Santa Anita Companies for their respective fiscal years 1992 through 1996 and for the first six months of 1997. The information is only a summary and you should read it in conjunction with our historical financial statements (and related notes) contained in the annual reports and other information that we have filed with the SEC.

  Because Meditrust Acquisition Company was formed on June 2, 1997 and has no operating business, no historical financial information for this company is available. See "Where You Can Find More Information" on page 124.

 Purchase Accounting Treatment

  The merger will be accounted for as a purchase by The Meditrust Companies of The Santa Anita Companies. The unaudited pro forma financial information reflects this method of accounting and gives you a better picture of what our businesses might have looked like had they been combined for fiscal 1996 and the period ended June 30, 1997.

  We prepared the pro forma balance sheet by adjusting the balances to reflect the fair market value, including goodwill, of the assets and liabilities of The Santa Anita Companies.

  The pro forma statement of operations has been prepared by adding the historical operations of The Santa Anita Companies to the historical operations of Meditrust and adjusting for certain known changes such as changes in depreciation and amortization expense to reflect the adjustment of the Santa Anita assets to fair market value.

  The companies may have performed differently if they had always been combined. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the merger. See "Pro Forma Financial Statements" on page 74.

 Periods Covered

  The unaudited pro forma statements of operations combine Meditrust's results for its 1996 fiscal year and for the period ended June 30, 1997 with The Santa Anita Companies' results for their 1996 fiscal year and for the period ended June 30, 1997, giving effect to the merger as if it had occurred at the beginning of the periods presented.

  The unaudited pro forma balance sheet combines Meditrust's balance sheet and the fair market value of The Santa Anita Companies' assets at June 30, 1997 giving effect to the merger as if it had occurred on June 30, 1997.

            SUMMARY COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

  The following tables set forth historical and pro forma financial information for Meditrust and The Santa Anita Companies and the combined Meditrust Corporation and Meditrust Operating Company and should be read in conjunction with, and are qualified in their entirety by, the historical financial statements and notes thereto of Meditrust and The Santa Anita Companies and the pro forma financial statements and notes thereto of Meditrust Corporation and Meditrust Operating Company located elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                  PRO FORMA (1)
                                 HISTORICAL                                   MEDITRUST CORPORATION
                              THE SANTA ANITA              HISTORICAL             AND MEDITRUST
                                 COMPANIES                 MEDITRUST            OPERATING COMPANY
                            FOR THE YEAR AND SIX      FOR THE YEAR AND SIX     FOR THE YEAR AND SIX
                                MONTHS ENDED              MONTHS ENDED             MONTHS ENDED
                          ------------------------  ------------------------ ------------------------
                          DECEMBER 31,  JUNE 30,    DECEMBER 31,  JUNE 30,   DECEMBER 31,  JUNE 30,
                              1996        1997          1996        1997         1996        1997
                          ------------ -----------  ------------ ----------- ------------ -----------
                                       (UNAUDITED)               (UNAUDITED)       (UNAUDITED)
OPERATING DATA:
Total revenue...........    $ 77,225   $    53,483    $254,024   $   138,979   $331,249   $   192,462
Total expenses..........      76,685        51,230      96,048        55,979    175,951       107,954
                            --------   -----------    --------   -----------   --------   -----------
Net income..............         540         2,253     157,976        83,000    155,298        84,508
Preferred stock divi-
 dends..................      12,420         3,119         --            --         --            --
                            --------   -----------    --------   -----------   --------   -----------
Net income (loss) appli-
 cable to
 common shares..........    $(11,880)  $      (866)   $157,976   $    83,000   $155,298   $    84,508
                            ========   ===========    ========   ===========   ========   ===========
PER SHARE:
Net income (loss).......    $  (1.05)  $      (.08)   $   2.66   $      1.35   $   1.86   $       .98
OTHER DATA:
Funds from operations
 (2)....................      14,244        11,863     179,245        95,346    190,747       106,034
Cash provided from oper-
 ating activities (2)...      11,977         1,027     188,551        86,828    189,653       103,814
Weighted average common
 shares outstanding.....      11,317        11,480      59,458        61,509     83,629        86,256
                                        JUNE 30,                  JUNE 30,                 JUNE 30,
                                          1997                      1997                     1997
                                       -----------               -----------              -----------
                                       (UNAUDITED)               (UNAUDITED)              (UNAUDITED)
BALANCE SHEET DATA:
Real estate investments,
 net....................               $    39,233               $ 2,442,796              $ 2,696,080
Total assets............               $    86,460               $ 2,566,604              $ 3,075,031
Indebtedness, net:
 Notes and bank notes
  payable...............               $     6,653               $   770,649              $   777,302
 Convertible deben-
  tures.................                       --                    278,512                  278,512
 Bonds and mortgages
  payable...............                    20,210                    59,544                   79,754
 Total..................               $    26,863               $ 1,108,705              $ 1,135,568
Total liabilities ......               $    50,783               $ 1,178,839              $ 1,304,622
Series A redeemable pre-
 ferred stock...........               $    25,540                       --                       --
Total shareholders' eq-
 uity...................               $    10,137               $ 1,387,765              $ 1,770,409
Total shares outstand-
 ing....................                    11,476                    61,588                   86,347

-------
(1) The pro forma information does not purport to represent what Meditrust Corporation's and Meditrust Operating Company's results of operations would have been for the fiscal year ended December 31, 1996 if the merger had in fact occurred on January 1, 1996 or what Meditrust Corporation's or Meditrust Operating Company's financial position or results of operations would have been for or as of the six months ended June 30, 1997, if the merger had in fact occurred on or prior to January 1, 1997. Such pro forma information should not be used or relied upon to project Meditrust Corporation's and Meditrust Operating Company's financial position for any future periods or to project Meditrust Corporation's and Meditrust Operating Company's results of operations for any future periods.

(2) In accordance with a resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), funds from operations represent net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains or losses from debt restructuring or sales of property, significant non-recurring items and after adjustments for unconsolidated partnerships, joint ventures and corporations. Pro forma financial information also includes certain adjustments to funds from operations for real estate related goodwill amortization ($5,335 and $2,668 on a pro forma basis for Meditrust Corporation and Meditrust Operating Company combined for the year ended December 31, 1996 and six months ended June 30, 1997, respectively). Funds from operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles, as an indicator of operating, investing or financing activities or as a measure of liquidity. Funds from operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

  The following is a reconciliation of funds from operations to cash provided by operating activities.

                                                                                          PRO FORMA(1)
                                                                                      MEDITRUST CORPORATION
                                    HISTORICAL                      HISTORICAL            AND MEDITRUST
                            THE SANTA ANITA COMPANIES               MEDITRUST           OPERATING COMPANY
                               FOR THE YEAR AND SIX            FOR THE YEAR AND SIX   FOR THE YEAR AND SIX
                                   MONTHS ENDED                    MONTHS ENDED           MONTHS ENDED
                            -----------------------------    ------------------------ ---------------------
                            DECEMBER 31,       JUNE 30,      DECEMBER 31,  JUNE 30,   DECEMBER 31, JUNE 30,
                                1996             1997            1996        1997         1996       1997
                            -------------    ------------    ------------ ----------- ------------ --------
                                             (UNAUDITED)                  (UNAUDITED)      (UNAUDITED)
   Funds from operations...   $     14,244     $     11,863    $179,245     $95,346     $190,747   $106,034
   Other non real estate
    depreciation and
    amortization...........          1,767            1,311       2,601       1,009        3,601      1,780
   Shares issued for
    compensation...........            524               31       2,039       1,000        2,563      1,031
   Other items, net........         (3,790)          (7,217)        167         137       (7,258)    (5,031)
   Changes in working
    capital................           (768)          (4,961)      4,499     (10,664)         --         --
                              ------------     ------------    --------     -------     --------   --------
   Cash provided by
    operating activities...   $     11,977     $      1,027    $188,551     $86,828     $189,653   $103,814
                              ============     ============    ========     =======     ========   ========

  --------
  (1) Pro forma cash provided by operating activities represents pro forma net income plus depreciation and amortization less the effect of the non-cash portion of compensation expenses. The pro forma amounts do not include adjustments from changes in working capital resulting from changes in current assets and current liabilities.

                       SELECTED HISTORICAL FINANCIAL DATA

THE SANTA ANITA COMPANIES

  The following table presents selected combined financial information with respect to The Santa Anita Companies for the five years ended December 31, 1996 and for the six-month periods ended June 30, 1997 and June 30, 1996. This financial information has been derived from audited financial statements included in The Santa Anita Companies' Annual Report on Form 10-K for the fiscal years ended December 31, 1992 through December 31, 1996 and the unaudited financial statements included in The Santa Anita Companies' Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. The Santa Anita Companies' Annual Report on Form 10-K, as amended by amendments on Form 10-K/A for the year ended December 31, 1996 (the "Santa Anita Form 10-K") and The Santa Anita Companies' Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 are incorporated by reference in this Joint Proxy Statement/Prospectus and should be read in conjunction with such financial statements and the accompanying footnotes. See "Where You Can Find More Information."

                          AT AND FOR THE
                            SIX MONTHS
                          ENDED JUNE 30,   AT AND FOR THE YEAR ENDED DECEMBER 31,
                          --------------- --------------------------------------------
                           1997    1996*    1996     1995*     1994*   1993*    1992*
                          ------  ------- --------  --------  ------- -------  -------
                           (UNAUDITED)
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Total revenues..........  53,483  $57,032 $ 77,225  $ 81,206  $81,449 $95,011  $94,177
Costs and expenses......  51,230   48,546   76,685   106,838   79,424  97,912   87,851
                          ------  ------- --------  --------  ------- -------  -------
Income (loss) before
 income taxes...........   2,253    8,486      540   (25,632)   2,025  (2,901)   6,326
Income tax benefit......     --       --       --      2,000      --    2,523      158
                          ------  ------- --------  --------  ------- -------  -------
Income (loss) before
 extraordinary gain.....   2,253    8,486      540   (23,632)   2,025    (378)   6,484
Extraordinary gain on
 early retirement of
 debt...................     --       --       --      4,050      --      --       --
                          ------  ------- --------  --------  ------- -------  -------
Net income (loss).......   2,253    8,486      540   (19,582)   2,025    (378)   6,484
Preferred stock
 dividends(1)...........   3,119      --    12,420       --       --      --       --
                          ------  ------- --------  --------  ------- -------  -------
Net income (loss)
 applicable to common
 shares.................  $ (866) $ 8,486 $(11,880) $(19,582) $ 2,025 $  (378) $ 6,484
                          ======  ======= ========  ========  ======= =======  =======
PER SHARE:
Net income (loss) per
 common share:
 Before extraordinary
  gain..................  $ (.08) $   .75 $  (1.05) $  (2.11) $   .18 $  (.03) $   .58
 Extraordinary gain.....     --       --       --        .36      --      --       --
                          ------  ------- --------  --------  ------- -------  -------
                          $ (.08) $   .75 $  (1.05) $  (1.75) $   .18 $  (.03) $   .58
                          ======  ======= ========  ========  ======= =======  =======
Dividends paid per
 common share...........  $  .40  $   .40 $    .80  $    .80  $  1.08 $  1.36  $  1.36
Dividends declared per
 common share...........  $  .40  $   .40 $    .80  $    .80  $   .94 $  1.36  $  1.36
Book value..............  $  .88  $  3.21 $   1.29  $   2.83  $  5.36 $  6.11  $  7.51
Weighted average common
 shares outstanding.....  11,480   11,271   11,317    11,214   11,143  11,141   11,141

                                                    DECEMBER 31,
                          JUNE 30,   -------------------------------------------
                            1997      1996     1995     1994     1993     1992
                         ----------- ------- -------- -------- -------- --------
                         (UNAUDITED)
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets(2)(3)(4)...  $ 86,460   $93,481 $114,876 $142,121 $257,239 $248,043
Loans payable(2)(4).....    26,863    25,824   51,074   50,375  153,131  133,217
Shareholders'
 equity(3)..............    10,137    14,789   31,901   59,720   60,088   83,619

-------
 * The six months ended June 30, 1996 and the fiscal years 1995 and prior have been restated to reflect an impairment in value of an unconsolidated joint venture investment (Joppa Associates) in 1991 instead of 1995, and increase The Santa Anita Companies' share of the joint venture losses from 33 1/3% to 50% for all periods presented since it was probable that one of the partners would not bear its share of losses. (See Note 2 to the financial statements in the Santa Anita Form 10-K.
(1) See Note 16 to the financial statements in the Santa Anita Form 10-K. See "Where You Can Find More Information."
(2) The decrease in total assets, loans payable and shareholders' equity in 1996 compared with 1995 was due primarily to the sale of four neighborhood shopping centers and two office buildings and to the sale of the investment in Pacific Gulf Properties Inc. (see Note 3 to the financial statements in the Santa Anita Form 10-K).
(3) The decrease in total assets and shareholders' equity in 1995 compared with 1994 was due primarily to the nonrecurring charge of $30,300 in 1995 relating to Realty's plan to dispose of its non-core real estate assets
    (see Note 3 to the financial statements in the Santa Anita Form 10-K).
(4) The decrease in total assets and loans payable in 1994 compared with 1993 was due primarily to the sale of Realty's multifamily and industrial properties in 1994 (see Note 8 to the financial statements in the Santa Anita Form 10-K).

MEDITRUST

  The following table presents selected financial information with respect to Meditrust for the five years ended December 31, 1996 and for the six-month periods ended June 30, 1997 and June 30, 1996. This financial information has been derived from audited financial statements included in the Meditrust Annual Report on Form 10-K for the fiscal years ended December 31, 1992 through December 31, 1996 and the unaudited financial statements included in the Meditrust Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. The Meditrust Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 are incorporated by reference in this Joint Proxy Statement/Prospectus, and should be read in conjunction with such financial statements and the accompanying footnotes. See "Where You Can Find More Information."

                            FOR THE SIX
                           MONTHS ENDED
                             JUNE 30,            FOR THE YEAR ENDED DECEMBER 31,
                         ----------------- --------------------------------------------
                           1997     1996     1996     1995     1994     1993     1992
                         -------- -------- -------- -------- -------- -------- --------
                            (UNAUDITED)
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues................ $138,979 $121,500 $254,024 $209,369 $172,993 $150,375 $132,394
Expenses:
 Interest expense.......   38,378   30,596   64,216   64,163   67,479   62,193   58,159
 Depreciation and
  amortization..........   13,355   11,184   23,207   18,176   17,171   16,277   14,032
 General and
  administrative
  expenses..............    4,246    3,944    8,625    7,058    7,883    8,269    8,845
                         -------- -------- -------- -------- -------- -------- --------
Total expenses..........   55,979   45,724   96,048   89,397   92,533   86,739   81,036
                         -------- -------- -------- -------- -------- -------- --------
Net income before
 extraordinary item.....   83,000   75,776  157,976  119,972   80,460   63,636   51,358
Loss on prepayment of
 debt...................      --       --       --    33,454      --       --       --
                         -------- -------- -------- -------- -------- -------- --------
Net income.............. $ 83,000 $ 75,776 $157,976 $ 86,518 $ 80,460 $ 63,636 $ 51,358
                         ======== ======== ======== ======== ======== ======== ========
PER SHARE:
Net income before
 extraordinary item..... $   1.35 $   1.31 $   2.66 $   2.52 $   2.28 $   2.03 $   1.95
Loss on prepayment of
 debt...................      --       --       --      0.70      --       --       --
                         -------- -------- -------- -------- -------- -------- --------
Net income.............. $   1.35 $   1.31 $   2.66 $   1.82 $   2.28 $   2.03 $   1.95
                         ======== ======== ======== ======== ======== ======== ========
Distributions paid...... $   1.42 $   1.38 $   2.78 $   2.70 $   2.62 $   2.54 $   2.46
Book value.............. $  22.53 $  22.51 $  22.57 $  20.75 $  19.44 $  17.84 $  16.12
Shares of beneficial
 interest (weighted
 average)...............   61,509   57,909   59,458   47,563   35,314   31,310   26,360

                                                           DECEMBER 31,
                           JUNE 30,   ------------------------------------------------------
                             1997        1996       1995       1994       1993       1992
                          ----------- ---------- ---------- ---------- ---------- ----------
                          (UNAUDITED)
                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Real estate investments,
 net....................  $2,442,796  $2,188,078 $1,777,798 $1,484,229 $1,214,308 $1,021,630
Total assets............  $2,566,604  $2,316,875 $1,891,852 $1,595,130 $1,310,401 $1,094,941
Indebtedness, net:
 Notes and bank notes
  payable...............  $  770,649  $  518,904 $  414,522 $  454,005 $  366,530 $  377,256
 Convertible
  debentures............     278,512     280,813    295,209    231,277    199,822     93,356
 Bonds and mortgages
  payable...............      59,544      59,043     52,560     80,470     91,893    135,973
 Total..................  $1,108,705  $  858,760 $  762,291 $  765,752 $  658,245 $  606,585
Total liabilities.......  $1,178,839  $  931,934 $  830,097 $  824,983 $  724,606 $  663,458
Total shareholders'
 equity.................  $1,387,765  $1,384,941 $1,061,755 $  770,147 $  585,795 $  431,483

                           COMPARATIVE PER SHARE DATA

  We have summarized below the per share information for our respective companies on an historical, pro forma combined and equivalent basis. The pro forma information gives effect to the merger accounted for on a purchase basis. You should read this information in conjunction with our historical financial statements (and related notes) contained in the annual reports and other information that we have filed with the SEC. See "Where You Can Find More Information" on page 124. You should also read this information in connection with the pro forma financial information set forth on page 74. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the merger.

                                      YEAR ENDED                         SIX MONTHS ENDED
                                   DECEMBER 31, 1996                 JUNE 30, 1997 (UNAUDITED)
                         ------------------------------------- -------------------------------------
                         HISTORICAL PRO FORMA(1) EQUIVALENT(2) HISTORICAL PRO FORMA(1) EQUIVALENT(2)
                         ---------- ------------ ------------- ---------- ------------ -------------
 Net Income
 Meditrust..............   $ 2.66      $1.86         $2.23       $ 1.35      $0.98        $ 1.18
 Santa Anita Companies..    (1.05)       --            --          (.08)       --            --
 Distributions paid
 Meditrust..............   $ 2.78        --            --        $ 1.42        --            --
 Santa Anita Companies..   $ 0.80        --            --        $ 0.40        --            --
 Book Value(3)
 Meditrust..............   $22.57        --            --        $22.53      20.50        $24.64
 Santa Anita Companies..   $ 1.29        --            --        $  .88        --            --

--------
(1) The pro forma combined per share data for Meditrust and The Santa Anita Companies for the year ended December 31, 1996 and the six months ended June 30, 1997 have been prepared as if the merger had occurred on January 1, 1996 and 1997, respectively, resulting in weighted average shares outstanding of 83,629,000 and 86,256,000 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. The pro forma combined book value per share for Meditrust and The Santa Anita Companies has been prepared assuming that, in the merger, each share of Meditrust is converted into 1.2016 shares of Paired Common Stock, resulting in total outstanding shares of Paired Common Stock of 86,347,000 as of June 30, 1997.
(2) The equivalent pro forma combined per share amounts of Meditrust are calculated by multiplying pro forma Net Income per share of Meditrust and pro forma Book Value per share of Meditrust by the exchange ratio of 1.2016 to 1.
(3) Book value per common share was calculated using shareholders' equity as reflected in the historical and pro forma financial statements divided by the number of shares of common stock outstanding.

                                  RISK FACTORS

  In addition to the other information contained in this Joint Proxy Statement/Prospectus, you should consider the following risk factors before you decide whether or not you wish to approve the merger.

  This Joint Proxy Statement/Prospectus contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include the information concerning future results of operations, economic benefits of participation in a fully integrated operating company and expanded business opportunities relating to us after the merger. These statements are set forth under "Summary", "Background of the Mergers", "Realty and Operating Reasons for the Mergers; Recommendations of the Boards of Directors of Realty and Operating", "Meditrust and MAC Reasons for the Mergers; Recommendations of the Boards of Trustees of Meditrust and MAC", "Opinion of Financial Advisor to Realty and Operating" and "Business Strategy." These statements are usually preceded by, followed by or otherwise include the words "believes", "expects", "anticipates", "intends", "estimates" or similar expressions.

  For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, in addition to those discussed elsewhere in this Joint Proxy Statement/Prospectus and in the documents which we incorporate by reference, could affect our future results. These factors could cause those results to differ materially from those expressed in the forward-looking statements:

  . the declaration or payment of distributions by the surviving corporations;

  . the completion of the merger;

  . the policies of the surviving corporations regarding investments, acquisitions, dispositions, financings, conflicts of interest and other matters;

  . risks associated with the real estate markets in general;

  . the availability of debt and equity financing;

  . interest rates;

  . general economic conditions;

  . trends affecting the surviving corporations' financial condition or results of operations; and

  . the risks described below.

  You should be aware that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this Joint Proxy Statement/Prospectus, including the information set forth below, identifies important factors that could cause such differences.

TAX RISKS

 Dependence on Qualification as a REIT

  Meditrust Corporation intends to qualify as a REIT for federal income tax purposes. In order to qualify as a REIT, a company must comply with highly technical and complex tax provisions. The complexity of these provisions is greater in the case of a REIT that owns real estate and leases it to a corporation with which its stock is paired. In 1983, Congress passed legislation which would ordinarily prevent a corporation from qualifying as a REIT if its stock is paired with the stock of a corporation whose activities are inconsistent with REIT status, such as Meditrust Operating Company. This disqualification does not apply to a paired REIT if the REIT and its paired operating company were paired on June 30, 1983. Realty was paired with Operating on June 30, 1983. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule in the context of a merger or otherwise. There is also no guarantee that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the effect of the pairing agreement.

  If Meditrust Corporation fails to qualify as a REIT, it would be required to pay federal income tax on its taxable income at corporate rates. Unless entitled to relief under certain statutory provisions, Meditrust Corporation also would not be allowed to re-elect REIT status for the following four taxable years. This would reduce the net earnings of Meditrust Corporation available for distribution to shareholders because of the additional tax liability to Meditrust Corporation for the year or years involved. Meditrust Corporation might be required to borrow funds or to sell certain of its investments to pay the tax due on any distributions made. The failure to qualify as a REIT would also constitute a default under certain debt obligations of Meditrust Corporation.

  If the IRS were to determine that any of Realty's, Meditrust's or MAC's elections to qualify as REITs were invalid, and consequently corporate taxes were due, then Meditrust Corporation would be liable to pay these taxes. Nutter, McClennen & Fish, LLP will render an opinion regarding Meditrust's qualification as a REIT immediately prior to the merger and that the Merger will not adversely affect Realty's qualification as a REIT. O'Melveny & Myers LLP will render an opinion regarding Realty's qualification as a REIT for 1996; that if Realty continues to operate in the same manner as in 1996, it will continue to so qualify; and that the merger will not adversely affect Realty's qualification as a REIT.

DILUTIVE EFFECT OF THE MERGER; DEPENDENCE ON ACQUISITIONS

  As a result of the amount being paid to acquire The Santa Anita Companies, the merger has a dilutive effect on Meditrust's net income per share on a pro forma basis for 1996 and the six months ended June 30, 1997 and may have a dilutive effect on net income per share in future periods. The Unaudited Pro Forma Financial Information shows how the merger would reduce the net income per share for the year ended December 31, 1996 and the six months ended June 30, 1997. On a pro forma basis (post-merger) for the surviving corporations, net income per share was $1.86 for the year ended December 31, 1996 and $.98 for the six months ended June 30, 1997, as compared to $2.21 and $1.12 for Meditrust (pre-merger adjusted by the exchange ratio). See "Pro Forma Financial Statements." In addition, we believe that the merger initially will cause Meditrust's funds from operations per share not to grow as fast in the periods following the merger as might be expected without the merger.

  We will try to minimize this potential effect by making strategic acquisitions which benefit from the use of the paired share structure. See "The Mergers--Business Strategy." We cannot assure you, however, that we will be able to identify and acquire at appropriate prices businesses that meet our goals. Nor can we assure you that any such acquired businesses will perform in a manner that will allow us to eliminate the dilution or increase the rate of growth in funds from operations. Furthermore, because of the paired share arrangement, we will face certain limitations in structuring potential acquisitions, especially acquisitions that will be tax-free for the owners of the acquired properties. These limitations could prevent some acquisitions and in other cases, increase the acquisition costs. The longer it takes to make acquisitions and the greater the costs of making acquisitions, the less likely it will be that we will meet our anticipated growth in funds from operations.

  While the authorization of a new class of common stock and the ability of the surviving corporations to transfer some or all of their assets to wholly-owned subsidiaries should help us negotiate and complete acquisitions, we cannot assure you that this will be the case.

EFFECT OF CERTAIN ACQUISITIONS ON EXISTING OPERATIONS; RELIANCE ON OUTSIDE MANAGEMENT

  If we acquire new businesses, and if those new businesses compete with the existing businesses of operators in Meditrust's portfolio, those existing operators may reduce the amount of new business that they do with Meditrust.

  In order to acquire businesses outside the health care or horse racing sectors, we will need to hire and retain experienced management to run those businesses. We cannot assure you that we will be able to hire and retain experienced management for such businesses. If we cannot hire qualified management for such businesses, we might not acquire such businesses, which may lengthen the time it takes to make acquisitions and increase our funds from operations per share. In addition, if we cannot hire and retain qualified management for these businesses, these businesses might not be successful once acquired.

INTEREST OF CERTAIN DIRECTORS AND OFFICERS OF THE SANTA ANITA COMPANIES AND THE MEDITRUST COMPANIES IN THE MERGER

  Shareholders of The Santa Anita Companies and The Meditrust Companies should be aware that certain members of management and certain members of the Boards of Directors of The Santa Anita Companies as well as certain members of management and the Board of Trustees of The Meditrust Companies have certain interests in, and will receive benefits as a consequence of, the merger that are separate from the interests of, and benefits to, shareholders generally. These different interests may result in conflicts with respect to these individuals' obligations to Realty and Operating or Meditrust and MAC in determining whether it should complete the merger.

  Realty and Operating have entered into severance agreements and other arrangements with several officers that, under certain circumstances, entitle each officer to receive payments and other benefits if the officer's employment is terminated following a change in control. Shareholder approval of the merger would constitute a change of control under these agreements and arrangements. The Santa Anita Companies currently estimate that the aggregate payments to executive officers required under the severance agreements would be approximately $4.5 million, and the aggregate value of the unvested options, restricted stock and accelerated retirement plan and thrift plan benefits of officers would be approximately $3 million, based on the price per share of paired common stock as of August 20, 1997.

  The Compensation Committee of Meditrust has recommended a payment upon consummation of the merger to the Chief Executive Officer of Meditrust in an amount equal to 5% of the increase from the value of Meditrust's outstanding shares on the day before the merger was announced to the value of the paired common stock to be issued in exchange for Meditrust determined over a period of time after the merger is consummated. The amount of the payment, based upon the market price per share on August 28, 1997, would be $8.28 million. See "The Mergers--Interests of Certain Persons in the Mergers."

  In addition, in connection with the merger, each outstanding option to purchase a share of Meditrust will become an option to purchase 1.2016 paired shares of The Santa Anita Companies. Any such Meditrust option which was granted prior to August 1, 1997 will be immediately exercisable. Meditrust estimates that the aggregate value of the unvested options would be approximately $2.3 million, based upon the price per share of Meditrust as of August 28, 1997. See "The Mergers-Interests of Certain Persons in the Mergers."

POTENTIAL CONFLICTS BETWEEN MEDITRUST CORPORATION AND MEDITRUST OPERATING
COMPANY

  Meditrust Corporation and Meditrust Operating Company will be separate corporate entities with separate Boards of Directors. A majority of the directors of each of Meditrust Corporation and Meditrust Operating Company, however, will be the same. Meditrust Corporation and Meditrust Operating Company generally will have different employees, separate creditors and will be subject to different state law licensing and regulatory requirements. The interests of the Board of Directors of each company may conflict and such conflicts may possibly give rise to disputes between the companies. Meditrust Corporation and Meditrust Operating Company will have, immediately following the merger, the same Chairman of the Board as well as seven of the same directors. We believe this overlap will help decrease the possibility of disagreements between the two companies.

HEALTH CARE INDUSTRY RISKS

 Operating Risks

  After the merger, we expect that Meditrust Corporation's primary business will be that of buying, selling and leasing health care related properties. The risks of this business include, among other things: competition for tenants and borrowers from other health care financing providers, a number of which may have greater marketing and financial resources and experience than we have; changes in government regulation of health care and changes in the availability and cost of insurance coverage; increases in operating costs due to inflation and other factors, which may not have been offset in recent years by higher rates; and adverse effects of general and local economic conditions.

These factors could hurt the ability of our operators to generate revenues and to make payments to us. This, in turn, could hurt Meditrust Corporation's ability to make expected distributions to shareholders.

 Competition for Acquisition Opportunities

  After the merger, we may be competing for investment opportunities with entities that have substantially greater financial resources than we do. These entities may generally be able to accept more risk than we can prudently manage. These risks include the creditworthiness of an operator or the location of its investments. Competition may reduce the number of suitable investment opportunities offered to us and increase the bargaining power of property owners with which we may be required to negotiate.

 Government Regulation

  Health care is an area subject to extensive regulation and frequent regulatory change. The cost of many of the services offered by Meditrust's current operators are reimbursed or paid for by Medicare programs for elderly and disabled patients, state Medicaid programs for maintenance organizations, preferred provider organizations and directly from patients. The Meditrust Companies and their operators are and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities in which they operate or in which they will operate. Changes in, or the adoption of, such laws and regulations, or new interpretations of existing laws and regulations, could have a significant effect on The Meditrust Companies and their operators' methods of doing business, costs of doing business and amounts of reimbursement from governmental and other payors. In addition, the President and Congress have in the past, and may in future, propose health care reforms which could impose additional regulations on The Meditrust Companies and their operators or limit the amounts that they may charge for services. Meditrust cannot make any assessment as to the ultimate timing and impact that any pending or future health care reform proposals may have on the assisted living, nursing facility and rehabilitation care industries, or on the health care industry in general. No assurance can be given that any such reform will not have a material adverse effect on the business, financial condition or results of operations of The Meditrust Companies.

HORSE RACING INDUSTRY RISKS

 Regulation of Gaming Operations

  Operating's pari-mutuel wagering operations, conducted by its subsidiary Los Angeles Turf Club, Incorporated, depend upon the continued governmental acceptance of such operations as forms of legalized gaming. As a form of gaming, pari-mutuel wagering is subject to extensive licensing and regulatory control by the California Horse Racing Board, or the "CHRB". The CHRB has broad powers with respect to the licensing of gaming operations. It may revoke, suspend, condition or limit the gaming operations of Operating prior to the merger and Meditrust Operating Company after the merger. Any such change in regulations may have a material adverse effect on Meditrust Operating Company.

  On a meet-by-meet basis, Los Angeles Turf Club, Incorporated must obtain a license from the CHRB to hold horse racing meets at Santa Anita Park and to accept pari-mutuel wagers. The CHRB has broad discretion to reject any application for a license. Prior to the merger, Los Angeles Turf Club, Incorporated will file an application as a licensee to conduct the 1997-1998 horse racing meet and following the merger will file an amendment to its application reflecting Meditrust Operating Company's ownership. In informal discussions, representatives of the CHRB have indicated to Operating's management that the merger will not adversely affect the license. We cannot assure you, however, that the CHRB will not object. Failure to receive timely approval of an application could have a material adverse effect on Meditrust Operating Company.

  California law requires that each of the directors and certain employees of the license holder must be licensed with the CHRB. We cannot assure you that the CHRB will grant licenses to each of the proposed directors and each of such employees. If a director or employee required to be licensed were denied a license by the CHRB, Los Angeles Turf Club, Incorporated would have to replace such director or employee with a director or employee who was or would be so licensed.

  The CHRB also has the discretion to limit the number of days and dates on which Los Angeles Turf Club, Incorporated may conduct live horse racing. We cannot assure you as to how many, or which, horse racing days the CHRB will allocate to Los Angeles Turf Club, Incorporated in the future. We cannot assure you that an issued license will not be modified or revoked.

 Dependence on Relationship with Owners and Trainers Associations

   Los Angeles Turf Club, Incorporated's horse racing operations require it to maintain good working relationships with the Thoroughbred Owners of California, or the "Owners Association", and the California Horsemen's Benevolent and Protective Association, or the "Trainers Association." If Los Angeles Turf Club, Incorporated cannot maintain working relationships with the Owners Association or the Trainers Association or finds itself unable to attract a sufficient number of horses to its live horse race meets, such events could have a material adverse effect on Meditrust Operating Company.

 Competition

  Thoroughbred horse racing, and gaming generally, are competitive industries. Meditrust Operating Company will compete in its markets with other horse racing facilities, off-track betting, state-run lotteries and Native American reservation gaming. Many of these competitors have resources that exceed those of Meditrust Operating Company. Meditrust Operating Company will also compete locally with other sporting and entertainment businesses. Approval of legislation legalizing casinos and other forms of gaming or expansion of gaming at Native American reservations could increase competition for Meditrust Operating Company. Meditrust Operating Company also may face increasing competition from businesses accepting wagers by telephone and via the Internet.

 Declines in On-Track Attendance

  Substantially all race tracks across the nation, including Santa Anita Park, are experiencing declines in on-track attendance. We cannot assure you that Meditrust Operating Company will not experience further declines in on-track attendance, which could have a material adverse effect on its results of operations.

 Lack of Experience in the Horse Racing Business; Reliance on Operating
Management

  After the merger, Meditrust Operating Company will manage Operating's existing horse racing operations, an area in which Meditrust has no prior experience. Although Meditrust Operating Company expects to retain Operating's existing management and personnel to continue to manage these horse racing operations, we cannot assure you that such management and personnel will continue to be employed by Meditrust Operating Company. Failure to retain such management and personnel, or to hire qualified management and personnel in their absence, could have a material adverse effect on the results of operations and financial condition of Meditrust Operating Company.

REAL ESTATE INVESTMENT RISKS

 General Risks

  Meditrust Corporation's investments will be subject to risks relating to owning real estate. The underlying value of Meditrust Corporation's real estate investments and Meditrust Corporation's income and ability to make distributions to you will depend on the ability of the lessees, the operators and Meditrust Operating Company to operate Meditrust Corporation's properties in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under their leases or loan payments in respect of their loans from Meditrust Corporation.

  Income from Meditrust Corporation's properties may also be adversely affected by

  . changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics;

  .changes in interest rates and in the availability, cost and terms of mortgage funds;

  . the impact of present or future environmental legislation and compliance with environmental laws and other regulatory requirements;

  .the ongoing need for capital improvements, particularly in older structures;

  .changes in real estate tax rates and other operating expenses;

  .adverse changes in governmental rules and fiscal policies;

  .adverse changes in zoning laws; and

  . civil unrest, earthquakes and other natural disasters (which may result in uninsured losses) and other factors which are beyond our control.

 Value and Illiquidity of Real Estate

  Real estate investments are relatively illiquid. Meditrust Corporation's ability to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If Meditrust Corporation wants to sell an investment, we cannot assure you that Meditrust Corporation will be able to dispose of it in the time period it desires or that the sales prices of any investment will recoup or exceed the amount of Meditrust Corporation's investment.

 Property Taxes

  Meditrust's health facilities and real estate investments and The Santa Anita Companies' racing facilities and real estate investments are subject to real property taxes. The real property taxes on properties in which Meditrust Corporation invests may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. In addition, as a result of the merger, certain of Meditrust Corporation's properties may be subject to reappraisal or reassessment. If property taxes increase as a result of such reappraisals or reassessments, Meditrust Corporation's ability to make expected distributions to you could be adversely affected.

 Environmental Matters

  The obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, may affect the operating costs of Meditrust Corporation and Meditrust Operating Company. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral.

  Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials, or "ACMs", into the environment. In addition, third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the use or transfer of property, and these restrictions may require expenditures. In connection with the ownership and operation of any of Meditrust Corporation's properties, Meditrust Corporation, Meditrust Operating Company, the lessees or the operators may be liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect Meditrust Corporation's results of operations and financial condition.

 Uninsured and Underinsured Losses

  Each of Meditrust's leases and mortgage loans specifies comprehensive insurance to be maintained on each of the applicable properties, including liability, fire and extended coverage. Meditrust believes such specified coverage is of the type and amount customarily obtained for or by an owner of such properties. Leases and loan documents for new investments (including those leased to Meditrust Operating Company) will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. For example, earthquake insurance is not presently maintained at Santa Anita Park. We will use our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the investments of Meditrust Corporation and Meditrust Operating Company at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment of Meditrust Corporation or Meditrust Operating Company. Inflation, changes in building codes or ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by Meditrust Corporation or Meditrust Operating Company might not be adequate to restore its economic position with respect to such property.

COMPARISON OF SHAREHOLDER RIGHTS

  Certain provisions of our Certificates and By-Laws could have a potential anti-takeover effect. The following provisions could have the effect of making it more difficult for a third party to acquire control of Meditrust Corporation and Meditrust Operating Company, including certain acquisitions that shareholders may deem to be in their best interests:

  . the Certificates and By-Laws provide for a classified board of directors;

  . Delaware law will, following the Merger, restrict the ability to remove directors of Meditrust Corporation and Meditrust Operating Company, other than upon expiration of their term, only for cause;

  . the Certificates and the By-Laws do not permit shareholders to call a special meeting of shareholders;

  . the By-Laws contain restrictions on the number of shares that may be owned by any shareholder or group of shareholders;

  . the By-Laws require that any action to be taken by shareholders must be taken at a meeting and may not be taken by written consent;

  . the Certificates will permit, if approved by the shareholders of Santa
    Anita, the issuance of one or more series of a new class of common stock with rights and preferences to be determined by the Board of Directors;

  . the Certificates and Delaware law restrict certain business combinations with interested shareholders; and

  . the By-Laws require advance notice of shareholder proposals and director nominations.

  See "The Mergers--Material Differences in Rights of Shareholders of The Santa Anita Companies and Meditrust and MAC."

  You should also be aware that, if the merger agreement and the amendment to each Certificate to eliminate cumulative voting which you are being asked to vote on at the meetings are approved, the rights of shareholders of Meditrust Corporation and Meditrust Operating Company under the provisions of our Certificates and By-Laws will differ significantly from the existing rights of the Meditrust and MAC shareholders under their declarations of trust and by-laws as well as from the existing rights of the shareholders of The Santa Anita Companies under The Santa Anita Companies' Certificates and by-laws. You should read carefully the merger agreement, attached to this Joint Proxy Statement/Prospectus as Annex A, which specifies the amendments to be made in the merger to the Certificates of The Santa Anita Companies, as well as the description of the proposal to eliminate cumulative voting.

SUBSTANTIAL EXPENSES AND PAYMENTS IF THE MERGER FAILS TO OCCUR

  We cannot assure you that the merger will be completed. If the merger is not completed, Meditrust, Realty and Operating will have incurred substantial expenses in connection with the transactions described in this Joint Proxy Statement/Prospectus. If the merger agreement is terminated under any of the following circumstances, The Santa Anita Companies must reimburse The Meditrust Companies for their transaction expenses (up to $1 million) and/or pay a termination fee of $12 million:

                          CIRCUMSTANCES                               FEE
  -----------------------------------------------------------------------------
     The Santa Anita Companies shareholders do not approve     up to $1 million
     the merger                                                of expenses
  -----------------------------------------------------------------------------
     The merger agreement is terminated and The Santa Anita    $12 million
     Companies enter into a similar agreement within one year
     with another party or another party acquires more than
     30% of the stock of The Santa Anita Companies within one
     year
  -----------------------------------------------------------------------------
     The Santa Anita Companies enter into an agreement for a   $12 million plus
     significant business combination or other similar         up to $1 million
     transaction with another party                            of expenses

  If the merger agreement is terminated under the following circumstance, then Meditrust must pay The Santa Anita Companies a fee of $4 million.

          CIRCUMSTANCE               FEE
  --------------------------------------
     The Meditrust Companies  $4 million
     shareholders do not
     approve the merger

See "The Merger Agreement--Termination; Termination Fees and Expenses."

                                  THE MEETINGS

  This Joint Proxy Statement/Prospectus is being furnished to shareholders of Santa Anita Realty Enterprises, Inc. ("Realty") and Santa Anita Operating Company ("Operating" and, together with Realty, "The Santa Anita Companies"), in connection with the solicitation of proxies by the respective Boards of Directors of Realty and Operating for use at the Special Meetings of the Shareholders of Realty and Operating to be held on October, 1997, at the times and place and for the purposes specified in the accompanying Notice of Special Meetings of Shareholders, and at any adjournments of such meetings (the "Santa Anita Meetings").

  The outstanding shares of common stock, $.10 par value, of Realty ("Realty Common Stock"), are "paired" with the outstanding shares of common stock, $.10 par value, of Operating ("Operating Common Stock"), so that they are transferable and tradable only in combination as units, each unit consisting of one share of Realty Common Stock and one share of Operating Common Stock ("Paired Common Stock"). The pairing is evidenced by "back-to-back" stock certificates and the certificates bear a legend referring to the restrictions on transfer imposed by the by-laws of Realty and Operating. The outstanding shares of Series A Redeemable Preferred Stock (the "Series A Preferred Stock") of The Santa Anita Companies are also paired, so that they are transferable and tradable only in units.

  This Joint Proxy Statement/Prospectus is also being furnished to shareholders of Meditrust and Meditrust Acquisition Company ("MAC"; references to MAC include its predecessor in interest Meditrust Acquisition Corporation IV), in connection with the solicitation of proxies by the Boards of Trustees of Meditrust and MAC for use at the Special Meetings of the Shareholders of Meditrust and MAC to be held on October , 1997, at the times and place and for the purposes specified in the accompanying Notice of Special Meetings of Shareholders and at any adjournments of such meetings (the "Meditrust Meetings").

  MAC was organized as a subsidiary of Meditrust to facilitate the mergers of Meditrust with Realty and Operating. On June 19, 1997, Meditrust Acquisition Corporation IV, another wholly-owned subsidiary of Meditrust and a signatory to the original merger agreement executed on April 13, 1997 along with The Santa Anita Companies and Meditrust, assigned all its rights, interests and obligations thereunder to MAC. The Second Amended and Restated Agreement and Plan of Merger, dated as of April 13, 1997 was executed by Meditrust, MAC, Meditrust Acquisition Corporation IV, Realty and Operating and served as a novation of the original merger agreement, substituting MAC as a party thereto, and discharging Meditrust Acquisition Corporation IV. The Third Amended and Restated Agreement and Plan of Merger, dated as of April 13, 1997 among Meditrust, MAC, Realty and Operating (the "Merger Agreement") was executed on
September  , 1997. Meditrust will transfer $    to MAC and on       , 1997 will
distribute the shares of MAC to shareholders of record of Meditrust on that date. One share of MAC will be distributed for each share of Meditrust. Each outstanding share of Meditrust (and the certificate representing such share) will be deemed to represent in addition one outstanding share of MAC. Trading of the shares of Meditrust and MAC will be paired in a manner similar to that of The Santa Anita Companies.

  The shareholders of The Santa Anita Companies, Meditrust and MAC at their respective meetings will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, which provides for the mergers (the "Mergers") of Meditrust with and into Realty, with Realty to be the surviving corporation, and of MAC with and into Operating, with Operating to be the surviving corporation, all on the terms and conditions set forth in the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. As a result of the Mergers, each share of Meditrust (the "Meditrust Shares"), and the related share of MAC (the "MAC Shares") issued and outstanding immediately prior to the effective time of the Mergers will be converted into the right to receive 1.2016 shares of Paired Common Stock. Adoption of the Merger Agreement will also approve an amendment to the Certificate of Incorporation of each surviving corporation to increase the authorized number of shares of capital stock, to change the name of each surviving corporation and to authorize a new class of common stock. In addition, shareholders of Realty and Operating will have the right until
October   , 1997 to elect to receive cash for some or all of their shares of
Paired Common Stock at a price of $31.00 per share, up to an aggregate of 3,225,806 shares. Electing shareholders will receive cash after the Mergers occur at approximately the same time that the Meditrust and MAC shareholders will receive shares of Paired Common Stock. The approvals of the shareholders of Realty, Operating, Meditrust and MAC are conditions to consummation of the Mergers. A summary description of the Mergers is included in this Joint Proxy Statement/Prospectus. Upon the closing of the Mergers, Realty will change its name to Meditrust Corporation and Operating will change its name to Meditrust Operating Company.

  Shareholders of The Santa Anita Companies will also be asked (i) to approve the transfer of some or all of the assets of the surviving corporations to one or more subsidiaries of the surviving corporations in exchange for equity interests therein, (ii) to approve the issuance of Paired Common Stock in exchange for, at the option of Colony Investors II, L.P. ("Colony") or any other holder thereof or The Santa Anita Companies, the paired shares of Series A Preferred Stock held by Colony (which shares are currently redeemable only at the option of Colony and only for cash) as more fully described in this Joint Proxy Statement/Prospectus; (iii) to approve amendments to the Realty 1995 Share Award Plan (the "Realty Share Award Plan") and the Operating 1995 Share Award Plan (the "Operating Share Award Plan") to increase the number of shares available under each plan and amend the plans in certain other respects; and
(iv) to approve amendments to the Certificates of Incorporation of Realty and Operating to delete the cumulative voting provisions.

  The Santa Anita Companies have filed a Registration Statement on Form S-4 (including exhibits and amendments thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Paired Common Stock that are proposed to be issued in connection with the Mergers to the holders of the Meditrust Shares (and the related MAC Shares). This Joint Proxy Statement/Prospectus also constitutes the Prospectus of The Santa Anita Companies filed as part of the Registration Statement.

  PROXIES ARE BEING SOLICITED BY THE RESPECTIVE BOARDS OF DIRECTORS OF REALTY AND OPERATING AND BY THE BOARDS OF TRUSTEES OF MEDITRUST AND MAC. TO ASSURE REPRESENTATION OF YOUR SHARES AT THE SANTA ANITA MEETINGS AND THE MEDITRUST MEETINGS, YOU MUST MARK AND RETURN THE ENCLOSED PROXY CARD. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE SPECIAL MEETINGS WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGERS.

                            THE SANTA ANITA MEETINGS

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to the holders of the Realty Common Stock and Realty Series A Preferred Stock (collectively, "Realty Capital Stock") and the holders of Operating Common Stock and Operating Series A Preferred Stock (collectively, "Operating Capital Stock") in connection with the solicitation of proxies by the Realty and Operating Boards
of Directors for use at the Santa Anita Meetings to be held at    , Boston,
Massachusetts on October , 1997 at 10:00 A.M. and 10:30 A.M., local time, respectively, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

  At the Santa Anita Meetings, holders of Realty Capital Stock and Operating Capital Stock will be asked to consider and vote upon the following proposals, and such other matters as may properly be brought before the Santa Anita Meetings, or any adjournments or postponements thereof.

    1. To approve and adopt the Merger Agreement which provides, among other things, for (i) the merger of Meditrust with and into Realty; (ii) the merger of MAC with and into Operating; (iii) the issuance of 1.2016 shares of Paired Common Stock in exchange for each outstanding Meditrust Share (and the related MAC Share); (iv) the amendment of the Certificate of Incorporation of Realty (a) to increase the authorized number of capital shares, (b) to authorize the creation of a new class of common stock issuable in one or more series upon terms to be determined by the Board of Directors and (c) to change the name of Realty to Meditrust Corporation; and (v) the amendment of the Certificate of Incorporation of

  Operating (a) to increase the authorized number of capital shares, (b) to authorize the creation of a new class of common stock issuable in one or more series upon terms to be determined by the Board of Directors and
  (c) to change the name of Operating to Meditrust Operating Company. See "The Mergers" and "The Merger Agreement."

    2. To consider and act upon a proposal to authorize the transfer of some or all of the assets of the surviving corporations in the Mergers to one or more wholly-owned subsidiaries in exchange for an equity interest in such subsidiaries. See "Other Santa Anita Proposals--Transfer of Assets to One or More Subsidiaries."

    3. To consider and act upon a proposal to authorize the issuance of Paired Common Stock of The Santa Anita Companies in exchange for the outstanding paired shares of Series A Preferred Stock. See "Other Santa Anita Proposals--Issuance of Paired Common Stock in Exchange for Series A Preferred Stock."

    4. To consider and act upon a proposal to amend the Realty and Operating Share Award Plans to increase the number of shares issuable under the Realty Share Award Plan from 230,000 shares to 5% of the outstanding shares of Realty and the number of shares issuable under the Operating Share Award Plan from 780,000 shares to 5% of the outstanding shares of Operating, and to increase further the number of shares issuable under the Realty Share Award Plan to include the shares necessary to satisfy the Meditrust options that have been granted and are converted to Realty options upon the Mergers, and to require Realty to acquire Operating Common Stock to pair with Realty Common Stock upon exercise of the options under the Realty Share Award Plan, provided that Realty shall not have the option to acquire at any time more than 9.8% of the outstanding shares of Operating, and to increase the per employee option award limitation from 150,000 to 450,000 shares per year. See "Other Santa Anita Proposals--Proposal to Amend the Santa Anita Realty Enterprises, Inc. 1995 Share Award Plan" and "Other Santa Anita Proposals--Proposal to Amend the Santa Anita Operating Company 1995 Share Award Plan."

    5. To consider and act upon a proposal to amend the Certificates of Incorporation of Realty and Operating to delete the cumulative voting provision contained in Article Eighth. See "Other Santa Anita Proposals-- Proposal to Eliminate Cumulative Voting."

    6. To consider and act upon such other business and matters or proposals as may properly come before the Santa Anita Meetings.

BOARDS OF DIRECTORS RECOMMENDATIONS

  The Boards of Directors of Realty and Operating have unanimously approved the Merger Agreement, the proposal to authorize the issuance of Paired Common Stock in exchange for Series A Preferred Stock (the "Exchange Proposal"), the proposal to authorize the transfer of assets of each surviving corporation to one or more wholly-owned subsidiaries of that company (the "Asset Transfer Proposal"), the amendments to the Realty and Operating Share Award Plans (the "Share Award Plan Proposal"), and the amendments to their respective Certificates of Incorporation to eliminate cumulative voting (the "Cumulative Voting Proposal") and recommend a vote FOR approval and adoption of these proposals. See "The Mergers" and "Other Santa Anita Proposals."

RECORD DATE AND VOTING

  The Boards of Directors of Realty and Operating have fixed September , 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the Santa Anita Meetings. Accordingly, only shareholders of record of Realty and Operating on the record date will be entitled to notice of and to vote at the Santa Anita Meetings. As of August 20, 1997, there were issued and outstanding 11,601,925 shares of Realty Common Stock, 11,476,424 shares of Operating Common Stock and 867,343 shares of Series A Preferred Stock of each of Realty and Operating. As of August 20, 1997, there were approximately 19,000 holders of record of Realty Common Stock and Operating Common Stock, respectively. The shares of the Series A Preferred Stock are held by one holder of record. There are 125,501 more shares of Realty Common Stock outstanding than shares of Operating Common Stock as a result of the acquisition of such shares by Operating to be paired with authorized but unissued shares of Operating Common Stock in connection with awards under Operating's employee benefit plans. Each holder of record of shares of Realty Capital Stock and Operating Capital Stock on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy. The presence either in person or by properly executed proxy of the holders of a majority of the outstanding shares of Realty Capital Stock and Operating Capital Stock entitled to vote at the Santa Anita Meetings, respectively, is necessary to constitute a quorum at each of the Santa Anita Meetings.

  The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of Realty Capital Stock and a majority of the shares of the Operating Capital Stock outstanding on the record date.

  The approval of the Exchange Proposal and the Share Award Plan Proposal will each require the affirmative vote of a majority of the shares of Realty Capital Stock and Operating Capital Stock present in person or by proxy and entitled to vote, provided that the votes cast on each proposal represent 50% of the shares of each of Realty Capital Stock and Operating Capital Stock, as the case may be, entitled to vote on the proposal.

  The approval of both the Asset Transfer Proposal and the Cumulative Voting Proposal will require the affirmative vote of the holders of a majority of the shares of Realty Capital Stock and Operating Capital Stock, as the case may be, outstanding on the record date. Approval of the Cumulative Voting Proposal also requires the affirmative vote of the holders of a majority of the shares of Realty Common Stock and Operating Common Stock, in each case voting as a class, outstanding on the record date.

  Shares of Realty and Operating represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Santa Anita Meetings. Shares which abstain from voting as to a particular matter, and shares held by a broker or nominee in "street name" which indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present and entitled to vote at the Santa Anita Meetings for purposes of determining whether a quorum exists but will be treated as not present or entitled to vote with respect to a specific proposal. BECAUSE THE MERGER AGREEMENT, THE ASSET TRANSFER PROPOSAL AND THE CUMULATIVE VOTING PROPOSAL MUST BE APPROVED BY THE HOLDERS OF A MAJORITY OF THE SHARES OF REALTY CAPITAL STOCK AND OPERATING CAPITAL STOCK OUTSTANDING ON THE RECORD DATE, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT, THE ASSET TRANSFER PROPOSAL AND THE CUMULATIVE VOTING PROPOSAL.

  As of June 30, 1997, directors and executive officers of Realty and Operating may be deemed to have or share beneficial ownership of approximately 9% of the outstanding Realty and Operating Capital Stock. Each of the directors and executive officers of Realty and Operating has advised The Santa Anita Companies that he or she intends to vote or direct the vote of all of his or her shares over which he or she has or shares voting control for approval and adoption of the Merger Agreement and the other proposals described above. See "The Santa Anita Companies--Principal and Management Shareholders."

PROXIES; REVOCATION OF PROXIES

  This Joint Proxy Statement/Prospectus is being furnished to the Realty and Operating shareholders in connection with the solicitation of proxies by and on behalf of the Boards of Directors for use at the Santa Anita Meetings, and is accompanied by a Proxy Card.

  All shares of Realty and Operating that are entitled to vote and are represented at the Santa Anita Meetings by properly executed proxies received prior to or at the Santa Anita Meetings, and not revoked, will be voted at the Santa Anita Meetings in accordance with the instructions indicated on such proxies, except as set forth in the following sentence. If no voting instructions are indicated (other than in the case of broker non-votes), such proxies will be voted FOR approval and adoption of the Merger Agreement and the other proposals described above.

  If any other matters are properly presented at the Santa Anita Meetings for consideration, including, among other things, consideration of a motion to adjourn such meetings to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Mergers), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters. However, proxies voted against the Mergers will not be voted in favor of adjournment in order to continue to solicit proxies.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Realty or Operating, as appropriate, at or before the taking of the vote at the Realty shareholder meeting or Operating shareholder meeting, a written notice of revocation bearing a later date than the proxy, or
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary before the taking of the vote at such meeting and voting in person (although attendance at the Santa Anita Meetings will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to, in the case of Realty, Santa Anita Realty Enterprises, Inc., 301 West Huntington Drive, Arcadia, California 91007, Attention: Brian L. Fleming, Secretary; or, in the case of Operating, Santa Anita Operating Company, 285 West Huntington Drive, Arcadia, California 91007, Attention: Kathryn J. McMahon, Secretary; or hand delivered to the appropriate Secretary at or before the taking of the vote at the Santa Anita Meetings.

  All expenses of the solicitation of proxies, including the cost of mailing this Joint Proxy Statement/Prospectus to the shareholders of Realty and Operating, will be borne by Realty and Operating. In addition to solicitation by use of the mails, proxies may be solicited from the Realty and Operating shareholders by directors, officers and employees of each company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Realty and Operating have retained D. F. King & Co., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Santa Anita Meetings at a cost of approximately $20,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Realty and Operating will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

                             THE MEDITRUST MEETINGS

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to holders of the Meditrust Shares and MAC Shares in connection with the solicitation of proxies by the Boards of Trustees of Meditrust and MAC for use at the Meditrust
Meetings to be held at    , Boston, Massachusetts on October  , 1997,
commencing at 11:00 A.M. and 11:30 A.M., local time, respectively, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

  At the Meditrust Meetings, holders of the Meditrust Shares and the MAC Shares will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement, pursuant to the terms of which (a) Meditrust will be merged with and into Realty, (b) MAC will be merged with and into Operating, (c) each outstanding share of Meditrust (and each related outstanding share of MAC) will be exchanged for 1.2016 paired shares of Realty and Operating, respectively,
(d) the Certificate of Incorporation of Realty will be amended to increase the authorized number of capital shares, to authorize the creation of a new class of common stock issuable in one or more series upon terms to be determined by the Board of Directors and to change the name of Realty to Meditrust Corporation and (e) the Certificate of Incorporation of Operating will be amended to increase the authorized number of capital shares, to authorize the creation of a new class of common stock issuable in one or more series upon terms to be determined by the Board of Directors and to change the name of Operating to Meditrust Operating Company, and (ii) such other matters as may properly be brought before the Meditrust Meetings, or any adjournments or postponements thereof. See "The Mergers" and "The Merger Agreement."

BOARDS OF TRUSTEES RECOMMENDATIONS

  The Boards of Trustees of Meditrust and MAC have unanimously approved the Merger Agreement and recommend a vote FOR approval and adoption of the Merger Agreement. See "The Mergers."

RECORD DATE AND VOTING

  The Boards of Trustees of Meditrust and MAC have fixed September   , 1997 as
the record date for the determination of the shareholders entitled to notice of and to vote at the Meditrust Meetings. Accordingly, only holders of record of Meditrust Shares and MAC Shares on the record date will be entitled to notice of and to vote at the Meditrust Meetings. As of August 20, 1997, there were approximately 61,588,000 issued and outstanding Meditrust Shares, held by
approximately         holders of record. Each holder of record of Meditrust
Shares and each holder of record of MAC Shares on the record date is entitled to one vote per share, which may be cast either in person or by properly executed proxy.

  The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the Meditrust Shares and a majority of the MAC Shares outstanding on the record date.

  The presence either in person or by properly executed proxy of the holders of a majority of the outstanding Meditrust Shares and a majority of the outstanding MAC Shares entitled to vote at the respective Meditrust Meetings is necessary to constitute a quorum at such meetings. Shares of Meditrust and MAC represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Meditrust Meetings. Shares which abstain from voting as to a particular matter, and shares held in "street name"by a broker or nominee that indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present and entitled to vote at the Meditrust Meetings for purposes of determining whether a quorum exists. BECAUSE THE MERGER AGREEMENT MUST BE APPROVED BY THE HOLDERS OF A MAJORITY OF THE SHARES OF MEDITRUST AND MAC OUTSTANDING ON THE RECORD DATE, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

  As of July 31, 1997, trustees and executive officers of Meditrust and MAC and their affiliates may be deemed to have or share beneficial ownership of approximately 2.2%, of the outstanding Meditrust Shares and MAC Shares. Each of the trustees and executive officers of Meditrust and MAC has advised Meditrust and MAC that he or she intends to vote or direct the vote of all of his or her shares over which he or she has or shares voting control for approval and adoption of the Merger Agreement. See "Meditrust--Principal and Management Shareholders of Meditrust and MAC."

PROXIES; REVOCATION OF PROXIES

  This Joint Proxy Statement/Prospectus is being furnished to the shareholders of Meditrust and MAC in connection with the solicitation of proxies by and on behalf of the Boards of Trustees of Meditrust and MAC for use at the Meditrust Meetings, and is accompanied by a form of proxy.

  All shares of Meditrust and MAC which are entitled to vote and are represented at the Meditrust Meetings by properly executed proxies received prior to or at such meetings, and not revoked, will be voted at such meetings in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted FOR approval and adoption of the Merger Agreement.

  If any other matters are properly presented at the Meditrust Meetings for consideration, including, among other things, consideration of a motion to adjourn such meetings to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Mergers), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. However, proxies voted against the Mergers will not be voted in favor of adjournment in order to continue to solicit proxies. Pursuant to the By-Laws of Meditrust and MAC, no notice of an adjourned meeting need be given other than announcement at the Meditrust Meetings, except when the meeting is adjourned for 30 days or more.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Meditrust or MAC, as appropriate, at or before the taking of the vote at the respective Meditrust Meeting, a written notice of revocation bearing a later date than the proxy, or (ii) duly executing a later dated proxy relating to the same shares and delivering it to the respective Secretary before the taking of the vote at such meeting and voting in person (although attendance at the Meditrust Meetings will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent, in the case of Meditrust or MAC, to Meditrust, 197 First Avenue, Needham, Massachusetts 02194, Attention: Secretary; or hand delivered to the appropriate Secretary at or before the taking of the vote at the Meditrust Meetings.

  All expenses of the solicitation of proxies, including the cost of mailing this Joint Proxy Statement/Prospectus to the shareholders of Meditrust and MAC, will be borne by Meditrust and MAC, respectively. In addition to solicitation by use of the mails, proxies may be solicited from the Meditrust and MAC shareholders by Trustees, officers and employees of each company in person or by telephone, telegram or other means of communication. Such Trustees, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Meditrust and MAC have retained D.F. King & Co., a solicitation firm, for assistance in connection with the solicitation of proxies for the Meditrust Meetings at a cost of approximately $20,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements also will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Meditrust and MAC will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

  The Paired Common Stock, the Meditrust Shares and the MAC Shares are listed on the New York Stock Exchange ("NYSE"). The Santa Anita Companies' ticker symbol is "SAR". The Meditrust and MAC ticker symbol is "MT". Following the Mergers, Paired Common Stock will continue to be listed on the NYSE and traded
under the symbol "   ".

  The tables below set forth, for the calendar quarters indicated, the reported high and low sale prices of Paired Common Stock and the Meditrust Shares as reported on the NYSE Composite Transaction Tape, in each case based on published financial sources, and the dividends declared on such stock.

                                  PAIRED COMMON STOCK     MEDITRUST SHARES(1)
                                ----------------------- -----------------------
                                MARKET PRICE    CASH    MARKET PRICE    CASH
                                ------------- DIVIDENDS ------------- DIVIDENDS
                                 HIGH   LOW   DECLARED   HIGH   LOW   DECLARED
                                ------ ------ --------- ------ ------ ---------
1995
  1st Quarter.................. $17.50 $13.38   $.20    $32.13 $29.50  $ .6675
  2nd Quarter..................  17.13  14.38    .20     34.13  29.00    .6725
  3rd Quarter..................  15.00  13.38    .20     35.50  32.63    .6775
  4th Quarter..................  13.63  11.88    .20     35.50  31.25    .6825
1996
  1st Quarter.................. $15.25 $12.00   $.20    $36.63 $33.25  $ .6875
  2nd Quarter..................  15.13  12.38    .20     34.38  31.75    .6925
  3rd Quarter..................  18.50  12.50    .20     35.38  33.13    .6975
  4th Quarter..................  27.88  18.25    .20     40.00  34.50    .7025
1997
  1st Quarter.................. $30.50 $26.25   $.20    $40.63 $36.63  $ .7125
  2nd Quarter..................  31.06  27.13    .20     39.88  35.50    .7175
  3rd Quarter (through August
   20, 1997)...................  32.56  29.50    --      40.44  37.50      --

--------
(1) Historical data does not include the MAC Shares, which commenced trading
    with the Meditrust Shares on       , 1997.

  On April 11, 1997, the last full trading day prior to the public announcement of the proposed Mergers, the closing price on the NYSE Composite Tape was $27.375 per share of Paired Common Stock and $37.25 per Meditrust Share. On August 20, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price on the NYSE Composite Tape was $32.00 per share of Paired Common Stock and $39.375 per share of Meditrust and MAC Shares. Shareholders are urged to obtain current market quotations prior to making any decision with respect to the proposals to be acted upon at the Santa Anita Meetings and Meditrust Meetings.

  Operating and MAC have not paid, and do not intend to pay, any dividends.

                                  THE MERGERS

  The following description of the Mergers describes the material provisions of the Merger Agreement, but does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Joint Proxy Statement/Prospectus as Annex A.

INTRODUCTION

  The Santa Anita Companies, Meditrust and MAC have entered into the Merger Agreement providing for the Mergers. Pursuant to the Merger Agreement, at the time specified in the Certificates of Merger that will be filed with the Delaware Secretary of State (the "Effective Time"), Meditrust will merge with and into Realty, with Realty to be the surviving corporation, which will change its name to Meditrust Corporation. Also at the Effective Time, MAC will merge with and into Operating, with Operating to be the surviving corporation, which will change its name to Meditrust Operating Company (Meditrust Corporation and Meditrust Operating Company are together herein referred to as the "Surviving Corporations"). As a result of the Mergers, each Meditrust Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 1.2016 shares of paired Realty Common Stock and each share of MAC Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 1.2016 shares of paired Operating Common Stock. At August 20, 1997 there were outstanding approximately 61,588,000 Meditrust Shares. At August 20, 1997 there were outstanding 11,601,925 shares of Realty Common Stock, 11,476,424 shares of Operating Common Stock and 867,343 shares of Series A Preferred Stock. Based upon such numbers of outstanding shares, the shareholders of Meditrust and MAC will own approximately 86% to 89% of the outstanding Paired Common Stock of The Santa Anita Companies immediately following consummation of the Mergers, depending on the number of shareholders of The Santa Anita Companies who elect to receive cash for some or all of their shares of Paired Common Stock following the Mergers. See "--Election to Receive Cash; Procedure for Election; Proration."

  The exchange ratio of 1.2016 was calculated by dividing the per share price of Meditrust Shares on April 11, 1997 of $37.25 by $31.00. The $31.00 amount represents the value attributed to the shares of Paired Common Stock of The Santa Anita Companies by Meditrust at the time of execution of the Merger Agreement and was based upon Meditrust's assessment of a variety of factors, including the potential value of the opportunities that might be available to Meditrust and MAC as a result of the Mergers, including the opportunity to more fully develop the paired share structure of The Santa Anita Companies, and the other factors described below under "--Meditrust and MAC Reasons for the Mergers; Recommendations of the Boards of Trustees of Meditrust and MAC." The exchange ratio is subject to change in the event the Effective Time occurs after December 31, 1997 as a result of acquisitions and other business combinations proposed to be entered into by Meditrust or MAC, as long as all other closing conditions within Realty's or Operating's control or for which The Santa Anita Companies are responsible have been satisfied. In such event, the exchange ratio will equal a fraction, the numerator of which will be $37.25 and the denominator of which will equal the sum of (i) $31.00 and (ii) the difference between (a) the per share amount of all dividends, if any are declared during such period, on Meditrust Shares accrued with respect to periods after December 31, 1997 and prior to the Effective Time divided by 1.2016, and (b) the per share amount of all dividends, if any are declared during such period, on Realty Common Stock accrued with respect to periods after December 31, 1997 and prior to the Effective Time.

  Fractional shares will not be issuable in connection with the Mergers. Meditrust shareholders and MAC shareholders otherwise entitled to a fractional share will be paid the value of such fraction in cash. See "The Merger Agreement--Conversion of Shares."

  Each outstanding share of Paired Common Stock will remain outstanding and unaffected by the Mergers, except for shares of Operating held by MAC (which may be cancelled at the option of Meditrust Operating Company).

  Until October   , 1997, holders of Paired Common Stock who wish to receive
$31.00 in cash per share for any or all of their shares may make an election to that effect in accordance with the procedures set forth below under "--Election to Receive Cash; Procedure for Election; Proration." Due to the limited amount of cash to be paid as a result of such elections, holders of shares of Paired Common Stock who follow such procedures to receive cash may, as a result of proration, retain some shares of Paired Common Stock despite such election.

  Each outstanding share of Series A Preferred Stock will remain outstanding and unaffected by the Mergers except to the extent that a holder of Series A Preferred Stock exercises its rights of appraisal as described under "Appraisal Rights." As described under "Other Santa Anita Proposals--Issuance of Paired Common Stock in Exchange for Series A Preferred Stock," if shareholders approve the proposal to exchange the Series A Preferred Stock for Paired Common Stock, Realty and Operating or, following the Mergers, Meditrust Corporation and Meditrust Operating Company may cause the Series A Preferred Stock to be exchanged for Paired Common Stock.

  Pursuant to the Merger Agreement and a distribution agreement entered into between Meditrust and MAC to effect the distribution of the MAC Shares to the Meditrust shareholders (the "Distribution Agreement"), MAC will purchase approximately 1,136,989 newly issued shares of Paired Common Stock from The Santa Anita Companies at $31.00 per share, for an aggregate purchase price of $35,246,648. The Santa Anita Companies, Meditrust and MAC also have agreed, to
the extent The Santa Anita Companies so elect, that an additional [$   ] will
be available immediately after the Effective Time to be used to purchase outstanding shares of Paired Common Stock, at the election of the Santa Anita shareholders. See "--Purchase of Paired Common Stock; Procedure for Election; Proration." Pursuant to the Merger Agreement, Meditrust has the right to designate an unaffiliated third party to purchase newly issued shares of Paired Common Stock from The Santa Anita Companies at $31.00 per share equal to up to 9.8% of the then outstanding shares of Paired Common Stock. If the Mergers are not consummated, MAC has the right to require the shares of Paired Common Stock purchased by it to be registered for resale under the Securities Act. Whether or not the Mergers occur, the unaffiliated third party, if any, will have the right to require the shares of Paired Common Stock purchased by it to be registered for resale under the Securities Act.

CERTAIN ARRANGEMENTS

  The Distribution. Prior to the record date for the Meditrust Meetings, Meditrust will transfer to MAC, its then wholly-owned subsidiary, approximately $43,588,907 and MAC will purchase approximately 1,136,989 shares of Paired Common Stock. See "The Merger Agreement--Sale of Shares to MAC." Meditrust will then distribute to its shareholders, as a dividend, MAC Shares at the rate of one MAC Share for each Meditrust Share. This Joint Proxy Statement/Prospectus includes a summary of the rights and privileges of the MAC Shares as Annex C. Meditrust and MAC have entered into a pairing agreement whereby each of Meditrust and MAC has agreed that Meditrust will not issue Meditrust Shares unless they are paired on a one-for-one basis with MAC Shares, MAC will not issue MAC Shares unless they are paired on a one-for-one basis with Meditrust Shares and the outstanding Meditrust Shares are deemed to be paired on a one-for-one basis with the outstanding MAC Shares, with each certificate representing Meditrust Shares being deemed to represent an equivalent number of MAC Shares. The MAC Shares will be evidenced by the certificates for the related Meditrust Shares and the registered holders of the Meditrust Shares shall also be the registered holders of the related MAC Shares. The surrender for transfer of any certificate for Meditrust Shares will also constitute the surrender for transfer of the related MAC Shares represented thereby. At the Effective Time, the Exchange Agent (as defined under "The Merger Agreement-- Conversion of Shares") will, upon receipt of certificates representing Meditrust Shares, issue shares of Paired Common Stock in exchange for each Meditrust Share and corresponding MAC Share. See "The Merger Agreement-- Conversion of Shares." If the Mergers are not approved by the shareholders of either Meditrust or MAC or the Merger Agreement is terminated for any other reason, holders of Meditrust Shares and MAC Shares may, but are not obligated to, exchange their certificates by submitting them to Meditrust's registrar and transfer agent in exchange for certificates that on their face represent Meditrust Shares and MAC Shares. Failure to exchange any certificate will not affect the fact that a certificate that on its face represents only Meditrust Shares also represents the related MAC Shares. In the event of any non-approval or termination of the Merger Agreement as described above, MAC expects to liquidate its assets and distribute the cash it receives as a liquidating distribution to its shareholders on the immediately succeeding Meditrust dividend payment date, and the amount of the Meditrust dividend otherwise payable on such date will be adjusted by the amount of the MAC cash distribution, so that the total cash amount payable to Meditrust shareholders will be the same as if the MAC Shares had not been distributed.

  Operating Note. Immediately before the Effective Time, Operating will deliver to Realty a promissory note (the "Operating Note") bearing interest at a rate
of  % and due         . The purpose of the Operating Note is to adjust the
relative values of Realty and Operating to approximate the relative values of Meditrust and MAC at 98.1% and 1.9%, respectively, immediately prior to the Effective Time, in order to ensure that the Mergers qualify as tax free reorganizations. The amount of the Operating Note will be equal to $.96 multiplied by the number of shares of Operating Common Stock outstanding immediately prior to the Effective Time.

  Other Meditrust Dividends. Meditrust expects to declare an interim dividend to shareholders of record shortly before the Effective Time with respect to the period from the last dividend record date prior to the Mergers through the Effective Time, with such dividend to be payable on or about the Effective Time. The interim dividend will be a prorated amount of Meditrust's normal quarterly dividend, which historically has increased by $.0050 each quarter (although there can be no assurance that a comparable increase will be forthcoming). Shareholders of The Santa Anita Companies who are not shareholders of Meditrust will not be entitled to receive such dividend. All shareholders, including shareholders of The Santa Anita Companies immediately prior to the Effective Time, will receive a dividend with respect to the period from the Effective Time through the end of the then current fiscal quarter.

ELECTION TO RECEIVE CASH; PROCEDURE FOR ELECTION; PRORATION

  Until October   , 1997 each shareholder of The Santa Anita Companies on the record date for the Santa Anita Meetings, other than MAC, will be entitled to make an unconditional election (the "Cash Election") to receive cash for some or all of such shareholder's shares of Paired Common Stock at a price of $31.00 per share in cash (the "Cash Election Price") following the Effective Time, subject to the proration provisions described below. Each shareholder of The Santa Anita Companies may make the Cash Election by indicating on the election form the number of shares of Paired Common Stock (the "Electing Shares") for which such shareholder desires to receive cash. All Cash Elections must be made
no later than 5:00 P.M. (Los Angeles time) on October   , 1997. No action will
be taken with respect to any share of Paired Common Stock as to which no election is made, and the holders of such shares will continue to hold such shares following the Effective Time. No payment will be made if the Mergers are not consummated.

  The maximum number of shares of Paired Common Stock for which shareholders of The Santa Anita Companies may elect to receive cash will be 3,225,806 shares (the "Cash Election Number"), which is approximately 28% of the total number of outstanding shares of Paired Common Stock as of August 20, 1997. If Cash Elections are received for a number of shares of Paired Common Stock in excess of the Cash Election Number, then the aggregate number of shares of Paired Common Stock which will be purchased will be reduced by multiplying the number of Electing Shares covered by such Cash Election by a cash proration factor (the "Cash Proration Factor") determined by dividing the Cash Election Number by the total number of Electing Shares. The number of Electing Shares covered by each Cash Election which are purchased will be that number which results from multiplying the number of such Electing Shares by the Cash Proration Factor and rounding down to the nearest whole number. Electing Shares which are not purchased as a result of proration will remain outstanding.

  It is possible that the Cash Election may have an impact on the market price for the shares of Paired Common Stock. However, Meditrust and Santa Anita shareholders will have the opportunity to cast their votes (or change their votes) in connection with the Mergers after the deadline for making Cash Elections on October , 1997.

  THERE CAN BE NO ASSURANCES TO SHAREHOLDERS OF THE SANTA ANITA COMPANIES THAT THEY WILL RECEIVE CASH FOR ALL SHARES OF PAIRED COMMON STOCK IN RESPECT OF WHICH A CASH ELECTION IS MADE.

  The forms for making a Cash Election (collectively, the "Election Form") accompany this Joint Proxy Statement/Prospectus sent to holders of Paired Common Stock. For a Cash Election to be effective, the Election Form must be properly completed and signed, and must be delivered, together with certificates for the shares of Paired Common Stock to which such Cash Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of The Santa Anita Companies (or by appropriate guarantee of delivery as set forth in such form), to Harris Trust Company of California, and not
withdrawn, no later than 5:00 P.M. (Los Angeles time) on October   , 1997 (the
"Election Time").

  Meditrust and The Santa Anita Companies have the right to establish rules and procedures governing the validity of the Election Forms, and all procedures in connection with the use of the Election Forms. Any such rule or procedure shall be binding upon all persons concerned, provided that it shall have a reasonable purpose and shall be applied uniformly. Although persons who have submitted a defective Election Form will be entitled to correct such defects prior to the Election Time, The Santa Anita Companies will not be under any obligation to notify any such person of any such defect in an Election Form submitted by such person.

  An Election Form may be revised by any shareholder of The Santa Anita Companies who submitted the Election Form by submitting to Harris Trust Company of California, prior to the Election Time, notice of such revision and a revised Election Form properly completed and signed and bearing a date later than the prior Election Form. Cash Elections are irrevocable, except that any shareholder of The Santa Anita Companies may, at any time prior to the Election Time, revoke his or her election by delivering written notice to Harris Trust Company of California prior to the Election Time and in accordance with the terms and provisions of the Election Form.

  Holders of shares of Paired Common Stock who do not make an effective Cash Election will retain all their shares of Paired Common Stock.

  All effective Cash Elections properly and timely delivered to Harris Trust Company of California will be irrevocable after the Election Time.

BACKGROUND OF THE MERGERS

  The Boards of Directors of The Santa Anita Companies and The Meditrust Companies have approved the Mergers after conducting a thorough evaluation of strategic alternatives available to each of them.

  The Santa Anita Companies initiated this process in response to several challenges facing them, including: (i) declining on-track attendance at Santa Anita Park in the midst of dramatic changes in the horse racing industry; (ii) difficulty raising new capital on satisfactory terms; and (iii) the underrealized value of the paired share structure of The Santa Anita Companies.

  Average daily on-track attendance at the Santa Anita racing meet has declined from 22,900 for the 1990-1991 meeting to 12,300 for the 1996-1997 meeting. This decline has resulted in a decline in average daily on-track wagering during the same period from $5,346,000 to $2,557,000. There have been corresponding declines in attendance-related revenues such as admissions, parking, programs and food and beverage revenues. These declines, which have been experienced throughout the thoroughbred horse racing industry, have resulted from a number of factors, including the introduction of state lotteries, the advent of simulcasting and off-track wagering and increased competition from other forms of entertainment and gaming venues. While to date the declines in wagering revenues have been offset to a significant extent by increases in The Santa Anita Companies' off-track and satellite wagering revenues, the Boards of Directors and management view the decline in on-track attendance and wagering with concern and believe that significant capital expenditures are necessary at Santa Anita Park to make it more competitive with other entertainment venues.

  In the spring of 1995, The Santa Anita Companies retained two nationally recognized investment banking firms to underwrite a public offering of shares of Paired Common Stock. The proceeds were to be used to repay bank debt and to finance the initial phase of a proposed entertainment center on approximately 80 acres of the underutilized parking lot of Santa Anita Park. On July 7, 1995, management withdrew the proposed public offering because of insufficient market interest at a price considered by The Santa Anita Companies to be adequate. In November 1995, Realty's expiring working capital credit line was renewed by its commercial bank for a short-term period, but the borrowing limit was reduced from $30 million to $20 million. In December 1995, management issued a request for proposals to finance the proposed entertainment center on a joint venture basis to a group of 17 qualified candidates with development and financial capabilities. The Santa Anita Companies received responses from several nationally known development companies and met one or more times with each interested respondent. Based on the proposals received and the subsequent meetings, management determined that the terms and conditions required by the prospective development partners were not in the best interests of The Santa Anita Companies and ceased to pursue a development partnership with any such parties.

  Management and the Boards of Directors of The Santa Anita Companies also believed that the paired share structure was an underutilized asset. The paired share structure permits common ownership of two companies with one taxed as a REIT and the other taxed as a "C" corporation ("operating company") under the Internal Revenue Code of 1986, as amended (the "Code"). It further permits the REIT to earn all or a portion of its income from leasing property to the operating company and, under the Code, to distribute that income in the form of distributions to its shareholders without incurring income tax at the corporate level. The Santa Anita Companies' paired share structure, which would otherwise be prohibited under the Code, was grandfathered pursuant to the Deficit Reduction Act of 1984. To The Santa Anita Companies' knowledge, only three other public companies are able to utilize this paired share structure. The Boards of Directors believed that the paired share structure could increase shareholder value if used as part of a program to acquire operating companies with significant real estate-related activities. However, such an acquisition program requires significant capital resources, additional acquisition expertise and access to attractive investment opportunities.

  The Boards of Directors met jointly with management in October 1995 to review the strategic issues facing The Santa Anita Companies. Discussed were opportunities relating to the horse racing business, financing for the development of the proposed entertainment center and the more effective utilization of the paired share structure of The Santa Anita Companies. Also addressed were issues relating to other, non-core real estate assets of Realty, particularly certain properties (the "Towson and Joppa properties") where Realty had potentially significant contingent liabilities relating to guarantees of approximately $74 million with respect to approximately $181 million of mortgage debt (the Towson and Joppa properties were sold in 1997 and the guaranties were assumed by third parties or discharged). The Boards of Directors also discussed the desirability of retaining an investment banking firm to assist The Santa Anita Companies in analyzing the use of the paired share structure. Subsequently, Morgan Stanley & Co. Incorporated ("Morgan Stanley") was retained as a financial adviser to assist in analyzing these issues.

  The Boards of Directors met twice in February 1996 to discuss, among other matters, the strategic direction of The Santa Anita Companies and the status of the Towson and Joppa properties and the proposed entertainment center. At the conclusion of the second meeting, the Boards of Directors appointed a committee composed of five outside directors (William C. Baker, Thomas J. Barrack, Jr., John C. Cushman, III, J. Terrence Lanni and Thomas P. Mullaney) to formulate recommendations concerning Realty's investments in the Towson and Joppa properties and to further study strategic alternatives. The Boards of Directors appointed a committee composed only of outside directors because their responsibilities would involve, in part, a review of the ability of management to deal effectively with these issues.

  That committee met six times during March 1996 and became increasingly concerned about the risks to The Santa Anita Companies from the Towson and Joppa properties and the proposed entertainment center, particularly in light of Realty's limited capital resources. The committee also reviewed the horse racing business. In each case, the committee members had reservations about the ability of management to deal effectively with the challenges posed. As a consequence, the committee recommended to the Boards of Directors of The Santa Anita Companies that Mr. Baker be appointed Chairman of the Board and Chief Executive Officer of Realty and that the responsibilities and compensation of certain other officers be modified. Mr. Baker was appointed Chairman and Chief Executive Officer of Realty as of April 1, 1996. Mr. Baker promptly undertook to reshape Realty's management, review the entertainment center proposal and address the sale of non-core properties.

  Based on the unsuccessful attempts to raise capital described above, management determined that it would be difficult for The Santa Anita Companies to raise on their own the capital required for necessary improvements at Santa Anita Park, development of the Arcadia property and the acquisition of companies or assets to permit the optimum use of the paired share structure. Management also concluded that, even if the capital were available, The Santa Anita Companies lacked the necessary acquisition expertise and access to investment opportunities to successfully pursue an expansion strategy.

  Management concluded that the most attractive way for The Santa Anita Companies to gain access to the necessary capital, acquisition experience and expertise and investment opportunities, was to enter into a strategic alliance with a suitable partner. Management identified Colony Capital, Inc., its affiliate, Colony, and Thomas J. Barrack, Jr., the Chief Executive Officer of Colony Capital, Inc. and a director of The Santa Anita Companies, as a potential strategic partner.

  In August 1996, The Santa Anita Companies entered into an agreement (the "Colony Agreement") providing for a strategic alliance with Colony (the "Initial Colony Transaction"). Pursuant to the Initial Colony Transaction, which was subject to shareholder approval, Colony would invest, over time, a total of $138 million in The Santa Anita Companies in exchange for an interest of up to 45% and minority representation on the Boards of Directors. The Boards of Directors approved the Initial Colony Transaction because they believed it provided The Santa Anita Companies with a number of strategic resources which would enhance their short-term and long-term growth prospects. These included:
(i) the issuance of $138 million of common stock and equivalents at an effective price of $15.00 per share, representing a 15.4% premium to the average trading price for the 30 trading days immediately preceding the announcement of the Initial Colony Transaction; (ii) access to the capital necessary for needed improvements at Santa Anita Park; (iii) access to Colony's acquisition and financing experience and expertise and its investment opportunities or "deal flow"; (iv) greater ability to access new capital in the future on attractive terms because of greater financial stability and stronger management; and (v) increased likelihood of the ability to maintain the current annual dividend and eventually to increase it.

  In reaching their conclusions, the Boards of Directors received the advice of Morgan Stanley as to the value of The Santa Anita Companies based on the current and historical trading price and volume of the Paired Common Stock, net asset values, discounted cash flows, premiums paid in similar transactions and comparisons with other publicly traded companies. They also received an opinion from Morgan Stanley to the effect that the consideration to be received by The Santa Anita Companies from Colony was fair from a financial point of view. The Boards of Directors did not solicit competing proposals because Colony had indicated that it would withdraw its proposal if they did and because the Colony Agreement contained a "fiduciary out" which would permit the Boards to consider more attractive competing proposals should they occur. In addition, in August 1996, The Santa Anita Companies completed a change in their senior management, resulting in Mr. Baker, who had been appointed Chairman of the Board of Realty in April 1996, becoming Chairman of the Board of both Realty and Operating and Chief Executive Officer of Operating and resigning as Chief Executive Officer of Realty. Mr. Baker had completed a restructuring of the management of Realty, and the Boards believed that Operating required his attention. Under the Rulings issued by the IRS with respect to The Santa Anita Companies' paired share status, no person may be an officer of both Realty and Operating at the same time. Brian L. Fleming became the Acting President and Chief Executive Officer and a director of Realty.

  In September 1996, as part of the Initial Colony Transaction, Colony acquired 112,700 shares of Paired Common Stock and 867,343 shares of Series A Preferred Stock for an aggregate price of $12.716 million. The Santa Anita Companies and Colony contemplated that the Series A Preferred Stock would be exchanged for Paired Common Stock on a share-for-share basis following shareholder approval of the Initial Colony Transaction. The terms of the Series A Preferred Stock provided that, upon the occurrence of certain events, including termination of the Colony Agreement or closing of the Initial Colony Transaction, Colony would have the option to require The Santa Anita Companies to redeem the Series A Preferred Stock for cash or a combination of cash and a promissory note based on the average market price of the Paired Common Stock for the 30 trading days preceding the notice of redemption. Colony was also entitled to a termination fee and reimbursement of expenses if the Initial Colony Transaction were not consummated.

  In October 1996, The Santa Anita Companies received an unsolicited proposal (the "KAI Proposal") from Koll Arcadia Investors, LLC ("KAI"), an investor group comprised of Apollo Real Estate Investors II, L.P. ("Apollo") and principals of the Koll Company, to recapitalize The Santa Anita Companies in a series of transactions which would transfer control of The Santa Anita Companies to KAI. The KAI Proposal involved a cash dividend of $14 per share of Paired Common Stock and an investment by KAI of up to $150 million in The Santa Anita Companies. The KAI Proposal also contemplated additional borrowings of approximately $100 million by The Santa Anita Companies to finance the payment of the cash dividend. As a result, KAI would own approximately 58% of The Santa Anita Companies and control a majority of the seats on the Boards of Directors. In response to the KAI Proposal, the Boards of Directors of The Santa Anita Companies formed special committees of four outside directors (Richard S. Cohen (Chairman), Arthur L. Crowe, Thomas P. Mullaney and William D. Schulte, collectively the "Independent Committees") to review the KAI Proposal and any other proposals of a strategic nature which might be received in the future and to report their findings and recommendations to the full Boards of Directors. The Boards of Directors appointed committees composed only of outside directors because of the possibility that management might be treated less favorably in a KAI transaction than was contemplated by the Initial Colony Transaction. At their organizational meetings, the Independent Committees retained Morgan Stanley as their financial adviser and Latham & Watkins as special counsel. The Independent Committees met 17 times between October 1996 and January 1997. During this period Morgan Stanley met with representatives of KAI to better understand the KAI Proposal and reported back to the Independent Committees. The Independent Committees in turn reported back to the full Boards of Directors.

  In December 1996 the Boards of Directors concluded that shareholder approval of the Initial Colony Transaction was unlikely because the price per share of Paired Common Stock had increased to $27.88 on December 13, 1996 as a result of the KAI Proposal and rumors in the market that other parties might be interested in a strategic transaction with The Santa Anita Companies. Therefore, in early January 1997 The Santa Anita Companies and Colony revised the Colony Agreement to allow The Santa Anita Companies to initiate discussions and negotiations with third parties with respect to transactions that might involve a transfer of control, and which would otherwise be inconsistent with the Colony Agreement's restrictions on solicitation of other proposals. Shortly thereafter, Thomas J. Barrack, Jr. resigned from the Boards of Directors.

  Morgan Stanley then contacted a total of 33 parties to determine whether they would be interested in exploring a strategic transaction with The Santa Anita Companies. Among those parties was Meditrust. After the initial contact by Morgan Stanley, Meditrust management began to consider the benefits of Meditrust acquiring The Santa Anita Companies, including the possible economic benefits of its shareholders owning paired shares of an operating company and a REIT. On January 9, 1997 representatives of Meditrust and The Santa Anita Companies initiated discussions regarding a possible merger. The parties agreed to make information available to each other pursuant to a written confidentiality agreement dated January 13, 1997. Meditrust retained Lazard Freres & Co. LLC ("Lazard") to assist it in its preliminary negotiations with The Santa Anita Companies and Morgan Stanley. In connection with its engagement by Meditrust, Lazard performed preliminary due diligence on The Santa Anita Companies and, on behalf of Meditrust, informally communicated proposals to Morgan Stanley to gauge The Santa Anita Companies' interest in such proposals. Most of the communications at this point occurred between Lazard and Morgan Stanley. In addition to Meditrust, KAI and Colony, seven other parties (comprising two non-REIT hotel companies, two REITs, two real estate opportunity funds and one manufacturing company) executed written confidentiality agreements and performed significant due diligence on The Santa Anita Companies and their properties. The Meditrust Board of Trustees met on January 24, 1997 to review materials which had been furnished to them by Meditrust management regarding The Santa Anita Companies. On January 28, 1997 KAI revised the KAI Proposal to provide for a cash dividend of $11 per share of Paired Common Stock and a self-tender for up to 5,600,000 shares of Paired Common Stock at $16 per paired share in cash or cash and warrants. This revised proposal contemplated borrowings by The Santa Anita Companies of up to $135 million.

  In February 1997 Morgan Stanley sent Meditrust, KAI, Colony and three other interested parties a written request for proposals for business combinations with The Santa Anita Companies. On February 27 and 28, 1997, the Meditrust Board of Trustees continued its review of a proposed merger with The Santa Anita Companies. On February 28, 1997 the Meditrust Board of Trustees met with a representative of Lazard and further engaged Lazard to assist Meditrust in connection with negotiation of a potential business combination with The Santa Anita Companies. On that date, the Meditrust Board authorized Lazard to communicate to Morgan Stanley an oral proposal to merge with The Santa Anita Companies in a tax-free stock-for-stock exchange valued at $27.00 per share of Paired Common Stock, subject to the approval by the Meditrust Board of any binding agreement. In connection with its engagement by Meditrust, Lazard performed further due diligence on The Santa Anita Companies, attended meetings with representatives of The Santa Anita Companies, assisted Meditrust in negotiating the key terms of the Merger Agreement (including appropriate termination fees, board representation for the Surviving Corporations and acquisition of blocks of Paired Common Stock by MAC and an unaffiliated third party), advised Meditrust with respect to tactical and procedural issues arising out of The Santa Anita Companies' auction process (including strategies for dealing with competitive bidders that were also key shareholders of The Santa Anita Companies) and assisted Meditrust in anticipating perception of the Mergers and related transactions by shareholders and the capital markets.

  On March 17, 1997 KAI and Colony announced proposals. The announcement stated that the proposals were separate and independent, and not conditioned on one another. The financial terms of the revised proposals were similar to those of the January 28 proposal of KAI, with the principal distinction being the participation of Colony. The revised proposals, by their terms, expired on March 28, 1997.

  On March 25, 1997 the Meditrust Board authorized the submission of a written proposal to The Santa Anita Companies. On March 26, 1997 Meditrust submitted a written proposal to The Santa Anita Companies providing for a stock-for-stock merger of Meditrust and a related corporation with and into Realty and Operating, respectively, in a transaction valued at $27.00 per share of Paired Common Stock, subject to a collar on the number of shares to be issued (the "Initial Meditrust $27 Proposal"). The Initial Meditrust $27 Proposal also provided for up to $100 million in cash to be made available by Meditrust to fund either a dividend by The Santa Anita Companies to its shareholders or a cash share purchase election to be made available to holders of Paired Common Stock. The transaction contemplated by the Initial Meditrust $27 Proposal would have been subject to purchase accounting and generally would have been tax-free to Meditrust, The Santa Anita Companies and all shareholders other than those receiving a distribution from The Santa Anita Companies or electing to receive cash for their Paired Common Stock. In addition, the Initial Meditrust $27 Proposal provided for one member of the Board of Directors of each of the surviving corporations to come from the Board of Directors of Realty or Operating, as the case may be.

  On March 27, 1997, The Santa Anita Companies announced that they had received confidential written proposals from several strategic and financial parties and that the Independent Committees had been authorized to commence final negotiations with selected parties. Included among these were Meditrust, KAI, Colony, a REIT and a real estate opportunity fund. The Independent Committees or Morgan Stanley, on their behalf, then met or discussed with the parties their respective proposals.

  On March 31, 1997, Meditrust submitted a revised written proposal (the "Revised Meditrust $27 Proposal") to the Boards of Directors of The Santa Anita Companies containing substantially the same terms as the Initial Meditrust $27 Proposal, except that (i) The Santa Anita Companies would have two representatives on the Board of Directors of each of the surviving corporations, (ii) Meditrust would agree to reimburse The Santa Anita Companies for the $4 million termination fee paid to Colony in the event that the Meditrust shareholders fail to approve the Mergers and certain other conditions are satisfied and (iii) the Revised Meditrust $27 Proposal set forth in greater detail certain matters related to transaction protection, conditions to closing and other terms to be set forth in a definitive merger agreement.

  On March 31, 1997, The Santa Anita Companies terminated the Colony Agreement in accordance with its terms, and paid the $4.5 million termination fee and expenses owed to Colony pursuant to the Colony Agreement. By terminating the Colony Agreement, The Santa Anita Companies were no longer obligated to give Colony five business days notice prior to entering into an agreement with another party. Colony has retained its Series A Preferred Stock and the Paired Common Stock which it purchased in September 1996. Colony may require The Santa Anita Companies to redeem the Series A Preferred Stock as described above.

  On April 1, 1997, the Independent Committees met with representatives of Meditrust to discuss its proposal and requested Meditrust to consider certain modifications to the Revised Meditrust $27 Proposal including the use of a fixed exchange ratio without a collar so that shareholders of The Santa Anita Companies would benefit from any appreciation of the price of Meditrust Shares following an announcement of the transaction, and further requested that Meditrust meet with the Boards of Directors of The Santa Anita Companies on April 9, 1997. The Meditrust Board met on April 4, 1997 and approved a revised proposal (the "Meditrust April 6 Proposal"), which was submitted to The Santa Anita Companies on April 6, 1997 and was substantially similar to the Revised Meditrust $27 Proposal except that (i) it did not provide for a collar on the number of shares issued and (ii) it did not specify the merger consideration, with such consideration to be provided to the Boards of Directors of The Santa Anita Companies at the April 9 meeting. The Meditrust Board met again on April 6, 1997 and authorized Meditrust to propose a higher value for each share of Paired Common Stock.

  At the direction of the Independent Committees, Morgan Stanley then instructed all parties who had submitted proposals to present their best and final proposals on or before the April 9 meeting. Pursuant to this instruction, on April 8, 1997 Meditrust submitted a revised written proposal to The Santa Anita Companies substantially similar to the Meditrust April 6 Proposal but which specified a value of $30.50 per share. On the same date KAI and Colony each submitted a revised recapitalization proposal which contemplated a cash dividend of $11 per share of Paired Common Stock and a self-tender for up to 5,600,000 shares of Paired Common Stock (approximately 49% of the outstanding shares at the time) at $17.50 per paired share in cash or cash and warrants (the "KAI/Colony Proposals"). These separate and independent proposals also contemplated significant borrowings by The Santa Anita Companies. The other REIT proposed a strategic alliance in which it would purchase for $300 million preferred stock with an 8% dividend and redeemable at its option after seven years and warrants to acquire a 45% interest in The Santa Anita Companies at an exercise price of $29 per share. The real estate opportunity fund submitted a proposal to purchase preferred stock and other securities of The Santa Anita Companies. A second real estate opportunity fund indicated its interest in "topping" any real estate opportunity fund but not in competing with an operating real estate company or REIT.

  On April 9, 1997, representatives of Meditrust, KAI, Colony and the other REIT met with the full Boards of Directors of The Santa Anita Companies to discuss their respective proposals. The other real estate opportunity funds were not invited because their proposals were not sufficiently definitive. Following the presentations, the meetings of the Boards were recessed, while the Independent Committees met to discuss the proposals.

  The members of the Independent Committees, aided by Morgan Stanley and counsel, engaged in a detailed discussion of the proposals and associated presentations. Morgan Stanley advised the Independent Committees that the Meditrust proposal had an estimated preliminary valuation of $28.27 to $30.50 per share and the KAI/Colony Proposals an estimated preliminary valuation of $25.00 to $28.50 per share. These estimated preliminary valuations were based on Morgan Stanley's analyses of the respective proposals and (i) in the case of the Meditrust proposal, projections for estimated funds from operations for a combined Meditrust/Santa Anita and, (ii) in the case of the KAI/Colony Proposals, estimates of the trading value of the post-recapitalization Santa Anita Companies. The other REIT's proposal did not lend itself to this type of analysis as it involved an investment in The Santa Anita Companies, but no immediate consideration for holders of shares of the Paired Common Stock. The members of the Independent Committee then articulated and debated the perceived advantages and disadvantages of each of the proposals as follows:

    Meditrust. This proposal involved the highest dollar value to be offered in exchange for the shares of Paired Common Stock, and Meditrust was an entity with both a high dividend rate and a record of consistent dividend growth. Meditrust's Chief Executive Officer was a strong leader and its financial team seemed strong and effective. Meditrust operated in the growth industry of health care, and its significant market capitalization offered the prospect of considerable liquidity to shareholders. On the other hand, it was recognized that a transaction with Meditrust might be difficult to consummate if opposed by KAI, Colony and other shareholders apparently aligned with them. In addition, the fact that the transaction was likely to be dilutive initially to Meditrust might lead to a fall in the price of Meditrust Shares following the announcement. However, the positive attributes of this proposal significantly outweighed the negative ones.

    KAI and Colony. These proposals provided an attractive economic opportunity for shareholders of The Santa Anita Companies. The Apollo and Colony principals who would be the moving forces at The Santa Anita Companies were viewed as talented and financially sophisticated. It was believed that the involvement of these creative and sophisticated individuals could potentially generate significant value for shareholders on a post-transaction basis. On the other hand, the KAI/Colony Proposals appeared economically inferior to the Meditrust proposal, the increased leverage of The Santa Anita Companies that would be required to effect the KAI/Colony Proposals would increase the risk of failure in the future, and the diminished "float" of the shares of Paired Common Stock following consummation of the transaction could result in considerably less liquidity than would be available, for example, following the consummation of a transaction with Meditrust.

    REIT. The Committee members did not believe that this proposal was as attractive as the Meditrust proposal. It did not provide shareholders with a more liquid security at a premium to the current market price, nor did it contemplate a cash election for those shareholders interested in such an option. Moreover, the Committee members believed that a proposal, such as the Meditrust proposal, which involved a transfer of control to a company with significantly greater financial resources and greater exposure to potential acquisitions was desirable and more consistent with shareholders' expectations. Finally, this proposal appeared to attribute a value to the Paired Common Stock of $29 per share, as opposed to the higher valuation indicated by the Meditrust proposal.

  As a result of this discussion, the Independent Committees decided unanimously that the Meditrust proposal be pursued.

  The Independent Committees reported their recommendations to the Boards of Directors, which also engaged in an extended discussion of the relative merits of the proposals. The Boards of Directors then adjourned and reconvened on the morning of April 10. After further discussion, the Boards of Directors unanimously authorized management to enter into negotiations with Meditrust to determine whether a satisfactory merger agreement could be reached with Meditrust. Meditrust was invited to meet with The Santa Anita Companies later that day, at which time it was notified of the Boards' decisions, and KAI, Colony and the others that had submitted proposals were notified that their proposals had not been selected. After the Boards' decisions based on the final proposals submitted at the April 9 meeting, on April 10, 1997, KAI and Colony submitted oral proposals for a recapitalization on terms similar to their prior recapitalization proposals, but increasing the cash to be paid pursuant to the self-tender by $2 per share of Paired Common Stock. Over the next few days Meditrust and The Santa Anita Companies proceeded to draft and negotiate the Merger Agreement. In structuring the transaction, it was determined that since The Santa Anita Companies consisted of two corporate entities, Realty and Operating, it would facilitate the consummation of the Mergers if an entity corresponding to Operating were created by Meditrust. It was determined that Meditrust would use a subsidiary, which would then be merged into Operating, with Meditrust merging into Realty. Meditrust and its subsidiary would enter into a pairing arrangement similar to that which existed between Realty and Operating. Prior to the Mergers, Meditrust would distribute to its shareholders one share of the subsidiary for each Meditrust Share owned. In order to match the relative value of Operating as part of The Santa Anita Companies, it was
contemplated that Meditrust would contribute approximately $     , or
approximately two percent of its total assets to this subsidiary. On April 13, 1997, Meditrust and The Santa Anita Companies agreed that the exchange ratio in the Mergers would be based on a price of $31.00 per share based on the closing price of shares of Meditrust on Friday, April 11, 1997. On April 11, 1997, the last full trading day prior to signing the Merger Agreement, the closing price on the NYSE Composite Tape was $27.375 per share of Paired Common Stock and $37.25 per Meditrust Share. The Merger Agreement was unanimously approved by the Boards of all parties on April 13, 1997. Later that day, the Merger Agreement was signed and a press release was issued.

  On April 22, 1997, Meditrust, Meditrust Acquisition Corporation IV and The Santa Anita Companies entered into a First Amended and Restated Agreement and Plan of Merger dated as of April 13, 1997, which implemented certain technical amendments to the Merger Agreement. On June 19, 1997, Meditrust, MAC, Meditrust Acquisition Corporation IV and The Santa Anita Companies entered into the Second Amended and Restated Agreement and Plan of Merger dated as of April 13, 1997, pursuant to which, among other things, the Merger Agreement was (i) novated to release Meditrust Acquisition Corporation IV from its obligations thereunder and substitute MAC in its place, (ii) amended to provide that MAC, instead of Meditrust, would be obligated to purchase newly issued shares of The Santa Anita Companies at a price of $31 per share, but that such obligation could be satisfied by the purchase of shares of Paired Common Stock in the open market and (iii) in light of the Surviving Corporations' evolving business strategy and in order to facilitate the consummation of future acquisitions, amended to provide that (a) the charters of the Surviving Corporations would be amended to permit each Surviving Corporation to issue a new class of common stock in one or more series having different designations, rights, preferences and privileges than those of the existing class of common stock for a variety of purposes including, among other things, as consideration in connection with future business combinations and (b) the Surviving Corporations would be authorized to transfer some or all of their assets to one or more wholly-owned subsidiaries in exchange for an equity interest in such subsidiaries. On September , 1997, Meditrust, MAC and The Santa Anita Companies entered into a Third Amended and Restated Agreement and Plan of Merger dated as of April 13, 1997, which implemented certain technical amendments to the Merger Agreement.

REALTY AND OPERATING REASONS FOR THE MERGERS; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF REALTY AND OPERATING

  The Boards of Directors of Realty and Operating have carefully reviewed and considered the terms and conditions of the Mergers and believe the Mergers are in the best interests of the shareholders of The Santa Anita Companies. The decision of the Boards of Directors of The Santa Anita Companies to approve the Mergers and to recommend approval of the Mergers by the shareholders of The Santa Anita Companies was based upon the following, which are all of the material factors:

    (i) The performance of shares of Paired Common Stock in recent years has been disappointing to many shareholders, declining from $21.75 in March 1993 to $12.50 in June 1996. With the announcement of the Initial Colony Transaction, the price had improved to $18.50 in September 1996, and to $29.25 in January 1997 after The Santa Anita Companies announced that they had amended the Colony Agreement to permit them to initiate discussions and negotiations with third parties with respect to transactions which might involve a transfer of control. On August 20, 1997, the price was $32.00. The Boards of Directors believe that the process described above under "-- Background of the Mergers" leading up to the Meditrust transaction resulted in the highest value currently obtainable for the shareholders of The Santa Anita Companies. They are also concerned that failure to consummate the Meditrust transaction could result in a significant decline in the price of the shares of Paired Common Stock;

    (ii) Without significant additional capital and management resources, The Santa Anita Companies will have difficulty addressing the decline in on-track attendance and other challenges facing the thoroughbred horse racing industry and diversifying their activities into other areas through acquisitions or investment;

    (iii) The Boards of Directors believe that the Meditrust proposal is fair to the shareholders of The Santa Anita Companies and this belief is supported by an opinion from Morgan Stanley to such effect (See "--Opinion of Financial Adviser to Realty and Operating");

    (iv) The Meditrust proposal appears to involve the highest dollar value offered for the shares of Paired Common Stock; Meditrust has established a consistent long-term record of growth including an increasing dividend significantly higher than The Santa Anita Companies' existing dividend; Meditrust's industry is a dominant and growing industry; and the market capitalization of the combined companies will offer greater liquidity to shareholders;

    (v) The KAI/Colony Proposals offered less value per share than the Meditrust proposal, required significant borrowings, thereby increasing the risk of failure, and would have resulted in an entity with a significantly smaller market capitalization than The Santa Anita Companies currently possess; and

    (vi) No other proposals or indications of interest appeared to offer greater potential value to the shareholders of The Santa Anita Companies.

  The Boards of Directors of The Santa Anita Companies also considered the following potentially negative factors in their deliberations concerning the
Mergers:

    (i) the potential difficulty of consummating a transaction not initially supported by KAI, Colony and other shareholders apparently aligned with them;

    (ii) the initial dilutive effect of the Mergers to Meditrust (See "Risk Factors--Dilutive Effect of the Merger; Dependence on Acquisitions");

    (iii) the need of Meditrust to hire and retain additional management resources if it is to successfully execute a strategy of expansion into new lines of business by acquisition; and

    (iv) restrictions on the solicitation of other proposals (See "The Merger Agreement--No Solicitation") which could, under specified circumstances require the payment by The Santa Anita Companies of a $12 million termination fee. However, the other proposals considered by the Boards of Directors had comparable requirements.

  In view of the wide variety of factors considered by the Boards of Directors of The Santa Anita Companies in connection with their evaluation of the Mergers and the complexity of such matters, neither Board considered it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision.

  There can be no assurance that the expected benefits of the Mergers will be realized.

  THE REALTY AND OPERATING BOARDS CONSIDER THE TRANSACTIONS TO BE FAIR TO THE REALTY SHAREHOLDERS AND THE OPERATING SHAREHOLDERS RESPECTIVELY, AND UNANIMOUSLY RECOMMEND THAT THE REALTY SHAREHOLDERS AND THE OPERATING SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGERS AND THE MERGER AGREEMENT.

MEDITRUST AND MAC REASONS FOR THE MERGERS; RECOMMENDATIONS OF THE BOARDS OF TRUSTEES OF MEDITRUST AND MAC

  At meetings of the Meditrust Board and the MAC Board held on April 13, 1997, after careful consideration, the Boards of Meditrust and MAC unanimously (a) determined that the Mergers are in the best interests of the shareholders of Meditrust and MAC, (b) approved the Merger Agreement and the transactions contemplated thereby, including the purchase by MAC of shares of Paired Common Stock, as described under "The Merger Agreement--Sale of Stock to MAC", and (c) resolved to recommend that the shareholders of Meditrust and MAC vote in favor of approving and adopting the Mergers and the Merger Agreement.

  The Meditrust and MAC Boards made their determination after careful consideration of, and based on, a number of factors. The factors described below are all the material factors considered by the Meditrust and MAC Boards:

    (i) the opportunity to improve the operating performance of the Santa Anita Racetrack and to realize additional value through more fully developing the real estate owned by The Santa Anita Companies;

    (ii) the opportunities that may be available to Meditrust and MAC as a result of the Mergers, including the opportunities to expand Meditrust's real estate business within health care, to diversify its real estate business outside of the health care sector and to expand MAC's operations into real estate-intensive operating businesses, subject to certain constraints on the Surviving Corporations' ability to make future acquisitions;

    (iii) the fact that the Mergers will allow Meditrust Corporation to act as an owner and Meditrust Operating Company to act as an operator of real estate properties, which in turn should allow Meditrust's shareholders, through the paired share structure, to receive the tax benefits associated with real estate ownership in a REIT and the economic benefits of participating in a related operating company;

    (iv) the fact that the consideration to be paid for The Santa Anita Companies, based on the market value of Meditrust Shares on April 11, 1997, represented a substantial premium over the value of The Santa Anita Companies' assets on a stand-alone basis, a 227.5% premium over the market price of the shares of Paired Common Stock on August 16, 1996 (the last trading day prior to the announcement of the Initial Colony Transaction), and a 13% premium over the market price of the shares of Paired Common Stock on April 11, 1997;

    (v) the facts that (a) unless Meditrust is successful in identifying and consummating acquisitions that complement and capitalize upon the opportunities inherent in the paired share structure, the Mergers are expected to have a dilutive effect on Meditrust's earnings and (b) if such acquisitions are outside of the health care or horse racing sectors, Meditrust will need to hire experienced management to run those businesses; in considering these factors the Meditrust Board considered relevant the experience of Meditrust's management team and the history of its Chairman and Chief Executive Officer in consistently producing positive results for Meditrust and its shareholders;

    (vi) the fact that if MAC becomes an operator of nursing home and assisted living facilities, it may be viewed by Meditrust's current operators as a competitor, which may have an adverse impact on Meditrust's existing business;

    (vii) the financial condition, results of operations and cash flow of The Santa Anita Companies, both on an historical and a prospective basis; in light of the price being paid for The Santa Anita Companies, this factor was considered unfavorable by the Meditrust and MAC Boards; however, due to the potential opportunities discussed above, the Meditrust and MAC Boards did not attach great weight to this factor;

    (viii) the financial condition, results of operations and cash flow of Meditrust and MAC and the combined companies, both on an historical and a prospective basis, which were taken into account by the Meditrust and MAC Boards in considering the value of the Meditrust Shares and MAC Shares and which supported the Meditrust and MAC Boards' valuation of the consideration to be paid for The Santa Anita Companies; in this regard, however, the Meditrust and MAC Boards also noted the expected dilutive effect of the Mergers as discussed in clause (v) above;

    (ix) the fact that (a) Meditrust agreed to purchase, at a price of $31.00 per share, shares of Paired Common Stock representing 9.8% of the issued and outstanding Paired Common Stock after giving effect to such purchase and (b) Santa Anita agreed to issue to one or more independent purchasers designated by Meditrust an additional number of shares of Paired Common Stock not in excess of (I) 19.6% of the outstanding shares before giving effect to the issuance referred to in clause (a) less (II) the number of shares of Paired Common Stock to be issued pursuant to clause (a); in this regard, the Meditrust and MAC Boards noted that such purchases may increase the likelihood that the Mergers will be approved by the shareholders of The Santa Anita Companies but that purchases by Meditrust under clause (a) present the risk that Meditrust may not be able fully to recoup its investment in The Santa Anita Companies if the Mergers are not consummated;

    (x) the fact that upon consummation of the Mergers the Boards of Directors of Meditrust Corporation and Meditrust Operating Company each will consist of up to twelve directors designated by Meditrust, two of which in each case will be members of the current Realty Board or the current Operating Board, as the case may be. See "The Merger Agreement-- Management Following the Mergers";

    (xi) the ability to consummate the Mergers as a tax-free reorganization under the Code while preserving the tax status of the paired share arrangement of The Santa Anita Companies;

    (xii) the provisions of the Merger Agreement that limit The Santa Anita Companies' ability to furnish information to and participate in substantive negotiations and discussions with third parties and to terminate the Merger Agreement to enter into a definitive agreement with a third party in connection with an Alternative Transaction (as defined under "The Merger Agreement--No Solicitation") upon the payment of a $12 million termination fee plus up to $1 million in expense reimbursement (see "The Merger Agreement--Termination; Termination Fees and Expenses");

    (xiii) the fact that other interested parties had submitted proposals to The Santa Anita Companies with respect to potential acquisitions of The Santa Anita Companies, including the KAI/Colony Proposals described under "--Background of the Mergers"; and

    (xiv) the fact that, to Meditrust's knowledge, there are only four publicly traded paired share REITs in existence, two of which recently had announced or completed strategic transactions and one of which publicly had announced that it would not engage in any such transaction.
    In reaching its views as to the fairness of the transactions, the Meditrust and MAC Boards concluded that the opportunities that may be presented to Meditrust as a result of the transactions (such as those described in clauses (i), (ii) and (iii) above) should outweigh the risks of pursuing those opportunities (such as those identified in clauses (v) and (vi) above) and the substantial premium to be paid by Meditrust (as referred to in clause (iv) above). In light of that conclusion, and because of the relative sizes of The Meditrust Companies and The Santa Anita Companies (in effect, the transactions represent less than 15% of the relative market value of The Meditrust Companies at the date of execution of the Merger Agreement), the Boards of Meditrust and MAC decided not to request a fairness opinion from an independent third party adviser and the Meditrust and MAC Boards did not perform a standard financial analysis of The Santa Anita Companies or Meditrust, on a stand-alone or comparative basis, in connection with the Mergers.

  In view of the wide variety of factors considered by the Boards of Trustees of Meditrust and MAC in connection with their evaluation of the Mergers and the complexity of such matters, neither Board considered it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to each factor it considered in reaching its decision, but rather conducted a discussion of the factors described above, including asking questions of Meditrust's management and legal, financial and accounting advisors, and reached a general consensus that the Mergers were in the best interests of Meditrust and MAC and their respective shareholders. The Meditrust and MAC Boards did not make any decision as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to its ultimate determination, although, as noted above, the Meditrust and MAC Boards did reach this conclusion with respect to certain factors. In addition, in considering the factors described above, individual members of the Meditrust and MAC Boards may have given different weight to different factors. The Meditrust and MAC Boards did not have available to them the valuations of Morgan Stanley set forth below. Therefore, these valuations did not play a role in the Board's determination. These valuations were furnished to the Meditrust and MAC Boards after the execution of the Merger Agreement, and the Boards have not changed their view as to the fairness of the Mergers to the Meditrust shareholders and the MAC shareholders.


  There can be no assurance that the expected benefits of the Mergers will be realized.

  THE BOARDS OF TRUSTEES OF MEDITRUST AND MAC CONSIDER THE TRANSACTIONS FAIR TO THE MEDITRUST SHAREHOLDERS AND THE MAC SHAREHOLDERS, RESPECTIVELY AND UNANIMOUSLY RECOMMEND THAT THE MEDITRUST SHAREHOLDERS AND THE MAC SHAREHOLDERS, AS THE CASE MAY BE, VOTE "FOR" THE APPROVAL OF THE MERGERS AND THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO REALTY AND OPERATING

  The Santa Anita Companies have retained Morgan Stanley to act as their financial advisor in connection with the transactions contemplated by the Merger Agreement. The Santa Anita Companies had previously retained Morgan Stanley in November 1995 in connection with certain matters described under "-- Background of the Mergers" above. Morgan Stanley rendered to the Boards of Directors of The Santa Anita Companies written opinions dated April 13, 1997, the date of the original merger agreement, and the date of this Joint Proxy Statement/Prospectus that, based upon and subject to the various considerations set forth in each such opinion, the Mergers are fair from a financial point of view to The Santa Anita Companies on the date of each such opinion.

  THE FULL TEXT OF THE OPINION OF MORGAN STANLEY, DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND THE SCOPE OF REVIEW BY MORGAN STANLEY IN RENDERING ITS OPINION IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX B. SHAREHOLDERS OF THE SANTA ANITA COMPANIES ARE URGED TO READ MORGAN STANLEY'S OPINION IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS

DIRECTED TO THE BOARDS OF DIRECTORS OF THE SANTA ANITA COMPANIES, AND ADDRESSES THE FAIRNESS OF THE CONSIDERATION PURSUANT TO THE MERGER AGREEMENT TO THE HOLDERS OF PAIRED COMMON STOCK FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGERS OR CONSTITUTE A RECOMMENDATION AS TO HOW SHAREHOLDERS OF THE SANTA ANITA COMPANIES SHOULD VOTE AT THE SANTA ANITA MEETINGS. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In rendering its opinion, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other business and financial information of The Santa Anita Companies and Meditrust, respectively;
(ii) reviewed certain internal financial statements and other financial and operating data concerning The Santa Anita Companies and Meditrust, respectively; (iii) analyzed certain financial forecasts prepared by the managements of The Santa Anita Companies; (iv) discussed the past and current operations and financial condition and the prospects of The Santa Anita Companies with senior executives of The Santa Anita Companies; (v) reviewed the pro forma impact of the Mergers on Meditrust's funds from operations, cash flow, consolidated capitalization and financial ratios; (vi) reviewed the reported prices and trading activity of the Paired Common Stock and the Meditrust Shares; (vii) compared the financial performance of The Santa Anita Companies and Meditrust and the prices and trading activity of the Paired Common Stock and the Meditrust Shares with that of certain other publicly-traded companies comparable with The Santa Anita Companies and Meditrust, respectively, and their securities; (viii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions deemed relevant;
(ix) discussed with senior executives of The Santa Anita Companies and Meditrust their estimates of the existing assets and operations, investment opportunities and growth prospects potentially available to the combined companies; (x) participated in discussions and negotiations among representatives of The Santa Anita Companies and Meditrust and their financial and legal advisors; (xi) reviewed the Merger Agreement and certain related documents; and (xii) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

  In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purposes of its opinion. With respect to the financial forecasts, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of The Santa Anita Companies and Meditrust. In addition, Morgan Stanley assumed that (i) the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Mergers will be treated as tax-free reorganizations and/or exchanges, each pursuant to the Code; and (ii) immediately prior to and immediately following consummation of the Mergers, Realty will qualify as a real estate investment trust ("REIT") and the Paired Common Stock will qualify for paired share status. Morgan Stanley's opinion stated that it is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of such opinion.

  The following is a brief summary of all material analyses performed and all material assumptions by Morgan Stanley and reviewed with the Boards of Directors of The Santa Anita Companies on April 13, 1997 in connection with the preparation of the Morgan Stanley opinion and with its oral presentation to the Boards of Directors of The Santa Anita Companies on such date:

  Paired Common Stock Performance. Morgan Stanley's analysis of the Paired Common Stock performance consisted of an historical analysis of closing prices during the 120-trading-day period ended April 11, 1997, as well as the closing price on April 11, 1997. During the 120-trading-day period, based on closing prices on the NYSE, the Paired Common Stock achieved a low of $19.375 and a high of $30.375. The closing price of the Paired Common Stock on April 11, 1997 was $27.375, a discount of 11% to the then $30.50 per paired share offered by Meditrust.

  Net Asset Value. Morgan Stanley reviewed and analyzed the assets of The Santa Anita Companies to determine the range of values for each of The Santa Anita Companies' significant assets. This methodology assumed that The Santa Anita Companies would continue as going concerns (not suffering the adverse tax consequences of an actual sale of assets). The asset valuations were based on a variety of factors including estimates by The Santa Anita Companies, executed sale contracts that were provided by The Santa Anita Companies, multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") (primarily in the case of Santa Anita Racetrack) and capitalization rate valuation analysis that was developed through discussions with management and knowledgeable real estate experts in the local real estate market. Morgan Stanley derived a range of implicit per paired share equity value by netting working capital and total debt from the range of asset values. This analysis indicated that the implied per paired share equity value of The Santa Anita Companies ranged from $13.13 to $16.09.

  Discounted Cash Flow. Morgan Stanley conducted a discounted cash flow analysis of The Santa Anita Companies for the fiscal years ended 1997 through 2002 to estimate the present value of the unlevered free cash flows that The Santa Anita Companies are expected to generate if The Santa Anita Companies perform in accordance with certain financial forecasts. The discounted cash flow analysis was based upon certain discussions with the management of The Santa Anita Companies as well as upon certain financial forecasts prepared by the management of The Santa Anita Companies. The management of The Santa Anita Companies prepared two sets of projections: a base case (the "Base Case") and a case that assumed that The Santa Anita Companies would obtain the necessary entitlements to complete the construction on The Santa Anita Companies' property of, and lease, an approximately 500,000 square foot entertainment center by 1999 (the "Entertainment Center Case"). These projections included forecasts of financial statements for years 1997 through 2001 and the assumptions used in these forecasts for The Santa Anita Companies. For The Santa Anita Companies, the forecasts included a combined statement of operations, which provided net income and net income per share figures as well as an FFO per share figure for each year, a statement of cash flows and a balance sheet. For Realty, the forecasts included a statement of operations, a net income per property report, a balance sheet and a statement of cash flows. For Operating and its subsidiaries, the forecasts included a statement of operations, which provided a breakdown of wagering commissions, a balance sheet, a statement of cash flows and a detailed list of costs and expenses related to the horse racing business. Other than construction of the entertainment center as part of the Entertainment Center Case, the Base Case and the Entertainment Center Case were analyzed using identical assumptions--
(i) that the sale of the two remaining neighborhood centers owned by Realty would be consummated in 1997; (ii) that the partnership interests in H-T Associates and Joppa Associates owned by Realty would be sold in 1997; and
(iii) that on-track attendance and wagering would remain unchanged and that Southern California satellite, Northern California, out-of-state and total wagering would grow at annual rates of 2%, 3%, 10% and 6%, respectively. Unlevered free cash flows of The Santa Anita Companies were calculated as net income plus depreciation and amortization plus minority interest plus other noncash expenses plus after-tax net interest expense plus changes in working capital less capital expenditures, acquisition costs and other expenses. Morgan Stanley calculated terminal values for The Santa Anita Companies by applying a range of EBITDA multiples and FFO (funds from operations, defined as net income plus depreciation, amortization and share of FFO from joint ventures) multiples. The unlevered free cash flow streams and terminal values were then discounted to the present using a range of discount rates from 9.5% to 11.5%. Using the financial information and forecasts provided by management of The Santa Anita Companies, Morgan Stanley derived implied per paired share equity price ranges for The Santa Anita Companies. This analysis indicated that the implied per paired share equity value for The Santa Anita Companies (i) in the Base Case ranged from $10.62 to $13.19 and (ii) in the Entertainment Center Case ranged from $13.19 to $17.05.

  Comparable Company Analysis. Comparable company analysis examines a company's trading performance relative to a group of publicly traded peers. Morgan Stanley analyzed the trading performance of The Santa Anita Companies and certain financial information of The Santa Anita Companies with a group of several publicly traded racetrack companies (Hollywood Park and Churchill Downs), diversified property companies (Colonial Properties Trust, Cousins Properties, First Union Real Estate, Pacific Gulf Properties, Pennsylvania REIT and Washington REIT) and paired share REITs (Patriot American Hospitality, Inc./California Jockey Club/Bay Meadows Operating Company and Starwood Lodging) (collectively, the "Comparable Companies"), which Morgan Stanley determined were similar to The Santa Anita Companies because of involvement in the horse racing industry, the presence of diversified real estate investments and/or control of a paired shared structure, all of which were deemed pertinent to The Santa Anita Companies. Historical financial information used in connection with the ratios discussed below with respect to the Comparable Companies is as of the most recent financial statements available to The Santa Anita Companies.

  Morgan Stanley assessed the relative performance and value for The Santa Anita Companies by analyzing certain market trading statistics of the Comparable Companies and comparing these statistics to those of The Santa Anita Companies. Such statistics included, among other things, dividend yield, market price as a multiple of earnings per share, market price as a multiple of FFO and aggregate value (market value plus debt, preferred stock and minority interests, less cash and cash equivalents) as a multiple of EBITDA, such ratios, when available, being calculated for actual twelve months trailing and for estimated calendar year 1996 and calendar year 1997 (based on current estimates prepared by IBES and First Call).

  Using the financial information and forecasts provided by management of The Santa Anita Companies, Morgan Stanley derived an implied per share equity price range for The Santa Anita Companies based upon application of the financial multiples from the Comparable Companies (18 to 24 times for 1997 estimated earnings per share, 10 to 13 times for 1997 estimated FFO and 12 to 16 times for 1997 estimated EBITDA). The analysis indicated that the implied per paired share equity value of The Santa Anita Companies ranged from $12.30 to $16.00.

  No company utilized in the Comparable Companies analysis as a comparison is identical to The Santa Anita Companies. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of The Santa Anita Companies such as the impact of competition on the business of The Santa Anita Companies and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of The Santa Anita Companies or the industry or in the financial markets in general.

  Paired Share Acquisition Analysis. Comparable acquisition analysis examines relevant aspects of past transactions similar to a proposed transaction. Since one of the defining characteristics of the Mergers is the paired share structure of The Santa Anita Companies, Morgan Stanley also analyzed the recent acquisition of California Jockey Club and Bay Meadows Operating Company, a publicly traded paired share REIT, by Patriot American Hospitality Inc. The aggregate consideration paid for the California Jockey Club/Bay Meadows Operating Company paired shares represented a premium of $91 million to $152 million (depending on the form of consideration chosen by California Jockey Club/Bay Meadows Operating Company shareholders) to the price of California Jockey Club/Bay Meadows Operating Company paired shares prior to the announcement of the initial transaction between these companies and Hudson Bay Partners L.P. on August 16, 1996. The $30.50 per share of Paired Common Stock then proposed by Meditrust represented an aggregate premium of $208 million to the price of the shares of Paired Common Stock prior to August 16, 1996, the date of the Initial Colony Transaction. This premium compared favorably to the premium commanded by California Jockey Club/Bay Meadows Operating Company.

  Morgan Stanley also reviewed the premiums paid to the unaffected share price for 32 publicly traded REITs and real estate operating companies in merger/acquisition transactions from August 1994 through February 1997. The average premium paid in these transactions was 19.2%. Application of this premium to the per paired share closing price of The Santa Anita Companies prior to August 16, 1996, the date of the Initial Colony Transaction, results in a valuation of $15.47 per paired share.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portions of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of The Santa Anita Companies.

  In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of The Santa Anita Companies or Meditrust. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's fairness opinion and were provided to the Boards of Directors of The Santa Anita Companies in connection with the delivery of Morgan Stanley's written opinion. The analyses do not purport to be appraisals or to reflect the prices at which The Santa Anita Companies might actually be sold. Because such estimates are inherently subject to uncertainty, neither Morgan Stanley nor any other person assumes responsibility for their accuracy. In addition, as described above, Morgan Stanley's opinion and presentation to the Boards of Directors of The Santa Anita Companies was one of many factors taken into consideration by the Boards of Directors of The Santa Anita Companies in making its determination to approve the Merger Agreement and the transactions contemplated thereby. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinions of the Boards of Directors of The Santa Anita Companies with respect to the value of The Santa Anita Companies.

  The Santa Anita Companies retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley and Dean Witter Reynolds Inc. and their respective affiliates have provided financial advisory services to The Santa Anita Companies and Meditrust and have received fees for the rendering of such services. Morgan Stanley is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking, financing and financial advisory services. In the ordinary course of Morgan Stanley's trading, financing and brokerage activities, Morgan Stanley or its affiliates may at any time have long or short positions, and may trade or otherwise effect transactions, for its own accounts or for the account of customers, in securities of The Santa Anita Companies, Meditrust or any other company involved in the transactions contemplated by the Merger Agreement.

  Pursuant to an engagement letter between The Santa Anita Companies and Morgan Stanley, The Santa Anita Companies retained Morgan Stanley as financial advisor in connection with potential strategic transactions involving The Santa Anita Companies. The Santa Anita Companies have paid Morgan Stanley an advisory fee of $500,000 pursuant to the engagement letter. With regard to the Merger Agreement and the transactions contemplated thereby, The Santa Anita Companies have further agreed to pay Morgan Stanley a transaction fee of approximately $6 million upon consummation of the Mergers. The Santa Anita Companies have also agreed to reimburse Morgan Stanley for its out-of-pocket expenses and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley, or any of its affiliates against certain liabilities, including liabilities under the federal securities laws.

STOCK OPTIONS AND EMPLOYEE BENEFITS

  Under the Meditrust 1988 Stock Option Plan, upon a Reorganization (as defined under such plan) participants have the right upon subsequent exercise of their options to acquire the kind and amount of securities and property which such participant would then have if such participant had exercised such option immediately before the Reorganization and continued to hold all securities and property which came to such participant as a result of the Reorganization. At the Effective Time, a Reorganization will be deemed to have occurred. Under the Meditrust 1992 Equity Incentive Plan, in the event of a change in control of Meditrust, in order to preserve the rights of participants, the Compensation Committee of the Board of Trustees of Meditrust may cause outstanding awards issued under the plan to be assumed, or new rights substituted therefor, by another entity. In accordance with the provisions of the aforementioned plans, upon consummation of the Mergers, pursuant to the Merger Agreement, each outstanding option to purchase from Realty a Meditrust Share (the "Meditrust Option") will be converted into an option to purchase such number of shares of Paired Common Stock (rounded down to the nearest whole number) as is equal to the number of Meditrust Shares issuable upon exercise of such option multiplied by the Exchange Ratio. Such options, as so converted, shall be immediately exercisable, except for Meditrust Options to purchase 2.1 million Meditrust Shares at $39 3/8 per share granted to senior management of Meditrust on August 8, 1997 (including options to purchase 1.0 million Meditrust Shares granted to Abraham D. Gosman), which options will vest over five years from the date of the grant. The exercise price per share of each such option, as so converted, will be equal to (x) the aggregate exercise price for the Meditrust Shares otherwise purchasable pursuant to such Meditrust Option immediately prior to the Effective Time divided by (y) the number of whole shares of Paired Common Stock deemed purchasable pursuant to such Meditrust Option as determined above (rounded to the nearest whole cent). The value to the officers and trustees of Meditrust of the acceleration of the exercisability of such options, based upon a closing price of $39.875 per Meditrust Share on June 30, 1997, is $2,166,000. In the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the option price, the number of shares of Realty Common Stock purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

  In order that the holder of a Meditrust option, as so converted, may receive upon exercise of such option an equal number of shares of Realty Common Stock and Operating Common Stock, Realty shall purchase from Operating or make arrangements with Operating for simultaneous issuance by Operating of the same number of shares of Operating as the number of shares of Realty to be issued by Realty in connection with such exercises.

  Realty has agreed to comply with the terms of the Meditrust stock plans and ensure, to the extent required by, and subject to the provisions of, such stock plans, that the Meditrust Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

  Realty and Operating have agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Realty Common Stock for delivery upon exercise of such options, as so converted, and shares of Operating Common Stock for delivery upon purchase as provided above. The Surviving Corporations will use their reasonable best efforts to have declared effective as soon as practicable following the Effective Time a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Paired Common Stock subject to such options, as so converted, and shall use their reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options, as so converted, remain outstanding. With respect to those individuals who subsequent to the Mergers will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, the Surviving Corporations will administer the stock plans assumed pursuant to the Merger Agreement in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable stock plan complied with such rule prior to the Mergers.

BUSINESS STRATEGY

  The primary business objective of the Surviving Corporations will be to maximize the long-term total return to their shareholders. This objective is predicated on the following two factors:

  . Positive Spread Investment. Management will seek to maximize shareholder value through positive spread investment opportunities which provide an accretive cash flow return. Through their paired share structure, the Surviving Corporations will be able to acquire operating companies and assets thereby reducing economic "leakage." Meditrust will bring its sound capital structure to the paired share structure to facilitate the acquisition of growth oriented companies.

  . Quality of Management. The Surviving Corporations will seek to employ a strong management team available for each line of business which is acquired, properly incentivizing each such team and providing them with appropriate financial and capital resources.

  Management of the Surviving Corporations will seek to continue to increase shareholder value by operating the core businesses of the former Meditrust and The Santa Anita Companies in a manner consistent with maximizing funds from operations, and by actively pursuing acquisition opportunities that will best utilize the benefits of the paired share structure.

  The key elements of this strategy are the following:

  . Continue to expand core sale/leaseback and mortgage financing portfolio. Meditrust's portfolio consists of over $2.4 billion in health care investments, making it the largest health care REIT in the country. Meditrust's growth and profitability have historically been driven by its ability to make investments in additional properties. The Surviving Corporations will be committed to further expanding and diversifying Meditrust's existing portfolio of investments.

  . Make strategic acquisitions of operating companies in the health care sector. After the Mergers are completed, the paired share structure will allow Meditrust Corporation to act as an owner of real estate assets and Meditrust Operating Company to act as an operator of businesses with real estate assets, thereby providing shareholders with the benefits of real estate ownership through a REIT and the economic growth associated with a fully integrated operating company. The paired share structure should also facilitate the purchase of international health care related real estate assets, as many of such assets are currently affiliated with operating companies.

  . Make acquisitions outside the health care sector. The Surviving
    Corporations intend to explore a range of other strategic acquisitions outside the health care industry in order to capitalize on the inherent value of the paired share structure through diversified active and passive investments. Management of the Surviving Corporations intends to seek to consummate such acquisitions which may benefit from the paired share structure.

  . Maximize the value of the Santa Anita horse racing and real estate assets. The Surviving Corporations anticipate continuing The Santa Anita Companies' commitment to high quality horse racing and maintaining its industry leadership in the horse racing industry. The Surviving Corporations also will seek to maximize the value of the approximately 85 acres of the underutilized land at Santa Anita Park.

  There is no assurance that the Surviving Corporations will be able to meet any or all of these objectives. See "Risk Factors."

 Continue to Expand Sale/Leaseback and Mortgage Financing Portfolio

  The Surviving Corporations intend to expand their portfolio of investments in the health care industry by continuing to expand Meditrust's traditional core business of providing financing to operators of real estate intensive businesses in the health care industry. Meditrust currently manages a portfolio of over $2.4 billion in income-producing, health care-related facilities, including nursing homes, assisted living facilities, medical office buildings and other health care-related facilities. The Surviving Corporations intend to continue to expand and diversify this portfolio by broadening its geographic base, providing financing to additional operators and to other sectors of health care, increasing the number of health care facilities in its portfolio and diversifying the types of financings provided.

  Over its 12-year history, Meditrust has developed, and currently maintains, strong relationships with the operators to whom it provides capital. The Surviving Corporations intend to continue to build and expand those relationships by providing additional capital to existing operators and by pursuing their business strategy in a manner that seeks to minimize any perceived conflict with such operators. Meditrust's historical ability to provide mortgage and sale/leaseback financing both for operating facilities and for the development of new facilities has provided Meditrust with a competitive advantage in expanding its core financing business. The Surviving Corporations intend to continue Meditrust's practice of structuring its transactions to accommodate the unique characteristics of its operators and their facilities, a practice which Meditrust believes has made it an attractive source of financing for operators.

 Make Strategic Acquisitions of Operating Companies in the Health Care Sector

  The federal income tax laws relating to qualification as a REIT have historically limited Meditrust's activities to that of a passive investor in real estate. As a paired share REIT that is grandfathered from the application of Section 269B of the Code (see "Material Federal Income Tax Consequences of the Mergers"), Meditrust Corporation and Meditrust Operating Company will be able to pursue a wider variety of strategic acquisitions, including acquisitions of operating companies. In evaluating potential strategic acquisitions, the Surviving Corporations expect to consider such factors as:
(i) historical performance of the acquisition candidate; (ii) the long-term outlook of the sector in which the candidate operates in terms of sustainable profitability and growth prospects; (iii) the extent to which such an acquisition candidate complements Meditrust's portfolio of then existing investments and business relationships; (iv) the asset intensiveness of the business and the feasibility of transferring the candidate's owned property into the REIT in a tax-efficient manner; (v) the cost of such an acquisition relative to its expected contribution to the consolidated earnings and funds from operations of the Surviving Corporations; and (vi) the Surviving Corporations' confidence that an appropriate management team or partnership structure will be in place to effectively manage the acquired operations.

  Meditrust's management has significant experience investing in the health care industry and has developed expertise in key areas, including knowledge of reimbursement systems and extensive perspective on the fundamental changes that affect the ways in which health care is delivered. The Surviving Corporations will seek to take advantage of this experience by focusing primarily on strategic acquisitions of operating companies in the health care field. For example, Meditrust believes retirement communities are emerging as a preferred alternative for meeting the growing demand for cost effective residential settings in which to care for the elderly who choose not to live independently. Meditrust believes retirement communities will require large capital infusions over the next 30 years and that significant opportunities exist for companies with the ability to finance and operate such facilities. Meditrust also believes that the stability of future senior housing demand for this sector will be less dependent on economic and business cycles than many other industries due to the growing demand for housing for an aging population.

  The Surviving Corporations also expect to continue to explore, on a disciplined basis, international expansion opportunities focusing on the health care industry of western Europe.

  The Surviving Corporations' acquisition candidates and joint venture partners may include companies in which Mr. Gosman and/or other directors of the Surviving Corporations have an interest, but any such acquisitions or joint ventures would be subject to the approval of the disinterested directors of the Surviving Corporations.

 Make Acquisitions Outside the Health Care Sector

  The Surviving Corporations also intend to explore a range of other strategic opportunities which would utilize the paired share structure to maximize shareholder value, including acquiring real estate companies outside the health care industry. Meditrust and Santa Anita believe significant opportunities exist for consolidation of traditional real estate companies as well as operating companies, and the Surviving Corporations will attempt to take advantage of such opportunities by identifying and combining businesses where potential operational efficiencies can be achieved. Meditrust and Santa Anita recognize that pursuing such opportunities will involve a significant diversification from Meditrust's traditional focus on the health care industry and Santa Anita's core business of horse racing. For this reason, management of the Surviving Corporations intends to seek opportunities to form strategic alliances involving experienced management teams or with investor groups with industry and investment experience in the relevant fields.

  In order to facilitate the consummation of acquisitions by the Surviving Corporations, shareholder approval of the Asset Transfer Proposal will authorize the Surviving Corporations to transfer some or all of their assets to one or more wholly-owned subsidiaries in exchange for an equity interest in such subsidiaries.

This will facilitate the use of an UPREIT or DownREIT structure in connection with acquisitions. The Merger Agreement provides for an amendment to the charters of the Surviving Corporations to authorize a new class of common stock issuable in one or more series that have different designations, rights, preferences and privileges than the existing common stock. See "Other Santa Anita Proposals--Transfer of Assets to One or More Subsidiaries" and "The Merger Agreement--Increase in Authorized Shares; Authorization of Series Common Stock."

 Maximize the Value of the Santa Anita Horse Racing and Real Estate Assets

  Since 1934, the physical attributes of Santa Anita Park and the prominence of the horse racing events held there have combined to create one of the pre-eminent horse racing franchises in the United States. Nevertheless, fundamental changes in the horse racing industry, including the introduction of state lotteries, competition from other forms of entertainment and gaming venues and technological advances such as satellite simulcasts, have reduced on-track attendance and related revenues, although such decreased revenue has been largely offset by increases in off-track and satellite wagering. See "-- Background of the Mergers". The Surviving Corporations anticipate continuing The Santa Anita Companies' commitment to high quality horse racing and renewing its commitment to maintain industry leadership while operating the horse racing business in a manner consistent with management's overall objective.

  The Surviving Corporations will also seek to maximize the value of the approximately 85 acres of the underutilized land at Santa Anita Park. Prior to entering into the Merger Agreement, The Santa Anita Companies' management had been exploring opportunities with respect to this asset, including the disposition of certain of these assets and a commercial development on a portion of the underutilized land at Santa Anita Park. This commercial development may include entertainment, restaurant, retail and other venues. The Surviving Corporations will continue to review such proposals.

DIRECTORS OF THE SURVIVING CORPORATIONS

  Upon consummation of the Mergers, the following persons will serve as Directors of the indicated corporation(s):

   NAME                                      CORPORATION(S)        TERM EXPIRES
   ----                                      --------------        ------------
   Abraham D. Gosman..................  Meditrust Corporation and      2000
                                       Meditrust Operating Company     2000
   David F. Benson....................  Meditrust Corporation and      1998
                                       Meditrust Operating Company     1998
   Edward W. Brooke...................  Meditrust Corporation and      2000
                                       Meditrust Operating Company     2000
   C. Gerald Goldsmith................  Meditrust Corporation and      2000
                                       Meditrust Operating Company     2000
   Philip L. Lowe.....................  Meditrust Corporation and      1998
                                       Meditrust Operating Company     1998
   Thomas J. Magovern.................  Meditrust Corporation and      1998
                                       Meditrust Operating Company     1998
   Gerald Tsai, Jr. ..................  Meditrust Corporation and      1999
                                       Meditrust Operating Company     1999
   Frederick W. Zuckerman.............  Meditrust Corporation and      1999
                                       Meditrust Operating Company     1999
   William C. Baker...................    Meditrust Corporation        2000
   J. Terrence Lanni..................    Meditrust Corporation        1999
   James P. Conn...................... Meditrust Operating Company     1999
   John C. Cushman, III............... Meditrust Operating Company     2000

  Abraham D. Gosman will be the Chairman of the Surviving Corporations. Mr. Gosman has been the Chairman of Meditrust since its organization in 1985 and became Chief Executive Officer in February 1991.

Mr. Gosman is also the Chairman of the Board, Chief Executive Officer and President of PhyMatrix Corp., a publicly traded physician practice management company which renders managerial and administrative services to a variety of specialized medical care and treatment providers. Additionally, Mr. Gosman is Chairman of the Board of CareMatrix Corporation, a publicly traded company which provides a full range of quality senior residential services in assisted living settings. Mr. Gosman was the Chief Executive Officer of The Mediplex Group, Inc. ("Mediplex"), an operator and developer of health care facilities, from its inception in 1983 until 1988 and from 1990 until June 1994, when Mediplex was acquired by Sun Healthcare Group, Inc. Mr. Gosman has been in the health care and development business for more than 30 years.

  David F. Benson has been a Trustee of Meditrust since 1991. Mr. Benson has been President of Meditrust since September 1991 and Treasurer since October 1996. Mr. Benson also served as Treasurer of Meditrust from January 1986 to May 1992. He was Treasurer of Mediplex from January 1986 through June 1987. He was previously associated with Coopers & Lybrand L.L.P., independent accountants, from 1979 to 1985. Mr. Benson is a trustee of Mid-Atlantic Realty Trust and a member of the Board of Directors of Harborside Healthcare Corporation and Nursing Home Properties, Plc.

  Edward W. Brooke has been a Trustee of Meditrust since 1985. Mr Brooke was a partner of O'Connor & Hannan, a Washington, D.C. law firm, from 1979 until January, 1997. From 1979 until October 1990 he was Of Counsel to Csaplar & Bok, a Boston law firm. He was United States Senator from Massachusetts from January 1967 to January 1979 and the Massachusetts Attorney General from 1963 to 1967.

  C. Gerald Goldsmith has been a Trustee of Meditrust since August 8, 1997. Mr. Goldsmith was Chairman and President of I.C.D., a New York Stock Exchange listed company from 1972 to 1976, and since then he has been an independent investor and financial advisor. He currently serves as a director of Nine West Group, Inc., Palm Beach National Bank & Trust Company, American Banknote Corporation and Innkeepers USA Trust. He also serves as Chairman of the Board of Intercoastal Health Foundation.

  Philip L. Lowe has been a Trustee of Meditrust since 1987. Mr. Lowe has been a principal of Philip L. Lowe and Associates, a consulting firm, and its predecessors for more than five years and until March 1997 had been a director of Analog Devices, Inc. for 17 years.

  Thomas J. Magovern has been a Trustee of Meditrust since 1985. Mr. Magovern has been a Regional Vice President, Real Estate Asset Management of Summit Bank (successor to United Jersey Bank), a New Jersey banking institution, since November 1995. He was a principal of Nationwide Financial Corp., a real estate consulting firm from September 1993 to October 1995. Mr. Magovern was Executive Vice President of Northeast Savings, F.A. from January 1991 until February 1993. Prior to that time he had been Senior Vice President of City Savings Bank, F.S.B. from April 1989 until January 1991 and a Vice President of that bank for more than five years.

  Gerald Tsai, Jr. has been a Trustee of Meditrust since 1992. Mr. Tsai has been the Chairman, Chief Executive Officer and President of Delta Life Corporation, an annuity company, since February 1993. Mr. Tsai retired in 1991 as Chairman of the Executive Committee of the Board of Directors of Primerica Corporation, a diversified financial services company, which position he held since December 1988. From January 1987 to December 1988, Mr. Tsai was Chairman, and from April 1986 to December 1988, he was Chief Executive Officer of Primerica Corporation. He is a director of Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc., Proffitt's, Inc. and Zenith National Insurance Corp. Mr. Tsai is also a Trustee of Boston University and New York University Medical Center.

  Frederick W. Zuckerman has been a Trustee of Meditrust since 1990. Mr. Zuckerman has been a general partner in the merchant banking and financial advisory firm of Zuckerman, Firstenberg & Associates LLC, since January 1995. He was Vice President and Treasurer of International Business Machines Corporation, an information technology corporation, from September 1993 to January 1995. He was Senior Vice President and Treasurer of RJR Nabisco, Inc., a consumer food and tobacco producer, from February 1991 to September 1993. Mr. Zuckerman was Vice President and Treasurer of Chrysler Corporation, a motor vehicle manufacturer, from December 1981 until September 1990. Mr. Zuckerman is a director of The Singapore Fund, The Turner Corporation, The Japan Equity Fund, NVR, Inc., Olympic Financial Ltd., Caere Corp. and Designer Holdings, Inc.

  William C. Baker has been Chairman of the Board of Realty and Chairman of the Board and Chief Executive Officer of Operating since August 1996 and a Director since 1991. Mr. Baker was Chief Executive Officer of Realty from April l996 to August 1996. Mr. Baker was the President of Red Robin International, Inc. (restaurant company) from 1993 to 1995, a private investor from 1988 to 1992 and Chairman of the Board and Chief Executive Officer of Del Taco, Inc. (restaurant franchise) from 1976 to 1988. He has also served as Chairman of the Board of Coast Newport Properties (real estate brokers) since 1991. Mr. Baker is a Director of Callaway Golf Company (golf equipment) and Public Storage, Inc. (REIT).

  James P. Conn has been a Director of Realty and Operating since 1995. Mr. Conn has been the Managing Director and Chief Investment Officer of Financial Security Assurance, Inc. (insurance) since 1992. He was also the President and Chief Executive Officer of Bay Meadows Operating Company (horse racing) from 1988 to 1992. Mr. Conn is a Trustee of Gabelli Equity Trust and Gabelli Global Multimedia Trust (investment companies).

  John C. Cushman, III has been a Director of Realty and Operating since 1996. Mr. Cushman has been the President and Chief Executive Officer of Cushman Realty Corporation since 1978. He is a Director of National Golf Properties, Inc. (golf course owner).

  J. Terrence Lanni has been a Director of Realty and Operating since 1995. He has been the Chairman and Chief Executive Officer of MGM Grand Inc. (hotel/casino) since 1995. He was the President and Chief Operating Officer of Caesars World Inc. (hotel/casino) from 1981 to 1995.

RESALE RESTRICTIONS

  The shares of Paired Common Stock to be issued to the Meditrust and MAC shareholders in connection with the Mergers have been registered under the Securities Act. The shares of Paired Common Stock received by Meditrust and MAC shareholders upon consummation of the Mergers will be freely transferrable under the Securities Act, except that shares issued to any person who may be deemed to be an "affiliate" of Meditrust or MAC, as applicable, within the meaning of Rule 145 under the Securities Act, may only be sold pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Meditrust or MAC at the time of the respective Meditrust Meetings (generally trustees, certain executive officers and principal shareholders).

  This Joint Proxy Statement/Prospectus does not cover any resales of the Paired Common Stock to be received by the shareholders of Meditrust upon consummation of the Mergers, and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale.

APPROVALS

  The Mergers will require the consent of certain institutional lenders of The Santa Anita Companies and Meditrust. As of the date of this Joint Proxy Statement/Prospectus, none of the foregoing consents has been received. It is not anticipated that such consents will be withheld. There can be no assurance as to the timing of the receipt of such consents, if given, or as to the conditions, if any, on which consents will be given. It is possible that application will have to be made to the California Department of Alcoholic Beverage Control to approve the transfer of liquor licenses held by Los Angeles Turf Club, Incorporated, a wholly-owned subsidiary of Operating ("LATC"). Although such approval, if required, cannot be finalized before the Mergers are completed, it is not anticipated that such approval will be withheld.

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), prohibits consummation of the Mergers until certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. As of the date of this Joint Proxy Statement/Prospectus, all such waiting period requirements have been satisfied.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

  The following officers of Operating: William C. Baker (President and Chief Executive Officer), Clifford C. Goodrich (Executive Vice President), Thomas S. Robbins (Vice President--Racing), Mark T. Stephens (Vice President--Marketing and Customer Relations--LATC) and Kathryn J. McMahon (General Counsel and Secretary), and the following officer of Realty: Brian L. Fleming (Acting President, Chief Executive Officer, Executive Vice President and Chief Financial Officer and Secretary) have severance agreements with The Santa Anita Companies which provide, among other things, that if a Change in Control (as defined in such agreements) occurs and within three years thereafter there is a Qualifying Termination (as defined, which includes assignment to the employee of any duties inconsistent in any material respect with the employee's position, authority, duties or responsibilities prior to the Change in Control, certain reductions in the employee's total compensation and any involuntary termination without "cause"), then the employee will be entitled to a lump sum payment equal to 2 1/2 times the sum of (i) the employee's current annual base salary rate plus (ii) the employee's average bonus over the three calendar years preceding the Change in Control (the "Cash Amount"). In addition, the employees may continue to participate in The Santa Anita Companies' medical and dental plans for three years if the employee pays the applicable premium. The severance agreements provide that no payments will be made to the extent such payments, together with any other payments by The Santa Anita Companies, would cause the limits in Section 280G of the Code to be exceeded. At the Effective Time, a Change in Control will be deemed to have occurred under the severance agreements. One or more of the employees may assert that a Qualifying Termination will occur at the Effective Time even if the employee is not terminated by The Santa Anita Companies. Operating has an agreement with an additional officer and Realty has similar agreements with selected employees, including Tom D. Austin (Vice President), which have comparable terms to those described above except (a) in the event the employee becomes entitled to a lump sum payment, the payment is calculated at one times the Cash Amount, rather than 2 1/2 times the Cash Amount, and (b) the employee is not entitled to participate in medical and dental plans for the three-year period. If Qualifying Terminations of each of the officers were to occur at the Effective Time, The Santa Anita Companies currently estimate that the payments to the executive officers required to be made under the severance agreements would be approximately: $1,583,125 to Mr. Baker; $763,333 to Mr. Goodrich; $493,333 to Mr. Robbins; $389,583 to Mr. Stephens; $344,167 to Ms. McMahon; $750,000 to Mr. Fleming; and $135,500 to Mr. Austin.

  Under the Realty Share Award Plan, the Realty 1984 Stock Option Program, the Operating Share Award Plan, and the Operating 1984 Stock Option Program (collectively, the "Santa Anita Plans"), upon a Change in Control Event (as defined in such plans), a participant's options and stock appreciation rights become immediately exercisable and any restrictions upon restricted stock immediately lapse, subject to certain exceptions. See "Other Santa Anita Proposals--Proposal to Amend Santa Anita Realty Enterprises, Inc. 1995 Share Award Plan" and "--Proposal to Amend Santa Anita Operating Company 1995 Share Award Plan." At the Effective Time, a Change in Control Event under each of the Santa Anita Plans will be deemed to have occurred. As a result, non-vested options (at August 30, 1997) granted to employees to acquire 222,560 shares of Paired Common Stock will become immediately exercisable, including options held by the following current executive officers of either Realty or Operating with the indicated exercise prices: William C. Baker (options to acquire 75,000 shares at an exercise price of $15.25 per share); Clifford C. Goodrich (options to acquire 22,200 shares at exercise prices ranging from $12.625 to $17.38 per share); Thomas S. Robbins (options to acquire 11,400 shares at exercise prices ranging from $12.625 to $17.38 per share); Mark T. Stephens (options to acquire 11,400 shares at exercise prices ranging from $12.625 to $17.38 per share); Kathryn J. McMahon (options to acquire 8,800 shares at exercise prices ranging from $12.625 to $17.125 per share); Brian L. Fleming (options to acquire 20,800 shares at exercise prices ranging from $12.625 to $18.625 per share); and Tom
D. Austin (options to acquire 5,400 shares at exercise prices ranging from $12.625 to $16.75 per share). The approximate aggregate value of such options held by executive officers, based upon the price per share of Paired Common Stock as of August 20, 1997, is $2.5 million ($1,256,250 for Mr. Baker, $361,095 for Mr. Goodrich, $186,912 for Mr. Robbins, $186,912 for Mr. Stephens, $148,900 for Ms. McMahon, $316,000 for Mr. Fleming and $92,250 for Mr. Austin). In addition, restrictions on 12,098 shares of Paired Common Stock issued to Mr. Goodrich, the Executive Vice President of Operating, will lapse if Mr. Goodrich is involuntarily terminated without cause or he voluntarily terminates employment for a good reason (as defined in his restricted stock agreement). The value of such 12,098 shares is $387,136 based upon the price per share of Paired Common Stock as of August 20, 1997.

  Under The Santa Anita Companies' Retirement Income Plan (the "Retirement Plan") and Thrift Plan for Employees (the "Thrift Plan"), upon a Change in Control Event (as defined in such plan), all benefits under the Retirement Plan and the Thrift Plan will become 100% vested. At the Effective Time, a Change in Control Event under the Retirement Plan and the Thrift Plan will be deemed to have occurred. All executive officers of Realty and Operating participate in these plans. As of June 30, 1997, the benefits of Mr. Baker, Ms. McMahon and Messrs. Fleming and Austin under the Retirement Plan were not vested. The value, determined on actuarial basis, of these benefits as of that date, was approximately $106,000. As of June 30, 1997, 7,049 shares were allocated to executive officers under the Thrift Plan, of which 6,483 were vested. The value of the unvested 566 shares is approximately $18,112, based upon the price per share of Paired Common Stock as of August 20, 1997.

  Under The Santa Anita Companies' consulting agreements with directors, a director retiring subsequent to 1960 and serving Realty, Operating or a predecessor as an outside director for at least ten years is remunerated at the annual rate of $480 times his or her years of service. This annual amount is payable for five years. As a result of the Mergers, two retiring directors with respective tenures of 37 and 30 years will be eligible for such payments.

  The Compensation Committee of Meditrust is currently negotiating a five year employment contract with Mr. Gosman. In connection with such negotiation, and in recognition of Mr. Gosman's unique role in connection with the Mergers, the Compensation Committee has recommended to the Board of Trustees of Meditrust that, in the event that the Mergers are consummated, Mr. Gosman will be paid an amount in cash equal to the number of shares of Meditrust outstanding immediately prior to the Mergers multiplied by 5% of the increase from (i) $37.25 (the closing price per share of Meditrust on the NYSE on the last trading day prior to the announcement of the Mergers) to (ii) the average closing price of 1.2016 shares of Paired Common Stock on the 40 trading days commencing 30 days after the date of the closing of the Mergers. Based upon the closing price on August 28, 1997, the amount of the payment would be approximately $8.28 million. The Board of Trustees of Meditrust has not yet considered the recommendation of the Compensation Committee.

  Pursuant to the Merger Agreement, each outstanding option to purchase a Meditrust Share will be converted into an option to purchase from Realty such number of shares of Paired Common Stock (rounded down to the nearest whole number) as is equal to the number of Meditrust Shares issuable upon exercise of such option multiplied by the Exchange Ratio. In connection with the Mergers, a total of 337,349 Meditrust options granted prior to August 1, 1997 will be immediately exercisable, including the following options held by the Trustees and executive officers of Meditrust with the indicated exercise prices: Michael
S. Benjamin (options to acquire 13,333 shares at an exercise price of $30.125); David F. Benson (options to acquire 20,000 shares at an exercise price of $30.125); Edward W. Brooke (options to acquire 20,000 shares at an exercise price of $30.125); Michael F. Bushee (options to acquire 13,333 shares at an exercise price of $30.125); John G. Demeritt (options to acquire 20,333 shares at an exercise price of $34.125); Abraham D. Gosman (options to acquire 20,000 shares at an exercise price of $30.125); Philip L. Lowe (options to acquire 20,000 shares at an exercise price of $30.125); Thomas J. Magovern (options to acquire 13,357 shares at an exercise price of $30.25, and 13,825 shares at an exercise price of $30.00); Stephen C. Mecke (options to acquire 11,666 shares at an exercise price of $30.125); Debora A. Pfaff (options to acquire 11,666 shares at an exercise price of $30.125); Stephen H. Press (options to acquire 11,666 shares at an exercise price of $30.125); Gerald Tsai, Jr. (options to acquire 20,000 shares at an exercise price of $30.125); Frederck W. Zuckerman (options to acquire 20,072 shares at an exercise price of $30.25, and 13,285 shares at an exercise price of $30.00).

  Pursuant to the Merger Agreement, after the Effective Time Meditrust Corporation and Meditrust Operating Company will indemnify the directors and officers of Realty and Operating against liabilities or expenses incurred in connection with claims relating to matters occurring prior to the Effective Time to the full extent permitted under applicable law, and have agreed to maintain in effect directors' and officers' liability insurance for their benefit. See "The Merger Agreement--Director and Officer Indemnification."

  Following the Effective Time, all of the Trustees of Meditrust will serve on the Boards of Directors of the Surviving Corporations. In addition, William C. Baker and J. Terrence Lanni will serve on the Board of Directors of Meditrust Corporation and James P. Conn and John C. Cushman, III will serve on the Board of Directors of Meditrust Operating Company. Messrs. Baker, Lanni, Conn and Cushman are currently Directors of Realty and Operating. See "--Directors of the Surviving Corporations."

APPRAISAL RIGHTS

  Under Delaware and Massachusetts law, neither the holders of the Paired Common Stock of The Santa Anita Companies nor the shareholders of Meditrust or MAC will have any dissenters' or appraisal rights; however, the holders of the Series A Preferred Stock of The Santa Companies have appraisal rights in connection with the Mergers under Section 262 ("Section 262") of the Delaware General Corporation Law ("DGCL").

  The following summary of the availability of appraisal rights is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262. All references in Section 262 and in this summary to a "stockholder" or "holder" are to the record holder of the shares of Series A Preferred Stock as to which appraisal rights are asserted.

  Holders of Series A Preferred Stock. Under the DGCL, holders of The Santa Anita Companies' Series A Preferred Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Series A Preferred Stock appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such shares of Series A Preferred Stock, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, together with a fair rate of interest, if any, as determined by such court. A person who has a beneficial interest in shares of Series A Preferred Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

  Under Section 262, when a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are available, and must include with such notice a copy of Section 262. Any holder of Series A Preferred Stock who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Section 262 carefully, because failure to comply timely and properly with the procedures specified will result in the loss of appraisal rights under the DGCL.

  A HOLDER OF SERIES A PREFERRED STOCK WISHING TO EXERCISE SUCH HOLDER'S APPRAISAL RIGHTS (A) MUST NOT VOTE IN FAVOR OF THE MERGERS AND (B) MUST DELIVER TO THE SANTA ANITA COMPANIES, PRIOR TO THE VOTES ON THE MERGERS AT THE SANTA ANITA MEETINGS TO BE HELD ON OCTOBER , 1997, A WRITTEN DEMAND FOR APPRAISAL OF SUCH HOLDER'S SHARES OF SERIES A PREFERRED STOCK. THUS, ANY HOLDER OF SERIES A PREFERRED STOCK WHO WISHES TO ELECT TO DEMAND APPRAISAL AND WHO EXECUTES AND RETURNS A PROXY CARD ON ONE OF THE ACCOMPANYING FORMS MUST SPECIFY THAT SUCH HOLDER'S SHARES ARE TO BE VOTED AGAINST THE MERGERS OR THAT THE PROXY HOLDER SHOULD ABSTAIN FROM VOTING SUCH HOLDER'S SHARES. IF THE SHAREHOLDER RETURNS A PROXY WITHOUT VOTING INSTRUCTIONS, OR WITH INSTRUCTIONS TO VOTE IN FAVOR OF THE MERGERS, SUCH HOLDER'S SHARES WILL AUTOMATICALLY BE VOTED IN FAVOR OF THE MERGERS AND THE SHAREHOLDER WILL LOSE ANY RIGHT TO APPRAISAL OF SUCH HOLDER'S SHARES OF SERIES A PREFERRED STOCK.

  A holder of Series A Preferred Stock wishing to exercise such holder's appraisal rights must be the record holder of such Series A Preferred Stock on the date the written demand for appraisal is made and must continue to hold such Series A Preferred Stock until the consummation of the Mergers. Accordingly, a holder of Series A Preferred Stock who is the record holder of the Series A Preferred Stock on the date the written demand for appraisal is made, but who thereafter transfers such Series A Preferred Stock prior to the consummation of the Mergers, will lose any right to appraisal in respect of such Series A Preferred Stock.

  Only a holder of record of Series A Preferred Stock is entitled to assert appraisal rights for the shares of Series A Preferred Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on the holder's stock certificates. If the shares of Series A Preferred Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Series A Preferred Stock are owned of record by more than one person, such as a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Series A Preferred Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Series A Preferred Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Series A Preferred Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Series A Preferred Stock as to which appraisal is sought. When no number of shares of Series A Preferred Stock is expressly mentioned the demand will be presumed to cover all shares of Series A Preferred Stock held in the name of the record owner. Shareholders who hold their Series A Preferred Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

  WRITTEN DEMAND FOR APPRAISAL RIGHTS SHOULD BE SENT OR DELIVERED TO THE SECRETARY, SANTA ANITA OPERATING COMPANY, 285 WEST HUNTINGTON DRIVE, P.O. BOX 60014, ARCADIA, CALIFORNIA 91066-6014. SUCH DEMAND MUST BE RECEIVED BY THE SANTA ANITA COMPANIES BEFORE THE SANTA ANITA MEETINGS ON OCTOBER , 1997.

  If any holder of Series A Preferred Stock demands appraisal, and the issuance of Paired Common Stock in exchange for the outstanding Series A Preferred Stock is approved by the required shareholder vote at the Santa Anita Meetings, then The Santa Anita Companies may elect, prior to the Effective Time, to exchange such shareholders' Series A Preferred Stock for shares of Paired Common Stock. See "Other Santa Anita Proposals--Issuance of Paired Common Stock in Exchange for Series A Preferred Stock." Upon completion of such exchange, such shareholder would no longer have any appraisal rights.

  Within 10 days after the consummation of the Mergers, the Surviving Corporations will notify each holder of Series A Preferred Stock who has properly asserted appraisal rights under Section 262 and has not voted in favor of the Mergers of the date the Mergers became effective.

  Within 120 days after the consummation of the Mergers, but not thereafter, the Surviving Corporations or any holder of Series A Preferred Stock who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Series A Preferred Stock. The Surviving Corporations are under no obligation to, and The Santa Anita Companies have no present intention to, file such a petition with respect to the appraisal of the fair value of the Series A Preferred Stock. Accordingly, it is the obligation of the holders of Series A Preferred Stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

  Within 120 days after the consummation of the Mergers, any holder of Series A Preferred Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporations a statement setting forth the aggregate number of shares of Series A Preferred Stock not voted in favor of the Mergers and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Series A Preferred Stock. Such statements must be mailed within 10 days after a written request therefor has been received by the Surviving Corporations.

  If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the holders of Series A Preferred Stock who have complied with Section 262 and who have become entitled to appraisal rights and will appraise the "fair value" of their shares of Series A Preferred Stock, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

  The Delaware Chancery Court will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of Series A Preferred Stock have been appraised. The costs of the proceeding may be determined by the Delaware Chancery Court and taxed upon the parties as the court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any shareholder in connection with an appraisal, including, without limitation, reasonably attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Series A Preferred Stock entitled to appraisal.

  Any holder of Series A Preferred Stock who has duly demanded appraisal in compliance with Section 262 will not, after consummation of the Mergers, be entitled to vote such holder's shares of Series A Preferred Stock for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of Series A Preferred Stock as of a record date prior to the consummations of the Mergers).

  If holders of Series A Preferred Stock who properly demand appraisal of their Series A Preferred Stock under Section 262 fail to perfect, or effectively withdraw or lose, their right to appraisal, as provided in the DGCL, the shares of Series A Preferred Stock of such holders will remain outstanding shares of Series A Preferred Stock of the Surviving Corporations, subject to the rights of the Surviving Corporations and the holders as set forth below in "Description of Capital Stock of The Santa Anita Companies--Preferred Stock." A holder of Series A Preferred Stock will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days of the Effective Time, or if the stockholder delivers to the Surviving Corporations a written withdrawal of his or her demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time will require the written approval of the Surviving Corporations, and no appraisal proceeding in the Delaware Chancery Court may be dismissed as to any shareholder without court approval.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

MATERIAL DIFFERENCES IN RIGHTS OF SHAREHOLDERS OF THE SANTA ANITA COMPANIES AND MEDITRUST AND MAC

  If the Mergers are consummated, the business of the Surviving Corporations will be conducted as Delaware corporations. Meditrust and MAC are business trusts organized under the laws of The Commonwealth of Massachusetts. The rights of holders of Meditrust Shares presently are governed by the Restated Declaration of Trust dated May 10, 1996 (the "Declaration") and Meditrust's By-laws. The rights of holders of MAC are governed by the Declaration of Trust dated June 2, 1997 (the "MAC Declaration") and the By-laws of MAC, which are substantially similar to the Declaration and the By-laws of Meditrust insofar as shareholder rights are concerned. Except as noted below in this Section, all statements relating to Meditrust and the Declaration apply to MAC and the MAC Declaration.

  Set forth below is a summary of the material differences between the rights of the holders of Meditrust Shares and MAC Shares and those of shareholders of The Santa Anita Companies, which will be the Surviving Corporations. The summary does not purport to be a complete statement of all such differences, and is qualified by reference to the DGCL, The Santa Anita Companies' Certificates of Incorporation ("The Santa Anita Companies' Certificates"), and their By-Laws ("The Santa Anita Companies' By-Laws"), the Declaration, the Meditrust By-Laws and the MAC Declaration and By-Laws. Copies of The Santa Anita Companies'

Certificates, The Santa Anita Companies' By-Laws, the Meditrust Declaration, the Meditrust By-Laws and the MAC Declaration and By-Laws are incorporated by reference herein and will be sent to shareholders of The Santa Anita Companies and The Meditrust Companies upon request. See "Where You Can Find More Information." Copies of the Declaration, the MAC Declaration and the By-Laws of Meditrust and MAC are available for inspection by shareholders at the principal office of Meditrust in Needham, Massachusetts.

  Paired Shares. Prior to the record date, Meditrust and MAC entered into a stock-pairing arrangement pursuant to which any transferee of Meditrust Shares will also receive a beneficial interest in an equal number of MAC Shares and any transferee of MAC Shares will also receive a beneficial interest in an equal number of Meditrust Shares and such shares will be paired with one another for the purpose of trading.

  The Santa Anita Companies' By-Laws and a pairing agreement dated as of December 31, 1979 between Realty and Operating provide for a similar stock-pairing arrangement.

  Purposes. The primary purpose of Meditrust is to invest in health care related, income-producing investments in real property and real estate interests. While the trustees are given broad general powers by the Declaration in the determination of which activities may be pursued by Meditrust, the policy of Meditrust is to make investments which comply with the requirements of the Code with respect to the composition of the investments and the derivation of the income for a REIT. While MAC was formed to facilitate the Mergers, the MAC Declaration states no primary purpose.

  The Santa Anita Companies' Certificates provide that Realty and Operating may engage in any lawful activity or business permitted a corporation under the laws of the State of Delaware. The By-Laws of Realty, however, provide that Realty shall conduct its business in such a manner as to be qualified to be taxed as a REIT and the assets of Realty shall be invested principally in real property and interests in real estate.

  Shareholders' Meetings. The Declaration provides that whenever holders of Meditrust Shares are required or permitted to take any action, unless a vote at a meeting is specifically required, such action may be taken without a meeting by written consents setting forth the action so taken signed by the holders of at least a majority (or, in certain cases, three-quarters) of the outstanding shares that would be entitled to vote thereon at a meeting. Special meetings are required to be called upon the written request of holders of at least 10% of the Meditrust Shares.

  The Santa Anita Companies' Certificates and By-Laws provide that any action required or permitted to be taken by shareholders of The Santa Anita Companies must be taken at a meeting and may not be taken by consent in writing. The Santa Anita Companies' By-Laws also provide that shareholders of The Santa Anita Companies do not have the right to call meetings of the shareholders and that shareholders must provide advance notice of any proposals that they wish to be submitted for shareholder approval.

  Board of Trustees/Board of Directors. The Declaration provides that the trustees of Meditrust (the "Trustees") have full, absolute and exclusive power, control and authority over the property and income and the business and affairs Meditrust, to the same extent as if they were the sole owners thereof in their own right. The Trustees are elected to hold office for one year terms and until their successors are elected and qualified. The Declaration does not provide for cumulative voting. The number of Trustees is such number, not less than three (one, in the case of MAC) nor more than twelve, as may be determined and changed from time to time by the Trustees or by the holders of Meditrust Shares. At the present time, such number has been fixed at eight in the case of Meditrust (with one current vacancy) and two in the case of MAC. Any Trustee may be removed at any time with or without cause by the holders of a majority of the outstanding Meditrust Shares or with cause by unanimous vote of the remaining Trustees.

  The Santa Anita Companies' business and affairs are managed by their respective Boards of Directors. The Santa Anita Companies' Certificates and By-Laws provide for classified Boards of Directors. The directors of The Santa Anita Companies are divided into three classes and each year one class of directors is elected to hold office for a term of three years and until the successors of the respective directors are elected and qualified. The Santa Anita Companies' By-Laws provide that the Boards of Directors are authorized to fix the number of directors. The number is currently fixed at ten. The DGCL provides that, unless otherwise provided in the certificate of incorporation (The Santa Anita Companies' Certificates do not so otherwise provide), so long as the Boards are classified as described above, the directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors only for cause. The DGCL does not contain any provision for the removal of a director by other directors and The Santa Anita Companies' Certificates and By-Laws contain no provisions in respect of this subject.

  The Santa Anita Companies' Certificates provide that every shareholder entitled to vote at any election of directors may cumulate such shareholder's votes and give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled or distribute such number of votes among any number of the nominees. At the Santa Anita Meetings, the shareholders of The Santa Anita Companies are being asked to vote to amend The Santa Anita Companies' Certificates to delete these cumulative voting provisions. See "Other Santa Anita Proposals--Proposal to Eliminate Cumulative Voting."

  Distributions. The Declaration provides that dividends are payable out of income, capital, capital gains, principal, surplus, proceeds from the increase or financing or refinancing of Meditrust obligations, or from the sale of portions of Meditrust's property or any other source as the Trustees determine.

  Under the DGCL, The Santa Anita Companies may pay dividends out of surplus or out of net profits for the current or previous fiscal year.

  Realty expects to distribute dividends of at least 95% of its REIT taxable income (determined without regard to net capital gains and the dividends paid deduction) on a current basis in order to maintain its status as a real estate investment trust under the Code.

  Dissenters' Rights of Appraisal. Neither the Declaration nor any Massachusetts statute grants to the holders of Meditrust Shares any rights in the nature of dissenters' rights of appraisal with respect to any action upon which the holders of Meditrust Shares may be entitled to vote.

  Under the DGCL, no dissenters' rights of appraisal are granted to shareholders who dissent from a sale, lease or exchange of all or substantially all of the assets of a corporation. The DGCL further provides that no dissenters' rights of appraisal are granted to shareholders who dissent from a merger or consolidation for which a shareholders' vote is required if the shares of the class of stock in question are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 shareholders, unless the shareholders are required in connection with the merger or consolidation to accept for their stock anything except (i) stock of the corporation surviving or resulting from the merger or consolidation, (ii) stock of any other corporation listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 shareholders, (iii) cash in lieu of fractional shares or (iv) any combination of (i), (ii) and (iii) above. The shares of Meditrust, MAC and The Santa Anita Companies (other than the shares of Series A Preferred Stock) are traded on the NYSE. Under the DGCL, the holders of Santa Anita Companies' Series A Preferred Stock are entitled to appraisal rights in connection with a merger or consolidation, subject to certain exceptions.

  Amendment; Termination. Amendment of the Declaration or termination of Meditrust requires the approval of the holders of at least a majority (or, in certain cases with respect to the Declaration, up to 90%) of the issued and outstanding Meditrust Shares.

  The DGCL provides that the affirmative vote of the board of directors and the approval by at least a majority of the holders of the issued and outstanding shares of capital stock entitled to vote is required to amend the certificate of incorporation, to merge or consolidate the subject corporation with or into another corporation (with certain exceptions) or to sell or otherwise dispose of all or substantially all of its assets or to cause it to dissolve. The Santa Anita Companies' Certificates provide that a super majority is required for the approval of certain business combinations. See "-- Fair Price Provision and Shareholder Rights Plan." The Santa Anita Companies' By-Laws provide that they may be amended or repealed with the approval of the holders of 80% of the issued and outstanding stock entitled to vote or, except with respect to the provisions governing transfers of stock, by The Santa Anita Companies' Boards of Directors.

  Shareholder Liability. The Declaration provides that no holder of Meditrust Shares shall be liable for any debt, liability or obligation of Meditrust or any claim, demand, judgment or decree against Meditrust arising out of any action taken or omitted for or on behalf of Meditrust. The Declaration further provides that all third persons shall look solely to Meditrust's property for satisfaction of claims arising in connection with the affairs of Meditrust. Under the laws of The Commonwealth of Massachusetts no personal liability will attach to the holders of Meditrust Shares for contract claims under any undertaking containing a provision disavowing shareholder liability as a term thereof where adequate notice is given of such a provision. It is possible, however, that holders of Meditrust Shares may be held personally liable with respect to undertakings containing such a provision in a few jurisdictions. With respect to all types of claims in such jurisdictions and with respect to tort claims, contract claims where shareholder liability is not disavowed as described above, claims for certain taxes and certain statutory liabilities in other jurisdictions, a shareholder may be held personally liable to the extent that such claims are not satisfied by Meditrust. However, Meditrust is obligated by the Declaration to indemnify any holder of Meditrust Shares who, contrary to the provisions of the Declaration, is held to any personal liability.

  Under the DGCL, holders of Realty Capital Stock and Operating Capital Stock are not personally liable, as such, for claims of third parties against The Santa Anita Companies.

  Liability and Indemnification of Trustees, Directors, Officers and
Agents. The Declaration provides that no trustee, officer, employee, agent or affiliate of Meditrust shall be liable for any loss suffered by Meditrust which arises out of any action or inaction by such person if such person, in good faith, determined that such course of conduct was in the best interests of Meditrust or MAC and did not constitute gross negligence or willful misconduct. The Declaration further provides that no Trustee shall be personally liable to Meditrust or its shareholders for breach of fiduciary duty, except to the extent provided by law for breach of the Trustee's duty of loyalty. With the exception of gross negligence or willful misconduct, a trustee, officer, employee, agent or affiliate is entitled under the Declaration to be indemnified against all liability in connection with the affairs of Meditrust.

  The Santa Anita Companies' Certificates and By-Laws provide that The Santa Anita Companies shall indemnify to the full extent permitted by law any person made or threatened to be made a party to an action or proceeding by reason of the fact that such person is or was a director or officer of The Santa Anita Companies, including for breaches of fiduciary duty with respect to directors, or serves or served any other enterprise as a director, officer, employee or agent at the request of The Santa Anita Companies. Delaware law allows indemnification against expenses (including attorneys' fees) incurred in the defense or settlement of a derivative action (a suit brought on behalf of the corporation), provided that, with respect to officers and directors, there is a determination by a majority vote of disinterested directors or a committee thereof, independent legal counsel or a majority vote of the shareholders that the person seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that, without court approval, no indemnification may be made in respect to any matter in which the person seeking indemnification has been adjudged liable in the performance of his duty to the corporation. In non-derivative actions, the DGCL permits, in addition to indemnification against expenses, indemnification against judgments, fines and amounts paid in settlement, upon a determination, made, with respect to officers and directors, in the manner described above, that the person seeking indemnification acted in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding that such person had no reasonable cause to believe his conduct was unlawful.

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

  Transactions with Affiliated Persons. The Declaration provides that, in the absence of fraud, a transaction between Meditrust and any other person shall not be invalid even though (a) one or more Trustees, officers, employees or agents are directly or indirectly interested in or connected with, or are trustees, partners, directors, employees, officers, or agents of such other person, or (b) one or more of the Trustees, officers, employees or agents is a party to or directly or indirectly interested in such transaction, provided that (i) such interest or connection is disclosed or known to the Trustees and thereafter the Trustees authorize or ratify such contract, act or other transaction by affirmative vote of a majority of the Trustees who are not so interested or (ii) such interest or connection is disclosed or known to the holders of Meditrust Shares, and thereafter such transaction is approved by the holders of a majority of the Meditrust Shares issued and outstanding or (iii) such transaction is fair to Meditrust as of the time it is authorized, approved or ratified by the Trustees or the shareholders. The Declaration further provides that no Trustee, officer or advisor of Meditrust or any of their affiliates shall, directly or indirectly, acquire any asset for the purpose of reselling it to Meditrust, except to purchase property to be acquired by Meditrust upon completion of financing arrangements by Meditrust.

  Neither The Santa Anita Companies' Certificates nor By-Laws restrict by their terms the transactions to which The Santa Anita Companies' or their officers or directors may be parties. The DGCL provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be invalid solely for this reason, provided that the material facts of the relationship of the party to the corporation and such financial interest are disclosed and the contract or transaction is authorized by the affirmative votes of a majority of the disinterested directors or by a majority of the shareholders entitled to vote thereon, or provided that the contract or transaction was fair to the corporation at the time of authorization or ratification by the board or the shareholders. Under the DGCL, a corporation may lend money to, or guarantee any obligation of, its employees, officers and directors and otherwise assist them, whenever, in the judgment of the directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation.

  Tax Treatment. Meditrust, MAC and Realty are each qualified as a REIT under the applicable provisions of the Code. Operating is treated as a regular taxable "C" corporation under the Code.

  Excess Share Limitations. The Declaration provides that if a holder of Meditrust Shares obtains direct or indirect ownership of at least 9.9% of the outstanding Meditrust Shares, the Trustees of Meditrust may call for the purchase from such shareholder of such number of shares sufficient to reduce his ownership of Meditrust Shares to no more than 9.9% and refuse to transfer or issue shares to such shareholder if acquisition of such shares would result in direct or indirect ownership of more than 9.9% of the outstanding Meditrust Shares.

  The Santa Anita Companies' By-Laws provide that if a shareholder obtains any ownership interest which would cause Realty to fail to conform with the requirements of the Code pertaining to a REIT, the Board of Directors of Realty or Operating may call for the purchase from such shareholder of such number of shares sufficient to reduce his holdings to conform to the requirements of the Code and refuse to register the transfer of shares to any person whose acquisition of such shares would result in Realty being unable to conform to the requirements of the Code pertaining to a REIT.

  Capitalization. The trustees may issue Meditrust Shares in unlimited amounts on such terms as they deem appropriate. As of June 30, 1997, there were 61,588,182 Meditrust Shares issued and outstanding.

  The Santa Anita Companies are each authorized to issue 19,000,000 shares of common stock, par value $.10 per share, and 6,000,000 shares of preferred stock, par value $.10 per share. See "Description of Capital Stock of The Santa Anita Companies." The Merger Agreement provides that The Santa Anita Companies' Certificates will be amended to increase the number of shares of authorized common stock to 300,000,000 and to create a new class of common stock issuable in one or more series upon terms to be determined by the Board of Directors. The Realty preferred stock and Operating preferred stock may be issued in such series upon such terms as may be prescribed by Realty's or Operating's Board of Directors. Subject to there being

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

sufficient authorized capital stock, and subject to the requirements of the NYSE, additional shares of Realty Common Stock and Operating Common Stock and shares of Realty preferred stock and Operating preferred stock may be issued without further action by the shareholders of Realty or Operating. Neither The Santa Anita Companies' Certificates nor their By-Laws restrict the issuance of warrants or options to purchase capital stock of The Santa Anita Companies or securities convertible into such capital stock and the By-Laws expressly authorize the adoption of employee stock purchase plans providing for the issuance and sale of their capital stock or the granting of options to purchase their capital stock. Except as provided in the Merger Agreement, certain existing option plans and agreements, the Series A Preferred Stock and the shareholder rights plan described below, there are no present plans calling for the issuance of any additional stock, options, warrants or convertible securities. The issuance of any thereof may result in the dilution of the ownership position of existing shareholders or may have the effect of delaying, deferring or preventing a change in control without any further action by the shareholders of The Santa Anita Companies.

  Fair Price Provision and Shareholder Rights Plan. The Declaration does not provide for the restriction of certain business combinations and Meditrust has not adopted a shareholder rights plan. Pursuant to the Declaration, the Trustees may call for the purchase from any holder of Meditrust Shares a number of Meditrust Shares sufficient to bring the direct or indirect ownership of such holder to no more than 9.9% of the issued and outstanding Meditrust Shares, and may refuse to transfer or issue Meditrust Shares to any person whose acquisition of such shares would result in direct or indirect ownership of more than 9.9% of the issued and outstanding Meditrust Shares.

  The Santa Anita Companies' Certificates restrict certain Business Combinations (as hereinafter defined) with Interested Shareholders (as hereinafter defined) (the "Business Combination Provision"). The Business Combination Provision provides that Business Combinations with Interested Shareholders (without regard to the length of time a shareholder has been an interested shareholder) may not be consummated without the vote of the holders of 80% of all issued and outstanding shares entitled to vote in the election of directors (the "Voting Stock"), and, if less than 90% of the Voting Stock approves the Business Combination, a majority of the combined voting power of the then outstanding shares of Voting Stock held by persons who are not Interested Shareholders. The Business Combination Provision does not apply to Business Combinations approved by a majority of the directors unaffiliated with the Interested Shareholder and elected prior to such an Interested Shareholder becoming an Interested Shareholder or if certain price and procedural requirements are met. A Business Combination includes (i) a merger or consolidation, (ii) the sale or disposition of assets of Realty or Operating having an aggregate fair market value of $5,000,000 or more, (iii) the issuance of stock of Realty or Operating having a fair market value of $5,000,000 or more, (iv) the adoption of a plan of liquidation or dissolution proposed by or on behalf of an Interested Shareholder and (v) any merger, consolidation, reclassification or recapitalization which increases the proportionate shareholdings of an Interested Shareholder. An Interested Shareholder for the purposes of application of the Business Combination Provision includes any person or entity who is, together with its affiliates and associates, (or who is an affiliate of Realty or Operating and during the prior two years was) the beneficial owner (as defined in The Santa Anita Companies' Certificates and consistent with Regulation 13D under the Exchange Act) of more than 10% of the Voting Stock or an assignee of such a person or entity.

  Under a shareholder rights plan adopted by The Santa Anita Companies in June 1989 (the "Rights Plan"), there is attached to each outstanding share of Realty Common Stock one right (a "Right") which entitles the holder to purchase from Realty, initially, one one-hundredth of a share of junior participating preferred stock having economic and voting rights equivalent to one share of Realty Common Stock, at a price of $100, subject to adjustment. No separate rights certificates have been distributed. The Rights are not exercisable or transferable apart from the shares of Realty Common Stock until the earlier of ten business days following a public announcement that a person or group (an "Acquiring Person") has acquired beneficial ownership of 10% or more of Realty's Voting Stock, other than pursuant to a Qualified Offer (as defined in the Rights Plan) or ten business days or such later date as may be determined by the Realty Board of Directors following the commencement of, or announcement of the intention to commence, a tender or exchange offer that would result

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

in a person or group of affiliates or associated persons beneficially owning 10% or more of Realty's Voting Stock. Upon an Acquiring Person becoming such or the occurrence of certain other events involving the Acquiring Person or upon a business combination involving an Acquiring Person where Realty is not the surviving corporation, each holder of a Right, other than the Acquiring Person, would be entitled to purchase shares of Realty Common Stock, or an acquiring corporation's common stock, having a market value of two times the exercise price of the Right. During such time as the stock-pairing arrangement between Realty and Operating shall remain in effect, Operating will issue, on a share-for-share basis, Operating Common Stock, or, as the case may be, Operating junior participating preferred shares to each person receiving shares of Realty Common Stock or preferred shares upon exercise or in exchange for one or more Rights. At any time after an Acquiring Person has become such, the Board of Directors of Realty may exchange the Rights not owned by such Acquiring Person, in whole or in part, at an exchange ratio of one share of Realty Common Stock per Right, subject to adjustment. Realty is entitled to redeem the Rights in whole, but not in part, at a price of $.001 per Right prior to the earlier of the expiration of the Rights on August 31, 1999 or the close of business ten days after the announcement that an Acquiring Person has become such.

  Business Combinations with Interested Stockholders. Neither the Declaration nor any Massachusetts statute restricts the consummation of a business combination with holders of Meditrust Shares.

  Under the DGCL, a corporation may not engage in a business combination with an "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder. The foregoing prohibition is subject to the following exceptions: (1) if, prior to the time that such stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the interested stockholder becoming an interested stockholder; (2) if, upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding immediately prior to the commencement of such transaction (with certain adjustments); or (3) at or subsequent to the time that such stockholder became an interested stockholder, the business combination is approved by the board of directors and by the vote of the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting of the corporation. Furthermore, the prohibition does not apply to business combinations proposed prior to the consummation or abandonment of, and subsequent to the public announcement or notification pursuant to the statute of, a proposed transaction which meets certain requirements. The DGCL permits the corporation, by vote of the holders of at least a majority of the shares entitled to vote, to adopt an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the provision restricting business combinations with interested stockholders (The Santa Anita Companies have not adopted such an amendment). Subject to certain exceptions, the definition of "interested stockholder" includes any person that (i) owns 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of any such person.

ACCOUNTING TREATMENT OF THE MERGERS

  The Mergers will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles as if The Meditrust Companies acquired The Santa Anita Companies. Under the purchase method of accounting, the purchase price of The Santa Anita Companies, including the direct costs of the Mergers, will be allocated to the assets acquired and liabilities assumed based upon their estimated relative fair values with excess purchase consideration allocated to goodwill.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

  The following is a summary of the material federal income tax consequences of the Mergers. This summary is not tax advice. Except as discussed below, no ruling or determination letters from the Internal Revenue Service ("IRS") have been or will be requested on any tax issue connected with the Mergers.

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

  It is a condition to the consummation of the Mergers that Meditrust, Realty and Operating receive (i) an opinion from O'Melveny & Myers LLP that (a) Realty met the requirements of the Code for qualification as a REIT for the calendar year 1996 and if it continues to operate in the same manner as it has in such year, it will continue to so qualify, and (b) the consummation of the transaction contemplated by the Merger Agreement will not adversely affect the qualification of Realty as a REIT or its ability to retain its status as a grandfathered paired share REIT; (ii) an opinion from Nutter, McClennen & Fish, LLP that (a) Meditrust met the requirements of the Code for qualification as a REIT immediately prior to the Effective Time and (b) the consummation of the transaction contemplated by the Merger Agreement will not adversely affect the qualification of Realty as a REIT or its ability to retain its status as a grandfathered paired share REIT. It is a further condition that Meditrust receive an opinion from Nutter, McClennen & Fish, LLP that the Mergers will qualify as "reorganizations" under Section 368(a) of the Code, or, alternatively, in the case of the merger between MAC and Operating, Section 351 of the Code. None of Meditrust, Realty nor Operating will waive these conditions.

  The opinions of Nutter, McClennen & Fish, LLP and O'Melveny & Myers LLP will be based upon the Code as currently in effect, applicable Treasury Regulations thereunder and judicial and administrative interpretations thereof, all of which are subject to change, including changes that may be retroactive, and upon certain customary assumptions and representations. Opinions of counsel are not binding on the IRS or the courts. Accordingly, no assurance can be given that the IRS will not challenge the propriety of one or more of the tax positions described herein or that such a challenge would not be successful.

  This summary does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances. Except as specifically provided, the discussion below does not address foreign, state, or local tax consequences, nor does it specifically address the tax consequences to taxpayers subject to special treatment under the federal income tax laws (including dealers in securities, foreign persons, life insurance companies, tax-exempt organizations, financial institutions, and taxpayers subject to the alternative minimum tax). The discussion deals only with shareholders who hold their shares as capital assets. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this Joint Proxy Statement/Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

  EACH SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE MERGERS, THE CASH ELECTION AND OWNERSHIP OF THE PAIRED COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES THEREOF AND OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

  General. Nutter, McClennen & Fish, LLP expects to render an opinion, based on customary assumptions and representations and subject to the limitations set forth above, that the Mergers will qualify as "reorganizations" under Section 368(a) of the Code, or, alternatively, in the case of the Merger of MAC and Operating, Section 351 of the Code. The relevant consequences of such qualification will be that:

    (i) No gain or loss will be recognized by Meditrust, MAC, Realty or Operating by reason of the Mergers.

    (ii) Except for any cash received in lieu of fractional shares, no gain will be recognized by any Meditrust shareholder or MAC shareholder upon the exchange of Meditrust Shares and MAC Shares for Realty Common Stock and Operating Common Stock, respectively, in the Mergers.

    (iii) The basis of the Realty Common Stock received by a Meditrust shareholder in the Realty Merger will be the same as the basis of the Meditrust Shares surrendered in exchange therefor (as reduced to reflect the distribution of MAC Shares, to the extent such distribution is not treated as a taxable dividend).

    (iv) The basis of the Operating Common Stock received by a MAC shareholder in the Operating Merger will be the same as the basis of the MAC Shares surrendered in exchange therefor.

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

    (v) The holding period of the Realty Common Stock received by a Meditrust shareholder in the Realty Merger will include the period during which the Meditrust Shares surrendered in exchange therefor were held.

    (vi) The holding period of the Operating Common Stock received by a MAC shareholder in the Operating Merger will include the period during which the MAC Shares surrendered in exchange therefor were held.

  Distribution of MAC Shares to Meditrust Shareholders. The distribution of MAC Shares to Meditrust shareholders will receive dividend treatment to the extent of Meditrust's current earnings and profits measured at the end of Meditrust's taxable year, which will be the date of the Mergers if the Mergers are consummated. If the total distributions made with respect to Meditrust Shares for such year exceeds Meditrust's current earnings and profits, then such earnings and profits will be allocated pro rata to each distribution. The amount by which any such distribution exceeds its allotted portion of current earnings and profits will be treated as a return of investment and then, to the extent that such distribution exceeds a Meditrust shareholder's tax basis, as gain from the sale or exchange of such shares. Alternatively, it is possible that the MAC Shares might be considered taxable "boot" in the exchange of Meditrust Shares for Realty Common Stock. In this event, the fair market value of the MAC Shares would be subject to tax, but not in excess of any built-in gain of the Meditrust Shares held by each Meditrust shareholder. Meditrust intends to report the transaction as a dividend as described above.

  If the Mergers are not consummated, it is likely that MAC will be liquidated. Any such liquidation may result in capital gain or loss to the MAC shareholders equal to the difference between the liquidation proceeds and their bases in the MAC Shares. Similarly, MAC may pay a capital gain dividend which would cause MAC shareholders to recognize capital gain to the extent to which the value of the Paired Common Stock which is owned by MAC exceeds its purchase price. In any event, Meditrust expects that by the end of its taxable year, whether or not the Mergers are completed, it will distribute regular cash dividends equal in amount to prior distributions received by shareholders that are subject to current taxation.

  Cash Election by Realty and Operating Shareholders. An exchange by a Realty and Operating shareholder (a "Holder") of shares of Paired Common Stock for cash pursuant to the Cash Election will be a taxable transaction for federal income tax purposes. As a consequence of the Cash Election, a Holder, depending on such Holder's particular circumstances, will be treated either as recognizing gain or loss from the disposition of the Realty Common Stock and Operating Common Stock or as receiving a dividend distribution from Realty and Operating.

  Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of Realty Common Stock and Operating Common Stock for cash if the exchange (i) results in a "complete termination" of such Holder's equity interest in the corporation, (ii) results in a "substantially disproportionate" redemption with respect to such Holder or (iii) is "not essentially equivalent to a dividend" with respect to the Holder. Section 302 applies attribution rules pursuant to which a Holder is deemed to own any stock (i) owned by certain family members (except that in the case of a "complete termination" a Holder may, under certain circumstances, waive attribution from family members), (ii) owned directly or indirectly by a partnership, estate or trust in proportion to such Holder's partnership or beneficial interest, (iii) owned directly or indirectly by a corporation, if such Holder owns, directly or indirectly, 50% of the value of the stock of such corporation, in proportion to such ownership and (iv) that the Holder has the right to acquire by exercise of an option. An exchange of Realty Common Stock and Operating Common Stock for cash will be a substantially disproportionate redemption with respect to a Holder if the percentage of the then outstanding Realty Common Stock and Operating Common Stock owned by such Holder immediately after the exchange is less than 80% of the percentage of the Realty Common Stock and Operating Common Stock owned by such Holder immediately before the exchange. If an exchange of Realty Common Stock and Operating Common Stock for cash fails to satisfy the "substantially disproportionate" test, the Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. An exchange of Realty Common Stock and Operating Common Stock for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the Holder's equity interest in the corporation. An exchange of Realty Common Stock and Operating Common Stock for cash that results in a reduction of the proportionate equity interest in the corporation of a Holder whose relative equity interest in the corporation is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of the corporation's corporate affairs should be treated as "not essentially equivalent to a dividend."

  If a Holder is treated under Section 302 as recognizing gain or loss from the disposition of the Realty Common Stock and Operating Common Stock pursuant to the Cash Election, such gain or loss will be equal to the difference between the amount of cash received and such Holder's tax basis in the Realty Common Stock and Operating Common Stock exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss depending on the holding period of the Realty Common Stock and Operating Common Stock. See "--Capital Gain Income" below. Gain or loss must be determined separately for each block of Realty Common Stock and Operating Common Stock (that is, Realty Common Stock and Operating Common Stock acquired at the same cost in a single transaction) that is exchanged for cash. Under current law, a Holder may be able to designate (generally through its broker) which blocks of Realty Common Stock and Operating Common Stock are tendered if less than all of such Holder's Realty Common Stock and Operating Common Stock are exchanged for cash, and the order in which blocks are exchanged for cash. Each Holder should consult its tax advisor concerning the mechanics and desirability of such a designation.

  If a Holder is not treated under Section 302 as recognizing gain or loss from the disposition of the Realty Common Stock and Operating Common Stock pursuant to the Cash Election, the amount of cash received by such Holder pursuant to the Cash Election will be treated first, as a dividend to the extent of the Holder's allocable portion of Realty's and Operating's respective current and accumulated earnings and profits; next, as a non-taxable return of capital to the extent of the Holder's tax basis in its shares; and thereafter as a capital gain. To the extent such amount is taxable as a dividend, such dividend will be includible in the Holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the shares subject to the Cash Election, and no loss will be recognized. The Holder's tax basis in the shares subject to the Cash Election, however, will be added to such Holder's tax basis in the remaining shares that it owns. To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividend-received deduction to the extent of any dividends received from Operating (subject to applicable limitations) and (ii) it will be subject to the "extraordinary dividend" provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividend-received deduction and the application of the "extraordinary dividend" provisions of the Code. Because Realty and Operating are not expected to have significant earnings and profits, it is expected that little, if any, of the cash received pursuant to the Cash Election will be accorded dividend treatment.

  Exercise of Appraisal Rights. The exercise by a holder of Series A Preferred Stock of its appraisal rights resulting in the payment of cash to such holder in exchange for its Series A Preferred Stock is a taxable transaction for federal income tax purposes. Such a holder will be treated as recognizing gain or loss from the disposition of Series A Preferred Stock equal to the difference between the amount of cash received and such holder's tax basis in the Series A Preferred Stock exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss depending on the holding period of the Series A Preferred Stock. See "--Capital Gain Income" below.

  Issuance of Operating Note to Realty. The issuance of the Operating Note to Realty will be treated as a distribution by Operating to its shareholders in an amount equal to the face amount of the Operating Note, and a capital contribution by those shareholders to Realty. This deemed distribution will be treated first, as a dividend to the extent of Operating's current and accumulated earnings and profits; next, as a non-taxable return of capital to the extent of each Holder's tax basis in its shares; and thereafter as a capital gain. Because Operating is not expected to have significant earnings and profits, it is expected that little, if any, of this deemed distribution will be accorded dividend treatment.

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

  Qualification as a Real Estate Investment Trust. Meditrust elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations, commencing with its taxable year ended December 31, 1985. Meditrust believes that, commencing with such taxable year, it has been organized and operated in such a manner so as to qualify for taxation as a REIT. Similarly, Realty elected to be taxed as a REIT, commencing with its taxable year ended December 31, 1980 and it also believes that, commencing with such taxable year, it has been organized and operated in such a manner so as to qualify for taxation as a REIT. After the Mergers, Realty, under the name of Meditrust Corporation, intends to continue to operate in such a manner. So long as Realty qualifies for taxation as a REIT, it will not be subject to federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (once at the corporate level and again at the shareholder level) that generally results from investment in a regular corporation. Even if Realty qualifies for taxation as a REIT, however, it may be subject to certain federal income or excise taxes.

  To qualify as a REIT, Realty must elect to be so treated and must meet, on a continuing basis, certain requirements relating to Realty's ownership, organization, sources of income, nature of assets, and distribution of income to shareholders ("REIT Requirements"). Realty intends to satisfy the REIT Requirements and to the extent practical, avoid payment of material amounts of federal income or excise tax. If Realty fails to meet the REIT Requirements in any taxable year, and certain relief provisions do not apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. If Realty fails to qualify as a REIT in any year it will be taxed on its income regardless of whether it distributes such income to its shareholders. As a result, Realty's failure to qualify as a REIT could reduce the cash available for distribution to its shareholders. In addition, if Realty fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of Realty's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Realty will also be disqualified from taxation as a REIT for the four taxable years following any year during which qualification was lost, and may be subject to corporate tax upon the appreciated value of its assets upon a subsequent sale of those assets. It is not possible to state whether in all circumstances Realty would be entitled to such statutory relief.

  Paired Share Arrangement and REIT Qualification. Prior to the establishment of Operating and the pairing of its shares with shares of Realty, the IRS issued two private letter rulings, dated October 16, 1979 and January 11, 1980 (the "Rulings") to Realty in which the IRS held that, subject to certain conditions and based on facts and representations made by Realty, the pairing of the Realty Common Stock and the Operating Common Stock and the operation of Operating would not preclude Realty from qualifying as a REIT. Subsequent to the issuance of the Rulings, (i) the IRS announced that it would no longer issue rulings to the effect that a REIT whose shares are paired with those of a non-REIT will qualify as a REIT if the activities of the paired entities are integrated, and (ii) Congress, in 1984, enacted Section 269B of the Code.

  Section 269B of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B applied to Realty and Operating, then Realty would not be able to satisfy the REIT Requirements (described above) and thus would not be eligible to be taxed as a REIT. Section 269B does not apply, however, if the shares of the REIT and the non-REIT were paired on or before June 30, 1983 and the REIT was taxable as a REIT on or before June 30, 1983. As a result of this grandfathering provision, Section 269B does not apply to Realty and Operating.

  It is believed that the Rulings are still valid and that the Mergers will not conflict with the Rulings. In addition, O'Melveny & Myers LLP expects to render an opinion, and Nutter, McClennen & Fish, LLP also expects to render its opinion in reliance upon such opinion, to the effect that the Mergers will not adversely affect the qualification of Realty as a REIT or its ability to retain its status as grandfathered from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984. The opinions of counsel, based on certain assumptions and representations, will conclude that the tax benefits under the tax laws of a paired share ownership structure as described above will not be affected adversely by the Mergers. There are, however, no judicial or administrative authorities interpreting this grandfathering rule or the application of the grandfathering rule when a grandfathered paired share REIT merges with a non-paired shared REIT. Therefore, the opinions of counsel are based solely on the literal language of the statutory grandfathering rule, and such counsel's judgment concerning the application of any other relevant provisions of tax law. There can be no assurance that the IRS will not challenge the positions taken in the opinions under Code Section 269B or other provisions of tax law and seek to deny Realty REIT status despite its grandfathered status. While counsel believe that any such challenge will not prevail in court, there can be no certainty regarding the ultimate outcome of such litigation.

  Further, even if Section 269B of the Code does not apply, the IRS could assert that Realty and Operating should be treated as one entity under general tax principles. In general, such an assertion should only be upheld if the separate corporate identities are a sham or unreal, which is not the case here. Both before and after the Mergers, there is not a complete overlap in identity of Realty's directors and Operating's directors and no individual serves as an officer of both Realty and Operating. In addition, Realty and Operating have separate creditors and are subject to different state law licensing and regulatory requirements. Realty and Operating have maintained separate books and records and separate officers (which is required by the Rulings) and all material transactions between them have been and will be negotiated and structured with the intention of achieving an arm's-length result. Based on the foregoing, the separate corporate identities of Realty and Operating should be respected.

  Due to the paired structure, Realty and Operating are controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. Because all material transactions between Realty and Operating will continue to be negotiated and structured with the intention of achieving an arm's-length result, it is believed that the potential application of
Section 482 of the Code should not have a material effect on Realty or Operating.

  Finally, the paired share ownership structure can affect the qualification of the rents received by Realty from LATC under the REIT Requirements. Rents received from a tenant will not qualify as rents under the REIT Requirements if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant. Therefore, Realty must not own, directly or constructively, 10% or more of Operating. In such event, the rent paid to Realty by LATC with respect to property leased by Realty to LATC would not qualify as "rents from real property." If such income, along with any other non-qualifying income, equals more than 5% of Realty's gross income, and certain relief provisions do not apply, then Realty would fail to qualify as a REIT. In order to prevent such a situation, the By-laws of Realty contain restrictions on the amount of Realty Common Stock and Operating Common Stock that any one person can own. These restrictions generally provide that any attempt by any one person to actually or constructively own an amount of outstanding Paired Common Stock that would cause Realty not to be in conformance with the requirements for treatment as a REIT will be void ab initio. Any shareholder whose Paired Common Stock is redeemed pursuant to these restrictions may have a taxable gain with respect to the redemption. Further, notwithstanding these restrictions, because the Code's constructive ownership rules for purposes of the 10% ownership limits are broad, and it is not possible to continually monitor direct and indirect ownership of paired shares, it is possible that some person may own sufficient shares of Paired Common Stock to cause the rents paid from LATC to Realty to fail to be "rents from real property."

  Federal Income Taxation of Operating. Operating will owe ordinary corporate income taxes on its taxable income. Any income, net of taxes, will be available for retention in Operating's business or for distribution to shareholders as dividends. However, there is no tax provision that requires Operating to distribute any of its after-tax earnings and Operating does not expect to pay cash dividends in the foreseeable future.

  Federal Income Taxation of Holders of Paired Common Stock. Notwithstanding that shares of Realty and Operating may be transferred only as a unit, holders of shares of Paired Common Stock will be treated for U.S. federal ~income tax purposes as holding equal numbers of shares of Realty Common Stock and of Operating Common Stock. The tax treatment of distributions to shareholders and of any gain or loss upon sale or other disposition of the shares of Paired Common Stock (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of Realty Common Stock and each share of Operating Common Stock contained within each share of Paired Common Stock. The tax basis and holding period for each share of Realty Common Stock and each share of Operating Common Stock also must be determined separately. Upon a taxable sale of a share of Paired Common Stock, the amount realized should be allocated between the Realty Common Stock and the Operating Common Stock based on their then relative values.

  As long as Realty qualifies as a REIT, distributions made to Realty's shareholders up to the amount of Realty's current or accumulated earnings and profits (and not designated as capital gain) will be taken into account by them as ordinary income. Each year Realty will designate a certain amount of income as capital gain. Such amount will be taxed as long-term capital gain (to the extent they do not exceed Realty's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock and the shareholder will be allowed a credit for tax paid by the REIT with respect to the capital gain not currently distributed to the shareholder. However, corporate Holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Corporate Holders will not be entitled to a dividends received deduction for any dividends paid by Realty if it qualifies as a REIT. Distributions (other than capital gain dividends) in excess of Realty's current and accumulated earnings and profits will not be taxable to a Holder to the extent that they do not exceed the adjusted basis of the Holder's Realty Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of a Holder's Realty Common Stock they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less). In addition, any dividend declared by Realty in October, November or December of any year payable to a Holder of record on a specified date in any such month shall be treated as both paid by Realty and received by the Holder on December 31 of such year, provided that the dividend is actually paid by Realty during January of the following calendar year.

  Realty will be treated as having sufficient earnings and profits to treat as a dividend any distribution by Realty up to the amount required to be distributed in order to avoid imposition of an excise tax. As a result, Holders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable distributions. Moreover, any "deficiency dividend" (a special dividend to prevent loss of REIT status) will be treated as a "dividend" (either as ordinary or capital gain dividend, as the case may be), regardless of Realty's earnings and profits.

  Distributions from Operating up to the amount of its current or accumulated earnings and profits will be taken into account by its Holders as ordinary income and corporate Holders will be eligible for the dividends received deduction. Distributions in excess of Operating's current and accumulated earnings and profits will not be taxable to a Holder to the extent that they do not exceed the adjusted basis of the Holder's Operating Common Stock, but rather will reduce the adjusted basis of such Operating Common Stock. To the extent that such distributions exceed the adjusted basis of a Holder's Operating Common Stock they will be included in income as long-term capital gain or short-term capital gain depending on the holding period of the stock. See "--Capital Gain Income" below.

  Taxable distributions from Realty or Operating and gain or loss from the disposition of shares of Realty Common Stock and Operating Common Stock will not be treated as passive activity income and, therefore, Holders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which the Holder is a limited partner) against such income. In addition, taxable distributions from Realty or Operating generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of shares of Paired Common Stock (or distributions from either company treated as such) will be treated as investment income only if the Holder so elects, in which case such capital gains will be taxed at ordinary income rates. Realty and Operating will notify Holders after the close of their taxable years as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and (in the case of Realty) capital gain. Holders may not include in their individual income tax returns any new operating losses or capital losses of Realty or of Operating.

  In general, any gain or loss realized upon a taxable disposition of shares of Paired Common Stock by a Holder who is not a dealer in securities will be treated as long-term capital gain or loss or as short-term capital gain or loss depending on the holding period of the shares of Paired Common Stock. See "-- Capital Gain Income" below.

  In addition, any loss upon a sale or exchange of Realty Common Stock by a shareholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Realty required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of Paired Common Stock may be disallowed if other shares of Paired Common Stock are purchased within 30 days before or after the disposition.

  Capital Gain Income. The recently enacted Taxpayer Relief Act of 1997 has made significant changes to the taxation of capital gain income for non-corporate taxpayers. Generally, gains from property held for between 12 months and 18 months are subject to a maximum tax rate of 28%. Gains from property held for more than 18 months are subject to a maximum tax rate of 20%. Gain attributable to capital assets held for 12 months or less will be treated as short-term capital gain and subject to the same tax rates as ordinary income.

  Information Reporting Requirements and Backup Withholding. Under certain circumstances, Holders may be subject to backup withholding at a rate of 31% on payments made with respect to, or on cash proceeds of a sale or exchange of, Paired Common Stock. A broker is required to make such backup withholding only if: (i) the Holder fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security number); (ii) the Holder furnishes an incorrect TIN; (iii) it is notified by the IRS that the Holder has failed to report properly payments of interest and dividends; or
(iv) under certain circumstances, it fails to certify, under penalty of perjury, that the Holder has furnished a correct TIN and has not been notified by the IRS that the Holder is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. In addition, Realty and Operating may be required to withhold a portion of capital gain distributions made to any Holders who fail to certify their non-foreign status. Additional issues may arise pertaining to information reporting and withholding with respect to foreign shareholders and each such shareholder should consult his or her tax advisor with respect to any such information reporting and withholding requirements.

  Other Tax Consequences. Realty, Operating and the Holders of Paired Common Stock may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Realty, Operating and the Holders of Paired Common Stock may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, HOLDERS OF PAIRED COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON THE OWNERSHIP AND EXCHANGE OF THEIR PAIRED COMMON STOCK.

             MEDITRUST CORPORATION AND MEDITRUST OPERATING COMPANY

                         PRO FORMA FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

  Realty and Operating are two separate companies whose shares of common stock are paired and trade together as a single unit. At the time of the Mergers, Meditrust will merge with and into Realty, with Realty to be the surviving corporation, which will change its name to Meditrust Corporation. MAC will merge with and into Operating, with Operating to be the surviving corporation, which will change its name to Meditrust Operating Company.

  Pursuant to the above, the following pro forma financial statements have been provided: (i) Meditrust Corporation and Meditrust Operating Company combined pro forma financial statements which combine the activities of Meditrust and The Santa Anita Companies, (ii) separate Meditrust Corporation consolidated pro forma financial statements which reflect the activities of Meditrust and Realty and (iii) separate Meditrust Operating Company consolidated pro forma financial statements which reflect the activities of MAC and Operating.

  The following unaudited Pro Forma Condensed Statements of Operations and Balance Sheets presented assume the Mergers had been consummated on terms set forth in the Merger Agreement as of or at the beginning of the periods presented. In addition, the unaudited Pro Forma Condensed Balance Sheets presented assume the Mergers had occurred on June 30, 1997.

  The following unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997 of Meditrust Corporation and Meditrust Operating Company are derived from the historical financial information and pro forma information based in part upon the Combined and Separate Statements of Income of The Santa Anita Companies filed with the Santa Anita Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the six months ended June 30, 1997, as amended, and in part upon the Consolidated Statements of Operations of Meditrust filed with Meditrust's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the six months ended June 30, 1997. The following unaudited Pro forma Condensed Balance Sheets are based in part upon The Santa Anita Companies' Combined and Separate Balance Sheets as of June 30, 1997 and Meditrust's Balance Sheet as of June 30, 1997 and should be read in conjunction with the financial statements filed with The Santa Anita Companies' and Meditrust's respective Quarterly Reports on Form 10-Q for the six months ended June 30, 1997. In management's opinion, all material adjustments necessary to reflect the effects of the Mergers have been made.

  In conjunction with the financial statements filed with The Santa Anita Companies' Annual and Quarterly Reports, separate financial statements are prepared for Realty and Operating. Combined Realty and Operating financial statements are prepared for The Santa Anita Companies. The separate net income
(loss) and related per share amounts of Realty and Operating cannot be added together to total the combined net income (loss) and related per share amounts for The Santa Anita Companies because of adjustments and eliminations arising from inter-entity transactions. Inter-entity pro forma adjustments are reflected only in the separate pro forma financial statements and not in the combined pro forma presentation. As such, the separate Meditrust Corporation and Meditrust Operating Company pro forma financial statements on pages 80 to 87 together do not necessarily reconcile to the combined Meditrust Corporation and Meditrust Operating Company pro forma financial statements on pages 76 to 79.

  The following unaudited Pro Forma Financial Statements have been adjusted for the purchase method of accounting whereby Santa Anita Park, related leasehold improvements and other real estate assets owned by The Santa Anita Companies are adjusted to estimated fair market value. Although The Santa Anita Companies are issuing their shares of Paired Common Stock to Meditrust shareholders and will be the surviving entities following the Mergers, The Santa Anita Companies are considered the acquired companies for accounting purposes as the current Meditrust shareholders will hold the majority of the combined shares of Paired Common Stock subsequent to the Mergers. The fair market values of the assets and liabilities of The Santa Anita Companies have been determined based upon preliminary estimates and are subject to change as additional information is obtained. Management of Meditrust does not anticipate that the preliminary allocation of purchase costs based upon the estimated fair market value of the assets and liabilities of The Santa Anita Companies will materially change; however, the allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair market value as of the consummation of the Mergers. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Statements may differ from the amounts ultimately determined.

  The following unaudited Pro Forma Condensed Statements of Operations are not necessarily indicative of what the actual results of operations of Meditrust Corporation and Meditrust Operating Company would have been assuming such transactions had been completed as of the beginning of the period presented, nor do they purport to represent the results of operations for future periods. Further, the unaudited Pro Forma Condensed Statements of Operations for the interim period ended June 30, 1997 are not necessarily indicative of the results of operations for the full year.

  The following unaudited Pro Forma Condensed Balance Sheets are not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of June 30, 1997, nor do they purport to represent the future financial position of Meditrust Corporation and Meditrust Operating Company.

             MEDITRUST CORPORATION AND MEDITRUST OPERATING COMPANY

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                FOR THE YEAR ENDED DECEMBER 31, 1996
                           -----------------------------------------------------
                                     THE SANTA ANITA  PRO FORMA        PRO FORMA
                           MEDITRUST    COMPANIES    ADJUSTMENTS       COMBINED
                           --------- --------------- -----------       ---------
Revenues:
 Rental income...........  $109,119     $  6,671                       $115,790
 Horse racing............                 68,606                         68,606
 Interest income.........   144,905        1,948                        146,853
                           --------     --------       -------         --------
   Total revenues........   254,024       77,225                        331,249
                           --------     --------       -------         --------
Expenses:
 Horse racing operating
  costs..................                 48,735                         48,735
 Rental property
  operating expenses.....                  2,434                          2,434
 Interest................    64,216        3,263                         67,479
 Depreciation and
  amortization...........    23,207        4,870         2,429 (A) (B)   30,506
 General and
  administrative.........     8,625       10,289                         18,914
 Losses from
  unconsolidated joint
  ventures...............                    994           789 (A)        1,783
 Strategic alliance
  costs..................                  1,200                          1,200
 Arcadia development
  costs..................                  2,900                          2,900
 Program for disposition
  of non-core real estate
  assets.................                  2,000                          2,000
                           --------     --------       -------         --------
   Total expenses........    96,048       76,685         3,218          175,951
                           --------     --------       -------         --------
Net Income (loss)........   157,976          540        (3,218)         155,298
Preferred stock
 dividends...............                 12,420       (12,420) (C)
                           --------     --------       -------         --------
Net income (loss)
 applicable to common
 shares..................  $157,976     $(11,880)      $ 9,202         $155,298
                           ========     ========       =======         ========
Per share:
Net income (loss) (D)....  $   2.66     $  (1.05)      $  0.25         $   1.86
                           ========     ========       =======         ========
Weighted average common
 shares outstanding......    59,458       11,317        12,854 (E)       83,629
                           ========     ========       =======         ========
Dividends paid per common
 share...................  $   2.78     $   0.80
                           ========     ========
Dividend consists of:
 Return of capital.......  $   0.15     $   0.80
 Income..................      2.63
                           --------     --------
                           $   2.78     $   0.80
                           ========     ========

--------
(A) Represents adjustment to decrease depreciation by $2,906 as a result of recording the investment in land, buildings, improvements and operating property, plant and equipment at fair market value. Also represents adjustments to increase depreciation related to joint ventures by $789. Depreciation is computed using the straight-line method and is based upon the estimated useful lives ranging from 5 to 40 years. Depreciation expense decreased due to the fact that Meditrust uses longer depreciable lives than those used by The Santa Anita Companies for certain types of assets. The adjustments to real estate assets and operating equipment include an increase of $151,377 to non-depreciable land, an increase of $58,522 in the carrying value of buildings and a reduction of $10,551 in the carrying value of operating equipment.
(B) Represents adjustment to reflect amortization of goodwill of $5,335. Goodwill represents the purchase consideration in excess of the fair market value of the assets of The Santa Anita Companies. Amortization of goodwill is computed using the straight-line method over a 40-year estimated useful life.
(C) Represents adjustment to eliminate Series A Preferred Stock dividends as a result of exchanging the Series A Preferred Stock for shares of Paired Common Stock.
(D) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("Statement 128") which specifies the computation, presentation and disclosure requirements for basic earnings per share and dilutive earnings per share. Management believes that adoption of Statement 128 will not have a material effect on the earnings per share of Meditrust Corporation or Meditrust Operating Company.
(E) Represents adjustment to reflect additional shares of Paired Common Stock issued to Meditrust and MAC shareholders at the Effective Time and assumes the exchange of Series A Preferred Stock for shares of Paired Common Stock.

             MEDITRUST CORPORATION AND MEDITRUST OPERATING COMPANY

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                               FOR THE SIX MONTHS ENDED JUNE 30, 1997
                           -----------------------------------------------------
                                     THE SANTA ANITA  PRO FORMA        PRO FORMA
                           MEDITRUST    COMPANIES    ADJUSTMENTS       COMBINED
                           --------- --------------- -----------       ---------
Revenues:
 Rental income............  $66,091      $ 2,046                       $ 68,137
 Horse racing.............                50,266                         50,266
 Interest income..........   72,888        1,171                         74,059
                            -------      -------       ------          --------
   Total revenues.........  138,979       53,483                        192,462
                            -------      -------       ------          --------
Expenses:
 Horse racing operating
  costs...................                36,351                         36,351
 Rental property operating
  expenses................                   551                            551
 Interest.................   38,378        1,240                         39,618
 Depreciation and
  amortization............   13,355        3,580          340 (A) (B)    17,275
 General and
  administrative..........    4,246        4,464                          8,710
 Losses from
  unconsolidated joint
  ventures................                   419          405 (A)           824
 Strategic alliance
  costs...................                 4,500                          4,500
 Program for disposition
  of non-core real estate
  assets..................                   125                            125
                            -------      -------       ------          --------
   Total expenses.........   55,979       51,230          745           107,954
                            -------      -------       ------          --------
Net income................   83,000        2,253         (745)           84,508
Preferred stock
 dividends................                 3,119       (3,119) (C)
                            -------      -------       ------          --------
Net income (loss)
 applicable to common
 shares...................  $83,000      $  (866)      $2,374          $ 84,508
                            =======      =======       ======          ========
Per share:
Net income (loss) (D).....  $  1.35      $ (0.08)      $(0.29)         $   0.98
                            =======      =======       ======          ========
Weighted average common
 shares outstanding.......   61,509       11,480       13,267 (E)        86,256
                            =======      =======       ======          ========
Dividends paid per common
 share....................  $  1.42      $  0.40
                            =======      =======
Dividend consists of:
 Return of capital........  $  0.07      $  0.40
 Income...................     1.35
                            -------      -------
                            $  1.42      $  0.40
                            =======      =======

--------
(A) Represents adjustment to decrease depreciation by $2,328 as a result of recording the investment in land, buildings, improvements and operating property, plant and equipment at fair market value. Also represents adjustments to increase depreciation related to joint ventures by $405. Depreciation is computed using the straight-line method and is based upon the estimated useful lives ranging from 5 to 40 years. Depreciation expense decreased due to the fact that Meditrust uses longer depreciable lives than those used by The Santa Anita Companies for certain types of assets. The adjustments to real estate assets and operating equipment include an increase of $151,377 to non-depreciable land, an increase of $58,522 in the carrying value of buildings and a reduction of $10,551 in the carrying value of operating equipment.
(B) Represents adjustment to reflect amortization of goodwill of $2,668. Goodwill represents the purchase consideration in excess of the fair market value of the assets of The Santa Anita Companies. Amortization of goodwill is computed using the straight-line method over a 40-year estimated useful life.
(C) Represents adjustment to eliminate Series A Preferred Stock dividends as a result of exchanging the Series A Preferred Stock for shares of Paired Common Stock.
(D) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128 ("Statement 128") which specifies the computation, presentation and disclosure requirements for basic earnings per share and dilutive earnings per share. Management believes that adoption of Statement 128 will not have a material effect on the earnings per share of Meditrust Corporation or Meditrust Operating Company.
(E) Represents adjustment to reflect additional shares of Paired Common Stock issued to Meditrust and MAC shareholders at the Effective Time and assumes the exchange of Series A Preferred Stock for shares of Paired Common Stock.

             MEDITRUST CORPORATION AND MEDITRUST OPERATING COMPANY

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                         AS OF JUNE 30, 1997
                          ---------------------------------------------------------
                                      THE SANTA ANITA  PRO FORMA         PRO FORMA
                          MEDITRUST      COMPANIES    ADJUSTMENTS         COMBINED
                          ----------  --------------- -----------        ----------
Real estate investments:
 Meditrust building and
  improvements..........  $1,142,048     $            $                  $1,142,048
 Santa Anita
  Racetrack(A)..........                     8,507        108,493 (B)       117,000
 Commercial
  properties(A).........                     9,146         71,869 (B)        81,015
 Commercial properties
  to be sold............                     9,163           (463)(B)         8,700
 Investments in and
  advances to
  unconsolidated joint
  ventures..............                     1,876         34,152 (B)        36,028
 Real estate mortgages &
  loans.................   1,300,748        10,541                        1,311,289
                          ----------     ---------    -----------        ----------
   Total real estate
    investments.........   2,442,796        39,233        214,051         2,696,080
                          ----------     ---------    -----------        ----------
Cash and cash
 equivalents............      29,148        18,974                           48,122
Fees, interest and other
 receivables............      25,677         2,106                           27,783
Operating property,
 plant & equipment......                    19,551        (10,551)(B)         9,000
Other assets, net.......      68,983         6,596          5,056 (C)        80,635
Goodwill................                                  213,411 (D)       213,411
                          ----------     ---------    -----------        ----------
   Total assets.........  $2,566,604     $  86,460    $   421,967        $3,075,031
                          ==========     =========    ===========        ==========
Liabilities and
 Shareholders' Equity
Indebtedness:
 Notes payable, net.....     495,166                                        495,166
 Convertible debentures,
  net...................     278,512                                        278,512
 Bank notes payable,
  net...................     275,483         6,653                          282,136
 Bonds and mortgages
  payable, net..........      59,544        20,210                           79,754
                          ----------     ---------    -----------        ----------
   Total indebtedness...   1,108,705        26,863                        1,135,568
                          ----------     ---------    -----------        ----------
Deferred income &
 expenses...............       9,130         2,083                           11,213
Accrued expenses and
 other liabilities......      61,004        21,837         75,000 (E)       157,841
                          ----------     ---------    -----------        ----------
   Total liabilities....   1,178,839        50,783         75,000         1,304,622
                          ----------     ---------    -----------        ----------
Commitments and
 contingencies
Series A Redeemable
 Preferred Stock........                    25,540        (25,540)(F)
Shareholders' equity
 Common stock 86,347
  shares proforma
  combined outstanding..                     2,295         14,987 (F)(G)     17,282
 Additional paid-in-
  capital...............                   139,933      1,753,054 (F)(H)  1,892,987
Shares of beneficial
 interest...............   1,527,625                   (1,527,625)(H)
Retained
 Earnings/Distributions
 in excess of net
 income.................    (139,860)     (131,995)       131,995 (H)      (139,860)
Unearned compensation
 expense................                       (96)            96 (H)
                          ----------     ---------    -----------        ----------
   Total shareholders'
    equity..............   1,387,765        10,137        372,507         1,770,409
                          ----------     ---------    -----------        ----------
Total liabilities and
 shareholders' equity...  $2,566,604     $  86,460    $   421,967        $3,075,031
                          ==========     =========    ===========        ==========

(A) No post-merger accumulated depreciation has been recorded.
(B) Represents adjustments for the purchase method of accounting whereby the investment in land, buildings, improvements, joint ventures and operating property, plant and equipment owned by The Santa Anita Companies are adjusted to estimated fair market value based on recent appraisals. Adjustments for the joint ventures were determined by applying The Santa Anita Companies' share (per the partnership agreements) to the estimated fair value of the underlying net assets of the joint ventures.
(C) Represents estimated adjustments to fair value detailed as follows:

   Works of art owned by Operating................................... $10,000
   Reclassification of Entertainment Center Costs to Commercial
    Properties.......................................................  (3,215)
   Write-off of straight-line rent receivable........................  (1,153)
   Write-off of Other Deferred Costs.................................    (576)
                                                                      -------
                                                                      $ 5,056
                                                                      =======

(D) Represents the purchase consideration in excess of the fair market value of the assets of The Santa Anita Companies.
(E) Represents estimated adjustments for (1) accrued merger costs including financial advisory, legal and accounting fees, printing and various other professional fees anticipated in connection with the Mergers, (2) accrued expenses associated with certain employment agreements and benefit programs of The Santa Anita Companies including severance agreements, settlement of options and purchase accounting adjustments related to The Santa Anita Companies' defined benefit pension and deferred compensation plans (since management is presently evaluating the effects of the integration of the companies, these amounts are preliminary and subject to change) and (3) other liabilities including potential settlement of outstanding legal matters consisting of a shareholder lawsuit, a breach of contract lawsuit and various claims and lawsuits arising from business operations.
(F) Represents the exchange of Series A Preferred Stock for shares of Paired Common Stock.
(G) Represents the exchange of shares of Meditrust and MAC for shares of Paired Common Stock. See "The Mergers--Introduction."
(H) Based upon 12,343 shares of Paired Common Stock outstanding (which includes the effect of having exchanged the 867 shares of Series A Preferred Stock for shares of Paired Common Stock), the estimated total purchase consideration is $382,633. The adjustments to shareholders' equity eliminate The Santa Anita Companies' historical equity accounts totaling $35,677 (which includes the effect of exchanging the Series A Preferred Stock, which has a value of $25,540, for shares of Paired Common Stock) and record equity based on the number of shares of Paired Common Stock held by shareholders of The Santa Anita Companies that remain outstanding after the Mergers at $31 per share of Paired Common Stock, which is based on the closing price of Meditrust Shares on April 11, 1997 of $37.25 per share.

                             MEDITRUST CORPORATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                FOR THE YEAR ENDED DECEMBER 31, 1996
                          -------------------------------------------------------
                                       SANTA ANITA
                                         REALTY        PRO FORMA        PRO FORMA
                          MEDITRUST ENTERPRISES, INC. ADJUSTMENTS       COMBINED
                          --------- ----------------- -----------       ---------
Revenues:
 Rental income..........  $109,119      $  6,671       $                $115,790
 Rental income--
  Operating.............                  10,861                          10,861
 Interest income........   144,905         1,652                         146,557
                          --------      --------       --------         --------
  Total revenues........   254,024        19,184                         273,208
                          --------      --------       --------         --------
Expenses:
 Rental property
  operating expenses....                   2,434                           2,434
 Interest...............    64,216         2,670                          66,886
 Depreciation and
  amortization..........    23,207         1,718          3,697 (A)(B)    28,622
 General and
  administrative........     8,625         4,046                          12,671
 Losses from
  unconsolidated joint
  ventures..............                     994            789 (A)        1,783
 Strategic alliance
  costs.................                   1,090                           1,090
 Arcadia development
  costs.................                   2,900                           2,900
 Program for disposition
  of non-core real
  estate assets.........                   2,000                           2,000
                          --------      --------       --------         --------
  Total expenses........    96,048        17,852          4,486          118,386
                          --------      --------       --------         --------
Net Income..............   157,976         1,332         (4,486)         154,822
Preferred stock
 dividends..............                  12,368        (12,368) (C)
                          --------      --------       --------         --------
Net income (loss)
 applicable to common
 shares.................  $157,976      $(11,036)      $  7,882         $154,822
                          ========      ========       ========         ========
Per share:
Net income (loss) (D)...  $   2.66      $  (0.97)      $   0.16         $   1.85
                          ========      ========       ========         ========
Weighted average common
 shares outstanding.....    59,458        11,429         12,854 (E)       83,742
                          ========      ========       ========         ========
Dividends paid per
 common share...........  $   2.78      $   0.80
                          ========      ========
Dividend consists of:
 Return of capital......  $   0.15      $   0.80
 Income.................      2.63
                          --------      --------
                          $   2.78      $   0.80
                          ========      ========

--------
(A) Represents adjustment to decrease depreciation by $754 as a result of recording the investment in land, buildings, improvements and operating property, plant and equipment at fair market value. Also represents adjustment to increase depreciation related to joint ventures by $789. Depreciation is computed using the straight-line method and is based upon the estimated useful lives ranging from 5 to 40 years. Depreciation expense decreased due to the fact that Meditrust uses longer depreciable lives than those used by The Santa Anita Companies for certain types of assets. The adjustments to real estate assets include an increase of $151,377 to non-depreciable land and an increase of $58,522 in the carrying value of buildings.
(B) Represents adjustment to reflect amortization of goodwill of $4,451. Goodwill represents the purchase consideration in excess of the fair market value of the assets of Realty. Amortization of goodwill is computed using the straight-line method over a 40-year estimated useful life.
(C) Represents adjustment to eliminate Realty's Series A Preferred Stock dividends as a result of exchanging the Series A Preferred Stock of Realty for shares of Realty Common Stock.
(D) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128 ("Statement 128") which specifies the computation, presentation and disclosure requirements for basic earnings per share and dilutive earnings per share. Management believes that adoption of Statement 128 will not have a material effect on the earnings per share of Meditrust Corporation.
(E) Represents adjustment to reflect additional shares of Realty Common Stock issued to Meditrust shareholders at the Effective Time and assumes the exchange of Series A Preferred Stock of Realty for shares of Realty Common Stock.

                             MEDITRUST CORPORATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                               FOR THE SIX MONTHS ENDED JUNE 30, 1997
                          ------------------------------------------------------
                                       SANTA ANITA
                                         REALTY        PRO FORMA       PRO FORMA
                          MEDITRUST ENTERPRISES, INC. ADJUSTMENTS      COMBINED
                          --------- ----------------- -----------      ---------
Revenues:
 Rental income..........   $66,091       $2,046         $               $68,137
 Rental income--
  Operating ............                  8,431                           8,431
 Interest income........    72,888        1,048                          73,936
                           -------       ------         -------         -------
  Total revenues........   138,979       11,525                         150,504
                           -------       ------         -------         -------
Expenses:
 Interest...............    38,378        1,141                          39,519
 Depreciation and
  amortization..........    13,355        1,101           1,606 (A)(B)   16,062
 General and
  administrative........     4,246        2,115                           6,361
 Losses from
  unconsolidated joint
  ventures..............                    419             405 (A)         824
 Strategic alliance
  costs.................                  4,080                           4,080
 Program for disposition
  of non-core real
  estate assets.........                    125                             125
                           -------       ------         -------         -------
  Total expenses........    55,979        8,981           2,011          66,971
                           -------       ------         -------         -------
Net Income..............    83,000        2,544          (2,011)         83,533
Preferred stock
 dividends..............                  2,892          (2,892) (C)
                           -------       ------         -------         -------
Net income (loss)
 applicable to common
 shares.................   $83,000        $(348)        $   881         $83,533
                           =======       ======         =======         =======
Per share:
Net income (loss) (D)...   $  1.35       $(0.03)        $ (0.35)        $  0.97
                           =======       ======         =======         =======
Weighted average common
 shares outstanding.....    61,509       11,587          13,267 (E)      86,363
                           =======       ======         =======         =======
Dividends paid per
 common share...........   $  1.42       $ 0.40
                           =======       ======
Dividend consists of:
 Return of capital......   $  0.07       $ 0.40
 Income.................      1.35
                           -------       ------
                           $  1.42       $ 0.40
                           =======       ======

--------
(A) Represents adjustment to decrease depreciation by $620 as a result of recording the investment in land, buildings, improvements and operating property, plant and equipment at fair market value. Also represents adjustment to increase depreciation related to joint ventures by $405. Depreciation is computed using the straight-line method and is based upon the estimated useful lives ranging from 5 to 40 years. Depreciation expense decreased due to the fact that Meditrust uses longer depreciable lives than those used by The Santa Anita Companies for certain types of assets. The adjustments to real estate assets include an increase of $151,377 to non-depreciable land and an increase of $58,522 in the carrying value of buildings.
(B) Represents adjustments to reflect amortization of goodwill of $2,226. Goodwill represents the purchase consideration in excess of the fair market value of the assets of Realty. Amortization of goodwill is computed using the straight-line method over a 40-year estimated useful life.
(C) Represents adjustment to eliminate Realty's Series A Preferred Stock dividends as a result of exchanging the Series A Preferred Stock of Realty for shares of Realty Common Stock.
(D) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128 ("Statement 128") which specifies the computation, presentation and disclosure requirements for basic earnings per share and dilutive earnings per share. Management believes that adoption of Statement 128 will not have a material effect on the earnings per share of Meditrust Corporation.
(E) Represents adjustment to reflect additional shares of Realty Common Stock issued to Meditrust shareholders at the Effective Time and assumes the exchange of Series A Preferred Stock of Realty for shares of Realty Common Stock.

                             MEDITRUST CORPORATION

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                          AS OF JUNE 30, 1997
                          --------------------------------------------------------------
                                         SANTA ANITA
                                           REALTY        PRO FORMA            PRO FORMA
                          MEDITRUST   ENTERPRISES, INC. ADJUSTMENTS            COMBINED
                          ----------  ----------------- -----------           ----------
Real estate investments:
 Meditrust building and
  improvements..........  $1,142,048      $             $                     $1,142,048
 Santa Anita Racetrack
  (A)...................                      8,507        108,493 (B)           117,000
 Commercial properties
  (A)...................                     12,068         68,947 (B)            81,015
 Commercial properties
  to be sold............                      9,163           (463)(B)             8,700
 Investments in and
  advances to
  unconsolidated joint
  ventures..............                      1,876         34,152 (B)            36,028
 Real estate mortgages &
  loans.................   1,300,748         10,541                            1,311,289
                          ----------      ---------     ----------            ----------
   Total real estate
    investments.........   2,442,796         42,155        211,129             2,696,080
                          ----------      ---------     ----------            ----------
Cash and cash
 equivalents............      29,148         11,887                               41,035
Fees, interest and other
 receivables............      25,677             38                               25,715
Other assets, net.......      68,983          6,352         (4,944)(C)            70,391
Goodwill................                                   178,043 (D)           178,043
                          ----------      ---------     ----------            ----------
Total assets............  $2,566,604      $  60,432     $  384,228            $3,011,264
                          ==========      =========     ==========            ==========
Liabilities and
 Shareholders' Equity
Indebtedness:
 Notes payable, net.....     495,166                                             495,166
 Convertible debentures,
  net...................     278,512                                             278,512
 Bank notes payable,
  net...................     275,483          6,250                              281,733
 Bonds and mortgages
  payable, net..........      59,544         20,210                               79,754
                          ==========      =========     ==========            ==========
   Total indebtedness...   1,108,705         26,460                            1,135,165
                          ==========      =========     ==========            ==========
Deferred income &
 expenses...............       9,130                                               9,130
Accrued expenses and
 other liabilities......      61,004          5,736         39,560 (E)           106,300
                          ==========      =========     ==========            ==========
   Total liabilities....   1,178,839         32,196         39,560             1,250,595
                          ==========      =========     ==========            ==========
Commitments and
 contingencies
 Series A Redeemable
  Preferred Stock.......                     24,263        (24,263)(F)
Shareholders' equity
 Common stock 86,473
  shares pro forma
  outstanding...........                      1,160          7,487 (F)(G)          8,647
 Additional paid-in-
  capital...............                    122,181      1,780,701 (F)(H)(I)   1,902,882
Shares of beneficial
 interest...............   1,527,625                    (1,527,625)(H)
Retained
 Earnings/Distributions
 in excess of net
 income.................    (139,860)      (119,368)       119,368 (H)          (139,860)
Note receivable--from
 Meditrust Operating
 Company................                                   (11,000)(I)           (11,000)
                          ----------      ---------     ----------            ----------
   Total shareholders'
    equity..............   1,387,765          3,973        368,931             1,760,669
                          ----------      ---------     ----------            ----------
Total liabilities and
 shareholders' equity...  $2,566,604      $  60,432     $  384,228            $3,011,264
                          ==========      =========     ==========            ==========

(A) No post-merger accumulated depreciation has been recorded.
(B) Represents adjustments for the purchase method of accounting whereby the investment in land, buildings, improvements and joint ventures owned by Realty are adjusted to estimated fair market value based on recent appraisals. Adjustments for the joint ventures were determined by applying The Santa Anita Companies' share (per the partnership agreements) to the fair value of the underlying net assets of the joint ventures.
(C) Represents estimated adjustments to fair value detailed as follows:

   Reclassification of the Entertainment Center Costs to Commercial
    Properties                                                       $(3,215)
   Write-off of straight-line rent receivable.......................  (1,153)
   Write-off of other Deferred Costs................................    (576)
                                                                     -------
                                                                     $(4,944)
                                                                     =======

(D) Represents the purchase consideration in excess of the fair market value of the assets of Realty.
(E) Represents estimated adjustments for (1) accrued merger costs including financial advisory, legal and accounting fees, printing and various other professional fees anticipated in connection with the Mergers, (2) accrued expenses associated with certain employment agreements and benefit programs of Realty including severance agreements, settlement of options and purchase accounting adjustments related to Realty's defined benefit pension and deferred compensation plans (since management is presently evaluating the effects of the integration of the two companies, these amounts are preliminary and subject to change) and (3) other liabilities including potential settlement of outstanding legal matters consisting of a shareholder lawsuit, a breach of contract lawsuit and various claims and lawsuits arising from business operations.
(F) Represents the exchange of Series A Preferred Stock of Realty for shares of Realty Common Stock.
(G) Represents the exchange of shares of Meditrust for shares of Realty Common Stock.
(H) Based on the relative value between Realty and Operating of the 12,469 shares of Realty Common Stock outstanding (which includes the effect of having exchanged the 867 shares of Series A Preferred Stock of Realty for shares of Realty Common Stock), the estimated total purchase consideration allocable to Realty is approximately $374,980. The adjustments to shareholders' equity eliminate Realty's historical equity accounts totaling $28,236 (which includes the effect of exchanging the Series A Preferred Stock of Realty, which has a value of $24,263, for Realty Common Stock) and records equity based on the number of shares of Realty Common Stock held by shareholders of Realty that remain outstanding after the Mergers.
(I) To reflect the delivery of the Operating Note, the purpose of which is to adjust the relative values of Realty and Operating to approximate the relative values of Meditrust and MAC immediately prior to the Effective Time. Due to the affiliation of Meditrust Corporation and Meditrust Operating Company, the Operating Note has been classified in shareholders' equity. See "The Mergers--Certain Arrangements--Operating Note."

                          MEDITRUST OPERATING COMPANY

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                 FOR THE YEAR ENDED DECEMBER 31, 1996
                             --------------------------------------------------
                              MEDITRUST  SANTA ANITA
                             ACQUISITION  OPERATING   PRO FORMA       PRO FORMA
                               COMPANY     COMPANY   ADJUSTMENTS      COMBINED
                             ----------- ----------- -----------      ---------
Revenues:
 Horse racing..............    $           $68,606     $               $68,606
 Interest and other
  income...................                    581       2,775 (A)       3,356
                               ------      -------     -------         -------
   Total revenues..........                 69,187       2,775          71,962
                               ------      -------     -------         -------
Expenses:
 Horse racing operating
  costs....................                 48,735                      48,735
 Interest..................                    788         660 (B)       1,448
 Depreciation and
  amortization.............                  3,212      (1,416)(C)(D)    1,796
 General and
  administrative(E)........                 17,104                      17,104
 Strategic alliance costs..                    110                         110
                               ------      -------     -------         -------
   Total expenses..........                 69,949        (756)         69,193
                               ------      -------     -------         -------
Net Income (loss)..........                   (762)      3,531           2,769
Preferred stock dividends..                     52         (52)(F)
                               ------      -------     -------         -------
Net income (loss)
 applicable to common
 shares....................    $           $  (814)    $ 3,583         $ 2,769
                               ======      =======     =======         =======
Per share:
Net income (loss)(G).......    $            $(0.07)    $  0.10         $  0.03
                               ======      =======     =======         =======
Weighted average common
 shares outstanding........    59,458       11,317      12,854 (H)      83,629
                               ======      =======     =======         =======

--------
(A) Represents estimated dividends (based upon Meditrust's anticipated distribution subsequent to the Mergers of $2.39 per share) on the shares of Realty acquired by MAC and subsequent to the Mergers held by Operating.
(B) Represents estimated interest expense on the Operating Note.
(C) Represents adjustment to decrease depreciation by $2,212 as a result of recording the investment in property, plant and equipment at fair market value. Depreciation is computed using the straight-line method and is based upon the estimated useful lives ranging from 5 to 40 years. Depreciation expense decreased due to the fact that Meditrust uses longer depreciable lives than those used by The Santa Anita Companies for certain types of assets. The adjustment to operating equipment included a reduction of $10,551 in the carrying value of operating equipment.
(D) Represents adjustment to reflect amortization of goodwill of $796. Goodwill represents the purchase consideration in excess of the fair market value of the assets of Operating. Amortization of goodwill is computed using the straight-line method over a 40-year estimated useful life.
(E) Includes rental income paid to Realty of $10,861.
(F) Represents adjustment to eliminate Series A Preferred Stock of Operating dividends as a result of exchanging the Series A Preferred Stock of Operating for shares of Operating Common Stock.
(G) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard; No. 128 ("Statement 128") which specifies the computation, presentation and disclosure requirements for basic earnings per share and dilutive earnings per share. Management believes that adoption of Statement 128 will not have a material effect on the earnings per share of Meditrust Operating Company.
(H) Represents adjustment to reflect additional shares of Operating Common Stock issued to MAC shareholders at the Effective Time and assumes the exchange of Series A Preferred Stock of Operating for shares of Operating Common Stock.

                          MEDITRUST OPERATING COMPANY

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             --------------------------------------------------
                              MEDITRUST  SANTA ANITA
                             ACQUISITION  OPERATING   PRO FORMA       PRO FORMA
                               COMPANY     COMPANY   ADJUSTMENTS      COMBINED
                             ----------- ----------- -----------      ---------
Revenues:
 Horse racing..............    $           $50,266     $               $50,266
 Interest and other
  income...................                    173       1,388 (A)       1,561
                               -------     -------     -------         -------
   Total revenues..........                 50,439       1,388          51,827
                               -------     -------     -------         -------
Expenses:
 Horse racing operating
  costs....................                 36,351                      36,351
 Interest..................                    102         330 (B)         432
 Depreciation and
  amortization.............                  2,517        (722)(C)(D)    1,795
 General and
  administrative(E)........                 11,331                      11,331
 Strategic alliance costs..                    420                         420
                               -------     -------     -------         -------
   Total expenses..........                 50,721        (392)         50,329
                               -------     -------     -------         -------
Net Income.................                   (282)      1,780           1,498
                               -------     -------     -------         -------
Preferred stock dividends..                    227        (227)
Net income (loss)
 applicable to common
 shares....................    $           $  (509)    $ 2,007         $ 1,498
                               =======     =======     =======         =======
Per share:
Net income/(loss) (F)......    $           $ (0.04)    $  0.06 (G)     $  0.02
                               =======     =======     =======         =======
Weighted average common
 shares outstanding........     61,509      11,480      13,267          86,256
                               =======     =======     =======         =======

--------
(A) Represents estimated dividends (based upon Meditrust's anticipated distributions subsequent to the Mergers of $2.39 per share) on the shares of Realty acquired by MAC and subsequent to the Mergers held by Operating.
(B) Represents estimated interest expense on the Operating Note.
(C) Represents adjustment to decrease depreciation by $1,120 as a result of recording the investment in property, plant and equipment at fair market value. Depreciation is computed using the straight-line method and is based upon the estimated useful lives ranging from 5 to 40 years. Depreciation expense decreased due to the fact that Meditrust uses longer depreciable lives than those used by The Santa Anita Companies for certain types of assets. The adjustment to operating equipment included a reduction of $10,551 in the carrying value of operating equipment.
(D) Represents adjustment to reflect amortization of goodwill of $398. Goodwill represents the purchase consideration in excess of the fair market value of the assets of Operating. Amortization of goodwill is computed using the straight-line method over a 40-year estimated useful life.
(E) Includes rental income paid to Realty of $8,431.
(F) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("Statement 128") which specifies the computation, presentation and disclosure requirements for basic earnings per share and dilutive earnings per share. Management believes that adoption of Statement 128 will not have a material effect on the earnings per share of Meditrust Operating Company.
(G) Represents adjustment to reflect additional shares of Operating Common Stock issued to MAC shareholders at the Effective Time and assumes the exchange of Series A Preferred Stock of Operating for shares of Operating Common Stock.

                          MEDITRUST OPERATING COMPANY

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                       AS OF JUNE 30, 1997
                          ---------------------------------------------------------
                           MEDITRUST  SANTA ANITA
                          ACQUISITION  OPERATING   PRO FORMA              PRO FORMA
                            COMPANY     COMPANY   ADJUSTMENTS             COMBINED
                          ----------- ----------- -----------             ---------
Operating property,
 plant & equipment......    $           $19,551    $(10,551)(A)           $  9,000
Cash and cash
 equivalents............                  7,087                              7,087
Fees, interest and other
 receivables............                  2,068                              2,068
Other assets, net.......                  1,740      10,000 (B)             11,740
Goodwill, net...........                             31,827 (C)             31,827
Investment in Meditrust
 Corporation............                  2,184      36,000 (D)             38,184
                            -------     -------    --------               --------
   Total assets.........    $           $32,630    $ 67,276               $ 99,906
                            =======     =======    ========               ========
Liabilities and
 Shareholders' Equity:
Indebtedness:
 Bank notes payable,
  net...................                    403                                403
 Note payable to
  Meditrust
  Corporation...........                             11,000 (E)             11,000
                            -------     -------    --------               --------
   Total indebtedness...                    403      11,000                 11,403
                            -------     -------    --------               --------
Deferred income &
 expenses...............                  2,083                              2,083
Accrued expenses and
 other liabilities......                 17,588      35,440 (F)             53,028
                            -------     -------    --------               --------
   Total liabilities....                 20,074      46,440                 66,514
                            -------     -------    --------               --------
Commitments and
 contingencies
 Series A Redeemable
  Preferred Stock.......                  1,277      (1,277)(G)
Shareholders' equity
 Common stock 86,347
  shares pro forma
  outstanding...........                  1,148       7,487 (G)(H)           8,635
 Additional paid-in-
  capital...............                 20,994       3,763 (D)(E)(G)(I)    24,757
Retained
 Earnings/Distributions
 in excess of net
 income.................                (10,767)     10,767 (I)
Unearned compensation
 expense................                    (96)         96 (I)
                            -------     -------    --------               --------
   Total shareholders'
    equity..............                 11,279      22,113                 33,392
                            -------     -------    --------               --------
Total liabilities and
 shareholders' equity...    $           $32,630    $ 67,276               $ 99,906
                            =======     =======    ========               ========

(A) Represents adjustments for the purchase method of accounting whereby the operating property, plant and equipment owned by Operating are adjusted to estimated fair market value based on recent appraisals.
(B) Represents the estimated fair market value of works of art owned by Operating.
(C) Represents the purchase consideration in excess of the fair market value of the assets of Operating.
(D) To reflect the capitalization of MAC by Meditrust and the acquisition by MAC of the shares of Realty which are assumed to remain outstanding after the Mergers.
(E) To reflect the delivery of the Operating Note, the purpose of which is to adjust the relative values of Realty and Operating to approximate the relative values of Meditrust and MAC immediately prior to the Effective Time. See "The Mergers--Certain Arrangements--Operating Note."
(F) Represents estimated adjustments for (1) accrued merger costs including financial advisory, legal and accounting fees, printing and various other professional fees anticipated in connection with the Mergers, (2) accrued expenses associated with certain employment agreements and benefit programs of Operating including severance agreements, settlement of options and purchase accounting adjustments related to Operating's defined benefit pension and deferred compensation plans (since management is presently evaluating the effects of the integration of the two companies, these amounts are preliminary and subject to change), and (3) other liabilities including potential settlement of outstanding legal matters consisting of a shareholder lawsuit, a breach of contract lawsuit and various claims and lawsuits arising from business operations.
(G) Represents the exchange of Series A Preferred Stock of Operating for shares of Operating Common Stock.
(H) Represents the exchange of shares of MAC for shares of Operating Common
    Stock.
(I) Based on the relative value between Realty and Operating of the 12,343 shares of Operating Common Stock outstanding (which includes the effect of having exchanged the 867 shares of Series A Preferred Stock of Operating for shares of Operating Common Stock), the total purchase consideration allocable to Operating is approximately $7,653. The adjustments to shareholders' equity eliminate Operating's historical equity accounts totaling $12,556 (which includes the effect of exchanging the Series A Preferred Stock of Operating, which has a value of $1,277, for Operating Common Stock) and record equity based on the number of shares of Operating Common Stock held by shareholders of Operating that remain outstanding after the Mergers.

                              THE MERGER AGREEMENT

  The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Shareholders of The Santa Anita Companies, Meditrust and MAC are urged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Mergers.

GENERAL

  The Merger Agreement provides that, following the approval of the transactions contemplated by the Merger Agreement by the shareholders of Realty, Operating, Meditrust and MAC, and the satisfaction or waiver of the other conditions to closing set forth in the Merger Agreement, Meditrust will be merged with and into Realty, with Realty continuing as the surviving corporation (the "Realty Merger"), and MAC will be merged with and into Operating, with Operating continuing as the surviving corporation (the "Operating Merger"). After consummation of the Realty Merger, Realty will change its name to Meditrust Corporation and, after consummation of the Operating Merger, Operating will change its name to Meditrust Operating Company.

  If all conditions to the Realty Merger are satisfied or waived, the Realty Merger will become effective at the time of the filing by Realty and Meditrust of a duly executed Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as may be agreed upon by the parties and specified in the Certificate of Merger.

  If all conditions to the Operating Merger are satisfied or waived, the Operating Merger will become effective at the time of the filing by Operating and MAC of a duly executed Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as may be agreed upon by the parties and specified in the Certificate of Merger. It is expected that both the Realty Merger and the Operating Merger will occur simultaneously.

CONVERSION OF SHARES

  At the Effective Time, pursuant to the Merger Agreement, each issued and outstanding Meditrust Share (and the related MAC Share) will be converted into the right to receive a number of shares of Paired Common Stock equal to the Exchange Ratio.

  The "Exchange Ratio" is 1.2016 or, if the closing date occurs after December 31, 1997 as a result of acquisitions and other business combinations proposed to be entered into by Meditrust or MAC (and provided that there are no other conditions to closing within Realty's or Operating's control or for which they are responsible that have not yet been satisfied), an amount equal to $37.25 divided by the sum of (i) $31.00 and (ii) if the closing date occurs after December 31, 1997 a number equal to the per share amount of any dividends of Meditrust accrued with respect to periods after December 31, 1997 and prior to the closing date divided by 1.2016, less the per share amount of any dividends of Realty accrued with respect to periods after December 31, 1997 and prior to the closing date.

  Based upon the number of outstanding shares of Paired Common Stock and the number of outstanding Meditrust Shares (and the related MAC Shares) (in each
case including    shares subject to options but not including Meditrust's
convertible debentures) as of      , 1997, the beneficial owners of Meditrust
Shares and MAC Shares immediately prior to the consummation of the Mergers will own from approximately 86% to 89% of the outstanding Paired Common Stock immediately following consummation of the Mergers, depending upon how many shareholders of The Santa Anita Companies make a Cash Election. If any holder of Meditrust Shares or MAC Shares would be entitled to receive fractional shares, then, in lieu of a fractional share, such holder will be entitled to receive an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by (the "Exchange Agent"), on behalf of all such holders, of the aggregate fractional Paired Common Stock issued in connection with the Mergers.

  Promptly after the Effective Time, the Exchange Agent will mail or deliver to each person who was, at the Effective Time, a holder of record of Meditrust Shares and MAC Shares, a form of letter of transmittal containing instructions for use in effecting the surrender of the old Meditrust certificates representing such Meditrust Shares and MAC Shares in exchange for certificates representing shares of Paired Common Stock certificates and cash in lieu of fractional shares as provided in the Merger Agreement. Upon surrender to the Exchange Agent of a certificate representing Meditrust Shares and MAC Shares for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, whether or not accompanied by a summary of the rights of the MAC Shares, the holder of such certificate representing Meditrust Shares and MAC Shares will be entitled to receive in exchange therefor a certificate representing Paired Common Stock of the Surviving Corporations, and the certificate representing Meditrust Shares and MAC Shares shall be cancelled. No interest will be paid or will accrue on the amount payable with respect to fractional shares upon surrender of certificates representing Meditrust Shares and MAC Shares.

  After the Effective Time, each certificate formerly representing Meditrust Shares and MAC Shares, until so surrendered and exchanged, shall be deemed, for all purposes, to evidence only the right to receive the number of whole shares of the Paired Common Stock that the holder of such certificate is entitled to receive in the Mergers and any cash payment in lieu of a fractional share. The holder of any such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by either Realty or Operating until the certificate has been surrendered, at which point, subject to applicable laws, such dividends and distributions, together with any cash payment in lieu of a fractional share, will be paid without interest.

  SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES REPRESENTING MEDITRUST SHARES AND MAC SHARES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

SALE OF SHARES TO MAC

  As contemplated by the Merger Agreement, prior to the record date for the Mergers MAC will purchase from Realty and Operating approximately 1,136,989 newly issued, fully paid and non-assessable shares of Paired Common Stock at a purchase price of $31.00 per share (the "Acquired Shares"). The Acquired Shares will represent 9.8% of the issued and outstanding Paired Common Stock immediately after the issuance and sale of the Acquired Shares and % of the issued and outstanding Paired Common Stock entitled to vote at the Santa Anita Meetings. MAC intends to vote all shares of Paired Common Stock held by it in favor of all of the proposals to be voted on at the Santa Anita Meetings. If the Mergers are not consummated, the Merger Agreement provides that MAC will be entitled to customary registration rights with respect to the Acquired Shares.

SALE OF SHARES TO UNAFFILIATED THIRD PARTY

  Also in connection with the Mergers, Meditrust has the right to designate an unaffiliated third party who may purchase from Realty and Operating newly issued, fully paid and non-assessable shares of Paired Common Stock at a purchase price of $31.00 per share (the "Unaffiliated Acquired Shares"), equal to up to 9.8% of the issued and outstanding Paired Common Stock. The Merger Agreement provides that, upon the earlier of consummation of the Mergers and termination of the Merger Agreement, the unaffiliated purchaser, if any, will be entitled to customary registration rights with respect to the Unaffiliated Acquired Shares.

CASH ELECTION; ASSURANCE BY MEDITRUST

  Holders of Paired Common Stock may elect to receive cash for their shares for $31.00 in cash up to a maximum of 3,225,806 shares. Shareholders who so elect will receive cash after the Mergers and at approximately the same time that the Meditrust and MAC shareholders will receive shares of Paired Common Stock. Subject to the consummation of the Mergers, The Santa Anita Companies, Meditrust and MAC have agreed that an aggregate of $100 million in cash will be made available to fund this purchase. See "The Mergers--Purchase of Paired Common Stock; Procedure for Election; Proration."

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties relating to, among other things, (a) due organization, valid existence and good standing of each of Realty, Operating, Meditrust and MAC and certain similar corporate matters; (b) the capital structure of each of Realty, Operating, Meditrust and MAC; (c) the authorization, execution, delivery and enforceability of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement and related matters; (d) absence of conflicts under charters or by-laws, required consents or approvals and violations of any instruments or law; (e) financial statements of each of Realty, Operating, Meditrust and MAC and the accuracy of information contained therein; (f) undisclosed liabilities; (g) the absence of certain material adverse changes or events; (h) delivery and filing of documents filed with the Securities and Exchange Commission (the "SEC"); (i) taxes and tax returns;
(j) real property; (k) agreements, contracts and commitments; (l) litigation;
(m) environmental matters; (n) compliance with laws; (o) tax matters relating to the Mergers; (p) benefit plans; (q) indebtedness; and (r) certain other matters.

CERTAIN COVENANTS

  The Merger Agreement also contains various covenants on the part of each of Realty, Operating, Meditrust and MAC which provide that until the Effective Time, it and each of its respective subsidiaries will: (a) conduct its business in the ordinary and usual course consistent with past practice and existing business plans; and (b) not take any action or omit to take any action that would cause Realty or Meditrust to be disqualified as a REIT or which would result in a loss of Realty's status as grandfathered from the application of
Section 269B of the Code (relating to the paired share status). Each of Realty and Operating has also agreed that it will not, without the prior written consent of Meditrust (which will not unreasonably be withheld), (i) voluntarily sell, transfer or dispose of any real property of Realty or of Operating; (ii) incur any debt or lease obligations or purchase money financing obligations, other than, in each case, in the ordinary course of business consistent with past practice; (iii) acquire any additional real estate or other assets (other than receipt of cash or investments of cash in cash-equivalents in connection with permitted sales of assets); (iv) adopt or propose any change in their respective certificates of incorporation or any material change in their respective by-laws; (v) adopt, or permit any of their respective subsidiaries to adopt, a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of them or any of their respective subsidiaries (other than a liquidation or dissolution of any subsidiary or a merger or consolidation between wholly-owned subsidiaries); (vi) redeem, purchase or otherwise acquire directly or indirectly any of their capital stock; (vii) grant any severance or termination pay to any director, officer or employee; (viii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee; (ix) increase benefits payable under any existing severance or termination pay policies or employment agreements; (x) increase compensation, bonus or other benefits payable to directors, officers or employees other than increases payable to employees in the ordinary course of business consistent with past practice or merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practices; (xi) issue or enter into any executory agreement to issue any new equity securities other than (A) capital stock issued in replacement of lost, stolen or transferred outstanding shares, (B) capital stock to be issued upon exercise of options or warrants outstanding, (C) capital stock to be issued upon exchange of the Series A Preferred Stock, (D) capital stock to be issued pursuant to the Rights Agreement described under "Description of Capital Stock of The Santa Anita Companies--Rights Agreement" or (E) as otherwise contemplated by the Merger Agreement; (xii) declare and pay any dividends or make other distributions to holders of Realty Common Stock in excess of $.20 per Realty Common Stock per quarter or such additional dividends as are otherwise necessary for Realty to satisfy the REIT Requirements, or repay indebtedness except for scheduled repayments pursuant to the terms of such indebtedness; (xiii) amend or terminate the Rights Agreement unless advised by outside counsel that such amendment or termination could reasonably be required by the fiduciary duties of its Board of Directors; and (xiv) agree, or permit any subsidiary to agree, or commit to do any of the foregoing.

  In addition, Meditrust will not, without the prior written consent of Realty and Operating (which will not unreasonably be withheld): (a) issue any Meditrust Shares at a price materially less than prevailing market prices, except for Meditrust Shares issued pursuant to existing contractual obligations or pursuant to employee benefit plans; and (b) increase its quarterly dividends to holders of Meditrust Shares by more than $.0075 per Meditrust Share per quarter or by such additional amount as is otherwise necessary for Meditrust to satisfy the REIT Requirements.

  Pursuant to the Merger Agreement, each of Realty, Operating, Meditrust and MAC has agreed: (a) to use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties necessary or advisable to consummate the transactions contemplated under the Merger Agreement; (b) to furnish the other parties with all information concerning itself, its subsidiaries, directors, trustees, officers and shareholders and other affiliates and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application; (c) to furnish the other parties with copies of written communications received by each such party, or any of its subsidiaries, associates or other affiliates, from, or delivered by any of the foregoing to, any governmental entity in respect of the transactions contemplated by the Merger Agreement; and (d) to cooperate with each other party and promptly take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to obtain favorable review of the Mergers under the HSR Act.

NO SOLICITATION

  The Merger Agreement provides that neither Realty nor Operating nor any of their respective subsidiaries will, and that each of Realty and Operating will use their best efforts to cause their respective directors and any other persons acting, or purporting to act, on their behalf (including, but not limited to, their officers, employees, investment bankers, financial advisors, attorneys or accountants) not to, initiate any contact with, solicit, encourage or enter into or continue any discussions, negotiations, understandings or agreements with, anyone other than Meditrust (a "Third Party") with respect to, or furnish or disclose any non-public information regarding Realty, Operating or their subsidiaries, to any Third Party in connection with, any Competing Transaction Proposal (which is defined as a bona fide proposal from a Third Party relating to any recapitalization, business combination, asset sale, joint venture or other transaction which would be inconsistent with the transactions which are the subject of the Merger Agreement). Notwithstanding the foregoing, except to the extent the Realty Board and the Operating Board could reasonably be required by their fiduciary duties as determined in good faith on the written advice of outside counsel to Realty and Operating to take the following steps at any time prior to approval by the shareholders of Realty and Operating of the Realty Shareholder Matters and the Operating Shareholder Matters, respectively, (i) Realty and Operating may, in response to an unsolicited request, furnish non-public information with respect to Realty and Operating or their subsidiaries to any Third Party pursuant to a customary confidentiality and standstill agreement and discuss that information (but not a Competing Transaction Proposal) with the Third Party and (ii) upon receipt by Realty or Operating of a Competing Transaction Proposal from a Third Party, if each of the Realty Board and the Operating Board has reasonably determined that the transaction contemplated by the Competing Transaction Proposal, if consummated, would constitute an Alternative Transaction, as defined below, then Realty and Operating may participate in discussions and negotiations with the Third Party regarding the Competing Transaction Proposal. An "Alternative Transaction" is defined in the Merger Agreement as a transaction that the Realty Board and the Operating Board in good faith on the advice of a nationally recognized financial advisor determine could provide greater value to their shareholders than the Mergers. Realty and Operating may not enter into an agreement for an Alternative Transaction unless they have notified Meditrust at least five business days in advance thereof and paid to Meditrust a termination fee of $12 million (the "Termination Fee") and expense reimbursement of up to $1 million ("Transaction Expenses").

MANAGEMENT FOLLOWING THE MERGERS

  The Merger Agreement provides that, following the Effective Time, the Boards of Directors of Meditrust Corporation and Meditrust Operating Company will consist of up to 12 persons to be designated by Meditrust two of which shall be members of the Board of Directors of Realty and two of which shall be members of the Board of Directors of Operating.

INCREASE IN AUTHORIZED SHARES; AUTHORIZATION OF SERIES COMMON STOCK

  The Certificates of Incorporation of Realty and Operating, as in effect immediately prior to the Effective Time and as amended in accordance with the provisions of the Merger Agreement to increase the number of authorized shares issuable by Realty and Operating to 300,000,000 and to authorize a new class of common stock issuable in one or more series upon terms to be determined by the Board of Directors (the "Series Common Stock"), shall become the Certificates of Incorporation of the Surviving Corporations. The By-Laws of Realty and Operating, as in effect immediately prior to the Effective Time, shall become the By-Laws of the Surviving Corporations.

  The Boards of Directors believe the increase in the authorized shares issuable and the creation of the Series Common Stock are in the best interests of the Surviving Corporations and their shareholders and believe it advisable to authorize such shares so that sufficient shares of common stock will be available for, among other things, issuance in connection with public or private offerings of shares for cash, dividends payable in stock of the corporation, acquisitions of other companies and issuances under employee benefit plans.

  The Series Common Stock will be a new class of stock for which the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof (collectively, the "Limitations and Restrictions") with respect to any series are determined by the Board of Directors of a Surviving Corporation. As such, the Boards of Directors of the Surviving Corporations will, in the event of the consummation of the Mergers, be entitled to authorize the creation and issuance of shares of Series Common Stock in one or more series with such Limitations and Restrictions as may be determined in each Board's sole discretion, with no further authorization by security holders required for the creation and issuance thereof.

  The Board of Directors of each of the Surviving Corporations will be required to make any determination to issue shares of Series Common Stock based on its judgment as to the best interests of the shareholders and the Surviving Corporation. Although neither Board of Directors has any present intention of doing so, it could issue shares of Series Common Stock that could, depending on the terms of the series in which they are issued, make more difficult or discourage an attempt to obtain control of the Surviving Corporations by means of a merger, tender offer, proxy contest or other means. When in the judgment of the Board of Directors this action will be in the best interest of the shareholders and the Surviving Corporations, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Surviving Corporations. Such shares could be privately placed with purchasers favorable to the Board of Directors in opposing an attempt to gain control of the Surviving Corporations. In addition, the Board of Directors could authorize holders of a series of Series Common Stock to vote either separately as a class or with the holders of other series of common stock, on any merger, sale or exchange of assets by the Surviving Corporations or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares also could dilute the stock ownership of a person or entity seeking to obtain control of the Surviving Corporations should the Board of Directors consider the action of such entity or person not to be in the best interest of the shareholders and the Surviving Corporations.

  While the Surviving Corporations may consider effecting an equity offering of common stock in the proximate future for purposes of raising additional working capital or otherwise, neither Realty nor Operating, as of the date hereof, has any agreements or understandings with any third party to effect any such offering, to purchase any shares offered in connection therewith, or to veto any such shares, and no assurances are given that any offering will in fact be effected or that, if effected, the shares issued will be of common stock or Series Common Stock. Therefore, the terms of any common stock subject to this proposal cannot be stated or estimated with respect to any or all of the securities authorized.

DIRECTOR AND OFFICER INDEMNIFICATION

  From and after the Effective Time, each of the Surviving Corporations will indemnify, defend and hold harmless the respective present officers, directors and employees of Realty and Operating and any of their respective subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the closing date to the full extent permitted or required under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that, to the extent required by applicable law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Each of the Surviving Corporations will be required to maintain in effect for not less than six years the current policies (or comparable policies) of directors' and officers' liability insurance maintained by Realty and Operating with respect to matters occurring prior to the closing date. If the aggregate annual premiums for such insurance during such six year period exceed 200% of the per annum rate of the aggregate premium currently paid by Operating and Realty and any of their respective subsidiaries for such insurance on the date of the Merger Agreement, then each of the Surviving Corporations will provide the most advantageous coverage that is then available at an annual premium equal to 200% of such rate.

COLONY TERMINATION FEE

  Realty and Operating have paid to Colony $4,500,000 as a termination fee and transaction expenses pursuant to the Colony Agreement. If either Meditrust or MAC fails to call its respective shareholders meeting or the shareholders of Meditrust and MAC fail to approve the Mergers at their respective shareholder meetings, and the Mergers are approved by the shareholders of Realty and Operating and all other conditions to Meditrust's consummation of the Mergers have been satisfied, Meditrust shall pay to Realty and Operating $4,000,000 in the aggregate.

CONDITIONS

  The respective obligation of each party to consummate the Mergers is subject to the fulfillment of each of the following conditions: (a) the adoption of the Merger Agreement shall have been duly approved by the shareholders of Meditrust and MAC, the adoption of the Merger Agreement and the issuance of shares of Realty Common Stock in the Realty Merger shall have been duly approved by the shareholders of Realty and the adoption of the Merger Agreement and the issuance of shares of Operating Common Stock in the Operating Merger shall have been duly approved by the shareholders of Operating in accordance with Massachusetts law (in the case of Meditrust and MAC), the DGCL, other applicable law and their respective organizational documents; (b) the waiting periods applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated and all filings required to be made prior to the closing by any party to the Merger Agreement or any of its respective subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the closing by any party to the Merger Agreement or any of its respective subsidiaries from, any governmental entity shall have been made or obtained except where the failure to obtain such consents is not reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) on the Surviving Corporations and cannot reasonably be expected to subject the parties to the Merger Agreement or their affiliates, directors, trustees or officers to the risk of criminal liability; (c) all consents or approvals of all persons (other than governmental entities) required for or in connection with or as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby shall have been obtained and shall be in full force and effect, except for those the failure of which to obtain would not have a Material Adverse Effect; (d) no United States or state court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement; (e) Meditrust, Realty and Operating shall have received an opinion from O'Melveny & Myers LLP, dated the Effective Time, and reasonably satisfactory to Meditrust, Realty and Operating, to the effect that (i) for the calendar year 1996, Realty met the requirements of the Code for qualification as a REIT, and if Realty continues its operations in the same manner as it has in such year, Realty will continue to so qualify; and (ii) (A) the consummation by Realty and Operating of the transactions contemplated by the Merger Agreement will not adversely affect the qualification of Realty as a REIT or (B) its ability to retain its status as grandfathered from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984; (f) Meditrust, Realty and Operating shall have received an opinion of Nutter, McClennen & Fish, LLP, dated the Effective Time, and reasonably satisfactory to Meditrust, Realty and Operating, to the effect that (i) immediately prior to the Effective Time, Meditrust was qualified as a REIT and (ii) the consummation by Realty and Operating of the transactions contemplated by the Merger Agreement will not adversely affect the qualification of Realty as a REIT or its ability to retain its status as grandfathered from the application of
Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984; (g) Meditrust shall have received an opinion from Nutter, McClennen & Fish, LLP, dated the Effective Time, and reasonably satisfactory to Meditrust, to the effect that the Mergers shall qualify as a "reorganization" under Section 368(a) of the Code; and (h) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The parties will not waive the conditions described in paragraphs (a), (b), (e), (f), (g) or (h).

  The obligation of Meditrust to consummate the Mergers is also subject to the fulfillment or waiver by Meditrust prior to the closing of each of the following conditions: (a) the representations and warranties of each of Realty and Operating set forth in the Merger Agreement shall be true and correct, and Meditrust shall have received an officer's certificate of each of Realty and Operating to such effect; (b) Realty and Operating shall have complied with all covenants in all material respects and performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date, and Meditrust shall have received an officer's certificate of each of Realty and Operating to such effect; (c) there shall have been no Material Adverse Effect on Realty or Operating, and there shall have been delivered to Meditrust an officer's certificate of each of Realty and Operating to such effect; (d) the Rights under the Rights Agreement shall not have become exercisable; (e) Meditrust shall have received the resignations of all directors of Realty and Operating, except those directors designated by Meditrust to remain on the Boards of Directors of Realty and Operating, respectively; and (f) the Paired Common Stock to be issued in the Mergers shall have been approved for listing on the NYSE upon official notice of issuance.

  The obligation of Realty and Operating to consummate the Mergers is also subject to the fulfillment or waiver by Realty and Operating prior to the closing date of each of the following conditions: (a) the representations and warranties of Meditrust set forth in the Merger Agreement shall be true and correct and Realty and Operating shall have received an officer's certificate of Meditrust to such effect; (b) each of Meditrust and MAC shall have complied with all covenants in all material respects and performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date, and Realty and Operating shall have received an officer's certificate of each of Meditrust and MAC to such effect; and (c) there shall have been no Material Adverse Effect on Meditrust and there shall have been delivered to Realty and Operating an officer's certificate of Meditrust to such effect.

TERMINATION; TERMINATION FEES AND EXPENSES

  The Merger Agreement may be terminated:

  (a) at any time prior to the Effective Time, before or after the approval by the shareholders of Meditrust, Operating and/or Realty, by the mutual consent of the parties, by action of its respective Board; (b) by action of the Board of any party thereto, if (i) the Mergers shall not have been consummated by April 13, 1998, provided that, the terminating party shall not have breached in any material respect its obligations under the Merger

Agreement in any manner that shall have caused or resulted in such failure,
(ii) if Realty's, Operating's, Meditrust's or MAC's shareholders fail to approve the Mergers as the case may be, at their respective shareholders meetings or (iii) Realty and Operating have entered into an Alternative Transaction and Realty and Operating have complied with their obligations described above under "--No Solicitation" and paid the Termination Fee; (c) by action of the Meditrust Board, if (i) either Realty or Operating shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be performed by such company at or prior to the time of termination; or (ii) either of the Realty Board or the Operating Board shall have failed to recommend to its shareholders the approval of the transactions contemplated by the Merger Agreement or shall have withdrawn, modified or changed in a manner adverse to Meditrust its approval or recommendation of the Mergers; (d) by action of either the Realty Board or the Operating Board, if (i) Meditrust shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be performed by it at or prior to the time of termination; or (ii) the Boards of Meditrust and MAC shall have failed to recommend to their respective shareholders the approval of the transactions contemplated by the Merger Agreement, or shall have withdrawn, modified or changed in a manner adverse to Realty or Operating its approval or recommendation of the Merger Agreement.

  In the event of termination of the Merger Agreement, and if Realty or Operating merges with, or sells or otherwise transfers directly or indirectly more than 25% of its assets to a third party, or any third party (individually or as part of a group), acquires directly or indirectly beneficial ownership of more than 30% of the Paired Common Stock, or Realty or Operating enter into an agreement providing for any of the foregoing, in each case within one year after the earlier of (i) the date of the meeting of shareholders of Realty and Operating convened to consider the Mergers and (ii) the termination of the Merger Agreement (other than in accordance with clause (b)(iii) of the immediately preceding paragraph), Realty and Operating shall pay Meditrust the Termination Fee unless already paid.

  Realty and Operating shall pay (a) the Termination Fee and certain transaction expenses to Meditrust under circumstances involving an Alternative Transaction as described above under "--No Solicitation" and (b) the Transaction Expenses to Meditrust if the Mergers are not approved.

  In the event that the Merger Agreement is terminated as described above, MAC will be entitled to demand that Realty and Operating cause to be filed with the SEC a registration statement under the Securities Act for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, or such other appropriate rule under the Securities Act, relating to the sale of any shares of Paired Common Stock then owned by MAC that were acquired pursuant to the Merger Agreement. Upon the earlier of consummation of the Mergers and termination of the Merger Agreement, the unaffiliated third party purchaser, if any, will have the right to require the shares of Paired Common Stock purchased by it to be registered for resale under the Securities Act. Other than as provided in the immediately preceding sentences, all other further obligations of the parties under the Merger Agreement, subject to certain exceptions, will terminate without further liability on the part of any party to the others upon the termination of the Merger Agreement as provided above.

OTHER EXPENSES

  Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses. The parties estimate that fees and expenses related to the Mergers, consisting primarily of transaction costs for fees and expenses of investment bankers, attorneys and accountants and
financial printing and other related charges, will total approximately $[   ]
million (after tax), assuming the Mergers are completed, of which approximately
$[   ] million is attributable to The Santa Anita Companies and approximately
$[   ] million is attributable to Meditrust and MAC.

STOCK EXCHANGE LISTING

  It is a condition to the Mergers that the shares of Paired Common Stock issuable in the Mergers be approved for listing on the NYSE on or prior to the Effective Time upon official notice of issuance.

                           THE SANTA ANITA COMPANIES

INTRODUCTION

  Realty and Operating are two separate companies, the stocks of which trade as a single unit under a stock-pairing arrangement. Realty and Operating were each incorporated in 1979 and are the successors of a corporation originally organized in 1934 to conduct thoroughbred horse racing in Southern California.

REALTY

  Realty operates as a REIT under the provisions of the Code. As such, Realty is principally engaged in investing in and holding real property. Realty is a self-administered equity REIT.

  Currently, Realty owns an approximately 400 acre parcel in Arcadia, California which is the site for the Santa Anita Park Racetrack (the "Racetrack"), a thoroughbred horse racing facility, a 50% interest in the operations of the Santa Anita Fashion Park Mall, a 1.1 million square foot regional shopping mall and Santa Anita Medical Plaza, a six story, 85,000 square foot medical office building. Additionally, Realty owns one neighborhood shopping center, and a 24-acre undeveloped land parcel in Southern California. Realty no longer intends to hold the neighborhood shopping center and land parcel and is seeking buyers for these properties.

  Additional information concerning Realty is included in the Realty documents filed with the SEC and incorporated by reference in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information."

OPERATING

  Operating is engaged in thoroughbred horse racing. The thoroughbred horse racing operation is conducted by LATC, which leases the Racetrack from Realty. The Racetrack is one of the premier thoroughbred horse racing venues in North America. Operating has conducted a winter live thoroughbred horse racing meet at the Racetrack each year since 1934 (except for three years during World War
II). In addition, the Racetrack has been the site of a fall meet conducted by Oak Tree Racing Association, which has leased the Racetrack from Operating since 1969. The Racetrack was the location of the 1986 and 1993 Breeders' Cup Championships. The race meets held at the Racetrack in 1997 will offer 52 graded stakes races, the highest number offered by any racetrack in North America.

  Santa Anita's live races are simulcast to 16 satellite wagering sites in Southern California, 15 sites in Northern California and 986 sites in 38 other states and 10 foreign countries. Approximately 77% of wagering at Santa Anita's 1996 winter meet was through off-site wagering. Operating believes that it is well positioned to benefit from the continued industry trend toward satellite wagering, which has been driven by technological developments, legislative changes and customers' desire for convenience.

  Additional information concerning Operating is included in the Operating documents filed with the SEC and incorporated by reference in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information."

LEGAL PROCEEDINGS

  In October 1996, a purported class action complaint was filed by Barbara J. Gignac in the Superior Court of Los Angeles County, California, naming as defendants The Santa Anita Companies and certain of their officers and directors. The complaint alleged breaches of fiduciary duties by the defendants as a result of the Initial Colony Transaction. On April 30, 1997, Barbara Gignac and other plaintiffs filed a First Amended Class Action Complaint ("Amended Complaint") charging the individual defendants with breach of their fiduciary duties as a result of The Santa Anita Companies entering into the Merger Agreement. The Amended Complaint seeks, inter alia, to enjoin the Mergers and compensatory damages in an unspecified amount. The Santa Anita Companies intend to contest vigorously the claims asserted in the Amended Complaint.

  Certain other claims, suits and complaints arising in the ordinary course of business have been filed or were pending against Realty and/or Operating and
its subsidiaries at      , 1997. In the opinion of the managements of Realty
and Operating, all such matters are adequately covered by insurance or, if not so covered, are of such kind, or involve such amounts, as would not have a significant effect on the financial position or results of operations of Realty and Operating if disposed of unfavorably.

SELECTED COMBINED FINANCIAL INFORMATION

  The following table presents selected combined financial information with respect to The Santa Anita Companies for the five years ended December 31, 1996 and for the six-month periods ended June 30, 1997 and June 30, 1996. This financial information has been derived from audited financial statements included in The Santa Anita Companies' Annual Report on Form 10-K for the fiscal years ended December 31, 1992 through December 31, 1996 and the unaudited financial statements included in The Santa Anita Companies' Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. The Santa Anita Form 10-K and The Santa Anita Companies' Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 are incorporated by reference in this Joint Proxy Statement/Prospectus and should be read in conjunction with such financial statements and the accompanying footnotes. See "Where You Can Find More Information."

                          AT AND FOR THE
                            SIX MONTHS
                          ENDED JUNE 30,    AT AND FOR THE YEAR ENDED DECEMBER 31,
                          ---------------- --------------------------------------------
                           1997     1996*    1996     1995*     1994*   1993*    1992*
                          -------  ------- --------  --------  ------- -------  -------
                            (UNAUDITED)
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Total revenues..........  $53,483  $57,032 $ 77,225  $ 81,206  $81,449 $95,011  $94,177
Costs and expenses......   51,230   48,546   76,685   106,838   79,424  97,912   87,851
                          -------  ------- --------  --------  ------- -------  -------
Income (loss) before
 income taxes...........    2,253    8,486      540   (25,632)   2,025  (2,901)   6,326
Income tax benefit......      --       --       --      2,000      --    2,523      158
                          -------  ------- --------  --------  ------- -------  -------
Income (loss) before
 extraordinary gain.....    2,253    8,486      540   (23,632)   2,025    (378)   6,484
Extraordinary gain on
 early retirement of
 debt...................      --       --       --      4,050      --      --       --
                          -------  ------- --------  --------  ------- -------  -------
Net income (loss).......    2,253    8,486      540   (19,582)   2,025    (378)   6,484
Preferred stock
 dividends(1)...........    3,119      --    12,420       --       --      --       --
                          -------  ------- --------  --------  ------- -------  -------
Net income (loss)
 applicable to common
 shares.................  $  (866) $ 8,486 $(11,880) $(19,582) $ 2,025 $  (378) $ 6,484
                          =======  ======= ========  ========  ======= =======  =======
PER SHARE:
Net income (loss) per
 common share:
 Before extraordinary
  gain..................  $  (.08) $   .75 $  (1.05) $  (2.11) $   .18 $  (.03) $   .58
 Extraordinary gain.....      --       --       --        .36      --      --       --
                          -------  ------- --------  --------  ------- -------  -------
                          $  (.08) $   .75 $  (1.05) $  (1.75) $   .18 $  (.03) $   .58
                          =======  ======= ========  ========  ======= =======  =======
Dividends paid per
 common share...........  $   .40  $   .40 $    .80  $    .80  $  1.08 $  1.36  $  1.36
Dividends declared per
 common share...........  $   .40  $   .40 $    .80  $    .80  $   .94 $  1.36  $  1.36
Book value..............  $   .88  $  3.21 $   1.29  $   2.83  $  5.36 $  6.11  $  7.51
Weighted average common
 shares outstanding.....   11,480   11,271   11,317    11,214   11,143  11,141   11,141

                                                    DECEMBER 31,
                          JUNE 30,   -------------------------------------------
                            1997      1996     1995     1994     1993     1992
                         ----------- ------- -------- -------- -------- --------
                         (UNAUDITED)
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets(2)(3)(4)...  $ 86,460   $93,481 $114,876 $142,121 $257,239 $248,043
Loans payable(2)(4).....    26,863    25,824   51,074   50,375  153,131  133,217
Shareholders'
 equity(3)..............    10,137    14,789   31,901   59,720   60,088   83,619

--------
 * The six months ended June 30, 1996 and the fiscal years 1995 and prior have been restated to reflect an impairment in value of an unconsolidated joint venture investment (Joppa Associates) in 1991 instead of 1995, and increase The Santa Anita Companies' share of the joint venture losses from 33 1/3% to 50% for all periods presented since it was probable that one of the partners would not bear its share of losses. (See Note 2 to the financial statements in the Santa Anita Form 10-K).
(1) See Note 16 to the financial statements in the Santa Anita Form 10-K. See "Where You Can Find More Information."
(2) The decrease in total assets, loans payable and shareholders' equity in 1996 compared with 1995 was due primarily to the sale of four neighborhood shopping centers and two office buildings and to the sale of the investment in Pacific Gulf Properties Inc. (see Note 3 to the financial statements in the Santa Anita Form 10-K).
(3) The decrease in total assets and shareholders' equity in 1995 compared with 1994 was due primarily to the nonrecurring charge of $30,300 in 1995 relating to Realty's plan to dispose of its non-core real estate assets
    (see Note 3 to the financial statements in the Santa Anita Form 10-K).
(4) The decrease in total assets and loans payable in 1994 compared with 1993 was due primarily to the sale of Realty's multifamily and industrial properties in 1994 (see Note 8 to the financial statements in the Santa Anita Form 10-K).

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

  The following table sets forth, as of June 30, 1997, except as otherwise noted, the number of shares of paired capital stock of Realty and Operating beneficially owned, directly or indirectly, by (i) each person who, to the knowledge of The Santa Anita Companies, beneficially owns more than 5% of the Paired Common Stock and (ii) the current chief executive officer and the four most highly compensated current executive officers of Realty and Operating, each director of Realty and Operating (other than directors' qualifying shares) and all current directors and officers of Realty as a group and all current directors and officers of Operating as a group.

                                            NUMBER OF     PERCENT OF SHARES OF
                                            SHARES OF        PAIRED COMMON
                                    CLASS    PAIRED           STOCK(1)(2)
                                      OF     COMMON      ----------------------
NAME                                STOCK  STOCK(1)(2)   PRE-MERGER POST-MERGER
----                                ------ -----------   ---------- -----------
Meditrust Acquisition Company.....  Common  1,249,035       9.8%         --%+
197 First Avenue
Needham, MA 02194
Apollo Real Estate Investment Fund  Common    989,900(3)    8.6
II, L.P. and affiliates...........
1301 Avenue of the Americas
New York, New York 10019
GAMCO Investors, Inc. and           Common    677,900(4)    4.8
affiliates........................
One Corporate Center
Rye, New York 10580
Gotham Partners, L.P. and           Common    589,300(5)    5.1
affiliates........................
110 East 42nd Street, 18th Floor
New York, New York 10017
Colony Investors II, L.P..........  Common    112,700       1.0(6)
1999 Avenue of the Stars
Los Angeles, California 90067
OPERATING MANAGEMENT
William C. Baker..................  Common    281,400
Clifford C. Goodrich(7)...........  Common     90,096         *
Thomas S. Robbins.................  Common     20,036         *
Mark T. Stephens..................  Common      8,340         *
Kathryn J. McMahon................  Common      4,628         *
All current directors and
 executive officers as a group
 (13 persons)(7)(8)...............  Common  1,152,389       9.7
REALTY MANAGEMENT
Brian L. Fleming..................  Common     20,322         *
Tom D. Austin.....................  Common      3,122         *
All current directors and
 executive officers as a group
 (11 persons)(8)..................  Common  1,052,733       9.0

--------
 * Less than one percent.
 + Shares of Realty Common Stock only; as of   , 1997.
(1) Includes shares subject to options exercisable within 60 days of June 30, 1997, as follows: Baker--275,000; Goodrich--51,800; Robbins--16,100;
    Stephens--8,100; McMahon--3,200; all current directors and executive officers of Operating as a group--354,200; Fleming--20,200; Austin--2,600; and all current directors and executive officers of Realty as a group-- 297,800.
(2) Includes fully-vested shares allocated to the named officer's accounts in The Santa Anita Companies' Thrift Plan as follows: Goodrich--1,971; Robbins--3,936; Stephens--240; McMahon--128; all current directors and executive officers of Operating as a group--6,275; Fleming--122; Austin-- 86; and all current directors and executive officers of Realty as a group-- 208.

(3) As disclosed in Amendment No. 5 to Schedule 13D dated April 8, 1997.
(4) As disclosed in Amendment No. 9 to Schedule 13D dated August 1, 1997.
(5) As disclosed in Schedule 13D dated November 21, 1996.
(6) Colony also owns 867,343 shares of the Series A Preferred Stock, representing all of the shares of the Series A Preferred Stock outstanding.
(7) Includes 12,098 shares of restricted stock which provide for restrictions on transfer prior to vesting and are subject to forfeiture in certain circumstances.
(8) Includes 164,200 shares held in different trusts by separate directors, 158,471 shares beneficially owned by a director's spouse, 182,339 shares held in trust for the benefit of a director's non-immediate family members and a charitable organization for which a director's spouse has voting power, 91 shares owned by a director's minor children and 227,245 shares of which a director has been granted a revocable proxy to represent and vote all such shares. Excludes 100,000 shares owned by California Jockey Club of which a director is a director and shareholder.

                                   MEDITRUST

BUSINESS

  Meditrust, a REIT organized on August 6, 1985, invests primarily in the health care industry in locations throughout the United States and also invests in other entities which invest in similar facilities outside of the United States. The objective of Meditrust is to enable shareholders to participate in the investment in health care related facilities held primarily for the production of income to be distributed to shareholders. In meeting this objective, Meditrust invests in high quality facilities that are managed by experienced operators and achieves diversity in its property portfolio by sector of the health care industry, geographic location, operator and form of investment.

  Meditrust was organized to qualify, and intends to continue to operate, as a real estate investment trust in accordance with federal tax laws and regulations. So long as Meditrust so complies, with limited exceptions, Meditrust will not be taxed under federal income tax laws on that portion of its taxable income that it distributes to its shareholders on a current basis. Meditrust has distributed, and intends to continue to distribute, substantially all of its real estate investment trust taxable income to shareholders on a current basis.

  As of June 30, 1997, Meditrust had investments in 464 facilities, consisting of 278 long-term care facilities, 129 retirement and assisted living facilities, 26 rehabilitation hospitals, 24 medical office buildings, six alcohol and substance abuse and psychiatric facilities, and one acute care hospital campus. Included in the 464 facilities are 51 properties under construction which are expected to be completed during the next 12 to 18 months. Meditrust's investments take the form of permanent mortgage loans, sale/leaseback transactions and development projects. Generally, Meditrust enters into development projects where, upon completion of the facility, Meditrust's development funding is to be replaced by either a permanent mortgage loan or a sale/leaseback transaction with Meditrust.

  Additional information concerning Meditrust is included in the Meditrust documents filed with the SEC and incorporated by reference in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information."

MEDITRUST SUMMARY FINANCIAL INFORMATION

  The following table presents selected financial information with respect to Meditrust for the five years ended December 31, 1996 and for the six-month periods ended June 30, 1997 and June 30, 1996. This financial information has been derived from audited financial statements included in the Meditrust Annual Report on Form 10-K for the fiscal years ended December 31, 1992 through December 31, 1996 and the unaudited financial statements included in the Meditrust Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. The Meditrust Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 are incorporated by reference in this Joint Proxy Statement/Prospectus, and should be read in conjunction with such financial statements and the accompanying footnotes. See "Where You Can Find More Information."

                            FOR THE SIX
                           MONTHS ENDED
                             JUNE 30,            FOR THE YEAR ENDED DECEMBER 31,
                         ----------------- --------------------------------------------
                           1997     1996     1996     1995     1994     1993     1992
                         -------- -------- -------- -------- -------- -------- --------
                            (UNAUDITED)
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues................ $138,979 $121,500 $254,024 $209,369 $172,993 $150,375 $132,394
Expenses:
 Interest expense.......   38,378   30,596   64,216   64,163   67,479   62,193   58,159
 Depreciation and
  amortization..........   13,355   11,184   23,207   18,176   17,171   16,277   14,032
 General and
  administrative
  expenses..............    4,246    3,944    8,625    7,058    7,883    8,269    8,845
                         -------- -------- -------- -------- -------- -------- --------
Total expenses..........   55,979   45,724   96,048   89,397   92,533   86,739   81,036
                         -------- -------- -------- -------- -------- -------- --------
Net income before
 extraordinary item.....   83,000   75,776  157,976  119,972   80,460   63,636   51,358
Loss on prepayment of
 debt...................      --       --       --    33,454      --       --       --
                         -------- -------- -------- -------- -------- -------- --------
Net income.............. $ 83,000 $ 75,776 $157,976 $ 86,518 $ 80,460 $ 63,636 $ 51,358
                         ======== ======== ======== ======== ======== ======== ========
PER SHARE:
Net income before
 extraordinary item..... $   1.35 $   1.31 $   2.66 $   2.52 $   2.28 $   2.03 $   1.95
Loss on prepayment of
 debt...................      --       --       --      0.70      --       --       --
                         -------- -------- -------- -------- -------- -------- --------
Net income.............. $   1.35 $   1.31 $   2.66 $   1.82 $   2.28 $   2.03 $   1.95
                         ======== ======== ======== ======== ======== ======== ========
Distributions paid...... $   1.42 $   1.38 $   2.78 $   2.70 $   2.62 $   2.54 $   2.46
Book value.............. $  22.53 $  22.51 $  22.57 $  20.75 $  19.44 $  17.84 $  16.12
Shares of beneficial
 interest (weighted
 average)...............   61,509   57,909   59,458   47,563   35,314   31,310   26,360

                                                           DECEMBER 31,
                           JUNE 30,   ------------------------------------------------------
                             1997        1996       1995       1994       1993       1992
                          ----------- ---------- ---------- ---------- ---------- ----------
                          (UNAUDITED)
                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Real estate investments,
 net....................  $2,442,796  $2,188,078 $1,777,798 $1,484,229 $1,214,308 $1,021,630
Total assets............  $2,566,604  $2,316,875 $1,891,852 $1,595,130 $1,310,401 $1,094,941
Indebtedness, net:
 Notes and bank notes
  payable...............  $  770,649  $  518,904 $  414,522 $  454,005 $  366,530 $  377,256
 Convertible
  debentures............     278,512     280,813    295,209    231,277    199,822     93,356
 Bonds and mortgages
  payable...............      59,544      59,043     52,560     80,470     91,893    135,973
 Total..................  $1,108,705  $  858,760 $  762,291 $  765,752 $  658,245 $  606,585
Total liabilities.......  $1,178,839  $  931,934 $  830,097 $  824,983 $  724,606 $  663,458
Total shareholders'
 equity.................  $1,387,765  $1,384,941 $1,061,755 $  770,147 $  585,795 $  431,483

PRINCIPAL AND MANAGEMENT SHAREHOLDERS OF MEDITRUST AND MAC

  The following table sets forth, as of July 31, 1997, except as otherwise noted, the number of shares of Meditrust beneficially owned directly or indirectly, by (i) each person who, to the knowledge of Meditrust, beneficially owns more than 5% of the Meditrust Shares, and (ii) the chief executive officer and each of the four most highly compensated executive officers of Meditrust, each Trustee and all current Trustees and officers of Meditrust as a group. As of such date, the MAC Shares had not yet been distributed to the holders of Meditrust Shares and Meditrust was the sole shareholder of MAC. As of the consummation of the distribution, each holder of Meditrust Shares will be deemed to hold an equivalent number of MAC Shares. Numbers may not be exact as a result of changes in ownership of Meditrust Shares between July 31, 1997 and the date of the distribution.

                                         SHARES SUBJECT    SHARES BENEFICIALLY
                             SHARES        TO OPTIONS   OWNED AS A PERCENTAGE OF
                          BENEFICIALLY    EXERCISABLE      SHARES OUTSTANDING
NAME AND PRINCIPAL        OWNED AS OF    WITHIN 60 DAYS -------------------------
OCCUPATION OR EMPLOYMENT   7/31/97(1)      OF 7/31/97   PRE-MERGER POST-MERGER(2)
------------------------  ------------   -------------- ---------- --------------
Franklin Resources,        3,202,838(3)           0        5.3%            %
 Inc. ..................
 77 Mariners Island
 Blvd.
 San Mateo, CA 94404
Abraham D. Gosman.......     978,564(4)     211,353        1.6
 Chairman and Chief
 Executive Officer of
 Meditrust
David F. Benson.........      66,137         55,706          *            *
 President and Treasurer
 of Meditrust and MAC
Edward W. Brooke........      92,555(5)      40,000          *            *
 Former Partner in the
 law firm of O'Connor &
 Hannan
C. Gerald Goldsmith.....           0              0          *            *
 Independent investor
 and financial advisor
Philip L. Lowe..........      43,000(6)      40,000          *            *
 Principal of Philip L.
 Lowe and Associates,
 consulting firm
Thomas J. Magovern......      27,250         20,000          *            *
 Regional Vice
 President, Real Estate
 Asset Management,
 Summit Bank, a New
 Jersey banking
 institution
Gerald Tsai, Jr. .......      28,000         20,000          *            *
 Chairman, Chief
 Executive Officer and
 President of Delta Life
 Corporation, an annuity
 company
Frederick W. Zuckerman..      25,000         20,000          *            *
 General Partner,
 Zuckerman, Firstenberg
 and Associates LLC, a
 merchant banking and
 financial advisory firm
Michael S. Benjamin.....      21,719         13,333          *            *
 Senior Vice President
 and General Counsel of
 Meditrust
Michael F. Bushee.......      23,092         13,333          *            *
 Chief Operating Officer
 of Meditrust
Stephen H. Press........      24,024         23,332          *            *
 Vice President of
 Acquisitions of
 Meditrust
All Trustees and
 officers of Meditrust
 as a group
 (15 in number).........   1,353,747(7)     480,389        2.2%
All Trustees and             158,692(5)      95,706          *            *
 officers of MAC as a
 group (3 in number)

--------
 * Less than 1%.
(1) Unless otherwise indicated, the number of Meditrust Shares stated as being owned beneficially includes (i) Meditrust Shares beneficially owned by spouses, minor children and/or other relatives in which the Trustee may share voting or investment power and (ii) any Meditrust Shares listed as being subject to options exercisable within 60 days of May 31, 1997.
(2) Constitutes percentage ownership of the Paired Common Stock of the Surviving Corporations.
(3) Based on information concerning beneficial ownership of Meditrust Shares as of December 31, 1996 as set forth in the Schedule 13G of Franklin Resources, Inc. dated February 13, 1997.
(4) Includes 162,000 Meditrust Shares owned by A.M.A. Financial Corporation, of which Mr. Gosman is President and a 98% shareholder.
(5) Does not include 817 Meditrust Shares owned by Mr. Brooke's wife, 2,271 Meditrust Shares owned of record by Mr. Brooke as custodian for his son and 2,100 Meditrust Shares owned of record by Mr. Brooke as trustee for his grandchildren, as to which Meditrust Shares Mr. Brooke disclaims any beneficial interest.
(6) Does not include 1,500 Meditrust Shares owned by Mr. Lowe's wife, as to which Meditrust Shares Mr. Lowe disclaims any beneficial interest.
(7) Does not include an aggregate of 7,038 Meditrust Shares owned by or for parents, spouses or children, as to which Meditrust Shares the Trustees or officers disclaim any beneficial interest.

                         MEDITRUST ACQUISITION COMPANY

  Meditrust Acquisition Company is a Massachusetts business trust formed in June 1997 to facilitate the Mergers. On June 19, 1997, Meditrust Acquisition Corporation IV, another wholly-owned subsidiary of Meditrust and a signatory to the original merger agreement, assigned all its rights, interests and obligations thereunder to MAC. The Second Amended and Restated Agreement and Plan of Merger, dated as of April 13, 1997 was executed by Meditrust, MAC, Realty and Operating and served as a novation of the original merger agreement, substituting MAC as a party thereto, and discharging Meditrust Acquisition
Corporation IV. On September   , 1997, Meditrust, MAC, Realty and Operating
entered into the Third Amended and Restated Agreement and Plan of Merger, dated as of April 13, 1997.

  On      , 1997, Meditrust will transfer to MAC $43,588,907 and thereafter MAC will purchase approximately 1,136,989 shares of Paired Common Stock in the open market and the Acquired Shares from The Santa Anita Companies. Other than purchasing and holding such shares and entering into the Merger Agreement, MAC will not conduct any other business. MAC has not paid and does not plan to pay any compensation to its management, and has not entered into any transactions with any third party except as described in the preceding sentence. MAC has entered into a Distribution Agreement with Meditrust which sets forth, among other things, the mechanics and other terms of the distribution and the fact that Meditrust shall provide MAC with such transactional services as MAC shall reasonably request for a period of time following the distribution. MAC is not a party to any legal proceedings. For information concerning the ownership of MAC Shares, see "Meditrust--Principal and Management Shareholders of Meditrust and MAC."

  MAC has elected to qualify as a REIT and intends to continue to so qualify.

  David F. Benson is a Trustee and the President of MAC. Mr. Benson is also a Trustee, President and Treasurer of Meditrust. Edward F. Brooke is a Trustee of MAC and also a Trustee of Meditrust. Michael S. Benjamin is the Secretary of MAC and is also a Senior Vice President, Secretary and General Counsel of Meditrust.

           DESCRIPTION OF CAPITAL STOCK OF THE SANTA ANITA COMPANIES

AUTHORIZED CAPITAL STOCK

  Realty and Operating have the same authorized capital structure, consisting of 19,000,000 shares of common stock, $.10 par value, and 6,000,000 shares of preferred stock, $.10 par value. If the Mergers are consummated, the authorized number of shares of common stock for each of Realty and Operating will be increased to 300,000,000. The Board of Directors of each company is authorized without further shareholder authorization to issue the preferred stock from time to time in one or more series, and to determine the provisions applicable to each series, including the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences. Such preferred shares may be subject to the Pairing Agreement described below.

  At the close of business on August 20, 1997, 11,601,925 shares of Realty Common Stock and 11,476,424 shares of Operating Common Stock were issued and outstanding and 867,343 shares of Series A Preferred Stock were outstanding.

COMMON STOCK

  Subject to provisions of law and the preferences of any series of preferred stock outstanding, holders of Paired Common Stock are entitled to receive dividends at such times and in such amounts as may be declared from time to time by the respective Board of Directors out of funds legally available therefor. To maintain eligibility as a REIT, Realty must in general distribute at least 95% of its "real estate investment trust taxable income" before deduction of dividends paid (less any net long-term capital gain and subject to certain other adjustments) to its shareholders.

  Holders of Paired Common Stock are entitled to one vote for each share held on every matter submitted to a vote of shareholders and have the right to cumulate their votes in the election of directors. Shareholders are being asked to delete the cumulative provisions from the Certificates of Incorporation. See "Other Santa Anita Proposals--Proposal to Eliminate Cumulative Voting." Except as otherwise provided by law or by the Certificate of Incorporation or by resolutions of the Board of Directors providing for the issue of any series of preferred stock, the holders of the Paired Common Stock of each company have sole voting power.

  The Merger Agreement provides for an amendment to the Certificates of Incorporation of The Santa Anita Companies to authorize the creation of a new class of common stock issuable in one or more series upon terms to be determined by the Board of Directors. See "The Merger Agreement--Increase in Authorized Shares; Authorization of Series Common Stock."

PREFERRED STOCK

  The shares of Series A Preferred Stock are paired in the same manner as the Paired Common Stock, and holders thereof are entitled to participate in any dividends paid to the same extent as the holders of the Paired Common Stock. Holders of Series A Preferred Stock are entitled, except as otherwise required by law, to vote together with the holders of the Paired Common Stock on all matters presented to the holders of the Paired Common Stock other than the election of directors. The affirmative vote of 66 2/3% of the shares of Series A Preferred Stock of Realty or Operating, as the case may be, will be required for Realty or Operating to amend its Certificate of Incorporation to (i) create or increase the authorized number of shares of any class or series of stock that ranks senior to the Series A Preferred Stock, (ii) amend, alter or repeal any provision of its Certificate of Incorporation or By-laws in a manner that would adversely affect the Series A Preferred Stock or (iii) authorize any reclassification, combination, split or division of any series of stock without making the same adjustment to the Series A Preferred Stock. The Series A Preferred Stock of each company has a liquidation preference of $0.01 per share, plus all accrued and unpaid dividends.

  The Series A Preferred Stock may not be redeemed by The Santa Anita Companies prior to September 4, 1999. The holders of the Series A Preferred Stock may require The Santa Anita Companies to redeem such stock at any time, at a redemption price per paired share equal to the average of the last reported sale price of the Paired Common Stock on each of the 30 trading days prior to the date such shares are surrendered for redemption plus any accrued and unpaid dividends (the "Redemption Price"); provided, however, that if a tender offer for the Paired Common Stock is pending at the time the Series A Preferred Stock is surrendered for redemption, the redemption price for the Series A Preferred Stock will be the last reported sale of the Paired Common Stock on the date the shares are surrendered for redemption. In lieu of such redemption, Realty and Operating will, if the approval of the shareholders of The Santa Anita Companies is obtained, have the option to deliver to the redeeming holders Paired Common Stock on a share-for-share basis. If Realty and Operating fail to obtain shareholder approval of the exchange of the Series A Preferred Stock for Paired Common Stock, they may deliver promissory notes, due in six months from the date of issue, for any portion of the redemption price in excess of the original purchase price of $12.975 per paired share of Series A Preferred Stock. Such notes will bear interest at a variable rate equal to 2% per annum in excess of the prime commercial lending rate published from time to time in The Wall Street Journal. The Santa Anita Companies will have 30 days after the date of the redemption notice to deliver the consideration to the holders of Series A Preferred Stock surrendered for redemption or exchange. Realty and Operating may require the holders of the Series A Preferred Stock to exchange the Series A Preferred Stock at any time for an equal number of shares of Paired Common Stock, provided that the approval of the shareholders of The Santa Anita Companies is obtained. After September 4, 1999, paired shares of Series A Preferred Stock will be redeemable at the option of The Santa Anita Companies for cash at a redemption price per paired share equal to the Redemption Price as of the date The Santa Anita Companies call such shares for redemption. The Santa Anita Companies must give at least five business days written notice of their intent to redeem or exchange the Series A Preferred Stock.

RIGHTS AGREEMENT

  Realty has distributed to each holder of Realty Common Stock, and has authorized, with respect to each additional share of Realty Common Stock that shall become outstanding between the date of such distribution and the earliest of the Distribution Date, the Expiration Date (as such terms are hereinafter defined) or the date, if any, on which Rights may be redeemed, the distribution of one Right for each share of Realty Common Stock. Each Right entitles the registered holder to purchase from Realty, initially, one one-hundredth of a share of Junior Participating Preferred Stock ("Junior Preferred Stock") at a price of $100 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement among Realty, Operating and Union Bank, as Rights Agent, dated as of June 15, 1989 (the "Rights Agreement").

  Junior Preferred Stock purchasable upon exercise of the Rights will be entitled to dividends of 100 times the dividends per share declared on Realty Common Stock and, in the event of liquidation, will be entitled to a minimum preferential liquidating distribution of $100 per share and an aggregate liquidating distribution per share of 100 times the distribution made with respect to each share of Realty Common Stock. Each share of the Junior Preferred Stock is entitled to 100 votes on all matters submitted to a vote of shareholders. The Junior Preferred Stock will vote together with Realty Common Stock and in the event of any merger, consolidation or other transaction in which Realty Common Stock is exchanged, each share of Junior Preferred Stock will be entitled to receive 100 times the amount received per share of Realty Common Stock.

  Because of the voting, dividend and liquidation rights of the Junior Preferred Stock, the value when issued of the one one-hundredth interest in a share of Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Realty Common Stock.

  Until the earlier to occur of (i) 10 business days following a public announcement that an Acquiring Person has acquired beneficial ownership of 10% or more of Realty's general voting power other than pursuant to a Qualified Offer (as defined below), the date of such public announcement being called the "Stock Acquisition Date," or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of Realty's general voting power (the date of such earlier occurrence being called the "Distribution Date"), the Rights will be evidenced by the certificates representing Realty Common Stock and will be transferred with and only with Realty Common Stock. The surrender for transfer of any certificate for Realty Common Stock will also constitute the transfer of the Rights associated with the Realty Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of Realty Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on August 31, 1999 (the "Expiration Date"), unless the Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Realty, as described below.

  The Purchase Price payable, the number of shares or other securities or property issuable upon exercise of the Rights, and the number of outstanding Rights, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, Junior Preferred Stock, (ii) upon the grant to holders of Realty Common Stock or Junior Preferred Stock of certain rights or warrants to subscribe for Realty Common Stock or Junior Preferred Stock at a price, or securities convertible into Realty Common Stock or Junior Preferred Stock with a conversion price, less than the then current per share market price, or (iii) upon the distribution to holders of Realty Common Stock or Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Realty Common Stock) or of subscription rights or warrants (other than those referred to above).

  A Qualified Offer is a tender offer or exchange offer for all outstanding Realty Common Stock which is determined by a majority of the independent directors to be adequate and otherwise in the best interests of Realty and its shareholders.

  If any person becomes an Acquiring Person other than by a purchase pursuant to a Qualified Offer, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will not be entitled to the benefit of such adjustment), will thereafter have the right to receive upon exercise that number of shares of Realty Common Stock or Realty Common Stock equivalents having a market value of two times the exercise price of the Right. Such an adjustment will also be made in the event that (i) an Acquiring Person merges with or otherwise consolidates or combines with Realty in a transaction in which Realty is the surviving corporation, (ii) an Acquiring Person engages in one or more self-dealing transactions specified in the Rights Agreement, or
(iii) during such time as there is an Acquiring Person, an event specified in the Rights Agreement occurs which results in the Acquiring Person's ownership interest in Realty being increased by more than 1%.

  In the event that, at any time after an Acquiring Person has become such, Realty is acquired in a merger or other business combination transaction (other than a merger which follows a Qualified Offer at the same or a higher price) or 50% or more of its consolidated assets or earning power are sold, each holder of a Right (other than an Acquiring Person) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

  At any time after an Acquiring Person has become such, the Board of Directors of Realty may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of Realty Common Stock per Right (subject to adjustment.)

  The Rights Agreement provides that, during such time as the Pairing Agreement shall remain in effect, Operating will issue, on a share for share basis, Operating Common Stock or, as the case may be, Operating Junior Preferred Stock to each person receiving Realty Common Stock or Junior Preferred Stock upon exercise of or in exchange for one or more Rights.

  With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of Realty Common Stock or Junior Preferred Stock, as the case may be, on the last trading day prior to the date of exercise.

  Up to and including the tenth business day after a Stock Acquisition Date, the Realty Board of Directors may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Rights Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Rights Redemption Price.

  The terms of the Rights may be amended by the Realty Board of Directors without the consent of the holders of the Rights at any time prior to the Distribution Date. Thereafter the Rights may be amended to make changes which do not adversely affect the interests of the holders of the Rights, or which shorten or lengthen time periods, subject to certain limitations set forth in the Rights Agreement.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a Realty shareholder, including, without limitation, the right to vote or to receive dividends.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Paired Common Stock is Harris Trust Company of California, Los Angeles, California. The Paired Common Stock is transferable in Los Angeles, California and New York, New York.

THE PAIRING

  The shares of Realty Common Stock and shares of Operating Common Stock are transferable and tradeable only in combination as units, each unit consisting of one share of Realty Common Stock and one share of Operating Common Stock. These restrictions on the transfer of shares of Realty Common Stock and Operating Common Stock are imposed by The Santa Anita Companies' By-Laws. The pairing is evidenced by "back-to-back" stock certificates; that is, certificates evidencing shares of Operating Common Stock are printed on the reverse side of certificates evidencing shares of Realty Common Stock. The certificates bear a legend referring to the restrictions on transfer imposed by The Santa Anita Companies' By-Laws. To permit proper allocation of the consideration received in connection with the sale of Paired Common Stock, the pairing agreement between The Santa Anita Companies provides that Realty and Operating shall, as decided from time to time but not less than once a year, jointly make arrangements to determine the relative value of the stock of each company.

RESTRICTIONS ON TRANSFERS

  Under the Code, Realty may not own, directly or indirectly, after application of the attribution rules of the Code, 10% or more of the outstanding shares of Operating Common Stock, if Realty is to qualify as a REIT. Moreover, Realty Common Stock must be held by 100 or more shareholders and 50% or more of the Realty Common Stock may not be held by or for five or fewer individuals. The Santa Anita Companies' By-Laws provide that if a shareholder obtained or obtains any ownership interest which is not in conformity with the requirements of the Code pertaining to a REIT, the Board of Directors of Realty or Operating may call for the purchase from such shareholder of such number of shares sufficient to reduce his holdings to conform to the requirements of the Code. The purchase price for the shares called for purchase shall be equal to the fair market value of such shares as reflected in the closing price for such shares on the principal stock exchange on which such shares are listed, or if such shares are not listed, then the last bid quotation for shares of such stock as of the close of business on the date fixed by the Board of Directors for such purchase. In addition, any transfer of shares which would cause a shareholder to own, as determined under the provisions of the Code, such an amount of the outstanding voting power or total number of outstanding shares as would cause Realty not to be in conformance with the requirements of the Code shall be void ab initio; or, if such provision is determined to be invalid, the transferee of such shares shall be deemed to have acted as agent on behalf of Realty or Operating, as applicable in acquiring such shares and to hold such shares on behalf of Realty or Operating, as applicable.

STOCK EXCHANGE LISTING

  It is a condition to the Mergers that the shares of Paired Common Stock issuable in the Mergers be approved for listing on the NYSE on or prior to the Effective Time upon official notice of issuance.

                          DESCRIPTION OF SHARES OF MAC

  There is no limit on the number of shares of beneficial interest MAC is authorized to issue. Shares may be issued by the Board of Trustees in one or more classes or series with such relative rights and preferences as may be designated by the Trustees without any vote of the shareholders. The outstanding MAC Shares are of one class and without par value. The following description is qualified in all respects by reference to the MAC Declaration and By-Laws, copies of which are incorporated herein by reference.

SHARES OF BENEFICIAL INTEREST

  All MAC Shares participate equally in dividends and in net assets available for distribution to shareholders on liquidation or termination of MAC, have one vote per share on all matters submitted to a vote of the shareholders and do not have cumulative voting rights in the election of Trustees.

ADDITIONAL PROVISIONS

  The MAC Declaration provides that annual meetings of shareholders are to be held within six months after the end of each fiscal year and special meetings of the shareholders may be called by the President of MAC, a majority of the Trustees or a majority of the Independent Trustees (defined in the MAC Declaration) and shall be called upon the written request of the holders of 10% or more of the outstanding MAC Shares.

  Whenever any action is to be taken by the shareholders, it shall, except as otherwise clearly indicated in the MAC Declaration, be authorized by holders of a majority of the MAC Shares present in person or represented by proxy and entitled to vote thereon, provided that such majority shall be at least a majority of the number of MAC Shares required to constitute a quorum. Notwithstanding the foregoing, at all elections of Trustees, voting by shareholders shall be conducted under the non-cumulative method and the election of Trustees shall be by the affirmative vote of the holders of MAC Shares representing a plurality of the MAC Shares then outstanding which are present in person or by proxy at a meeting in which a quorum is present.

  Whenever shareholders are required or permitted to take any action (unless a vote at a meeting is specifically required, as with respect to termination or amendment of the MAC Declaration), such action may be taken without a meeting by written consents setting forth the action so taken, signed by the holders of a majority (or such higher percentage as may be specified) of the outstanding MAC Shares that would be entitled to vote thereon at a meeting.

  Except with respect to matters on which a shareholders' vote is specifically required by the MAC Declaration, no action taken by the shareholders at any meeting shall in any way bind the Trustees.

  The MAC Shares have no preemptive, conversion, exchange, sinking fund or appraisal rights.

PAIRING

  The Meditrust Shares and the MAC Shares will be transferable and tradeable only in combination as units, each unit consisting of one Meditrust Share and one MAC Share. The MAC Shares will be evidenced by the certificates for the related Meditrust Shares and the registered holders of the Meditrust Shares will also be the registered holders of the related MAC Shares.

TRANSFER AGENT AND REGISTRAR

  Boston EquiServe, Canton, Massachusetts, acts as transfer agent and registrar of the MAC Shares.

                          OTHER SANTA ANITA PROPOSALS

TRANSFER OF ASSETS TO ONE OR MORE SUBSIDIARIES

  Shareholder approval is being sought to authorize each of the Surviving Corporations, following the Mergers, to transfer some or all of its assets to one or more wholly-owned subsidiaries in exchange for equity interests in such subsidiaries. Additional shareholder approval will not be required if such subsidiary ultimately transfers these assets to a third party. Any further transfer of these assets by such subsidiaries will be on such terms and conditions as the governing bodies of such subsidiaries may determine. The purpose of this provision is to allow the Surviving Corporations flexibility in structuring future acquisitions. This proposal would allow Meditrust Corporation to restructure itself as an "umbrella partnership REIT" ("UPREIT") or as a "DownREIT."

  In an UPREIT structure, all of the assets of Meditrust Corporation would be held by an operating partnership (or limited liability company) in which Meditrust Corporation will own a substantial interest. The operating partnership or limited liability company units (the "OP Units") can be used as currency to acquire properties. While a seller is required to recognize gain with respect to any properties transferred in exchange for REIT common stock, the UPREIT structure permits sellers generally to defer their tax liability. With the UPREIT structure, sellers can transfer their properties to the operating partnership (or limited liability company) in exchange for OP Units, which would be convertible into shares of REIT common stock, typically on a one-for-one basis. Gain realized upon the contribution of property in exchange for OP Units generally would be deferred until either the operating partnership or limited liability company sold the contributed properties or the sellers converted the OP Units to REIT common stock.

  A DownREIT enables a REIT to acquire and hold real estate properties in an operating partnership (or limited liability company) that is separate and apart from other properties in the REIT. The owner/developer contributes assets to the operating partnership or limited liability company and, in return, receives partnership (or limited liability company) units that can be exchanged at some future date for shares of common stock in the REIT. In most cases, any gain realized by the owner/developer would be deferred until either the owner/developer converted the partnership (or limited liability company) units into REIT common stock or the operating partnership (or limited liability company) sold the contributed properties.

  Restructuring Meditrust Corporation as an UPREIT or a DownREIT should have no impact on its REIT qualification.

  The affirmative vote of holders of a majority of the shares of each of Realty Capital Stock and Operating Capital Stock outstanding is required to approve this proposal.

  THE BOARD OF DIRECTORS OF EACH OF REALTY AND OPERATING RECOMMENDS A VOTE BY ITS RESPECTIVE SHAREHOLDERS "FOR" THIS PROPOSAL. Proxies solicited by the Boards of Directors will be so voted unless shareholders specify otherwise in the proxy.

ISSUANCE OF PAIRED COMMON STOCK IN EXCHANGE FOR SERIES A PREFERRED STOCK

  Shareholders of each of Realty and Operating are being asked to authorize Realty and Operating to issue Paired Common Stock in exchange for shares of Series A Preferred Stock. The Series A Preferred Stock is redeemable at the option of the holder thereof at any time at a redemption price per share equal to the average closing price of a share of Paired Common Stock for the 30 trading days preceding the date of the notice of redemption; provided, however, that if a tender offer for Paired Common Stock is pending at the time the Series A Preferred Stock is surrendered for redemption, the redemption price for the Series A Preferred Stock will be the last reported sale price of the Paired Common Stock on the date the shares are surrendered for redemption. In lieu of redeeming the 867,343 outstanding paired shares of Series A Preferred Stock, Realty and Operating have the option to exchange shares of the Series A Preferred Stock for shares of Paired Common Stock on a basis of one share of Paired Common Stock for each paired share of Series A Preferred Stock. However, no exchange of Paired Common Stock for Series A Preferred Stock may occur unless the shareholders of Realty and Operating have approved this exchange.

  The Boards of Directors of Realty and Operating consider it important that Realty and Operating have the option to exchange shares of Paired Common Stock for shares of Series A Preferred Stock to avoid the payment of a potentially significant amount of cash if the shares of Series A Preferred Stock are surrendered for redemption. For example, if notice of redemption with respect to the Series A Preferred Stock had been furnished to Colony on June 30, 1997, Realty and Operating would have been obligated to pay an approximate $25.5 million redemption price. Moreover, the redemption price, if measured by the average price over the 30 trading days preceding the notice of redemption, could be significantly higher than the then price of the Paired Common Stock.

  If the exchange occurs, the holder of the Series A Preferred Stock would have the same rights as other holders of Paired Common Stock and would no longer have any rights as a holder of Series A Preferred Stock. See "Description of Capital Stock of The Santa Anita Companies." In particular, the holder of the Series A Preferred Stock would no longer have the right to cause a redemption of the Series A Preferred Stock (or Paired Common Stock received upon the exchange). Pursuant to the Colony Agreement, Colony has the ability to cause Realty and Operating to effect registration of sales of the Paired Common Stock received upon the exchange (and 112,700 shares of Paired Common Stock purchased by Colony from The Santa Anita Companies in September 1996) under the Securities Act. The Santa Anita Companies would bear the costs of any such registration (other than underwriting discounts and selling commissions and fees and expenses of counsel to the selling holders).

  The affirmative vote of holders of a majority of the shares of each of Realty Capital Stock and Operating Capital Stock having voting power present or represented by proxy at the meeting is required to approve this proposal, provided that the votes cast on the proposal represent over 50% of the shares of each of the Realty Capital Stock and Operating Capital Stock entitled to vote on the proposal.

  THE BOARD OF DIRECTORS OF EACH OF REALTY AND OPERATING RECOMMENDS A VOTE BY ITS RESPECTIVE SHAREHOLDERS "FOR" THIS PROPOSAL. Proxies solicited by the Boards of Directors will be so voted unless shareholders specify otherwise in the proxy.

PROPOSAL TO AMEND THE SANTA ANITA OPERATING COMPANY 1995 SHARE AWARD PLAN

  In the opinion of the Board of Directors of Operating, the future success of The Santa Anita Companies depends, in large part, on their ability to attract, retain, motivate and award employees and certain other individuals who perform substantial services for The Santa Anita Companies. Under the Operating Share Award Plan, Operating is currently authorized to make incentive awards to employees, officers, consultants, advisers and agents of Operating to purchase up to 780,000 shares of Paired Common Stock.

  Currently, approximately 30 of Operating's officers, employees, consultants, advisors and agents are eligible to participate in the Operating Share Award Plan. On June 30, 1997, incentive awards relating to 216,790 shares of Paired Common Stock were outstanding under the Operating Share Award Plan and 492,854

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shares of Paired Common Stock were available for future grants under the
Operating Share Award Plan. If the Mergers are consummated, the number of employees, officers, consultants, advisors and agents eligible to participate in the Operating Share Award Plan will increase significantly. In addition, Operating will not be permitted to grant any incentive awards which remain available for grant under Meditrust's 1988 Stock Option Plan or 1992 Equity Incentive Plan. To ensure that Operating has the ability to continue to provide incentive awards to its officers, employees, consultants, advisors and agents, the Board of Directors of Operating has determined that the number of shares of Paired Common Stock available for issuance under the Operating Share Award Plan should be increased to 5% of the outstanding number of shares of Operating Common Stock from time to time, with 4,000,000 shares being available as incentive stock options. Thus, if these amendments are approved, up to 5% of outstanding Paired Common Stock can be issued to officers and employees of Operating. In addition, the proposal will increase the per employee award limitation from 150,000 shares to 450,000 shares per year.

  The proposal to amend the Operating Share Award Plan is being presented to the shareholders of Operating as a separate proposal from the proposal to approve the Merger Agreement, and the approval of the proposal to amend the Operating Share Award Plan is not a condition to approval of the Merger Agreement or the consummation of the Mergers. However, approval of the Merger Agreement is a condition to approval of the proposal to amend the Operating Share Award Plan.

  The following summary sets forth all the material terms and provisions of the Operating Share Award Plan and is qualified in its entirety by the full text of the Operating Share Award Plan, a copy of which is available for review at the principal office of Operating, and will be furnished to shareholders without charge upon written request to the Shareholder Relations Office of The Santa Anita Companies at P.O. Box 60014, Arcadia, California 91066-6014.

 General Description of the Operating Share Award Plan

  The purpose of the Operating Share Award Plan is to promote the success of Operating and its subsidiaries and the interests of shareholders by providing an additional means (through the grant of incentive awards related to equity interests in and the financial performance of The Santa Anita Companies) to attract, retain, motivate and reward employees and certain other eligible individuals who perform substantial services for Operating and its subsidiaries.

  Administration. The Operating Share Award Plan is administered by the Compensation Committee of the Board of Directors of Operating (the "Committee"). The Committee has the authority to determine the persons to be granted awards under the Operating Share Award Plan and to determine the specific terms and conditions of such awards, including, without limitation, the number of shares of Paired Common Stock subject to each award, the price to be paid for the shares of Paired Common Stock and any performance or other vesting criteria. The Committee will make all other determinations necessary or advisable for the administration of the Operating Share Award Plan. The Committee has not made any awards with respect to the additional shares of Paired Common Stock that would be authorized under the Operating Share Award Plan if the proposed amendment is approved by the shareholders.

  Eligibility. Any officer (whether or not a director) or employee of Operating or its subsidiaries, and any individual consultant, advisor or (to the extent such participation would not adversely affect Operating's ability to comply with certain securities and other applicable laws) agent who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of Operating in a capital raising transaction) to Operating, is eligible for selection to participate in the Operating Share Award Plan. Non-employee directors are not eligible to receive awards under the Operating Share Award Plan. Approximately 25 employees of Operating and its subsidiaries, including officers, are considered eligible to participate in the Operating Share Award Plan at the present time, subject to the power of the Committee to determine all eligible employees to whom awards will be granted.

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

  Shares Available for Awards. A maximum of 780,000 shares of Paired Common Stock are currently authorized to be issued to eligible persons under the Operating Share Award Plan. The number of awards payable solely in cash, together with the number of awards payable in cash or shares that are actually paid in cash and the aggregate number of shares of Paired Common Stock that may be delivered under the Operating Share Award Plan, shall not exceed 780,000. Awards payable solely in cash that are not treated as derivative securities under Rule 16b-3 under the Exchange Act do not count against this limit. The maximum number of stock options ("Options") and stock appreciation rights ("SAR's") (whether payable in shares or cash) that currently may be granted to an eligible person during any one-year period shall not exceed 150,000.

  The number and kind of shares available under the Operating Share Award Plan are subject to adjustment in the event of certain reorganizations, recapitalizations, stock splits, stock dividends, distributions or other similar extraordinary transactions or events in respect of Operating, Operating Common Stock or Realty Common Stock. Shares of Paired Common Stock relating to
(i) Options or SAR's which are not exercised, (ii) Restricted Stock Awards which do not vest, (iii) Performance Share Awards which are not issued, or
(iv) any award which is not exercised or converted or which expires or is cancelled, terminated or forfeited (or certain cash awards with respect to shares of Paired Common Stock that are not vested or paid) will again become available for regrant and award purposes under the Operating Share Award Plan to the extent permitted by law. Shares of Paired Common Stock that are issued pursuant to awards and subsequently reacquired by Operating or Realty pursuant to the terms and conditions of the awards also shall be available for reissuance under the Operating Share Award Plan to the extent permitted by law. Additional rules for determining the number of shares or cash only awards authorized under the Operating Share Award Plan may be adopted by the Committee consistent with applicable law.

  Vesting and Award Periods; Deferred Payments. Except as may be provided in the award agreement, no award made under the Operating Share Award Plan shall be exercisable or shall vest for a period of six months after the award date. Each award shall expire on such date as is determined by the Committee, but in the case of Options or other rights to acquire shares of Paired Common Stock, not later than 10 years after the award date.

  The Committee may authorize the deferral of any payment of cash or issuance of shares of Paired Common Stock under the Operating Share Award Plan at the election and request of a participant.

  Loans to Finance Exercise of Awards. Operating, with the Committee's approval, may loan to a participant funds sufficient to exercise or pay for any award made under the Operating Share Award Plan. Each such loan shall be evidenced by a promissory note bearing interest at a rate determined by the Committee but not less than the applicable imputed interest rate specified by the Code. The note shall provide for full recourse against the participant and shall be repaid over a period of time not to exceed five years, with 10% minimum annual installments and a 60% balloon of principal payable at the end of the fifth year; provided that Operating may demand payment, in addition to such installments, as may be required for it to remain in compliance with any applicable state or federal regulation. Unless the Committee otherwise determines, the note in most circumstances will become due and payable 10 business days following any termination of the participant's employment with Operating. In addition, Operating may loan the participant funds sufficient to pay the tax liability, if any, resulting from the exercise, payment or vesting of the award; the terms of such a loan need not conform to the foregoing provisions.

  Transferability. Awards under the Operating Share Award Plan are not transferable by a participant other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or another exception to the transfer restrictions under Rule 16b-3. Amounts payable or shares of Paired Common Stock issuable pursuant to an award will be paid only to the participant (during his or her lifetime), the participant's

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beneficiaries or representatives or to the extent permitted by law and Rule
16b-3, to a third party pursuant to such conditions as the Committee may establish; provided, however, that to the extent permitted by law, the Committee may establish procedures for payments to third parties or "cashless exercises" with unaffiliated third parties who provide financing or otherwise facilitate the exercise of awards consistent with applicable legal standards.

 Awards That May Be Granted under the Operating Share Award Plan

  Options. An Option is the right to purchase shares of Paired Common Stock at a future date at a specified price ("Option price"). Under the Operating Share Award Plan, each participant, at the time of grant, will be granted Options to acquire an equal number of Operating Common Stock and Realty Common Stock. The Option price of each share of Paired Common Stock covered by an Option will be determined by the Committee, but will in no event be less than 100% of the fair market value (as defined in the Operating Share Award Plan) of such Paired Common Stock on the date such Option is granted. The closing price of a share of Paired Common Stock, as reported on the NYSE Composite Tape on August 20, 1997, was $32.00.

  An Option with respect to Operating Common Stock may either be an incentive stock option, as defined in the Code, or a nonqualified stock option. Options for the related Realty Common Stock will be non-qualified stock options. The aggregate fair market value of the Operating Common Stock (determined at the time the Option is granted) for which incentive stock options may be first exercisable by an Option holder during any calendar year under the Operating Share Award Plan or any other plan of Operating or its subsidiaries may not exceed $100,000. A nonqualified stock option is not subject to any of these limitations. Incentive stock options may not be granted to a person who owns more than 10% of the total combined voting power of all classes of stock of Operating unless the Option price with respect to the Operating Common Stock is at least 110% of the fair market value of the Operating Common Stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted; in such event, the portion of the Option price with respect to Realty Common Stock is not required to exceed 100% of the fair market value of such Realty Common Stock.

  Full payment for shares purchased on the exercise of any Option shall be made at the time of such exercise in one or a combination of the following methods:
(i) cash or (ii) check. In addition, if authorized by the Committee, payment may be made by (A) third party payment, (B) the delivery of shares of Paired Common Stock already owned by the participant, (C) a combination of cash and a promissory note by the option holder in favor of Operating, or (D) requesting that Operating reduce the number of shares of Paired Common Stock by a number of shares of Paired Common Stock with a fair market value equal to the Option price. In addition, Option holders may be permitted to offset or surrender stock or deliver already owned stock in satisfaction of applicable tax withholding requirements.

  Subject to early termination or acceleration provisions (which are summarized below), an Option generally will be exercisable, in whole or in part, from the date specified in the related award agreement until the expiration date determined by the Committee. Unless the award agreement provides otherwise, Options are not exercisable until at least six months after the award date. In no event, however, is an Option exercisable after ten years from its date of grant.

  The Committee may grant to a holder of an Option under the Operating Share Award Plan, if he or she is otherwise eligible and (where consent is required) consents, a new or modified award in lieu of an award previously granted with respect to a number of shares, at an Option price and for a length of time, which is greater or lesser than that under the earlier award, or may do so by cancellation and regrant, amendment, substitution or otherwise, subject only to the general limitations described in the Operating Share Award Plan or under applicable law.

  Dividend Equivalents. The Committee may, at the time of granting an Option, grant Dividend Equivalents attributable to shares of Paired Common Stock subject to the Option. Dividend Equivalents are cash payments representing all or a portion of the value of cash dividends (or other cash distributions) per share of Paired Common Stock paid by Operating and Realty, calculated with reference to the number of shares of

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

Paired Common Stock subject to the Option, and are paid on a dividend payment date to the Option holder. Dividend Equivalents shall be paid only to the extent the Option is unexercised as of the dividend record date, and may be granted for a portion of the time period during which the Option is unexercised.

  Stock Appreciation Rights. In its discretion, the Committee may grant to a participant a SAR. A SAR is a right to receive a number of shares of Paired Common Stock or an amount of cash, or a combination of shares of Paired Common Stock and cash, the aggregate amount or value of which is determined by reference to a change in the fair market value of the shares of Paired Common Stock.

  SAR's may be granted either concurrently with the grant of another award or in respect of an outstanding award, in whole or in part, or independently of any other award. The Committee, in its discretion, may provide for payment upon exercise of a SAR to be solely in shares of Paired Common Stock (valued at fair market value at date of exercise), in cash, or in a combination of shares of Paired Common Stock and cash, or leave the election of same to the participant, subject to any applicable legal requirements.

  Restricted Stock Awards. A Restricted Stock Award typically is an award for a fixed number of shares of Paired Common Stock subject to vesting requirements and other restrictions. The Committee specifies the price, if any, the participant must pay for such shares of Paired Common Stock and the restrictions (which may include performance standards) imposed on such shares of Paired Common Stock which shall not terminate earlier than six months after the award date, unless the award provides otherwise. Restricted Stock awarded to a participant may not be voluntarily or involuntarily sold, assigned, transferred, pledged or encumbered during the restricted period (i.e., prior to the vesting date) and, unless the Committee otherwise determines, must be returned to Operating if the participant terminates employment prior to the vesting date. Unless otherwise provided in the award agreement, recipients of Restricted Stock Awards shall have voting rights and receive dividends on the Restricted Stock prior to the time the restrictions lapse.

  Performance Share Awards. The Committee may, in its discretion, grant one or more Performance Share Awards to any eligible person based upon such factors (including the contributions, responsibilities and other compensation of the person) as the Committee shall deem relevant in light of the specific type and terms of the award. The amount of cash or shares of Paired Common Stock or other property that may be deliverable pursuant to such an award is based upon the degree of attainment over a specified period (a "performance cycle") of such measure(s) of performance of Operating (or any part thereof) or the participant as may be established by the Committee.

  An award agreement shall specify the maximum number of shares of Paired Common Stock (if any) subject to the Performance Share Award, the consideration (but not less than the minimum lawful consideration) to be paid for any such shares as may be issuable to the participant, the duration of the award and the conditions upon which delivery of any shares of Paired Common Stock or cash to the participant shall be based.

  Stock Bonuses. The Committee may grant a stock bonus of shares of Paired Common Stock to any eligible person to reward exceptional or special services, contributions or achievements in the manner and on such terms and conditions (including any restrictions on such shares) as determined from time to time by the Committee. The number of shares of Paired Common Stock so awarded shall be determined by the Committee and may be granted independently or in lieu of a cash bonus.

 Other Miscellaneous Provisions

  Adjustments; Acceleration. The Operating Share Award Plan contains provisions relating to adjustments for changes in Operating Common Stock or Realty Common Stock upon certain specified events. The number and kind of shares available under the Operating Share Award Plan, as well as the number, kind and price of shares subject to outstanding awards, are subject to adjustment in the event of a reorganization, merger, sale of assets, recapitalization, stock split, stock dividend, exchange offer or similar events.

  The Operating Share Award Plan also provides for full vesting and acceleration of exercise dates of awards (subject to certain tax limitations) in the event of a Change in Control Event affecting Operating. Except in the case of an option award, the Committee, prior to the Change in Control Event, may determine that there shall be no such acceleration of benefits. (A Change in Control Event is generally defined as an

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acquisition by one person (or group of persons) of 20% of the ownership of
Operating, the replacement of the majority of the members of the incumbent Board of Directors (excluding replacement directors nominated by the incumbent Board of Directors), mergers, sales of substantially all of Operating's assets, and similar transactions which result in a 20% change in ownership, and liquidation or dissolution, subject to certain exceptions. The Mergers, if approved, will constitute a Change in Control Event.) This provision of the Operating Share Award Plan is effective only through September 30, 2002, but is subject to an automatic 60-month extension unless the Board of Directors of Operating provides notice of an amendment or change no later than six months before the expiration date.

  Termination of Employment. The Committee shall establish in respect of awards granted under the Operating Share Award Plan the effect of a termination of employment on the rights and benefits thereunder and in so doing may make distinctions based upon the cause of termination. The Committee shall have the discretion (at the time of or following any such termination) to extend the exercise period of an award and to increase the number of shares covered by the award with respect to which the award is exercisable or vested.

  Termination of or Changes to the Operating Share Award Plan. The authority to grant new awards under the Operating Share Award Plan will terminate on December 15, 2004, unless the Operating Share Award Plan is terminated prior to that time by the Board of Directors of Operating. Such termination typically will not affect rights of participants which accrued prior to such termination. The Board may, without shareholder approval, suspend or amend the Operating Share Award Plan at any time, and the Committee may, with the consent of a holder, substitute awards or modify the terms and conditions of an outstanding award, to, among other changes, extend the term (subject to maximum term limits), reduce the price, accelerate exercisability or vesting or preserve benefits of the award. Without shareholder approval, the Board may not increase the maximum number of shares which may be delivered pursuant to awards granted under the Operating Share Award Plan, materially increase the benefits accruing to participants under the Operating Share Award Plan or materially change the requirements as to the eligibility to participate in the Operating Share Award Plan. (Amendment of the Operating Share Award Plan will not, without the consent of the participant, adversely affect such person's rights under an award previously granted, unless the award itself otherwise expressly so provides.) Amendments that are permitted without shareholder approval could increase the costs to Operating of the Operating Share Award Plan.

 Federal Income Tax Treatment of Awards under the Operating Share Award Plan

  The federal income tax consequences of the Operating Share Award Plan under current federal law, which is subject to change, are summarized in the following discussion which deals with the general tax principles applicable to the Operating Share Award Plan. State and local tax consequences are beyond the scope of this summary.

  Nonqualified Stock Options. No taxable income will be realized by an Option holder upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the Option holder will realize ordinary income in an amount measured by the excess of the fair market value of the shares of Paired Common Stock on the date of exercise over the Option price. Operating will be entitled to a corresponding deduction; Operating will also realize gain on the excess of the fair market value of the Realty Common Stock over its basis. Upon a subsequent disposition of the shares of Paired Common Stock, the participant will realize short-term or long-term capital gain or loss, depending on the holding period. Operating will not be entitled to any further deduction at that time.

  Incentive Stock Options. An Option holder who receives an incentive stock option will not be treated as receiving taxable income upon the grant of the Option or upon the exercise of the Option (but only to the extent the exercise relates to Operating Common Stock), provided the exercise occurs, in general, during employment or within three months after termination of employment. However, any appreciation in value of Operating Common Stock after the date of grant will be an item of tax preference at the time of exercise in determining liability for the alternative minimum tax. If Operating Common Stock acquired pursuant to an incentive stock option is not sold or otherwise disposed of within two years from the date of grant of the

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Option nor within one year after the date of exercise, any gain or loss resulting from disposition of Operating Common Stock will be treated as long-term capital gain or loss. If Operating Common Stock acquired upon exercise of an incentive stock option is disposed of prior to the expiration of such holding periods (a "disqualifying disposition"), the Option holder will realize ordinary income in the year of such disposition in an amount equal to the excess of the fair market value of each share of Operating Common Stock on the date of exercise over the Option price. However, under a special rule, the ordinary income realized upon a disqualifying disposition will not exceed the amount of the Option holder's gain. Any remaining gain or any net loss will be taxed as short-term or long-term capital gain or loss, depending on the holding period.

  Operating will not be entitled to any deduction as a result of the grant or exercise of an incentive stock option, or on a later disposition of the stock received, except that in the event of a disqualifying disposition Operating will be entitled to a deduction equal to the amount of ordinary income realized by the Option holder.

  The portion of the Option relating to Realty Common Stock will be treated for tax purposes as a nonqualified stock option.

  Stock Appreciation Rights. At the time of receiving a SAR, the participant will not recognize any taxable income. Likewise, Operating will not be entitled to a deduction for the SAR. Upon the exercise of a SAR, the participant will generally recognize ordinary income in an amount equal to the cash and/or fair market value of the shares received. If a participant receives stock, then the amount recognized as ordinary income becomes the participant's tax basis for determining gains or losses (taxable either as short-term or long-term capital gain or loss, depending on the holding period) on the subsequent sale of such stock. The holding period for such shares commences as of the date ordinary income is recognized. Operating will be entitled to a deduction in the amount and at the time that the participant first recognizes ordinary income.

  Restricted Stock. So long as the Restricted Stock remains both subject to substantial risk of forfeiture and nontransferability, no tax consequences need attach to the grant of this type of award. The recipient of Restricted Stock will recognize ordinary income equal to the excess of the fair market value of the Restricted Stock at the time the restrictions lapse over the amount, if any, which the recipient paid for the Restricted Stock. However, the recipient may elect, within 30 days after the date of receipt, to recognize ordinary income at the time of receipt in an amount equal to the fair market value of the stock (at the time of receipt) over the amount paid by the recipient. Operating may deduct an amount equal to the income recognized by the recipient at the time the recipient recognizes the income; Operating will also realize gain on the excess of the fair market value of the Realty Common Stock over its basis.

  The tax treatment of Restricted Stock which is disposed of will depend upon whether the recipient made an election to include the value of the stock in income when awarded. If the recipient made such an election, any disposition after the restrictions lapse will result in a long-term or short-term capital gain or loss depending upon the period the Restricted Stock is held. If, however, such election is made and for any reason the restrictions imposed on the Restricted Stock fail to lapse, the individual will not be entitled to a deduction. If an election is not made, disposition after the lapse of restrictions will result in short-term or long-term capital gain or loss (depending on the period of time the stock is held after the restrictions lapse) equal to the difference between the amount received on disposition and the greater of the amount paid for the stock by the recipient or its fair market value at the date the restrictions lapsed.

  Performance Share Awards. A participant who has been granted a Performance Share Award will not realize taxable income at the time of grant, and Operating will not be entitled to a deduction at that time. When an award is paid, whether in cash or shares, the participant will have ordinary income, and Operating will have a corresponding deduction. The measure of such income and deduction will be the amount of cash and the fair market value of the shares at the time the award is paid.

  Stock Bonus. A participant who receives a stock bonus will be taxed on the fair market value of the stock and Operating will have a deduction in the same amount.

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  Dividend Equivalents. A recipient of a Dividend Equivalent award will not realize taxable income at the time of grant and Operating will not be entitled to a deduction at that time. When a Dividend Equivalent is paid, the participant will recognize ordinary income, and Operating will be entitled to a deduction. The measure of the income and deduction will be the amount of cash paid.

  Special Rules Governing Persons Subject to Section 16(b). Under the federal tax law, special rules may apply to participants in the Operating Share Award Plan who are subject to the restrictions on resale of Operating Common Stock under Section 16(b) of the Exchange Act. These rules, which effectively take into account the Section 16(b) restrictions, apply in limited circumstances and may impact the timing and/or amount of income recognized by these persons with respect to certain stock-based awards under the Operating Share Award Plan.

  Accelerated Payments. If, as a result of a Change in Control Event, a participant's Options or SAR's become immediately exercisable, or if restrictions immediately lapse on Restricted Stock, or if shares covered by a Performance Share Award are immediately issued or a cash payment under an award is accelerated, the additional economic value, if any, attributable to the acceleration would be deemed a parachute payment if such value, when combined with the value of other payments which are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300% of the participant's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs. In such case, the excess of the total parachute payments over such participant's average annual taxable compensation will be subject to a 20% non-deductible excise tax in addition to any income tax payable. Operating would not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax. The Operating Share Award Plan provides that awards shall not be accelerated to the extent the acceleration wold cause Operating to lose its tax deduction. The participant may elect which parachute payments are reduced in this situation.

  Section 162(m) Limits. Notwithstanding the foregoing discussion of the deductibility of compensation under the Operating Share Award Plan by Operating, Section 162(m) of the Code would render non-deductible to Operating certain compensation to the Chief Executive Officer and four other most highly compensated executive officers in excess of $1,000,000 in any year unless such excess compensation is performance-based (as defined) or is otherwise exempt from these new limits on deductibility. The applicable conditions of an exemption for performance-based compensation plans include, among others, a requirement that the shareholders approve the material terms of the plans. Although Operating believes that Options and SAR's granted under the Operating Share Award Plan (to the extent granted at a price not less than market price on the date of grant) currently are exempt from such limits as performance-based compensation, other awards under the Operating Share Award Plan may not be, if the aggregate compensation of a covered officer would exceed such limit. No assurances can be given that the applicable law or rules will not change or that compensation under the Operating Share Award Plan to such persons will be deductible to Operating.

  Future incentive awards under the Operating Share Award Plan are subject to the discretion of the Committee. The Committee has not made any awards with respect to the additional shares of Operating Common Stock that would be authorized under the Operating Share Award Plan if the proposed increase is approved. Therefore, it is impossible to indicate the specific awards that will be granted to or the benefits that will be received by any individual participant or any group of participants under the Operating Share Award Plan.

 Recommendation of the Board of Directors "For" this Proposal

  The Board of Directors of Operating believes that the amendment of the Operating Share Award Plan will promote the interests of Operating and its shareholders and continue to enable Operating to attract, retain and reward persons important to Operating's success through the recognition of the attainment of long-term corporate goals and objectives. To approve the amendment to the Operating Share Award Plan, the affirmative vote of holders of the majority of the shares having voting power present or represented by proxy at the meeting, provided the votes cast on the proposal represent over 50% of the shares entitled to vote on the proposal, is required.

  THE BOARD OF DIRECTORS OF OPERATING HAS APPROVED THE AMENDMENT TO THE OPERATING SHARE AWARD PLAN AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise in the proxy.

PROPOSAL TO AMEND THE SANTA ANITA REALTY ENTERPRISES, INC. 1995 SHARE AWARD
PLAN

  In the opinion of the Board of Directors of Realty, the future success of The Santa Anita Companies depends, in large part, on their ability to attract, retain, motivate and award employees and certain other individuals who perform substantial services for The Santa Anita Companies. Under the Realty Share Award Plan, Realty is currently authorized to make incentive awards to employees, officers and employee directors of, and consultants, advisers and agents to, Realty to purchase up to 230,000 shares of Realty Common Stock.

  Currently, approximately 10 of Realty's officers, employees, consultants, advisors and agents are eligible to participate in the Realty Share Award Plan. On June 30, 1997, incentive awards relating to 19,075 shares of Realty Common Stock were outstanding under the Realty Share Award Plan and 210,500 shares of Realty Common Stock were available for future grants under the Realty Share Award Plan. If the Mergers are consummated, the number of employees, officers, consultants, advisors and agents eligible to participate in the Realty Share Award Plan will increase significantly. In addition, Realty will not be permitted to grant any incentive awards which remain available for grant under Meditrust's 1988 Stock Option Plan or 1992 Equity Incentive Plan. To ensure that Realty has the ability to continue to provide incentive awards to its officers, employees, consultants, advisors and agents, the Board of Directors of Realty has determined that the number of shares of Realty Common Stock available for issuance under the Realty Share Award Plan should be increased to 5% of the outstanding number of shares of Realty Common Stock from time to
time, plus the number of shares necessary to satisfy the     Meditrust options
that have been converted to Realty options upon the Mergers with 4,000,000 shares being available as incentive stock options. If amendments to the Realty Share Award Plan are accepted by the shareholders, the issuance of Paired Common Stock to holders of Realty options will operate in the same manner as the Operating Share Award Plan; that is, Realty will have the obligation to provide the option holder upon exercise with a paired share of Operating Common Stock. Thus, if these amendments are approved, up to 5% of outstanding Paired Common Stock can be issued to officers and employees of Realty. In addition, the proposal will increase the per employee award limitation from 150,000 shares to 450,000 shares per year.

  The proposal to amend the Realty Share Award Plan is being presented to the shareholders of Realty as a separate proposal from the proposal to approve the Merger Agreement, and the approval of the proposal to amend the Realty Share Award Plan is not a condition to approval of the Merger Agreement or the consummation of the Mergers. However, approval of the Merger Agreement is a condition to approval of the proposal to amend the Realty Share Award Plan.

  The following summary sets forth all the material terms and provisions of the Realty Share Award Plan and is qualified in its entirety by the full text of the Realty Share Award Plan, a copy of which is available for review at the principal office of Realty, and will be furnished to shareholders without charge upon written request to the Shareholder Relations Office of The Santa Anita Companies at P.O. Box 60014, Arcadia, California 91066-6014.

 General Description of the Realty Share Award Plan

  The purpose of the Realty Share Award Plan is to promote the success of Realty and its subsidiaries and the interests of shareholders by providing an additional means (through the grant of incentive awards related to equity interests in and the financial performance of Realty and Operating) to attract, retain, motivate and reward employees and certain other eligible individuals who perform substantial services for Realty and its subsidiaries.

  Eligibility. Any officer (whether or not a director) or employee of Realty or its subsidiaries, and any individual consultant, advisor or (to the extent such participation would not adversely affect Realty's ability to comply with certain securities and other applicable laws) agent who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of Realty in a capital raising transaction) to Realty, is eligible for selection to participate in the Realty Share Award Plan. Non-employee directors are not eligible to receive awards under the Realty Share Award Plan. Approximately 10 employees of Realty, including officers, are considered eligible to participate in the Realty Share Award Plan at the present time, subject to the power of the Compensation Committee of the Realty Board of Directors (the "Realty Committee") to determine all eligible employees to whom awards will be granted.

  Shares Available for Awards. A maximum of 230,000 shares of Realty Common Stock currently may be issued to eligible persons under the Realty Share Award Plan. The number of awards payable solely in cash, together with the number of awards payable in cash or shares that are actually paid in cash and the aggregate number of shares of Realty Common Stock that may be delivered under the Realty Share Award Plan, shall not exceed 230,000. Awards payable solely in cash that are not treated as derivative securities under Rule 16b-3 of the Exchange Act do not count against this limit. The maximum number of stock options and stock appreciation rights (whether payable in shares or cash) that currently may be granted to an eligible person during any one-year period shall not exceed 150,000.

  In general, the terms and conditions of the Realty Share Award Plan are identical to the terms and conditions of the Operating Share Award Plan. See "--Proposal to Amend the Santa Anita Operating Company 1995 Share Award Plan." There are some differences, however. Under the Realty Share Award Plan, unless it is amended as described herein, each option holder is granted options to acquire Realty Common Stock but is not granted any options to acquire Operating Common Stock. However, the option holder is required to acquire a number of shares of Operating Common Stock equal to the number of Realty Common Stock acquired pursuant to the exercise of an option. Management estimates the fair market value of a share of Realty Common Stock on August 20, 1997 was $30.40 (based on the price of a share of the Paired Common Stock on that date), and the price of a share of Operating Common Stock on August 20, 1997 was $1.60. All other awards under the Realty Share Award Plan if paid or based on stock, are paid or based on Paired Common Stock rather than Realty Common Stock.

  Realty may loan to an option holder funds sufficient to exercise all or a portion of the options granted, such loans to be made at the absolute discretion of the Realty Committee. See "--Proposal to Amend the Santa Anita Operating Company 1995 Share Award Plan--General Description of the Operating Share Award Plan" for a further description of these loans. In addition, Realty may loan funds and award bonuses to an option holder in an aggregate amount equal to the purchase price, in after-tax dollars, of Operating Common Stock required to be purchased under the Realty Share Award Plan upon exercise of the option, less the aggregate par value of the Operating Common Stock.

  Section 162(m) of the Code would render non-deductible to Realty certain compensation to the Chief Executive Officer and the four other most highly compensated executive officers in excess of $1,000,000 in any year unless such excess compensation is performance-based (as defined) or is otherwise exempt from these new limits on deductibility. The applicable conditions of an exemption for performance-based compensation plans include, among others, a requirement that the shareholders approve the material terms of the plans. Although Realty believes that options and SAR's granted under the Realty Share Award Plan (to the extent granted at a price not less than market price on the date of the grant) currently are exempt from such limits as performance-based compensation, other awards under the Realty Share Award Plan may not be, if the aggregate compensation of a covered officer would exceed such limit. No assurances can be given that the applicable laws or rules will not change or that compensation under the Realty Share Award Plan to such persons will be deductible to Realty. If Realty cannot deduct amounts paid as compensation under the Realty Share Award Plan, it may affect Realty's ability to meet the distribution requirements of the REIT rules under the Code. In this event, Realty expects to use strategies to avoid loss of REIT status by, for example, borrowing the funds necessary to meet the distribution requirements, or by modifying the Realty Share Award Plan to avoid any non-deductible payments.

  Future incentive awards under the Realty Share Award Plan are subject to the discretion of the Realty Committee. The Realty Committee has not made any awards with respect to the additional shares of Realty Common Stock that would be authorized under the Realty Share Award Plan if the proposed increase is approved by the shareholders. Therefore, it is impossible to indicate the specific awards that will be granted to or the benefits that will be received by any individual participant or any group of participants under the Realty Share Award Plan.

 Recommendation of the Board of Directors "For" this Proposal

  The Realty Board of Directors believes that the amendment of the Realty Share Award Plan will promote the interests of Realty and its shareholders and continue to enable Realty to attract, retain and reward persons important to Realty's success through the recognition of the attainment of long-term corporate goals and objectives. To approve the amendment to the Realty Share Award Plan, the affirmative vote of holders of the majority of the shares of the Realty Capital Stock present or represented by proxy at the meeting, provided the votes cast on the proposal represent over 50% of the shares entitled to vote on the proposal, is required.

  THE REALTY BOARD OF DIRECTORS HAS APPROVED THE AMENDMENT TO THE REALTY SHARE AWARD PLAN AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise in the proxy.

PROPOSAL TO ELIMINATE CUMULATIVE VOTING

  Shareholders of each of Realty and Operating are being asked to authorize an amendment of the Certificates of Incorporation of Realty and Operating to delete the provision relating to cumulative voting contained in Article Eighth thereof.

  The holders of Realty Capital Stock and Operating Capital Stock are presently permitted to cumulate their votes in the election of directors of Realty and Operating, respectively. Pursuant to the cumulative voting provisions, each holder is entitled to cast, for every share held, a number of votes equal to the number of directors to be elected. Each such holder may cast such number of votes for one nominee, or distribute such number of votes among two or more nominees in any manner.

  One of the principal effects of cumulative voting is to make it more likely that an individual or group of individuals who own less than a plurality of the voting shares would be able to obtain representation on a board of directors. Such an individual or group may have interests and goals which are not consistent with and might be in conflict with those of a majority of the shareholders. The Boards of Directors of The Santa Anita Companies believe that each director should represent the interests of all of the shareholders, rather than the interests of any special constituency, and that the presence on the Board of one or more directors representing such a constituency could disrupt and impair the efficient management of The Santa Anita Companies.

  The elimination of cumulative voting could discourage accumulations of large blocks of stock and therefore could tend to reduce temporary fluctuations in the market price that could be caused by such accumulations.

  To approve the amendment to the Certificates of Incorporation of Realty and Operating to eliminate cumulative voting, the affirmative vote of holders of the majority of the shares of Realty and Operating Capital Stock outstanding and the affirmative vote of the holders of the majority of the shares of Realty and Operating common stock outstanding, voting separately as a class, are required.

  THE BOARD OF DIRECTORS OF EACH OF REALTY AND OPERATING HAS APPROVED THE AMENDMENT TO THE CERTIFICATES OF INCORPORATION AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL. Proxies solicited by the Boards of Directors will be so voted unless shareholders specify otherwise in the proxy.

                       PROPOSALS FOR NEXT ANNUAL MEETINGS

  Any proposal which a shareholder intends to present at the next Annual Meetings of Shareholders of The Santa Anita Companies to be held in May 1998 must be received at the principal executive offices of Realty or Operating, as the case may be, to which such proposal relates by December 8, 1997, if such a proposal is to be considered for inclusion in the Joint Proxy Statement of Realty and Operating and the form of proxy related to those meetings. The Santa Anita Companies' By-Laws include advance notice and other requirements regarding proposals for shareholder action at shareholders' meetings other than those proposed by the Board of Directors. A copy of the By-Laws for either Realty or Operating may be obtained by written request addressed to the attention of the Secretary of Operating or Realty at the applicable address set forth on the first page of this Joint Proxy Statement/Prospectus.

  Any shareholder of Meditrust or MAC who intends to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of shareholders of Meditrust and MAC must submit such proposal to the Secretary of Meditrust or
MAC, as the case may be, to which such proposal relates by [     ], 1997.

  The rules of the SEC set forth standards as to what shareholder proposals are required to be included in a proxy statement for an annual meeting.

                                 LEGAL MATTERS

  The validity of the shares of Paired Common Stock to be issued in connection with the Mergers will be passed upon for The Santa Anita Companies by O'Melveny & Myers LLP, Los Angeles, California. Certain tax matters relating to the Mergers will be passed upon by O'Melveny & Myers LLP and by Nutter, McClennen & Fish, LLP, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements of The Santa Anita Companies at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 incorporated in this Joint Proxy Statement/Prospectus and Registration Statement by reference to the Santa Anita Form 10-K have been audited by Ernst & Young LLP, independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. The financial statements of Anita Associates and the consolidated financial statements of H-T Associates, both incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement by reference to the Santa Anita Form 10-K, have been audited by KPMG Peat Marwick LLP, independent accountants, as set forth in their reports thereon included therein and incorporated herein by reference. The report of KPMG Peat Marwick LLP on H-T Associates, dated February 10, 1997, contains an explanatory paragraph that states that the partnership's primary subsidiary is in technical default on its notes payable at December 31, 1996. As such, those notes may be callable at the lender's discretion. This technical default raises substantial doubt about the Partnership's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. See the financial statements of H-T Associates incorporated by reference into the Santa Anita Form 10-K. Such financial statements are incorporated herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  Representatives of Ernst & Young LLP are expected to be present at the Santa Anita Meetings and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

  The consolidated financial statements and the related financial statement schedules incorporated in this Joint Proxy Statement/Prospectus by reference from Meditrust's Current Report on Form 8-K dated January 31,

1997 and Annual Report on Form 10-K for the fiscal year ended December 31, 1996 have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  The Santa Anita Companies and Meditrust file, and MAC is now required to file, annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

  The Santa Anita Companies have filed a Registration Statement on Form S-4 to register with the SEC the Paired Common Stock of The Santa Anita Companies to be issued to the shareholders of The Meditrust Companies in the Mergers. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of The Santa Anita Companies in addition to being a proxy statement of The Santa Anita Companies and Meditrust and MAC for the shareholder meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

  The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

THE SANTA ANITA COMPANIES SEC FILINGS
(FILE NOS. 0-9109 AND 0-9110)             PERIOD
-------------------------------------     ------
Annual Report on Form 10-K as
 amended by Amendments on Form 10-
 K/A.................................     Year ended December 31, 1996
Quarterly Report on Form 10-Q........     Quarter ended June 30, 1997
Current Reports on Form 8-K..........     Event date January 7, 1997 and April
                                           13, 1997

MEDITRUST SEC FILINGS
(FILE NO. 1-09582)                        PERIOD
------------------------                  ------
Annual Report on Form 10-K...........     Year ended December 31, 1996
Quarterly Report on Form 10-Q........     Quarter ended June 30, 1997
Current Reports on Form 8-K..........     Filed on January 31, 1997 and April
                                           16, 1997
Schedule 14A Proxy Statement.........     Filed on April 10, 1997

MAC SEC FILING (FILE NO.    )             PERIOD
-----------------------------             ------
Registration Statement on Form 10....     Filed on      , 1997

  We are also incorporating by reference additional documents that we file with the SEC between the date of this Joint Proxy Statement/Prospectus and the dates of the meetings of our shareholders.

  The Santa Anita Companies have supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to The Santa Anita Companies, and Meditrust has supplied all such information relating to Meditrust and MAC.

  If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

  The Santa Anita Companies:                 Meditrust and MAC:


    Santa Anita Operating Company                Meditrust
    285 West Huntington Drive                    197 First Avenue
    Arcadia, California 91007                    Needham, Massachusetts 02194
    (626) 574-7223                               (617) 433-6000
    Attn: Kathryn J. McMahon                     Attn: Michael S. Benjamin

  If you would like to request documents from us, please do so by      , 1997
to receive them before the shareholder meetings.

  You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on the proposals. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint
Proxy Statement/Prospectus is dated September   , 1997. You should not assume
that the information contained in the Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to shareholders nor the issuance of Paired Common Stock in the Mergers shall create any implication to the contrary.

                             LIST OF DEFINED TERMS

DEFINED TERM                                                             PG. NO.
------------                                                             -------
Acquired Shares.........................................................    89
Acquiring Person........................................................    65
Alternative Transaction.................................................    91
Amended Complaint.......................................................    96
Apollo..................................................................    38
Asset Transfer Proposal.................................................    26
Base Case...............................................................    47
Business Combination Provision..........................................    65
Cash Amount.............................................................    56
Cash Election...........................................................    34
Cash Election Number....................................................    34
Cash Election Price.....................................................    34
Cash Proration Factor...................................................    34
Change in Control Event.................................................    57
Code....................................................................    36
Colony..................................................................    25
Colony Agreement........................................................    37
Committee...............................................................   113
Comparable Companies....................................................    47
Cumulative Voting Proposal..............................................    26
Declaration.............................................................    60
DGCL....................................................................    58
disqualifying disposition...............................................   118
Distribution Agreement..................................................    33
Distribution Date.......................................................   108
DownREIT................................................................   111
EBITDA..................................................................    47
Effective Time..........................................................    32
Electing Shares.........................................................    34
Election Form...........................................................    35
Election Time...........................................................    35
Entertainment Center Case...............................................    47
Exchange Act............................................................    50
Exchange Agent..........................................................    89
Exchange Proposal.......................................................    26
Exchange Ratio..........................................................    88
Expiration Date.........................................................   108
Holder..................................................................    68
HSR Act.................................................................    55
Independent Committees..................................................    38
Initial Colony Transaction..............................................    37
Initial Meditrust $27 Proposal..........................................    39
IRS.....................................................................    66
Junior Preferred Stock..................................................   107
KAI.....................................................................    38
KAI Proposal............................................................    38
KAI/Colony Proposals....................................................    40
LATC....................................................................    55
Lazard..................................................................    38
Limitations and Restrictions............................................    92

DEFINED TERM                                                             PG. NO.
------------                                                             -------
MAC.....................................................................    24
MAC Declaration.........................................................    60
MAC Shares..............................................................    24
Material Adverse Effect.................................................    93
Mediplex................................................................    54
Meditrust April 6 Proposal..............................................    40
The Meditrust Companies.................................................     4
Meditrust Meetings......................................................    24
Meditrust Option........................................................    50
Meditrust Shares........................................................    24
Merger Agreement........................................................    24
Mergers.................................................................    24
Morgan Stanley..........................................................    36
NYSE....................................................................    31
Operating...............................................................    24
operating company.......................................................    36
Operating Capital Stock.................................................    25
Operating Common Stock..................................................    24
Operating Merger........................................................    88
Operating Note..........................................................    34
Operating Share Award Plan..............................................    25
Option price............................................................   115
Options.................................................................   114
OP Units................................................................   111
Paired Common Stock.....................................................    24
Purchase Price..........................................................   107
Qualified Offer.........................................................    65
qualified stock options.................................................    50
Racetrack...............................................................    96
Realty..................................................................    24
Realty Capital Stock....................................................    25
Realty Committee........................................................   121
Realty Common Stock.....................................................    24
Realty Merger...........................................................    88
Realty Share Award Plan.................................................    25
Redemption Price........................................................   107
Registration Statement..................................................    25
REIT....................................................................    46
REIT Requirements.......................................................    70
Retirement Plan.........................................................    57
Revised Meditrust $27 Proposal..........................................    39
Right...................................................................    65
Right Certificates......................................................   108
Rights Agreement........................................................   107
Rights Plan.............................................................    65
Rights Redemption Price.................................................   109
Rulings.................................................................    70
Santa Anita.............................................................     4
Santa Anita Plans.......................................................    56
The Santa Anita Companies...............................................    24

DEFINED TERM                                                             PG. NO.
------------                                                             -------
The Santa Anita Companies' By-Laws......................................    60
The Santa Anita Companies' Certificates.................................    60
Santa Anita Form 10-K...................................................    13
Santa Anita Meetings....................................................    24
SAR's...................................................................   114
SEC.....................................................................    90
Section 262.............................................................    58
Securities Act..........................................................    25
Series A Preferred Stock................................................    24
Series Common Stock.....................................................    92
Share Award Plan Proposal...............................................    26
Statement 128...........................................................    76
Stock Acquisition Date..................................................   107

DEFINED TERM                                                             PG. NO.
------------                                                             -------
Surviving Corporations..................................................    32
Termination Fee.........................................................    92
Third Party.............................................................    91
Thrift Plan.............................................................    57
TIN.....................................................................    73
Towson and Joppa Properties.............................................    36
Transaction Expenses....................................................    92
Trustees................................................................    61
Unaffiliated Acquired Shares............................................    89
UPREIT..................................................................   111
Voting Stock............................................................    65

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                           THIRD AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF APRIL 13, 1997

                                  BY AND AMONG

                     SANTA ANITA REALTY ENTERPRISES, INC.,

                         SANTA ANITA OPERATING COMPANY

                                   MEDITRUST

                                      AND

                         MEDITRUST ACQUISITION COMPANY



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                    RECITALS

                                   AGREEMENT

                                                                           PAGE
                                                                           ----

                                   ARTICLE I

                  THE REORGANIZATION; CLOSING; EFFECTIVE TIME

 Section 1.1: Meditrust Acquisition Company; the Distribution...........   A-2
       1.1.1  Meditrust Acquisition Company.............................   A-2
       1.1.2  Distribution..............................................   A-2
       1.1.3  Pairing...................................................   A-2
 Section 1.2: Delivery of Note..........................................   A-2
 Section 1.3: The Mergers...............................................   A-2
       1.3.1  Realty Merger.............................................   A-2
       1.3.2  Operating Merger..........................................   A-2
 Section 1.4: Effective Time............................................   A-2
 Section 1.5: Closing...................................................   A-3
 Section 1.6: Sale of Santa Anita Shares to MAC.........................   A-3
 Section 1.7: Sale of Santa Anita Shares to Designee of Meditrust.......   A-3
 Section 1.8: Assurance by Meditrust....................................   A-4

                                   ARTICLE II

            CERTIFICATE OF INCORPORATION AND BY-LAWS; CORPORATE NAME

 Section 2.1: Realty Certificate of Incorporation.......................   A-4
 Section 2.2: Realty By-laws............................................   A-4
 Section 2.3: Operating Certificate of Incorporation....................   A-4
 Section 2.4: Operating By-laws.........................................   A-5

                                  ARTICLE III

                             DIRECTORS AND OFFICERS

 Section 3.1: Realty Directors..........................................   A-5
 Section 3.2: Operating Directors.......................................   A-5

                                   ARTICLE IV

                MERGER CONSIDERATION; ASSIGNMENT CONSIDERATION;
              CONVERSION OR CANCELLATION OF SHARES IN THE MERGERS

              Realty Merger Consideration; Conversion or Cancellation of
 Section 4.1: Meditrust Shares..........................................   A-5
              Operating Merger Consideration; Conversion or Cancellation
 Section 4.2: of MAC Shares.............................................   A-5
 Section 4.3: Exchange Ratio............................................   A-5
 Section 4.4: Pairing of Realty and Operating Shares....................   A-6
 Section 4.5: Exchange of Old Certificates for New Certificates.........   A-6
       4.5.1  Effect on Meditrust Shares and MAC Shares.................   A-6
       4.5.2  Appointment of Exchange Agent.............................   A-6
       4.5.3  Exchange Procedures.......................................   A-6
       4.5.4  Fractional Shares.........................................   A-7

                                                                            PAGE
                                                                            ----
       4.5.5  Distributions with Respect to Unexchanged Shares............   A-7
       4.5.6  Transfers...................................................   A-8
       4.5.7  No Liability................................................   A-8
       4.5.8  Withholding Rights..........................................   A-8
       4.5.9  Transfer Taxes..............................................   A-8
       4.5.10 Stock Options...............................................   A-8

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

 Section 5.1: Representations and Warranties of Meditrust.................   A-9
       5.1.1  Organization of Meditrust...................................   A-9
       5.1.2  Operating Subsidiaries and MAC..............................  A-10
       5.1.3  Capitalization..............................................  A-10
       5.1.4  Authority...................................................  A-10
       5.1.5  Litigation..................................................  A-11
       5.1.6  Financial Statements........................................  A-11
       5.1.7  Absence of Changes..........................................  A-11
       5.1.8  No Undisclosed Liabilities..................................  A-11
       5.1.9  Meditrust SEC Documents.....................................  A-11
       5.1.10 Certain Matters.............................................  A-12
       5.1.11 Environmental Matters.......................................  A-12
       5.1.12 Compliance with Laws and Orders.............................  A-12
       5.1.13 Real Property...............................................  A-12
       5.1.14 Indebtedness................................................  A-12
       5.1.15 No Finder...................................................  A-12
       5.1.16 Tax Matters.................................................  A-12
       5.1.17 Benefit Plans...............................................  A-13
 Section 5.2: Representations and Warranties of Realty....................  A-14
       5.2.1  Organization of Realty......................................  A-14
       5.2.2  Capitalization..............................................  A-14
       5.2.3  Authority...................................................  A-14
       5.2.4  Litigation..................................................  A-15
       5.2.5  Financial Statements........................................  A-15
       5.2.6  Absence of Changes..........................................  A-15
       5.2.7  No Undisclosed Liabilities..................................  A-15
       5.2.8  Santa Anita SEC Documents...................................  A-15
       5.2.9  Certain Matters.............................................  A-16
       5.2.10 Environmental Matters.......................................  A-16
       5.2.11 Compliance with Laws and Orders.............................  A-16
       5.2.12 Real Property...............................................  A-16
       5.2.13 Indebtedness................................................  A-16
       5.2.14 No Finder...................................................  A-16
       5.2.15 Former Agreement............................................  A-16
       5.2.16 Tax Matters.................................................  A-17
       5.2.17 Benefit Plans...............................................  A-17
       5.2.18 Hahn Agreement..............................................  A-18
 Section 5.3: Representations and Warranties of Operating.................  A-18
       5.3.1  Organization of Operating...................................  A-18
       5.3.2  Operating Subsidiaries......................................  A-18
       5.3.3  Capitalization..............................................  A-19

                                                                            PAGE
                                                                            ----
       5.3.4   Authority..................................................  A-19
       5.3.5   Litigation.................................................  A-20
       5.3.6   Financial Statements.......................................  A-20
       5.3.7   Absence of Changes.........................................  A-20
       5.3.8   No Undisclosed Liabilities.................................  A-20
       5.3.9   Santa Anita SEC Documents..................................  A-20
       5.3.10  Certain Matters............................................  A-20
       5.3.11  Environmental Matters......................................  A-20
       5.3.12  Compliance with Laws and Orders............................  A-21
       5.3.13  Real Property..............................................  A-21
       5.3.14  Indebtedness...............................................  A-21
       5.3.15  No Finder..................................................  A-21
       5.3.16  Former Agreement...........................................  A-21
       5.3.17  Tax Matters................................................  A-21
       5.3.18  Benefit Plans..............................................  A-22

                                   ARTICLE VI

                                   COVENANTS

 Section 6.1:  Conduct Pending the Closing................................  A-22
 Section 6.2:  Acquisition Proposals......................................  A-24
 Section 6.3:  Information Supplied.......................................  A-25
 Section 6.4:  Shareholder Approvals; Registration Statement..............  A-25
       6.4.1   Registration Statement.....................................  A-25
       6.4.2   Shareholder Meetings.......................................  A-25
 Section 6.5:  Other Actions..............................................  A-25
 Section 6.6:  Access.....................................................  A-26
 Section 6.7:  Notification of Certain Matters............................  A-27
 Section 6.8:  Publicity..................................................  A-27
 Section 6.9:  Indemnification of Directors and Officers..................  A-28
 Section 6.10: Colony Termination Fee.....................................  A-28

                                  ARTICLE VII

                                   CONDITIONS

 Section 7.1:  Conditions to Each Party's Obligation......................  A-28
       7.1.1   Shareholder Approval.......................................  A-28
       7.1.2   Governmental and Regulatory Consents.......................  A-29
       7.1.3   Third-Party Consents.......................................  A-29
       7.1.4   Litigation.................................................  A-29
       7.1.5   Opinions...................................................  A-29
       7.1.6   Registration Statement.....................................  A-29
 Section 7.2:  Conditions to Obligation of Meditrust......................  A-29
       7.2.1   Representations and Warranties.............................  A-29
       7.2.2   Performance of Obligations.................................  A-30
       7.2.3   No Material Adverse Effect.................................  A-30
       7.2.4   Rights.....................................................  A-30
       7.2.5   Resignation of Directors...................................  A-30
       7.2.6   The Exchange Approval......................................  A-30

                                                                            PAGE
                                                                            ----
 Section 7.3:  Conditions to Obligation of Realty and Operating...........  A-30
       7.3.1   Representations and Warranties.............................  A-30
       7.3.2   Performance of Obligations.................................  A-30
       7.3.3   No Material Adverse Effect.................................  A-30

                                  ARTICLE VIII

                                  TERMINATION

 Section 8.1:  Termination by Mutual Consent..............................  A-30
 Section 8.2:  Termination by any Party Hereto............................  A-31
 Section 8.3:  Termination by Meditrust...................................  A-31
 Section 8.4:  Termination by Either of Realty or Operating...............  A-31
 Section 8.5:  Effect of Termination and Abandonment......................  A-31
 Section 8.6:  Payment of Expenses and Termination Fee....................  A-31

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

 Section 9.1:  Survival...................................................  A-32
 Section 9.2:  Modification or Amendment..................................  A-32
 Section 9.3:  Waiver of Conditions.......................................  A-32
 Section 9.4:  Counterparts...............................................  A-32
 Section 9.5:  Governing Law..............................................  A-32
 Section 9.6:  Notices....................................................  A-32
 Section 9.7:  Entire Agreement, Etc. ....................................  A-33
 Section 9.8:  Captions...................................................  A-33
 Section 9.9:  Severability...............................................  A-33
 Section 9.10: No Third-Party Beneficiaries...............................  A-33
 Section 9.11: Specific Performance.......................................  A-33
 Section 9.12: Trusts.....................................................  A-33

            THIRD AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

  This THIRD AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of April 13, 1997 (this "Agreement"), by and among SANTA ANITA REALTY ENTERPRISES, INC., a Delaware corporation ("Realty"), SANTA ANITA OPERATING COMPANY, a Delaware corporation ("Operating" and together with Realty, the "Companies"), MEDITRUST, a Massachusetts business trust ("Meditrust"), and MEDITRUST ACQUISITION COMPANY, a Massachusetts business trust ("MAC").

                                R E C I T A L S

  A. Original Agreement. Effective as of April 13, 1997, the Companies, Meditrust and Meditrust Acquisition Corporation IV, a Delaware Corporation ("M Acquisition"), entered into an Amended and Restated Agreement and Plan of Merger (the "Original Merger Agreement").

  B. Novation. Effective June 19, 1997, pursuant to a Second Amended and Restated Agreement and Plan of Merger dated as of April 13, 1997 (the "Second Restated Merger Agreement") the parties to the Original Merger Agreement and MAC effected a novation whereby MAC became a party to the Original Merger Agreement in the place of M Acquisition, and in connection therewith amended and restated the Original Merger Agreement in its entirety.

  C. The parties hereby amend and restate the Second Restated Merger Agreement in its entirety.

  D. Spin-off. Prior to the record dates for the shareholder meetings of Meditrust and MAC referred to in Section 6.4.2, Meditrust intends to transfer to MAC, a wholly owned subsidiary of Meditrust, cash equal to the MAC Amount, and to distribute beneficial ownership of shares of MAC to its shareholders, which will be represented by the share certificates for Meditrust Shares pending the Mergers described below.

  E. Note. Prior to the Effective Time, Operating intends to deliver to Realty a promissory note or cash in the amount of the Note Amount.

  F. The Mergers. At the Effective Time, the parties intend to effect a merger of Meditrust with and into Realty, with Realty being the surviving corporation (the "Realty Merger"), and a merger of MAC with and into Operating, with Operating being the surviving corporation (the "Operating Merger").

  G. Intention of the Parties. It is the intention of the parties to this Agreement that for United States federal income tax purposes the Realty Merger and the Operating Merger (the "Mergers") shall qualify as "reorganizations" within the meaning of Section 368(a) of the Code.

  H. Approvals. The respective Board of Directors or Board of Trustees of each party hereto has determined that this Agreement is in the best interests of such party and its shareholders and has duly approved this Agreement and the consummation of the transactions contemplated hereby and authorized its execution and delivery.

  I. Defined Terms. Defined terms used herein shall have the meanings set forth herein and in Annex A hereto.

                               A G R E E M E N T

  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                  THE REORGANIZATION; CLOSING; EFFECTIVE TIME

  Section 1.1: Meditrust Acquisition Company; the Distribution.

    1.1.1 Meditrust Acquisition Company. Prior to the record dates for the shareholder meetings of Meditrust and MAC referred to in Section 6.4.2, Meditrust will transfer to MAC cash equal to the MAC Amount, and will cause MAC to issue an amount of its shares of beneficial interest to Meditrust equal to the number of Meditrust Shares then outstanding and to take all necessary actions required in connection therewith.

    1.1.2 Distribution. Prior to the record dates for the shareholder meetings of Meditrust and MAC referred to in Section 6.4.2, Meditrust will effect the distribution to its shareholders of the beneficial ownership of all the outstanding MAC Shares, with the MAC Shares being deemed to be represented by the Meditrust Shares pending the Mergers. Meditrust will take all necessary actions required in connection with such distribution.

    1.1.3 Pairing. The transferee of any Meditrust Shares following the time of the distribution referred to in Section 1.1.2 shall also receive a beneficial interest in an equal number of MAC Shares.

  Section 1.2: Delivery of Note. Prior to the Effective Time, Operating will deliver to Realty a promissory note or cash, in whole or in part, in the amount of the Note Amount.

  Section 1.3: The Mergers.

    1.3.1 Realty Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Realty and Meditrust will consummate the Realty Merger in which Meditrust will be merged with and into Realty and the separate legal existence of Meditrust will thereupon cease. Realty will be the surviving corporation of the Realty Merger (sometimes hereinafter referred to as the "Realty Surviving Corporation") and will continue to be a corporation governed by the laws of the State of Delaware.

    1.3.2 Operating Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Operating and MAC will consummate the Operating Merger in which MAC will be merged with and into Operating and the separate legal existence of MAC will thereupon cease. Operating will be the surviving corporation of the Operating Merger (sometimes hereinafter referred to as the "Operating Surviving Corporation") and will continue to be a corporation governed by the laws of the State of Delaware.

  Section 1.4: Effective Time. Realty and Meditrust will cause a certificate of merger to be executed and delivered to the Secretary of State of the State of Delaware in accordance with the DGCL (the "Realty Merger Certificate") and Meditrust will cause a certificate of termination to be executed and delivered to the Secretary of State of the Commonwealth of Massachusetts. The Realty Merger will become effective at such time as the Realty Merger Certificate has been filed with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL or at such other time as may be agreed upon by the parties and specified in the Realty Merger Certificate in accordance with applicable law. Operating and MAC will cause a certificate of merger to be executed and delivered to the Secretary of State of the State of Delaware as provided in the DGCL (the "Operating Merger Certificate") and MAC will cause a certificate of termination to be executed and delivered to the Secretary of State of the Commonwealth of Massachusetts. The Operating Merger will become effective at such time as the Operating Merger Certificate has been filed with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL or at such other time as may be agreed upon by the parties and specified in the Operating Merger Certificate in accordance with applicable law. It is the intention of the parties that the Mergers shall become effective at the same time, and that the Realty Merger Certificate and the Operating Merger Certificate shall so provide. The date and time when the Mergers become effective is referred to herein as the "Effective Time."

  Section 1.5: Closing. The closing of the Reorganization (the "Closing") will take place at the offices of O'Melveny & Myers LLP, Los Angeles, California at 10:00 A.M. on the first business day on which all the conditions set forth in
Article VII can be fulfilled or are waived, or at such other place or time as the parties hereto may agree. The date upon which the Closing occurs is herein called the "Closing Date".

  Section 1.6: Sale of Santa Anita Shares to MAC. Realty and Operating will notify Meditrust at least seven days in advance of the record dates for the Realty and Operating shareholder meetings provided for in Section 6.4.2. Prior to such record dates, MAC shall purchase from Realty and Operating newly issued, fully paid and nonassessable Santa Anita Shares at a purchase price of $31.00 per Santa Anita Share (the "Acquired Shares"). With respect to any such purchase, MAC shall for all purposes be deemed to have become the holder of record of the number of Santa Anita Shares to be purchased immediately upon delivery to Realty and Operating of written notice from MAC of its intention to make such purchase and payment of the aggregate purchase price as provided in clause (ii) below and delivery of the certificate in clause (iii) below. The Santa Anita Share Certificates issued pursuant to this Section 1.6 shall have impressed on, printed on, written on or otherwise attached to them the legend set forth in Section 3(c) of the Rights Agreement and MAC shall have all the rights to which a holder of Rights as of the Rights Record Date (as defined in the Rights Agreement) is entitled. The number of Acquired Shares shall equal such number of Santa Anita Shares that will result, immediately after the issuance and sale of the Acquired Shares and after taking into account any Santa Anita Shares purchased by Meditrust and MAC in the open market, in (a) Meditrust and/or MAC owning, after application of the Constructive Ownership Rules (as defined in the certificate described in clause (iii) below), 9.8% of the outstanding Santa Anita Shares and (b) no other person owning, after application of such Constructive Ownership Rules, in excess of 9.8% of the outstanding Santa Anita Shares. To consummate the purchase of the Acquired Shares and as a condition to their issuance, (i) Realty and Operating will have delivered to MAC certificates representing the Acquired Shares, (ii) MAC will have paid to Realty and Operating the aggregate purchase price for the Acquired Shares in immediately available funds, (iii) MAC shall have delivered to Realty and Operating a certificate in the form attached hereto as Annex B, (iv) the Acquired Shares will have been approved for listing on the Exchange upon official notice of issuance, and (v) O'Melveny & Myers LLP will have delivered to MAC an opinion to the effect that the Acquired Shares have been duly authorized by all necessary corporate action on the part of the issuer and that the Acquired Shares are validly issued, fully paid and nonassessable. In the event that this Agreement is terminated pursuant to Article VIII, MAC shall be entitled to the benefit of the registration rights set forth in Annex D hereto with respect to the Acquired Shares.

  Section 1.7: Sale of Santa Anita Shares to Designee of Meditrust. Prior to the record date for the Realty and Operating shareholder meetings provided for in Section 6.4.2, Meditrust may designate MAC and/or one or more Unaffiliated Persons who may, prior to such record date, purchase from Realty and Operating newly issued, fully paid and nonassessable Santa Anita Shares at a purchase price of $31.00 per Santa Anita Share (the "Unaffiliated Acquired Shares"). With respect to any such purchase, MAC and/or the designated Unaffiliated Person or Unaffiliated Persons shall for all purposes be deemed to have become the holder or holders of record of the number of Santa Anita Shares to be purchased immediately upon delivery to Realty and Operating of written notice from Meditrust of such purchaser's or purchasers' intention to make such purchase and payment of the aggregate purchase price as provided in clause (ii) below and delivery of the certificate in clause (iii) below. The Santa Anita Share Certificates issued pursuant to this Section 1.7 shall have impressed on, printed on, written on or otherwise attached to them the legend set forth in
Section 3(c) of the Rights Agreement and the holder or holders of such shares shall have all the rights to which a holder of Rights as of the Rights Record Date (as defined in the Rights Agreement) is entitled. The aggregate number of Unaffiliated Acquired Shares which may be purchased pursuant to this Section
1.7 is up to (a) 19.6% of the issued and outstanding Santa Anita Shares immediately prior to the issuance and sale of the Acquired Shares to MAC pursuant to Section 1.6 less (b) the number of Acquired Shares to be issued to MAC pursuant to Section 1.6; provided, however, that no person, as a result of the issuance and sale of the Unaffiliated Acquired Shares, shall own, after application of the Constructive Ownership Rules, in excess of 9.8% of the outstanding Santa Anita Shares. To consummate the purchase of the Unaffiliated Acquired Shares and as a condition to their issuance, (i) Realty and Operating will have delivered to the purchasers certificates representing the Unaffiliated

Acquired Shares, (ii) such purchasers will have paid to Realty and Operating the purchase price for the Unaffiliated Acquired Shares in immediately available funds, (iii) such purchasers will have delivered to Realty and Operating a certificate in the form attached hereto as Annex B if such purchaser is MAC or in the form attached hereto as Annex C if such purchaser is an Unaffiliated Purchaser, (iv) the Unaffiliated Acquired Shares will have been approved for listing on the Exchange upon official notice of issuance, and (v) O'Melveny & Myers LLP will have delivered to such purchasers an opinion to the effect that such Unaffiliated Acquired Shares have been duly authorized by all necessary corporate action on the part of the issuer and that such Acquired Shares are validly issued, fully paid and nonassessable. In the event that this Agreement is terminated pursuant to Article VIII or upon the effectiveness of the Mergers, such purchasers who are Unaffiliated Persons shall be entitled to the benefit of the registration rights set forth in Annex D hereto with respect to the Unaffiliated Acquired Shares. In the event that this Agreement is terminated pursuant to Article VIII and such purchaser is MAC, MAC shall be entitled to the benefit of the registration rights set forth in Annex D hereto with respect to the Unaffiliated Acquired Shares.

  Section 1.8: Assurance by Meditrust. At the option of the Realty Board and the Operating Board, subject to and concurrent with the consummation of the Mergers, Meditrust and MAC will ensure that Realty and Operating have available in the aggregate up to $100,000,000 in cash in immediately available funds, in the ratio of $98,900,000 for Realty and $1,100,000 for Operating, to fund a cash election effective immediately after consummation of the Mergers by the holders of Santa Anita Shares outstanding prior to the Mergers at $31.00 per Santa Anita Share; provided that the sum of any amounts provided by Meditrust and MAC shall be reduced by the purchase price paid (i) by MAC for the Acquired Shares pursuant to Section 1.6, (ii) by MAC for the Unaffiliated Acquired Shares pursuant to Section 1.7 and (iii) by Unaffiliated Purchasers for the Unaffiliated Acquired Shares pursuant to Section 1.7; provided further that in no event shall the sum of any such amounts provided by Meditrust and MAC be reduced by an amount in excess of $31.00 multiplied by such number that would represent the number of Acquired Shares that would be required to be purchased by MAC pursuant to Section 1.6 if immediately prior to such purchase MAC owned, pursuant to the Constructive Ownership Rules, no Santa Anita Shares. Such funds shall be provided to Realty and Operating after the delivery by Operating to Realty of the promissory note referred to in Section 1.1.2 and immediately after the consummation of the Mergers.

                                   ARTICLE II

            CERTIFICATE OF INCORPORATION AND BY-LAWS; CORPORATE NAME

  Section 2.1: Realty Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Realty shall be amended to reflect that (i) the name of Realty Surviving Corporation shall be Meditrust Corporation, and (ii) the Fourth Article shall be as set forth in Annex E hereto, and as so amended, will be the certificate of incorporation of Realty Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

  Section 2.2: Realty By-laws. The By-laws of Realty will be the By-laws of the Realty Surviving Corporation, until duly amended in accordance with the terms thereof, the Realty Certificate and the DGCL.

  Section 2.3: Operating Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Operating shall be amended to reflect that
(i) the name of Operating Surviving Corporation shall be Meditrust Operating Company, and (ii) the Fourth Article shall be as set forth in Annex F hereto, and as so amended, will be the certificate of incorporation of the Operating Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

  Section 2.4: Operating By-laws. The By-laws of Operating, as in effect at the Effective Time, will be the By-laws of Operating Surviving Corporation, until duly amended in accordance with the terms thereof, the Operating Certificate and the DGCL.

                                  ARTICLE III

                             DIRECTORS AND OFFICERS

  Section 3.1: Realty Directors. Immediately after the Effective Time, the Board of Directors of Realty Surviving Corporation will consist of up to 12 directors and will be comprised of up to 10 individuals to be designated by Meditrust and two current members of the Realty or Operating Board to be designated by Meditrust after consultation with Realty. The designation of such directors will occur prior to the initial filing of the Registration Statement with the SEC. The new directors of Realty Surviving Corporation will be appointed to different classes as designated by the Meditrust Board, and they will commence to serve at the Effective Time and will remain directors until their successors have been duly elected and qualified.

  Section 3.2: Operating Directors. Immediately after the Effective Time, the Board of Directors of Operating Surviving Corporation will consist of up to 12 directors and will be comprised of up to 10 individuals to be designated by Meditrust and two current members of the Operating or Realty Board to be designated by Meditrust after consultation with Operating. The designation of such directors will occur prior to the initial filing of the Registration Statement with the SEC. The new directors of Operating Surviving Corporation will be appointed to different classes as designated by the Meditrust Board, and they will commence to serve at the Effective Time and will remain directors until their successors have been duly elected and qualified.

                                   ARTICLE IV

                MERGER CONSIDERATION; ASSIGNMENT CONSIDERATION;
              CONVERSION OR CANCELLATION OF SHARES IN THE MERGERS

  Section 4.1: Realty Merger Consideration; Conversion or Cancellation of Meditrust Shares. At the Effective Time, by virtue of the Realty Merger and without any action on the part of the holder of any capital stock of Meditrust, subject to Sections 4.4 and 4.5, each Meditrust Share issued and outstanding immediately prior to the Effective Time (other than any Meditrust Share held in Meditrust's treasury (which shall be cancelled)) will be converted into the right to receive such number of fully paid and nonassessable Realty Common Shares as may be calculated in accordance with the Exchange Ratio. Realty Shares outstanding immediately prior to the Effective Time shall remain outstanding after the Effective Time and shall not be converted or exchanged in the Realty Merger, except that any Realty Shares held by MAC may be cancelled at the option of Operating Surviving Corporation.

  Section 4.2: Operating Merger Consideration; Conversion or Cancellation of MAC Shares. At the Effective Time, by virtue of the Operating Merger and without any action on the part of the holder of any capital stock of MAC, subject to Sections 4.4 and 4.5, each MAC Share issued and outstanding immediately prior to the Effective Time (other than any MAC Share held in MAC's or Meditrust's treasury (which shall be cancelled)) will be converted into the right to receive such number of fully paid and nonassessable Operating Shares as may be calculated in accordance with the Exchange Ratio. Operating Shares outstanding immediately prior to the Effective Time shall remain outstanding after the Effective Time and shall not be converted or exchanged in the Operating Merger, except that any Operating Shares held by MAC shall be cancelled.

  Section 4.3: Exchange Ratio. The number of Realty Common Shares into which each Meditrust Share will be converted, as provided in Section 4.1, and the number of Operating Common Shares into which each MAC Share will be converted, as provided in Section 4.2, will be equal to the number obtained by dividing
(i) $37.25, by (ii) the sum of (x) $31.00 and (y) if the Closing Date occurs after December 31, 1997, as a result of acquisitions and other business combinations proposed to be entered into by Meditrust or MAC (and provided that there are no other conditions to closing within Realty's or Operating's control or for which they are responsible that have not yet been satisfied), a number equal to the per share amount of any dividends of

Meditrust, if any, accrued with respect to periods after such date and prior to the Closing Date divided by 1.2016 less the per share amount of any dividends of Realty accrued with respect to periods after such date and prior to the Closing Date (the "Exchange Ratio").

  Section 4.4: Pairing of Realty and Operating Shares. Pursuant to the Pairing Agreement, each and every Realty Share issued in connection with the Realty Merger will be paired with an Operating Share issued in connection with the Operating Merger, with the effect that each Meditrust shareholder will receive paired shares of common stock of Realty Surviving Corporation and Operating Surviving Corporation.

  Section 4.5: Exchange of Old Certificates for New Certificates.

    4.5.1 Effect on Meditrust Shares and MAC Shares.

      (a) At the Effective Time, all Meditrust Shares and MAC Shares will cease to be outstanding, will be cancelled and retired and will cease to exist, and each holder of an Old Meditrust Certificate will thereafter cease to have any rights with respect to such Old Meditrust Certificates, except the right to receive, without interest, upon exchange of such Old Meditrust Certificates in accordance with this
    Section 4.5, the Santa Anita Share Certificates and payments to which such holder is entitled pursuant to this Article IV. A holder of an Old Meditrust Certificate shall have no rights as a shareholder of Realty or Operating until the Old Meditrust Certificate have been exchanged for Santa Anita Share Certificates and cash as provided herein.

      (b) Notwithstanding anything contained in this Agreement to the contrary, in order for Realty Surviving Corporation to continue to meet the REIT Requirements, no person or entity shall own, or be deemed to own by virtue of the attribution provisions of Section 544 (as modified by Section 856(h)(1)(B)) or Section 318 (as modified by Section 856(d)(5)) of the Code, more than 9.8% of the outstanding Santa Anita Shares (the "Ownership Limit") at or after the Effective Time. Therefore, if any holder of Meditrust Shares or MAC Shares would receive in connection with the Mergers a number of Santa Anita Shares such that any person or entity would own, or be deemed to own under the applicable attribution rules of the Code referred to above, Santa Anita Shares in excess of the Ownership Limit, then such holder shall acquire no right or interest in such number of Santa Anita Shares which would cause such person or entity to exceed the Ownership Limit, but such holder shall, in lieu of receiving those Santa Anita Shares which would cause the Ownership Limit to be exceeded (the "Limited Shares"), have the right to be paid by Realty Surviving Corporation an amount in cash for such Limited Shares equal to the product of the Fair Market Value (as hereinafter defined) per Limited Share multiplied by the number of such Limited Shares. "Fair Market Value" shall be equal to the average closing price of the Santa Anita Shares on the Exchange on the five (5) trading days immediately preceding the Effective Time.

    4.5.2 Appointment of Exchange Agent. From and after the Effective Time until the end of the six-month period following the Effective Time, the Surviving Corporations will make available or cause to be made available to an exchange agent appointed by Meditrust and reasonably acceptable to Realty and Operating (the "Exchange Agent"), certificates for (a) paired Realty and Operating Common Shares (the "Santa Anita Share Certificates"), and (b) cash in amounts sufficient to allow the Exchange Agent to make all deliveries of Santa Anita Share Certificates and payments that may be required in exchange for Old Meditrust Certificates pursuant to this
  Article IV.

    4.5.3 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporations will cause the Exchange Agent to mail or deliver to each person who was, at the Effective Time, a holder of record of Meditrust Shares a form (the terms of which will be mutually agreed upon by the parties hereto prior to the Effective Time) of letter of transmittal containing instructions for use in effecting the surrender of the Old Meditrust Certificates in exchange for Santa Anita Share Certificates and payments pursuant to this Article IV. Upon surrender to the Exchange Agent of an Old Meditrust Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Old Meditrust Certificate will be entitled to receive in exchange therefor a Santa Anita Share Certificate representing paired shares of the Surviving Corporations, to which such holder is entitled pursuant to this Article IV, and the Old Meditrust Certificate shall be cancelled. No interest will be paid or will accrue on the amount payable upon surrender of Old Meditrust Certificates. If any Santa Anita Share Certificate is to be issued in a name other than that in which the Old Meditrust Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the person requesting such exchange will pay any transfer or other taxes required by reason of the issuance of such Santa Anita Share Certificate in a name other than that of the registered holder of the Old Meditrust Certificate surrendered, or will establish to the satisfaction of the Surviving Corporations that any such taxes have been paid or are not applicable. Six months after the Effective Time, the Surviving Corporations will be entitled to cause the Exchange Agent to deliver to them any applicable Santa Anita Share Certificates, or cash (including any interest thereon) made available to the Exchange Agent that are unclaimed by the former shareholders of Meditrust and MAC. Any such former shareholders who have not theretofore exchanged their Old Meditrust Certificates for Santa Anita Share Certificates and cash pursuant to this Article IV will thereafter be entitled to look exclusively to the Surviving Corporations and only as general creditors thereof for the Santa Anita Shares and cash to which they become entitled upon exchange of their Old Meditrust Certificates pursuant to this Article IV. Each Surviving Corporation will pay all applicable charges and expenses, including its applicable share of those of the Exchange Agent, in connection with the exchange of Santa Anita Share Certificates and cash as contemplated hereby.

    4.5.4 Fractional Shares. No fractional Santa Anita Shares will be issued in the Reorganization. In lieu of any such fractional shares, each person who would otherwise have been entitled to a fraction of a Santa Anita Share upon surrender of an Old Meditrust Certificate pursuant to this Article IV will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Santa Anita Shares which would otherwise be issued pursuant to this Article IV. As soon as practicable following the Effective Time, the Exchange Agent will determine the excess of (i) the number of full Santa Anita Shares delivered to the Exchange Agent over (ii) the aggregate number of full Santa Anita Shares to be distributed in respect of Meditrust Shares and MAC Shares (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of such shares, will sell the Excess Shares at the prevailing prices on the open market. The sale of the Excess Shares by the Exchange Agent will be executed on the Exchange through one or more firms and will be executed in round lots to the extent practicable. All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares, will be deducted from the proceeds from the sale of the Excess Shares. Until the earlier of six months following the Effective Time and the date the net proceeds of such sale or sales have been distributed, the Exchange Agent will hold such proceeds in trust for such former shareholders. As soon as practicable after the determination of the amount of cash to be paid in lieu of any fractional interests, the Exchange Agent will make available in accordance with this Agreement such amounts to such former shareholders.

    4.5.5 Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, as provided in Section 4.5.1, no holder of an Old Meditrust Certificate shall have rights as a shareholder of Realty or Operating until such holder has exchanged its Old Meditrust Certificate for a Santa Anita Share Certificate; therefore, no dividends will be paid to any person holding an Old Meditrust Certificate until such Old Meditrust Certificate is surrendered for exchange as provided herein (it being understood that such dividends will be paid to the Exchange Agent to be held for distribution upon the exchange for Old Meditrust Certificates as herein provided). Subject to the effect of applicable laws, following surrender of any such Old Meditrust Certificate by any holder thereof, there will be paid to the holder of the Santa Anita Share Certificate issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the Santa Anita Shares represented thereby and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such surrender and a payment date subsequent to the time of such surrender payable with respect to the Santa Anita Shares represented thereby, less the amount of any withholding taxes which may be required thereon.

    4.5.6 Transfers. At or after the Effective Time, there will be no transfers on the stock transfer books of either Surviving Corporation of Meditrust Shares or MAC Shares which were outstanding immediately prior to the Effective Time.

    4.5.7 No Liability. In the event that any Old Meditrust Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Meditrust Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporations, the posting by such person of a bond in such reasonable amount as the Surviving Corporations may direct as indemnity against any claim that may be made against it with respect to such Old Meditrust Certificate, the Surviving Corporations will, in exchange for such lost, stolen or destroyed Old Meditrust Certificates, issue or cause to be issued the Santa Anita Shares and pay or cause to be paid the amounts deliverable in respect thereof pursuant to this Article IV. None of any party hereto, the Exchange Agent or either Surviving Corporation will be liable to any holder of Meditrust Shares or MAC Shares for any cash, Santa Anita Shares or other property from the payment fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    4.5.8 Withholding Rights. The Surviving Corporations will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Meditrust Shares or MAC Shares such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state or local tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Meditrust Shares in respect of which such deduction and withholding was made.

    4.5.9 Transfer Taxes. Except as provided above, the Surviving
  Corporations will pay or cause to be paid any transfer or gains tax (including, without limitation, any real property gains or transfer tax) imposed in connection with or as a result of the Mergers, including any such tax that is imposed on a shareholder of Meditrust.

    4.5.10 Stock Options.

      (a) As soon as practicable following the date of this Agreement (i) the Compensation Committee administering the Meditrust 1988 Stock Option Plan (or the Meditrust Board, if appropriate) shall, in accordance with its authority to interpret said Plan, determine that the Mergers provided for in this Agreement constitute the merger of Meditrust into another entity under Section 13 of said Plan, and (ii) the Stock Option Committee administering the Meditrust 1992 Equity Incentive Plan (or the Meditrust Board, if appropriate) shall, in the exercise of its discretion under Section 11(e) of said Plan, determine that a change of control of the Company shall occur upon the Mergers provided for in this Agreement, and Realty shall assume the stock options granted under said Plans. Pursuant to the Mergers, each outstanding option to purchase a Meditrust Share will be converted into an option to purchase from Realty (pursuant to the Realty 1995 Share Award Plan if the amendment to the 1995 Realty Share Award Plan is approved by the shareholdes of Realty in connection with the Mergers) such number of Santa Anita Shares (rounded down to the nearest whole number) as is equal to the number of Meditrust Shares issuable upon exercise of such option multiplied by the Exchange Ratio. The respective Committees (or the Meditrust Board, if appropriate) shall also provide that such options (to the extent issued prior to August 1, 1997), as converted, are immediately exercisable. The exercise price per share of each such option, as so converted, will be equal to (x) the aggregate exercise price for the Meditrust Shares otherwise purchasable pursuant to such Meditrust option immediately prior to the Effective Time divided by (y) the number of whole Santa Anita Shares deemed purchasable from Realty pursuant to such Meditrust option as determined above (rounded to the nearest whole cent).

      (b) Realty shall purchase from Operating (provided that Realty shall not have the option to acquire at any time more than 9.8% of the outstanding shares of Operating) or make arrangements with Operating for simultaneous issuance by Operating of the number of shares of Operating

    Common Stock to be delivered by Realty in connection with the exercise of the Meditrust stock options as converted as provided in paragraph
    (a) above, so that upon exercise the holder of such an option will receive Santa Anita Shares as provided in paragraph (a) above. Operating shall sell to Realty or make arrangements with Realty for simultaneous issuance by Operating of the number of shares of Operating Common Shares to be delivered by Realty in connection with the exercise of Meditrust stock options as converted as provided in paragraph (a) above so that upon exercise the holder of such an option will receive Santa Anita shares as provided in paragraph (a) above.

      The Realty 1995 Share Award Plan shall be amended as of the Effective Time (if such amendment is approved by shareholders of Realty in connection with the Mergers) to provide that each option granted pursuant thereto shall entitle the holder thereof to receive from Realty Santa Anita Shares upon exercise of such option and to provide that the number of Realty Common Shares available for issuance pursuant thereto shall be 5% of the number of shares of such stock outstanding at the time of any particular issuance, plus a number of shares equal to the number of shares with respect to which options granted under the Meditrust 1988 Stock Option Plan and the Meditrust 1992 Equity Incentive Plan prior to the Effective Time may be exercised, with 4,000,000 shares being available as incentive stock options. The Operating 1995 Share Award Plan shall be amended as of the Effective Time (if such amendment is approved by shareholders of Operating in connection with the Mergers) to provide that the number of Operating Common Shares available for issuance pursuant thereto shall be 5% of the number of shares of such stock outstanding at the time of any particular issuance, with 4,000,000 shares being available as incentive stock options. Each such plan shall also be amended to increase the maximum number of shares with respect to which options may be granted to an eligible employee during any one-year period so as not to exceed 450,000.

      (c) Realty shall assume the obligations under and comply with the terms of the Meditrust Stock Option Plan and Equity Incentive Plan (both as modified in accordance with paragraph (a) of this Section 4.5.10) and ensure, to the extent required by and subject to the provisions of such Plans that the options granted thereunder which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time. In the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of Santa Anita Shares purchasable pursuant to such options and the terms and conditions of exercise of such option shall be determined in order to comply with
    Section 424(a) of the Code.

      (d) Realty and Operating shall take all corporate action necessary to reserve for issuance a sufficient number of Realty and Operating Common Shares for delivery upon exercise of the Meditrust stock options above assumed by Realty in accordance with this Section 4.5.10. The Surviving Corporations shall use their reasonable best efforts to have declared effective as soon as practicable following the Effective Time, a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Santa Anita Shares subject to such Meditrust stock options and shall use their reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Meditrust stock options remain outstanding. With respect to those individuals who subsequent to the Mergers will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, the Surviving Corporations shall administer the Stock Plans assumed pursuant to this Section 4.5.10 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Stock Plan complied with such rule prior to the Mergers.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

  Section 5.1: Representations and Warranties of Meditrust.

  As an inducement to Realty and Operating to enter into this Agreement and to consummate the transactions contemplated hereby, Meditrust represents and warrants to Realty and Operating and agrees as follows:

    5.1.1 Organization of Meditrust. Meditrust is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Meditrust is duly qualified to transact business and is in good standing in each of the jurisdictions in which the ownership or leasing of the properties used in its business or the conduct of its business requires such qualification (each of which is listed in the Meditrust Disclosure Schedule), other than in such jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Meditrust. Meditrust has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted. Meditrust has delivered to Realty and Operating complete and correct copies of the Restated Declaration of Trust and By-laws of Meditrust (the "Meditrust Charter") as amended and in effect on the date hereof. Meditrust has no subsidiaries other than as set forth in the Meditrust Disclosure Schedule.

    5.1.2 Operating Subsidiaries and MAC. The Meditrust Disclosure Schedule accurately and completely sets forth as to (a) each subsidiary of Meditrust which is a corporation, its name, the jurisdiction of its incorporation, the number of shares of its capital stock of each class outstanding and the number of such outstanding shares owned by Meditrust and its other subsidiaries and (b) as to each subsidiary of Meditrust which is not a corporation, its name, the jurisdiction of its organization or formation and a detailed description of its capital structure which indicates the direct or indirect interest of Meditrust in such subsidiary. Each of the subsidiaries of Meditrust and MAC is a trust, corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own or lease and operate its properties, and to carry on its business as now conducted. All of the issued and outstanding shares of capital stock or other equity interests in each subsidiary of Meditrust are validly issued, fully paid and nonassessable and owned beneficially by Meditrust, free and clear of any liens or other encumbrances, and there are no options, warrants or other rights to acquire, or agreements or commitments pursuant to which any such subsidiary is obligated to issue, sell, purchase or redeem shares of capital stock or other equity interests in such subsidiary. Immediately prior to the Effective Time, all of the issued and outstanding MAC Shares will be validly issued, fully paid and nonassessable.

    5.1.3 Capitalization. As of March 31, 1997, the authorized capital of Meditrust consists of an unlimited number of shares of beneficial interest without par value (the "Meditrust Shares"), of which 61,495,104 Meditrust Shares are validly issued and outstanding and are fully paid and nonassessable. As of the date of this Agreement, Meditrust has outstanding options to purchase an aggregate of 893,832 Meditrust Shares (the "Meditrust Options") pursuant to option plans of Meditrust, and has made grants pursuant to which it is committed to issue 36,103 Meditrust Shares under its Meditrust 1992 Equity Incentive Plan (the "Stock Grant Shares"). Except for the Meditrust Options, the Stock Grant Shares and the convertible debt referred to in the audited balance sheet of Meditrust as of December 31, 1996 referenced in Section 5.1.6 hereof, as of the date of this Agreement, there are no options, warrants or other rights to acquire, or agreements or commitments pursuant to which Meditrust is obligated to issue, sell, purchase or redeem shares of capital stock of Meditrust. Immediately prior to the Effective Time, the issued and outstanding capital of MAC shall be the same as Meditrust.

    5.1.4 Authority.

      (a) Each of Meditrust and MAC has full power and authority to enter into this Agreement and, subject to the approval by the shareholders of Meditrust of the Meditrust Shareholder Matters and of MAC of the MAC Shareholder Matters, to consummate the transactions contemplated hereby.

      (b) The execution, delivery and performance by each of Meditrust and MAC of this Agreement and the consummation by each of Meditrust and MAC of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Meditrust or MAC, as the case may be, subject to the approval by the shareholders of Meditrust of the Meditrust Shareholder Matters and by the shareholders of MAC of the MAC Shareholder Matters. This Agreement is the legal, valid and binding agreement of each of Meditrust and MAC, enforceable against Meditrust and MAC, respectively, in accordance with its terms.

      (c) The execution or delivery by each of Meditrust and MAC of this Agreement, and consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by each of Meditrust and MAC, will not (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any encumbrance upon any of the assets of Meditrust, MAC or any other subsidiary of Meditrust, under the Meditrust Charter, the Declaration of Trust or By-Laws of MAC (the "MAC Charter") or the charter documents of any of the other subsidiaries of Meditrust, or any other instrument or agreement to which Meditrust, MAC or any other subsidiary of Meditrust is a party or any of its properties is subject or by which it is bound or any statute, other law or regulatory provision affecting it, (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, by or on behalf of Meditrust, MAC or any other subsidiary of Meditrust, or (iii) adversely affect the qualification of Meditrust as a REIT, except for (A) the filing of appropriate documents with the SEC and pursuant to the HSR Act, (B) approval by the shareholders of Meditrust of the Meditrust Shareholder Matters and by the shareholders of MAC of the MAC Shareholder Matters, (C) those matters set forth in the Meditrust Disclosure Schedule, (D) filings with the Secretary of State of the States of Delaware and Massachusetts and (E) such conflicts, breaches, defaults, events, creations, impositions, approvals, consents, declarations, filings or authorizations which would not reasonably be expected to either (x) have a Material Adverse Effect on Meditrust or (y) prevent or hinder the consummation of the transactions contemplated hereby.

      (d) At all times since 1985, Meditrust has been and will continue to be organized and operated in conformity with the REIT Requirements, and its proposed method of operation, until the Realty Merger occurs, will enable it to continue to meet the REIT Requirements.

    5.1.5 Litigation. Except as disclosed in the Meditrust Disclosure Schedule or in the Meditrust SEC Documents, there are no actions, suits or proceedings or court orders or decrees pending, or, to the knowledge of Meditrust, threatened to which Meditrust, MAC or any subsidiary of Meditrust is a party or any of their respective properties is subject or by which any of them is bound before or by any court or governmental agency, which if determined adversely to the interests of Meditrust, MAC or any subsidiary of Meditrust, would reasonably be expected to either (x) have a Material Adverse Effect on Meditrust or (y) prevent or hinder the consummation of the transactions contemplated hereby.

    5.1.6 Financial Statements. Prior to the execution of this Agreement, Meditrust has delivered to Realty and Operating true and complete copies of the audited balance sheets of Meditrust as of December 31, 1996, 1995 and 1994, and the related audited statements of operations, shareholders' equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by Coopers & Lybrand L.L.P., and all letters from such accountants with respect to the results of such audits. Except as set forth in the notes thereto, all such financial statements were prepared in accordance with GAAP and fairly present the financial condition and results of operations of Meditrust as of the respective dates thereof and for the respective periods covered thereby.

    5.1.7 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on the Closing Date, since December 31, 1996, except as disclosed in the Meditrust Disclosure Schedule, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on Meditrust.

    5.1.8 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet included in Meditrust's audited financial statements for the year ended December 31, 1996 or in the notes thereto or as disclosed in the Meditrust Disclosure Schedule, there are no liabilities against, relating to or affecting Meditrust, MAC or any subsidiary of Meditrust or any of their respective assets and properties, known, unknown, fixed or contingent, other than liabilities incurred in the ordinary course of business consistent with past practice and such other liabilities which in the aggregate would not reasonably be expected to result in a Material Adverse Effect on Meditrust.

    5.1.9 Meditrust SEC Documents. Meditrust has previously delivered or made available to Realty and Operating complete and correct copies of all Meditrust SEC Documents. As of their respective dates, none of the Meditrust SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Meditrust has timely made all filings required under the Securities Act and the Exchange Act and, as of their respective dates, all such filings complied, in all material respects, with the requirements of the Securities Act and the Exchange Act, as applicable.

    5.1.10 Certain Matters. Except as disclosed in the Meditrust Disclosure Schedule, the Meditrust SEC Documents, or in reports of consultants or title companies delivered to Realty and Operating prior to the date of this Agreement, there are no structural, mechanical, HVAC, zoning or title conditions relating to the real property of Meditrust, MAC or any subsidiary of Meditrust that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Meditrust.

    5.1.11 Environmental Matters. Each of Meditrust, MAC and each subsidiary of Meditrust has obtained all licenses which are required in respect of its business, operations, assets and properties under applicable environmental laws, other than those which the failure to obtain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Meditrust. Each of Meditrust, MAC and each subsidiary of Meditrust is in compliance with the terms and conditions of all such licenses and with any applicable environmental law, except those where the failure to be in compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Meditrust.

    5.1.12 Compliance with Laws and Orders. Except as disclosed in the Meditrust Disclosure Schedule, none of Meditrust, MAC or any of the subsidiaries of Meditrust is in violation of or in default under any law or order applicable to Meditrust, MAC or any subsidiary of Meditrust or any of their respective assets and properties, which violation or default would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Meditrust or MAC.

    5.1.13 Real Property. (a) As to the real property which is owned by Meditrust, MAC, or to the best of Meditrust's knowledge, any of the subsidiaries of Meditrust, such entity has good and marketable title to such real property, free and clear of any liens or other encumbrances, except the liens and encumbrances disclosed in the Meditrust Disclosure Schedule or which would not, individually or in the aggregate, have a Material Adverse Effect on Meditrust.

      (b) As to real property in which any of Meditrust, MAC or any of the subsidiaries of Meditrust has a leasehold interest, Meditrust has a valid, binding and enforceable leasehold interest, free and clear of all liens and encumbrances, except for any liens or encumbrances disclosed in the Meditrust Disclosure Schedule or which would not, individually or in the aggregate, have a Material Adverse Effect on Meditrust.

      (c) As to real property which is owned indirectly by Meditrust through Meditrust's interest in a joint venture, partnership or similar ownership venture, (i) Meditrust has a good and valid interest in such joint venture, partnership or other entity, free and clear of all liens and encumbrances, except for any liens or encumbrances disclosed in the Meditrust Disclosure Schedule or which would not, individually or in the aggregate, have a Material Adverse Effect on Meditrust; and (ii) to the knowledge of Meditrust, such joint venture, partnership or other entity has good and marketable title to such real property, in the case of owned real property, or a valid, binding and enforceable leasehold interest in such real property, in the case of leased real property, in each case free and clear of all liens and encumbrances, except for any liens or encumbrances disclosed in the Meditrust Disclosure Schedule or which would not, individually or in the aggregate, have a Material Adverse Effect on Meditrust.

    5.1.14 Indebtedness. Neither Meditrust, MAC nor any of the subsidiaries of Meditrust is in default or breach under any indebtedness of Meditrust, MAC or any of the subsidiaries of Meditrust, except where such default or breach, individually or in the aggregate, would not have a Material Adverse Effect on Meditrust or MAC.

    5.1.15 No Finder. Neither Meditrust nor any party acting on behalf of Meditrust has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Lazard Freres & Co. LLC pursuant to a letter agreement dated as of February 1, 1997.

    5.1.16 Tax Matters.

      (a) At all times since the initial public offering of Meditrust, Meditrust has been and will continue to be organized and operated in conformity with the REIT Requirements, and its proposed method of operation will enable it to continue to meet the REIT Requirements.

      (b) The execution or delivery by Meditrust of this Agreement and the consummation by Meditrust of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by Meditrust, will not adversely affect the qualification of Meditrust as a REIT, for each taxable year ending on or after the date of this Agreement.

      (c) Each of Meditrust, MAC and each subsidiary of Meditrust has timely, completely and correctly filed all Federal, state and local tax returns and reports required to be filed by them, and have timely paid or made adequate provision for the payment of all taxes, if any, required to be paid with respect thereto, except where the failure to file or pay is not reasonably expected to have a Material Adverse Effect on Meditrust. Except as set forth in the Meditrust Disclosure Schedule, neither Meditrust, MAC nor any of the subsidiaries of Meditrust have been audited or examined by the IRS or any state or local taxing authority and no notice of any such audit has been received by Meditrust, MAC or any of the subsidiaries of Meditrust, nor have Meditrust, MAC or any of the subsidiaries of Meditrust extended any applicable statute of limitations for the assessment or collections of tax. No liens for taxes exist with respect to any assets or properties of Meditrust, MAC or any of the subsidiaries of Meditrust, except for statutory liens for taxes not yet due.

      (d) Each of Meditrust, MAC and each subsidiary of Meditrust has complied with all applicable laws, rules and regulations relating to the payment and withholding of taxes (including, without limitations, withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any foreign federal laws or any state or local laws, domestic or foreign) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws, except where the failure to pay or withhold is not reasonably expected to have a Material Adverse Effect on Meditrust.

    5.1.17 Benefit Plans.

      (a) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by Meditrust, MAC or the subsidiaries of Meditrust for the benefit of any present or former employee, officer or director (each of the foregoing, a "Benefit Plan") has been administered in all material respects in accordance with its terms. Each of Meditrust, MAC and each subsidiary of Meditrust and all their Benefit Plans are in compliance with the applicable provisions of ERISA, all other applicable laws and all applicable collective bargaining agreements, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Meditrust.

      (b) None of Meditrust or any Commonly Controlled Entity has incurred any liability to a Pension Plan under Title IV of ERISA (other than for contributions or liabilities under Section 412 of the Code not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a material liability of Meditrust, which liability has not been fully paid.

      (c) No Commonly Controlled Entity has withdrawn from any
    "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) where such withdrawal has resulted or would result in any material
    "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

      (d) Each Benefit Plan that is a Welfare Plan may be amended or terminated at any time after the Effective Time without any material increase in liability to the Surviving Corporations.

      (e) No employee of Meditrust, MAC or any of the subsidiaries of Meditrust will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

      (f) Each such Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that covers the Tax Reform Act of 1986.

  Section 5.2: Representations and Warranties of Realty.

  As an inducement to Meditrust and MAC to enter into this Agreement and to consummate the transactions contemplated hereby, Realty represents and warrants to Meditrust and MAC and agrees as follows:

    5.2.1 Organization of Realty. Realty is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Realty is duly qualified to transact business and is in good standing in each of the jurisdictions in which the ownership or leasing of the properties used in its business or the conduct of its business requires such qualification (each of which is listed in the Realty Disclosure Schedule), other than in such jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Realty. Realty has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. Realty has delivered to Meditrust complete and correct copies of the Certificate of Incorporation (the "Realty Certificate") and by-laws (the "Realty By-laws") of Realty, in each case as amended and in effect on the date hereof. Realty has no subsidiaries, other than Santa Anita Realty LLC, which has not conducted, and conducts no business.

    5.2.2 Capitalization. On the date hereof, the authorized capital of Realty consists of 6,000,000 shares of preferred stock, $.10 par value (the "Realty Preferred Shares"), and 19,000,000 shares of common stock, $.10 par value (the "Realty Common Shares" and together with the Realty Preferred Shares, the "Realty Shares"), of which 867,343 Realty Preferred Shares and 11,586,925 Realty Common Shares are validly issued and outstanding and are fully paid and nonassessable and of which none is reserved for any purpose, except those Realty Shares issuable upon exercise of the Realty Options (as defined below), the exchange of outstanding Realty Preferred Shares and the Rights. As of the date of this Agreement, Realty has granted options to purchase an aggregate of 315,675 Realty Common Shares (the "Realty Options") pursuant to option plans of Realty. Except for the Realty Options and the Rights, and except as contemplated by this Agreement or as disclosed in the Realty Disclosure Schedule, as of the date of this Agreement, there are no options, warrants or other rights to acquire, or agreements or commitments pursuant to which Realty is obligated to issue, sell, purchase or redeem shares of capital stock of Realty. 59,291 restricted Realty Common Shares and options to purchase 470,000 Realty Common Shares have been issued pursuant to Operating's option plans. No restricted Santa Anita Shares have been issued pursuant to Realty's 1995 Share Award Plan. The Acquired Shares and the Unaffiliated Acquired Shares have been duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be fully paid and nonassessable Santa Anita Shares, not subject to any preemptive right.

    5.2.3 Authority.

      (a) Realty has full corporate power and authority to enter into this Agreement and, subject to the approval by the shareholders of Realty of the Realty Shareholder Matters, to consummate the transactions contemplated hereby.

      (b) The execution, delivery and performance by Realty of this Agreement and the consummation by Realty of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Realty, subject to the approval by the shareholders of Realty of the Realty Shareholder Matters. This Agreement is the legal, valid and binding agreement of Realty, enforceable against Realty in accordance with its terms.

      (c) The execution or delivery by Realty of this Agreement and consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by Realty, will not
    (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any encumbrance upon any of the assets of Realty, under the Realty Certificate, the Realty By-laws, the Pairing Agreement dated December 20, 1979 (the "Pairing Agreement") between Realty and Operating, or any other instrument or agreement to which Realty is a party or any of its properties is subject or by which it is bound or any statute, other law or regulatory provision affecting it, or (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, by or on behalf of Realty, except, in the case of clauses (i) and (ii) above, for (A) the filing of appropriate documents with the SEC and pursuant to the HSR Act, (B) approval by the shareholders of Realty of the Realty Shareholder Matters, (C) those matters set forth in the Realty Disclosure Schedule, (D) filings with the Secretary of State of the State of Delaware and (E) such conflicts, breaches, defaults, events, creations, impositions, approvals, consents, declarations, filings or authorizations which would not reasonably be expected to either (x) have a Material Adverse Effect on Realty or (y) prevent or hinder the consummation of the transactions contemplated hereby.

      (d) The Board of Directors of Realty has taken all action to exempt the transactions contemplated by this Agreement from Section 203 of the DGCL, the Rights Agreement and Article Ninth of the Realty Certificate.

    5.2.4 Litigation. Except as disclosed in the Realty Disclosure Schedule or in the Santa Anita SEC Documents, there are no actions, suits or proceedings or court orders, or decrees pending or, to the knowledge of Realty, threatened to which Realty is a party or any of its properties is subject or by which it is bound before or by any court or governmental agency, which if determined adversely to the interests of Realty, would reasonably be expected to either (x) have a Material Adverse Effect on Realty or (y) prevent or hinder the consummation of the transactions contemplated hereby.

    5.2.5 Financial Statements. Except as referenced in the Realty Disclosure Schedule, (i) prior to the execution of this Agreement, Realty has delivered to Meditrust true and complete copies of the audited balance sheets of Realty as of December 31, 1996, 1995 and 1994, and the related audited statements of operations, shareholders' equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by Kenneth Leventhal & Co (for the 1994 fiscal year) and Ernst & Young LLP (for the 1995 and 1996 fiscal years), and all letters from such accountants with respect to the results of such audits; and (ii) except as set forth in the notes thereto, all such financial statements were prepared in accordance with GAAP and fairly present the financial condition and results of operations of Realty as of the respective dates thereof and for the respective periods covered thereby.

    5.2.6 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on the Closing Date, since December 31, 1996, except as disclosed in the Realty Disclosure Schedule, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on Realty.

    5.2.7 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet included in Realty's audited financial statements for the year ended December 31, 1996 or in the notes thereto or as disclosed in the Realty Disclosure Schedule, there are no liabilities against, relating to or affecting Realty or any of its assets and properties, known, unknown, fixed or contingent, other than liabilities incurred in the ordinary course of business consistent with past practice and such other liabilities which in the aggregate would not reasonably be expected to result in a Material Adverse Effect on Realty.

    5.2.8 Santa Anita SEC Documents. Except as referenced in the Realty Disclosure Schedule, (i) Realty has previously delivered or made available to Meditrust complete and correct copies of all Santa Anita SEC Documents;
  (ii) as of their respective dates, none of the Santa Anita SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (iii) Realty has timely made all filings required under the Securities Act and the Exchange Act and, as of their respective dates, all such filings complied, in all material respects, with the requirements of the Securities Act and the Exchange Act, as applicable.

    5.2.9 Certain Matters. Except as disclosed in the Realty Disclosure Schedule, the Santa Anita SEC Documents, or in reports of consultants or title companies delivered to Meditrust prior to the date of this Agreement, there are no structural, mechanical, HVAC, zoning or title conditions relating to Realty's real property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Realty.

    5.2.10 Environmental Matters. Realty has obtained all licenses which are required in respect of its business, operations, assets and properties under applicable environmental laws other than those which the failure to obtain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Realty. Except as disclosed in the Realty Disclosure Schedule, Realty is in compliance with the terms and conditions of all such licenses and with any applicable environmental law, except those where the failure to be in compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Realty.

    5.2.11 Compliance with Laws and Orders. Except as disclosed in the Realty Disclosure Schedule, Realty is not, nor has Realty at any time within the last five years been, in violation of or in default under any law or order applicable to Realty or any of its assets and properties, which violation or default would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Realty.

    5.2.12 Real Property.

      (a) As to real property which is owned by Realty, Realty has good and marketable title to such real property, free and clear of any liens or other encumbrances, except the liens and encumbrances disclosed in the Realty Disclosure Schedule or which would not, individually or in the aggregate, have a Material Adverse Effect on Realty.

      (b) As to real property in which Realty has a leasehold interest, Realty has a valid, binding and enforceable leasehold interest, free and clear of all liens and encumbrances, except for any liens or encumbrances disclosed in the Realty Disclosure Schedule or which would not, individually or in the aggregate, have a Material Adverse Effect on Realty.

      (c) As to real property which is owned indirectly by Realty through Realty's interest in a joint venture, partnership or similar ownership venture, (i) Realty has a good and valid interest in such joint venture, partnership or other entity, free and clear of all liens and encumbrances, except for any liens or encumbrances disclosed in the Realty Disclosure Schedule or which would not, individually or in the aggregate, have a Material Adverse Effect on Realty; and (ii), to the knowledge of Realty, such joint venture, partnership or other entity has good and marketable title to such real property, in the case of owned real property, or a valid, binding and enforceable leasehold interest in such real property, in the case of leased real property, free and clear of all liens and encumbrances, except for any liens or encumbrances disclosed in the Realty Disclosure Schedule or which would not, individually or in the aggregate, have a Material Adverse Effect on Realty.

    5.2.13 Indebtedness. Except as disclosed in the Realty Disclosure Schedule, Realty is not in default or breach under any indebtedness of Realty, except where such default or breach, individually or in the aggregate, would not have a Material Adverse Effect on Realty.

    5.2.14 No Finder. Neither Realty nor any party acting on behalf of Realty has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Morgan Stanley & Co. Incorporated pursuant to a letter agreement dated August 1, 1996.

    5.2.15 Former Agreement. The Amended and Restated Formation Agreement, dated as of October 24, 1996, as amended as of January 7, 1997, among Operating, Realty and Colony Investors II, L.P. ("Colony") has been terminated in accordance with its terms and Realty and Operating have no liabilities or obligations, contingent or otherwise, under or arising out of such agreement or the transactions contemplated thereby, except for obligations under the confidentiality provisions of such agreement, certain registration rights, certain limited rights of indemnification and as disclosed in the Realty Disclosure Schedule.

    5.2.16 Tax Matters.

      (a) At all times since January 1, 1980, Realty has been and will continue to be organized and operated in conformity with the REIT Requirements, and its proposed method of operation will enable it to continue to meet the REIT Requirements and to otherwise preserve the federal income tax status of its paired share status. The Pairing Agreement was duly and validly authorized and is a valid and binding agreement, enforceable against Realty in accordance with its terms. The Realty Shares are paired with the Operating Shares pursuant to the Pairing Agreement and such pairing is grandfathered from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984.

      (b) The execution or delivery by Realty of this Agreement and the consummation by Realty of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by Realty, will not (i) conflict with the private letter rulings issued by the IRS to Realty dated October 16, 1979 and January 11, 1980 (the "Private Letter Rulings") or (ii) adversely affect the qualification of Realty as a REIT, for each taxable year ending on or after the date of this Agreement or adversely affect the ability of Realty to retain its status as grandfathered from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984.

      (c) Since January 1, 1980, Realty and Operating have operated consistent with the Private Letter Rulings and the IRS has not revoked or threatened to revoke the Private Letter Rulings.

      (d) Except as disclosed in the Realty Disclosure Schedule, Realty has timely, completely and correctly filed all Federal, state and local tax returns and reports required to be filed by them, and has timely, paid or made adequate provision for the payment of all taxes, if any, required to be paid with respect thereto, except where the failure to file or pay is not reasonably expected to have a Material Adverse Effect on Realty. Except as set forth in the Realty Disclosure Schedule, neither Realty nor any of its subsidiaries have been audited or examined by the IRS or any state or local taxing authority and no notice of any such audit has been received by Realty, nor has Realty extended any applicable statute of limitations for the assessment or collections of tax. Except as disclosed in the Realty Disclosure Schedule, no liens for taxes exist with respect to any assets or properties of Realty or any of its subsidiaries, except for statutory liens for taxes not yet due.

      (e) Realty has complied with all applicable laws, rules and regulations relating to the payment and withholding of taxes (including without limitations, withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any foreign federal laws or any state or local laws, domestic or foreign) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws, except where the failure to pay or withhold is not reasonably expected to have a Material Adverse Effect on Realty.

    5.2.17 Benefit Plans.

      (a) Each Pension Plan, Welfare Plan and other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by Realty for the benefit of any present or former employee, officer or director (each of the foregoing, a "Benefit Plan") has been administered in all material respects in accordance with its terms. Realty and all their Benefit Plans are in compliance with the applicable provisions of ERISA, all other applicable laws and all applicable collective bargaining agreements, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Realty.

      (b) None of Realty or any Commonly Controlled Entity has incurred any liability to a Pension Plan under Title IV of ERISA (other than for contributions or liabilities under Section 412 of the Code not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a material liability of Realty, which liability has not been fully paid.

      (c) No Commonly Controlled Entity has withdrawn from any
    "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) where such withdrawal has resulted or would result in any material
    "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

      (d) Each Benefit Plan that is a Welfare Plan may be amended or terminated at any time after the Effective Time without any material increase in liability to the Surviving Corporations.

      (e) Except as set forth in the Realty Disclosure Schedule, no employee of Realty or any of its subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

      (f) Each such Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that covers the Tax Reform Act of 1986.

    5.2.18 Hahn Agreement. Realty has entered into a Memorandum of Agreement, dated as of January 27, 1997 (the "Memorandum"), with TrizecHahn Centers, Inc. ("Hahn"), pursuant to which Realty and Hahn have agreed (i) to cooperate to obtain the agreement of The Mitsubishi Bank, Limited to release Realty from the Santa Anita Repayment Guaranty (as defined in the Memorandum) and (iii) that Hahn will, subject to the full and faithful performance by Realty of its obligations under the Memorandum, defend, indemnify and hold Realty harmless from and against any and all claims, demands, damages, losses, liabilities, costs and expenses, including reasonable attorneys' and consultant fees, arising out of or in connection with any liability under the Santa Anita Repayment Guaranty). To the knowledge of Realty, Hahn has a net worth in excess of $500 million.

  Section 5.3 Representations and Warranties of Operating.

  As an inducement to Meditrust and MAC to enter into this Agreement and to consummate the transactions contemplated hereby, Operating represents and warrants to Meditrust and MAC and agrees as follows:

    5.3.1 Organization of Operating. Operating is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Operating and its subsidiaries are each duly qualified to transact business and are each in good standing in each of the jurisdictions in which the ownership or leasing of the properties used in its business or the conduct of its business requires such qualification (each of which is listed in the Operating Disclosure Schedule), other than in such jurisdictions where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Operating. Operating has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. Operating has delivered to Meditrust complete and correct copies of the Certificate of Incorporation (the "Operating Certificate") and by-laws (the "Operating By-laws") of Operating, in each case as amended and in effect on the date hereof.

    5.3.2 Operating Subsidiaries. The Operating Disclosure Schedule accurately and completely sets forth as to (a) each subsidiary of Operating which is a corporation, its name, the jurisdiction of its incorporation, the number of shares of its capital stock of each class outstanding and the number of such outstanding shares owned by Operating and its other subsidiaries and (b) as to each subsidiary of Operating which is not a corporation, its name, the jurisdiction of its organization or formation and a detailed description of its capital structure which indicates the direct or indirect interest of Operating in such subsidiary. Each subsidiary of Operating is a trust, corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own or lease and operate its properties, and to carry on its business as now conducted. All of the issued and outstanding shares of capital stock or other equity interests in each subsidiary of Operating are validly issued, fully paid and nonassessable and owned beneficially by Operating, free and clear of any liens or other encumbrances, and there are no options, warrants or other rights to acquire, or agreements or commitments pursuant to which any such subsidiary is obligated to issue, sell, purchase or redeem shares of capital stock or other equity interests in such subsidiary.

    5.3.3 Capitalization. On the date hereof, the authorized capital of Operating consists of 6,000,000 shares of preferred stock, $.10 par value (the "Operating Preferred Shares"), and 19,000,000 shares of common stock, $.10 par value (the "Operating Common Shares" and together with the Operating Preferred Shares, the "Operating Shares"), of which 867,343 Operating Preferred Shares and 11,496,225 Operating Common Shares are validly issued and outstanding and are fully paid and nonassessable and of which none is reserved for any purpose, except those Operating Shares issuable upon exercise of the Operating Options (as hereinafter defined), the exchange of outstanding Operating Preferred Shares and the Rights. Operating has granted options to purchase an aggregate of 470,000 Operating Common Shares (the "Operating Options") pursuant to option plans of Operating. Except for the Operating Options, and except as contemplated by this Agreement or as disclosed in the Operating Disclosure Schedule, there are no options, warrants or other rights to acquire, or agreements or commitments pursuant to which Operating is obligated to issue, sell, purchase or redeem shares of capital stock of Operating. 59,291 restricted Operating Common Shares have been issued pursuant to Operating's 1995 Share Award Plan. The Acquired Shares and the Unaffiliated Acquired Shares have been duly authorized and when issued and paid for in accordance with the terms of this Agreement, will be fully paid and nonassessable Santa Anita Shares, not subject to any preemptive right.

    5.3.4 Authority.

      (a) Operating has full corporate power and authority to enter into this Agreement and, subject to the approval by the shareholders of Operating of the Operating Shareholder Matters, to consummate the transactions contemplated hereby.

      (b) The execution, delivery and performance by Operating of this Agreement and the consummation by Operating of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Operating, subject to the approval by the shareholders of Operating of the Operating Shareholder Matters. This Agreement is the legal, valid and binding agreement of Operating, enforceable against Operating in accordance with its respective terms.

      (c) The execution or delivery by Operating of this Agreement and consummation of the transactions contemplated hereby or compliance with or fulfillment of the terms and provisions hereof by Operating, will not (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any encumbrance upon any of the assets of Operating or any of its subsidiaries, under the Operating Certificate, the Operating By-laws, the organizational documents of any subsidiary of Operating, the Pairing Agreement or any other instrument or agreement to which Operating or any of its subsidiaries is a party or any of their respective properties is subject or by which any of them is bound or any statute, other law or regulatory provision affecting any of them, or (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, by or on behalf of Operating or any of its subsidiaries, except for (A) the filing of appropriate documents with the SEC and pursuant to the HSR Act, (B) approval by the shareholders of Operating of the Operating Shareholder Matters, (C) those matters set forth in the Operating Disclosure Schedule, (D) filings with the Secretary of State of Delaware and (E) such conflicts, breaches, defaults, events, creations, impositions, approvals, consents, declarations, filings or authorizations, which would not reasonably be expected to either (x) have a Material Adverse Effect on Operating or
    (y) prevent or hinder the consummation of the transactions contemplated hereby.

      (d) The Pairing Agreement is duly and validly authorized and is a valid and binding agreement, enforceable against Operating in accordance with its terms. The Operating Shares are paired with the Realty Shares pursuant to the Pairing Agreement and Section 136(c)(3) of the Deficit Reduction Act of 1984; such pairing does not cause the activities of Operating to be attributed to Realty as provided in Section 269B(a)(3) of the Code.

      (e) The Board of Directors of Operating has taken all action to exempt the transactions contemplated by this Agreement from Section 203 of the DGCL, the Rights Agreement and Article Ninth of the Operating Certificate.

    5.3.5 Litigation. Except as disclosed in the Operating Disclosure Schedule or in the Santa Anita SEC Documents, there are no actions, suits or proceedings or court orders or decrees pending, or, to the knowledge of Operating, threatened to which Operating or its subsidiaries is a party or any of its properties is subject or by which it is bound before or by any court or governmental agency, which if determined adversely to the interests of Operating or its subsidiaries, would reasonably be expected to either (x) have a Material Adverse Effect on Operating or (y) prevent or hinder the consummation of the transactions contemplated hereby.

    5.3.6 Financial Statements. Prior to the execution of this Agreement, Operating has delivered to Meditrust true and complete copies of the audited consolidated balance sheets of Operating and its subsidiaries as of December 31, 1996, 1995 and 1994, and the related audited consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by Kenneth Leventhal & Co. (for the 1994 fiscal year) and Ernst & Young LLP (for the 1995 and 1996 fiscal years), and all letters from such accountants with respect to the results of such audits. Except as set forth in the notes thereto, all such financial statements were prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of Operating and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

    5.3.7 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on the Closing Date, and except as disclosed in the Operating Disclosure Schedule, since December 31, 1996, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on Operating.

    5.3.8 No Undisclosed Liabilities. Except as reflected or reserved against in the consolidated balance sheet included in Operating's audited financial statements for the year ended December 31, 1996 or in the notes thereto or as disclosed in the Operating Disclosure Schedule, there are no liabilities against, relating to or affecting Operating or any of its subsidiaries or any of its assets and properties, known, unknown, fixed or contingent, other than liabilities incurred in the ordinary course of business consistent with past practice and such other liabilities which in the aggregate would not reasonably be expected to result in a Material Adverse Effect on Operating.

    5.3.9 Santa Anita SEC Documents. Except as referenced in the Operating Disclosure Schedule, (i) Operating has previously delivered or made available to Meditrust complete and correct copies of the Santa Anita SEC Documents; (ii) as of their respective dates, none of the Santa Anita SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (iii) Operating has timely made all filings required under the Securities Act and the Exchange Act and, as of their respective dates, all such filings complied, in all material respects, with the requirements of the Securities Act and the Exchange Act, as applicable.

    5.3.10 Certain Matters. Except as disclosed in the Santa Anita SEC Documents, the Operating Disclosure Schedule or in reports of consultants or title companies delivered to Meditrust prior to the date of this Agreement, there are no structural, mechanical, HVAC, zoning or title conditions relating to real property of Operating or any of its subsidiaries would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Operating.

    5.3.11 Environmental Matters. Each of Operating and its subsidiaries has obtained all licenses which are required in respect of its business, operations, assets and properties under applicable environmental laws other than those which the failure to obtain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Operating. Except as disclosed in the Operating Disclosure Schedule, each of Operating and its subsidiaries is in compliance with the terms and conditions of all such licenses and with any applicable environmental law, except those where the failure to be in compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Operating.

    5.3.12 Compliance with Laws and Orders. Except as disclosed in the Operating Disclosure Schedule, none of Operating and its subsidiaries is, nor has any of Operating and its subsidiaries at any time within the last five years been, in violation of or in default under any law or order including, without limitation, the California Horse Racing Board applicable to Operating and its subsidiaries or any of their assets and properties, which violations or default would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Operating.

    5.3.13 Real Property

      (a) As to real property which is owned to the best of its knowledge, by Operating or by any of its subsidiaries, good and marketable title to the real property, free and clear of any liens or other encumbrances, except the liens and encumbrances disclosed in the Operating Disclosure Schedule or which would not individually or in the aggregate, have a Material Adverse Effect on Operating.

      (b) As to real property in which Operating or any of its subsidiaries has a leasehold interest, Operating or such subsidiary has a valid, binding and enforceable leasehold interest, free and clear of any liens or other encumbrances except the liens and encumbrances disclosed in the Operating Disclosure Schedule or which would not, individually or in the aggregate, have a Material Adverse Effect on Operating.

      (c) As to real property which is owned indirectly by Operating or any of its subsidiaries, through Operating's or any of its subsidiaries' interest in a joint venture, partnership or similar ownership venture,
    (i) Operating or its subsidiaries, as the case may be, has a good and valid interest in such joint venture, partnership or other entity free and clear of any liens or other encumbrances; and (ii), to the knowledge of Operating such joint venture, partnership or other entity has good and marketable title to such real property, in the case of owned real property, or a valid, binding and enforceable leasehold interest in such real property, in the case of leased real property, free and clear of any liens or other encumbrances, except the liens and encumbrances disclosed in the Operating Disclosure Schedule or which would not, individually or in the aggregate, have a Material Adverse Effect on Operating.

    5.3.14 Indebtedness. Neither Operating nor any of its subsidiaries is in default or breach under any indebtedness of Operating or any of its subsidiaries, except where such default or breach, individually or in the aggregate, would not have a Material Adverse Effect on Operating.

    5.3.15 No Finder. Neither Operating nor any party acting on behalf of Operating has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, other than to Morgan Stanley & Co. Incorporated pursuant to a letter agreement dated August 1, 1996.

    5.3.16 Former Agreement. The Amended and Restated Formation Agreement, dated as of October 24, 1996, as amended as of January 7, 1997, among Operating, Realty and Colony has been terminated in accordance with its terms and Realty and Operating have no liabilities or obligations, contingent or otherwise, under or arising out of such agreement or the transactions contemplated thereby, except for obligations under the confidentiality provisions of such agreement, certain registration rights, certain limited rights of indemnification and as disclosed in the Operating Disclosure Schedule.

    5.3.17 Tax Matters.

      (a) Operating and its subsidiaries have timely, completely and correctly filed all Federal, state and local tax returns and reports required to be filed by them, and have timely paid or made adequate provision for the payment of all taxes, if any, required to be paid with respect thereto, except where the failure to file or pay is not reasonably expected to have a Material Adverse Effect on Operating.

    Except as set forth in the Operating Disclosure Schedule, neither Operating nor any of its subsidiaries have been audited or examined by the IRS or any state or local taxing authority and no notice of any such audit has been received by Operating or any of its subsidiaries, nor have Operating or any of its subsidiaries extended any applicable statute of limitations for the assessment or collections of tax. No liens for taxes exist with respect to any assets or properties of Operating or any of its subsidiaries, except for statutory liens for taxes not yet due.

      (b) Operating and each of its subsidiaries has complied with all applicable laws, rules and regulations relating to the payment and withholding of taxes (including, without limitations, withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any foreign federal laws or any state or local laws, domestic or foreign) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws, except where the failure to pay or withhold is not reasonably expected to have a Material Adverse Effect on Operating.

    5.3.18 Benefit Plans.

      (a) Each Pension Plan, Welfare Plan and other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by Operating or its subsidiaries for the benefit of any present or former employee, officer or director (each of the foregoing, a "Benefit Plan") has been administered in all material respects in accordance with its terms. Operating and its subsidiaries and all their Benefit Plans are in compliance with the applicable provisions of ERISA, all other applicable laws and all applicable collective bargaining agreements, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Operating.

      (b) None of Operating or any Commonly Controlled Entity has incurred any liability to a Pension Plan under Title IV of ERISA (other than for contributions or liabilities under Section 412 of the Code not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a material liability of Operating, which liability has not been fully paid.

      (c) No Commonly Controlled Entity has withdrawn from any
    "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) where such withdrawal has resulted or would result in any material
    "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

      (d) Each Benefit Plan that is a Welfare Plan may be amended or terminated at any time after the Effective Time without any material increase in liability to the Surviving Corporations.

      (e) Except as set forth in the Operating Disclosure Schedule, no employee of Operating or any of its subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

      (f) Each such Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that covers the Tax Reform Act of 1986.

                                   ARTICLE VI

                                   COVENANTS

  Section 6.1: Conduct Pending the Closing. Each of Meditrust, MAC, Realty and Operating covenants and agrees as to itself and its subsidiaries that, from and after the date hereof until the Effective Time, except insofar as the other party shall otherwise consent or except as otherwise contemplated by this Agreement or its Disclosure Schedule:

    6.1.1 Taking into account any operational matters that may arise that are primarily attributable to the pendency of the Reorganization, it will use reasonable best efforts such that the business of it and its subsidiaries will be conducted only in the ordinary and usual course consistent with past practice and existing business plans and, to the extent consistent therewith, it and its subsidiaries will use all reasonable efforts to preserve their business organization intact and maintain their existing relations with customers, suppliers, employees and business associates.

    6.1.2 Neither Realty, MAC nor Meditrust shall take any action or omit to take any action that would cause Realty, MAC or Meditrust to be disqualified as a REIT or which would result in a loss of Realty's status as grandfathered from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984 or other failure to meet the REIT Requirements.

    6.1.3 Neither Realty nor Operating shall, and Operating shall cause the subsidiaries it controls not to, without the prior written consent of Meditrust, which shall not be unreasonably withheld,

      (a) voluntarily sell, transfer or dispose of any real property of Realty or of Operating;

      (b) incur any debt or lease obligations or purchase money financing obligations, other than, in each case, in the ordinary course of business consistent with past practice (for example, trade payables);

      (c) acquire any additional real estate or other assets (other than receipt of cash or investments of cash in cash-equivalents in connection with permitted sales of assets);

      (d) adopt or propose any change in their respective certificates of incorporation or any material change in their respective bylaws;

      (e) subject to the provisions of Section 6.2, adopt, or permit any of their respective subsidiaries to adopt, a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Operating, Realty or any of their respective subsidiaries (other than a liquidation or dissolution of any subsidiary or a merger or consolidation between wholly owned subsidiaries);

      (f) redeem, purchase or otherwise acquire directly or indirectly any of Operating's or Realty's capital stock except acquisitions of restricted stock pursuant to the terms of Operating's option plans;

      (g) (i) grant any severance or termination pay to any director, officer or employee, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee, (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase compensation, bonus or other benefits payable to directors, officers or employees other than, in the case of clause (iv) only, increases in compensation, bonus or other benefits payable to employees in the ordinary course of business consistent with past practice or merit increases in salaries of employees at regularly scheduled times in customary amounts consistent with past practices;

      (h) issue or enter into any executory agreement to issue any new equity securities other than (A) Santa Anita Shares issued in replacement of lost, stolen or transferred outstanding shares, (B) Santa Anita Shares to be issued upon exercise of options or warrants outstanding, (C) Santa Anita Shares to be issued upon exchange of Santa Anita Preferred Shares, (D) Santa Anita Shares to be issued pursuant to the Rights Agreement, or (E) as otherwise contemplated by this Agreement;

      (i) declare and pay any dividends or make other distributions to holders of Realty Shares in excess of $.20 per Realty Share per quarter or such additional dividends as are otherwise necessary for Realty to satisfy the REIT Requirements, or repay indebtedness except for scheduled repayments pursuant to the terms of such indebtedness;

      (j) amend or terminate the Rights Agreement unless advised by outside counsel that such amendment or termination could reasonably be required by the fiduciary duties of its Board of Directors; or

      (k) agree, or permit any subsidiary to agree, or commit to do any of the foregoing.

    6.1.4 Meditrust shall not, without the prior written consent of Realty and Operating, which shall not be unreasonably withheld,

      (a) issue any Meditrust Shares at a price materially less than prevailing market prices, except for Meditrust Shares issued pursuant to existing contractual obligations or pursuant to employee benefit plans; and

      (b) increase its quarterly dividends to holders of Meditrust Shares by more than $.0075 per Meditrust Share per quarter or by such additional amount as is otherwise necessary for Meditrust to satisfy the REIT Requirements.

  Section 6.2: Acquisition Proposals. (a) From the date of this Agreement until the Closing Date, neither Realty nor Operating nor any of their respective subsidiaries will, and each of Realty and Operating will use their best efforts to cause their respective directors and any other persons acting, or purporting to act, on their behalf (including, but not limited to, their officers, employees, investment bankers, financial advisors, attorneys or accountants) not to, initiate any contact with, solicit, encourage or enter into or continue any discussions, negotiations, understandings or agreements with, anyone other than Meditrust (a "Third Party") with respect to, or furnish or disclose any non-public information regarding Realty, Operating or their subsidiaries, to any Third Party in connection with, any Competing Transaction Proposal. Notwithstanding the foregoing, to the extent the Realty Board and the Operating Board could reasonably be required by their fiduciary duties as determined in good faith on the written advice of outside counsel to Realty and Operating, to take the following steps at any time prior to approval by the Realty shareholders of the Realty Shareholder Matters and approval by the Operating shareholders of the Operating Shareholder Matters, (i) Realty and Operating may, in response to an unsolicited request, furnish non-public information with respect to Realty and Operating or their subsidiaries to any Third Party pursuant to a customary confidentiality and standstill agreement and discuss that information (but not a Competing Transaction Proposal) with the Third Party and (ii) upon receipt by Realty or Operating of a Competing Transaction Proposal from a Third Party, if each of the Realty Board and the Operating Board has reasonably determined that the transaction contemplated by the Competing Transaction Proposal, if consummated, would constitute an Alternative Transaction, then Realty and Operating may participate in discussions and negotiations with the Third Party regarding the Competing Transaction Proposal.

  (b) At least five business days prior to entering into definitive agreements with respect to an Alternative Transaction, Realty and Operating will deliver an Alternative Transaction Notice to Meditrust advising it of the determination by the Realty Board and the Operating Board that the transaction contemplated by the Competing Transaction Proposal would constitute an Alternative Transaction, which notice will include a summary of the Alternative Transaction. During such five business day period, Meditrust may propose an improved transaction to Realty and Operating.

  (c) If prior to the approval by the shareholders of Realty of the Realty Shareholder Matters and approval by the shareholders of Operating of the Operating Shareholder Matters (i) Realty and Operating have delivered an Alternative Transaction Notice to Meditrust in accordance with Section 6.2(b),
(ii) the terms of the Alternative Transaction are not modified in a manner adverse to Realty or Operating and (iii) Realty and Operating have paid the Termination Fee to Meditrust and reimbursed Meditrust's Transaction Expenses, then Realty and Operating may terminate this Agreement and enter into an agreement with a Qualified Third Party with respect to the Alternative Transaction described in the Alternative Transaction Notice that Realty and Operating gave to Meditrust. A "Qualified Third Party" means a Third Party which the Board of Directors of Realty and Operating reasonably determine has the financial ability (including, to the extent external financing will be required, binding commitments for that financing) to complete an Alternative Transaction.

  (d) Neither Realty nor Operating will modify, or release any third party from, any confidentiality or standstill agreement to which either of them is a party.

  Section 6.3: Information Supplied. Each of the parties hereto agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in any registration statement, proxy statement or
Schedule 14A, or any amendment or supplement thereto, will, in the case of a registration statement, at the time such registration statement and each amendment and supplement thereto becomes effective under the Securities Act, or, in the case of a proxy statement or Schedule 14A, at the time such proxy statement or Schedule 14A and each amendment and supplement thereto is filed with the SEC or mailed to shareholders and at the time of the applicable meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

  Section 6.4: Shareholder Approvals; Registration Statement.

    6.4.1 Registration Statement. Realty, Operating, Meditrust and MAC shall prepare and file with the SEC the Registration Statement registering the issuance of the Santa Anita Shares to Meditrust's and MAC's shareholders, which shall include a joint proxy statement to solicit proxies in connection with the meetings of the shareholders of each of Realty, Operating, Meditrust and MAC referred to in Section 6.4.2 (the form of such joint proxy statement, together with any amendments thereof or supplements thereto, mailed to the shareholders of each of Realty, Operating, Meditrust and MAC in connection with such meetings is referred to herein as the "Proxy Statement").

    6.4.2 Shareholder Meetings. Subject to the second succeeding sentence, each of Realty, Operating, Meditrust and MAC agrees to take, in accordance with applicable law and its Certificate of Incorporation and By-laws or Charter, all action necessary to convene a meeting of its respective shareholders, as promptly as practicable after the Proxy Statement is cleared by the SEC, to consider and vote upon the approval of the transactions contemplated hereby. Subject to the next succeeding sentence, each of the Realty Board, the Operating Board, the Meditrust Board and the Board of Trustees of MAC shall recommend such adoption and approval and shall take all lawful action to solicit such approval by shareholders. Each of the Realty Board or the Operating Board may fail to take action necessary to convene a meeting of its shareholders or make such a recommendation, or withdraw, modify, or change any such recommendation, or recommend any other offer or proposal, only if Realty and Operating have complied with Section 6.2(a) and an Alternative Transaction is pending at the time the Realty Board and Operating Board make such determination; provided that no such failure to convene a meeting or to recommend, or no such withdrawal, modification or change of any such recommendation or recommendation of any other offer or proposal shall be made unless (a) Realty and Operating shall have delivered to Meditrust at least 48 hours written notice advising Meditrust that the Boards of Realty and Operating have received a proposal for an Alternative Transaction and identifying the person or persons making such proposal and (b) such Board, based on the written opinion of its outside counsel, has determined that convening such a meeting, making such recommendation, or the failure to recommend any other offer or proposal, or the failure to so withdraw, modify, or change its recommendation, or the failure to recommend any other offer or proposal, could reasonably be deemed to cause the members of such board to breach their fiduciary duties under applicable law. In such event, notwithstanding anything contained in this Agreement to the contrary, any such failure to convene such a meeting, failure to recommend, withdrawal, modification, or change of recommendation or recommendation of such other offer or proposal, or the entering by Realty and Operating into an agreement with respect to an Alternative Transaction in accordance with
  Section 6.2, shall not constitute a breach of this Agreement by Realty and Operating. Neither Meditrust nor MAC shall be required to convene its shareholder meeting if Realty and Operating do not convene their respective shareholder meetings as described in this Section 6.4.2.

  Section 6.5: Other Actions.

    6.5.1 Each party hereto shall cooperate with the other parties hereto, subject to the terms and conditions set forth herein, use its reasonable best efforts promptly to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated hereby. Each party shall have the right to review in advance, and each will use its best efforts to consult with the other, in each case, subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other parties which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated hereby. In exercising the foregoing rights, each of the parties hereto shall act reasonably and as promptly as practicable. Each party hereto shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated hereby and each party shall keep the other parties hereto apprised of the status of matters relating to completion of the transactions contemplated hereby.

    6.5.2 Each party hereto shall, upon request and except as otherwise may be required by applicable law, furnish the other parties hereto with all information concerning itself, its subsidiaries, directors, trustees, officers and shareholders and other Affiliates and such other matters as may be reasonably necessary or advisable in connection any statement, filing, notice or application made by or on behalf of such other party or any of its Affiliates to any Governmental Entity in connection with any transactions contemplated by this Agreement.

    6.5.3 Each party hereto shall, subject to applicable laws relating to the exchange of information, promptly furnish the other parties hereto with copies of written communications received by each such party, or any of its subsidiaries, associates or other Affiliates, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

    6.5.4 Each party hereto shall cooperate with each other party hereto and promptly take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to obtain favorable review of the proposed transaction under the HSR Act, which efforts shall include, without limitation, except as otherwise may be required by applicable law, obtaining mutual agreement concerning agency appearances and submissions and allowing each party or its attorneys to (i) interview the other party's employees, (ii) review the other party's documents and data, (iii) assist in all preparation for any agency interviews, depositions or voluntary agency appearances and attend such appearances to the extent permitted by agency rules and (iv) review and approve in advance of submission any written materials to be submitted to the agency. Each of the parties hereto shall use reasonable best efforts to resolve any objections that may be asserted with respect to the Reorganization by the Department of Justice, the Federal Trade Commission, any State Attorney General or any other Governmental Entity (including, without limitation, objections under any antitrust laws). In the event a suit is threatened or instituted challenging the Reorganization as violative of any antitrust laws, each party shall use reasonable efforts to avoid the filing of, resist or resolve such suit. The parties hereto shall use reasonable efforts to take such action as may be required: (i) by the Department of Justice, the Federal Trade Commission, any State Attorney General or any other Governmental Entity in order to resolve such objections as any of them may have to the Reorganization, or (ii) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Reorganization as violative of any antitrust laws, in order to avoid the entry of, or to cause the withdrawal or voiding of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the transactions contemplated hereby.

  Section 6.6: Access.

  (a) Upon reasonable notice, and except as may otherwise be required by applicable law or contractual requirements, each party hereto shall afford each other party's Representatives full access, during normal business hours throughout the period until the Effective Time, to its properties, books, Contracts, records, employees, contract employees and accountants and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall be deemed to modify any representation or warranty made by the party furnishing such information. Each party hereto shall not, and shall cause its respective Representatives not to, use any information obtained pursuant to this Section for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, pending consummation of the transactions herein contemplated, each party conducting an investigation hereunder (the "Examining Party") shall keep confidential, and shall cause its Representatives to keep confidential, all information and documents obtained from the other party (the "Examined Party") pursuant to this Section or during the investigation leading up to the execution of this Agreement unless such information (i) was already known to the Examining Party (unless subject to a separate confidentiality agreement with the Examined Party), (ii) becomes available to the Examining Party from other sources not known by the Examining Party to be bound by a confidentiality obligation to the Examined Party, (iii) is independently acquired by the Examining Party as a result of work carried out by any employee or representative of the Examining Party to whom no disclosure of such information has been made, (iv) is disclosed with the prior written approval of the Examined Party or (v) is or becomes readily ascertainable from published information or trade sources. Upon any termination of this Agreement, each party shall (i) collect and deliver to the other party all nonpublic documents obtained by it or any of its Representatives from the other party and then in their possession and any copies thereof and (ii) destroy or cause to be destroyed all notes, memoranda or other documents in the possession of it or any of its Representatives containing or reflecting any nonpublic information obtained from the other party.

  (b) Each of Realty and Operating agrees that it will notify Meditrust in advance of any material communications made to or received from the SEC, the IRS, the California Horse Racing Board and any other regulatory authority having jurisdiction over Realty or Operating and, to the extent reasonably practicable, will solicit Meditrust's comments regarding such communications and any written materials submitted to any such authority.

  (c) Each of Realty and Operating agrees to make available to Meditrust promptly upon the written request of Meditrust, and in no event later than the time prescribed by applicable statute, all information and materials to which Meditrust would be entitled under Section 220 of the DGCL if Meditrust were a shareholder of Realty and Operating at the time of such request. Each of Realty and Operating further agrees to treat Meditrust as a shareholder of such company and to afford to Meditrust all rights to which Meditrust would be entitled a shareholder under Rules 14a-7 and 14d-5 under the Exchange Act (it being understood that such right may not be satisfied by Realty or Operating electing to mail materials to its shareholders).

  Section 6.7: Notification of Certain Matters.

  (a) Each party shall give prompt notice to the other party of any change that is reasonably likely to result in any Material Adverse Effect.

  (b) Each of Realty and Operating shall promptly (and in any event within 48 hours) notify Meditrust and provide copies of (i) any request made by any shareholder pursuant to Section 220 of the DGCL or Rules 14d-5 or 14a-7 under the Exchange Act and (ii) any amendments filed by any person holding in excess of 5% of the Santa Anita Shares to their statements on Schedule 13D.

  (c) Each party shall give prompt notice to the other parties of (i) any notice or communication from any Person alleging that the consent of such person is or may be required in connection with the consummation of the transactions contemplated by this Agreement and (ii) any actions, suits, proceedings, court orders or decrees commenced or, to its knowledge, threatened against it or any of its subsidiaries which, if pending on the date of this Agreement, would be required to be disclosed pursuant to Section 5.1.5, 5.2.4 or 5.3.5, as applicable.

  Section 6.8: Publicity. The initial press release relating hereto shall be a joint press release and, thereafter, each party hereto shall consult with each other party hereto prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or stock exchange with respect thereto.

  Section 6.9: Indemnification of Directors and Officers. From and after the Closing Date, each of Realty Surviving Corporation and Operating Surviving Corporation shall indemnify, defend and hold harmless the respective present officers, directors and employees of Realty and Operating and any of their respective subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Closing Date (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that, to the extent required by applicable law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Each of Realty and Operating agrees that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the present directors, officers and employees of Realty and Operating or any of their respective subsidiaries (collectively, the "Indemnified Parties") as provided in the Realty Certificate or Realty By-laws and the Operating Certificate or Operating By-laws or pursuant to other agreements, as in effect as of the date hereof, shall survive the Closing and shall continue in full force and effect. Each of Realty Surviving Corporation and Operating Surviving Corporation shall maintain in effect for not less than six years the current policies (or comparable policies) of directors' and officers' liability insurance maintained by Realty and Operating with respect to matters occurring prior to the Closing Date; provided however, that if the aggregate annual premiums for such insurance during such six year period shall exceed 200% of the per annum rate of the aggregate premium currently paid by Operating and Realty and any of their respective subsidiaries for such insurance on the date of this Agreement, then Meditrust shall cause each of Realty Surviving Corporation and Operating Surviving Corporation to, and each of Realty Surviving Corporation and Operating Surviving Corporation shall, provide the most advantageous coverage that shall then be available at an annual premium equal to 200% of such rate. This Section 6.9 is intended to benefit the Indemnified Parties.

  Section 6.10: Colony Termination Fee. Realty and Operating have paid to Colony $4,500,000 as a termination fee and transaction expenses pursuant to the Amended and Restated Formation Agreement, dated as of October 24, 1996, as amended as of January 7, 1997. If either Meditrust or MAC fail to call their respective shareholders meetings or the shareholders fail to approve the Meditrust Shareholder Matters or the MAC Shareholder Matters at their respective shareholder meetings, and the Realty Shareholder Matters and the Operating Shareholder Matters are approved and all other conditions to Meditrust's consummation of the Reorganization have been satisfied, Meditrust shall pay to Realty and Operating $4,000,000 in the aggregate; provided, however, that if Realty determines, in its sole and absolute discretion, that its portion of such amount will affect its qualification as a REIT, then the parties will negotiate in good faith an arrangement acceptable to Realty. In no event shall such payment be less than the lower of (a) the maximum amount which Realty may receive without affecting its qualification as a REIT and (b) the amount to be paid pursuant to this Section 6.10 without regard to this sentence.

                                  ARTICLE VII

                                   CONDITIONS

  Section 7.1: Conditions to Each Party's Obligation. The respective obligation of each party hereto to consummate the Mergers is subject to the fulfillment of each of the following conditions:

    7.1.1 Shareholder Approval. The Meditrust Shareholder Matters shall have been duly approved by the shareholders of Meditrust, the MAC Shareholder Matters shall have been duly approved by the shareholders of MAC, the Realty Shareholder Matters shall have been duly approved by the shareholders of Realty and the Operating Shareholder Matters shall have been duly approved by the shareholders of Operating in accordance with Massachusetts law (in the case of Meditrust and MAC), the DGCL, other applicable law and the Certificates of Incorporation and By-laws or Charter of each of them.

    7.1.2 Governmental and Regulatory Consents. The waiting periods applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Closing by any party hereto or any of its respective subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the Closing by any party hereto or any of its respective subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to obtain such consents is not reasonably likely to have a Material Adverse Effect on the Surviving Corporations and could not reasonably be expected to subject the parties hereto or their Affiliates or any directors, trustees or officers of any of the foregoing to the risk of criminal liability.

    7.1.3 Third-Party Consents. All consents or approvals of all persons (other than Governmental Entities) required for or in connection with or as a result of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, except for those the failure of which to obtain would not have a Material Adverse Effect.

    7.1.4 Litigation. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated hereby.

    7.1.5 Opinions.

      (a) Meditrust, Realty and Operating shall have received an opinion from O'Melveny & Myers LLP, dated the Effective Time, and reasonably satisfactory to Meditrust, Realty and Operating, to the effect that (i) for the calendar year 1996, Realty met the requirements of the Code for qualification as a REIT, and if Realty continues its operations in the same manner as it has in such year, Realty will continue to so qualify; and (ii) (A) the consummation by Realty and Operating of the transaction contemplated by this Agreement will not adversely affect the qualification of Realty as a REIT or (B) its ability to retain its status as grandfathered from the application of Section 269B(a) (3) of the Code pursuant to Section 136(c) (3) of the Deficit Reduction Act of 1984. Nutter, McClennen & Fish, LLP may rely upon the opinion in clause
    (ii)(B) in giving its opinion referred to in clause (b) below.

      (b) Meditrust, Realty and Operating shall have received an opinion of Nutter, McClennen & Fish, LLP, dated the Effective Time, and reasonably satisfactory to Meditrust, Realty and Operating, to the effect that (i) immediately prior to the Effective Time, Meditrust was qualified as a REIT and (ii) the consummation by Realty and Operating of the transaction contemplated by this Agreement will not adversely affect the qualification of Realty as a REIT or its ability to retain its status as grandfathered from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984.

      (c) Meditrust shall have received an opinion from Nutter, McClennen & Fish, LLP, dated the Effective Time, and reasonably satisfactory to Meditrust, to the effect that the merger of Meditrust with and into Realty shall qualify as a "reorganization" under Section 368(a) of the Code, and the merger of MAC with and into Operating shall qualify as a "reorganization" under Section 368(a) of the Code, or, alternatively, under Section 351 of the Code.

    7.1.6 Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

  Section 7.2: Conditions to Obligation of Meditrust. The obligation of Meditrust to consummate the Reorganization is also subject to the fulfillment or waiver by Meditrust prior to the Closing of each of the following conditions:

    7.2.1 Representations and Warranties. The representations and warranties of each of Realty and Operating set forth in this Agreement qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Meditrust shall have received certificates signed on behalf of each of Realty and Operating by an officer to such effect.

    7.2.2 Performance of Obligations. Realty and Operating shall have complied with all covenants in all material respects and performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Meditrust shall have received a certificate signed on behalf of each of the Companies by an officer to such effect.

    7.2.3 No Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect on Realty or Operating; and there shall have been delivered to Meditrust a certificate with respect to Realty and a certificate with respect to Operating, each to such effect, dated the Closing Date, signed on behalf of Realty and Operating; provided that no Material Adverse Effect on Realty or Operating shall be deemed to occur solely as a result of actions taken or not taken in accordance with the provisions of Section 6.1.

    7.2.4 Rights. The Rights under the Rights Agreement shall not have become exercisable.

    7.2.5 Resignation of Directors. Meditrust shall have received the resignations of all directors of Realty and Operating, except those directors designated by Meditrust pursuant to Section 3.1 and Section 3.2 hereof.

    7.2.6 The Exchange Approval. The Santa Anita Shares to be issued in the Mergers shall have been approved for listing on the Exchange upon official notice of issuance.

  Section 7.3: Conditions to Obligation of Realty and Operating. The obligation of Realty and Operating to consummate the Reorganization is also subject to the fulfillment or waiver by Realty and Operating prior to the Closing Date of each of the following conditions:

    7.3.1 Representations and Warranties. The representations and warranties of Meditrust set forth in this Agreement qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations or warranties relate to MAC, in which case as of June 19, 1997) and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Realty and Operating shall have received certificates signed on behalf of Meditrust by an officer to such effect.

    7.3.2 Performance of Obligations. Each of Meditrust and MAC shall have complied with all covenants in all material respects (it being understood that MAC's obligation to comply shall have commenced on June 19, 1997) and performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Realty and Operating shall have received certificates signed on behalf of each of Meditrust and MAC by an officer to such effect.

    7.3.3 No Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect on Meditrust; and there shall have been delivered to Realty and Operating a certificate with respect to Meditrust to such effect, dated the Closing Date, signed on behalf of Meditrust.

                                  ARTICLE VIII

                                  TERMINATION

  Section 8.1: Termination by Mutual Consent. This Agreement may be terminated, and the Reorganization may be abandoned, at any time prior to the Effective Time, before or after the approval by the shareholders of Meditrust, MAC, Operating and/or Realty, by the mutual consent of each party hereto, by action of its Board.

  Section 8.2: Termination by any Party Hereto. This Agreement may be terminated, and the Reorganization may be abandoned before or after the approval by the shareholders of Meditrust, MAC, Operating and/or Realty, by action of the Board of any party hereto, if (i) the Reorganization shall not have been consummated by April 13, 1998 or (ii) if Meditrust, Realty, Operating or MAC convene the shareholders meeting contemplated by Section 6.4 and Meditrust's, Realty's, Operating's or MAC's shareholders fail to approve the Meditrust Shareholder Matters, Realty Shareholder Matters, Operating Shareholder Matters or MAC Shareholder Matters, as the case may be, at their respective shareholders meetings or (iii) Realty and Operating enter into an Alternative Transaction pursuant to Section 6.2, provided that, (A) in the case of a termination pursuant to clause (i) above, the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused or resulted in the failure referred to above and (B) Realty and Operating shall not have the right to terminate pursuant to clause (iii) unless they have complied with their obligations under Section 6.2(a), Section 6.2(b) and Section 6.2(c) and paid the Termination Fee and expenses pursuant to Section 8.6.

  Section 8.3: Termination by Meditrust. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by shareholders of Meditrust referred to in Section 6.4, by action of the Meditrust Board, if (i) either Realty or Operating shall have failed to comply in any material respect with any of the covenants or agreements contained herein to be performed by such Company at or prior to the time of termination; or (ii) either of the Realty Board or the Operating Board shall have failed to recommend to its shareholders the approval of the transactions contemplated hereby or shall have withdrawn, modified or changed in a manner adverse to Meditrust its approval or recommendation of this Agreement.

  Section 8.4: Termination by Either of Realty or Operating. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by shareholders of Realty or Operating referred to in Section 6.4, by action of either the Realty Board or the Operating Board, if (i) Meditrust shall have failed to comply in any material respect with any of the covenants or agreements contained herein to be performed by it at or prior to the time of termination; or (ii) the Board of Trustees of Meditrust or MAC shall have failed to recommend to their respective shareholders the approval of the transactions contemplated hereby, or shall have withdrawn, modified or changed in a manner adverse to Realty or Operating its approval or recommendation of this Agreement.

  Section 8.5: Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Reorganization pursuant to this Article VIII, other than as set forth in Section 8.6 and the following sentence, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party, except that nothing herein will relieve any party from liability for any material and willful breach of any covenant contained herein, and except that the provisions of Sections 6.6 (excluding the first sentence thereof), 6.10, 8.6 and this
Section 8.5 shall survive such termination. If Realty or Operating merges with, or sells or otherwise transfers directly or indirectly more than 25% of its assets to a Third Party, or any Third Party (individually or as part of a group), acquires directly or indirectly beneficial ownership of more than 30% of the Santa Anita Shares, or Realty or Operating enter into an agreement providing for any of the foregoing, in each case within one year after the earlier of (i) the date of the meeting of shareholders of Realty and Operating convened to consider the Realty Shareholder Matters and the Operating Shareholder Matters and (ii) the termination of this Agreement (other than pursuant to Section 6.2(c)), Realty and Operating shall pay Meditrust the sum of $12 million in the aggregate, less the amount of the Termination Fee, if paid.

  Section 8.6: Payment of Expenses and Termination Fee. Each party shall bear its own expenses in connection with the matters contemplated by this Agreement, except that Realty and Operating shall pay (a) the Termination Fee and Transaction Expenses to Meditrust under the circumstances set forth in Section 6.2; (b) the Transaction Expenses to Meditrust if the Realty Shareholder Matters or the Operating Shareholder Matters are not approved as contemplated in Section 6.4; and (c) the amount set forth in Section 8.5 if the conditions set forth therein are satisfied. Meditrust shall pay the amount set forth in
Section 6.10 if the conditions set forth therein are satisfied.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

  Section 9.1: Survival. Only those agreements and covenants of the parties which by their express terms apply in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants, shall be deemed only to be conditions of the Reorganization and shall not survive the Effective Time.

  Section 9.2: Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, before or after the adoption and approval by shareholders of any party referred to in Section 6.4, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

  Section 9.3: Waiver of Conditions. The conditions to each party's obligation to consummate the Reorganization are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

  Section 9.4: Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  Section 9.5: Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state.

  Section 9.6: Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

    If to Meditrust or MAC, addressed to:     with a copy to:


              Meditrust                            Nutter, McClennen & Fish,
              197 First Avenue                     LLP
              Needham, Massachusetts 02194         One International Place
              Attention: President                 Boston, Massachusetts
              Fax No.: (617) 433-1290              02110-2699
                                                   Attention: Michael J.
                                                   Bohnen, Esq.
                                                   Fax No.: (617) 973-9748


    If to Realty, addressed to:
                                              with a copy to:


              Santa Anita Realty Enterprises, Inc.
              301 West Huntington Drive, Suite 405 O'Melveny & Myers LLP
              Arcadia, California 91007            400 South Hope Street
              Attention: Mr. Brian L. Fleming      Los Angeles, California
              Fax No.: (818) 574-0634              90071
                                                   Attention: Frederick B.
                                                   McLane, Esq.
                                                   Fax No.: (213) 669-6407

    If to Operating, addressed to:
                                              with a copy to:


              Santa Anita Operating Company        O'Melveny & Myers LLP
              285 West Huntington Drive            400 South Hope Street
              Arcadia, California 91007            Los Angeles, California
              Attention: Mr. William C. Baker      90071
              Fax No.: (818) 574-6687              Attention: Frederick B.
                                                   McLane, Esq.

                                                   Fax No.: (213) 669-6407

  Section 9.7: Entire Agreement, Etc. This Agreement (and the Exhibits and Disclosure Schedules hereto) (a) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof including, without limitation, the Agreement and Plan of Merger dated as of April 13, 1997, the Original Merger Agreement and the Second Restated Merger Agreement, and (b) shall not be assignable by operation of law or otherwise.

  Section 9.8: Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  Section 9.9: Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

  Section 9.10: No Third-Party Beneficiaries. Nothing contained in this Agreement, except as provided in Section 6.9 hereof, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit, right or remedies.

  Section 9.11: Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

  Section 9.12: Trusts. The Declaration of Trust establishing Meditrust, dated August 6, 1985, a copy of which, together with all amendments thereto (the "Declaration"), is duly filed in the office of the Secretary of State of the Commonwealth of Massachusetts, provides that the name "Meditrust" refers to the trustees under the Declaration collectively as trustees, but not individually or personally. No trustee, officer, director, shareholder, employee or agent of Meditrust or its subsidiaries shall be held to any personal liability, jointly or severally, for any obligation of, or claim against Meditrust or any of its subsidiaries. All persons dealing with Meditrust, in any way, shall look only to Meditrust's assets for recovery of any judgment or suit or the performance of any obligation.

  The Declaration of Trust establishing MAC, dated June 2, 1997, a copy of which, together with all amendments thereto (the "MAC Declaration"), is duly filed in the office of the Secretary of State of the Commonwealth of Massachusetts, provides that the name "Meditrust Acquisition Company" refers to the trustees under the MAC Declaration collectively as trustees, but not individually or personally. No trustee, officer, director, shareholder, employee or agent of MAC or its subsidiaries shall be held to any personal liability, jointly or severally, for any obligation of, or claim against MAC or any of its subsidiaries. All persons dealing with MAC, in any way, shall look only to MAC's assets for recovery of any judgment or suit or the performance of any obligation.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                          Santa Anita Realty Enterprises, Inc.

                                          By __________________________________
                                            Executive Vice President

                                          Santa Anita Operating Company

                                          By __________________________________
                                            Chief Executive Officer

                                          Meditrust

                                          By __________________________________
                                            President

                                          Meditrust Acquisition Company

                                          By __________________________________
                                            President

                                                              ANNEX A TO THIRD
                                                                AMENDED AND
                                                                  RESTATED
                                                               AGREEMENT AND
                                                               PLAN OF MERGER

                                 DEFINED TERMS

  Acquired Shares: as defined in Section 1.6.1.

  Affiliate: as defined in Rule 12b-2 under the Exchange Act.

  Agreement: as defined in the Preamble.

  Alternative Transaction: a transaction that is the subject of a Competing Transaction Proposal with a Third Party that the Realty Board and the Operating Board in good faith on the advice of a nationally recognized financial advisor determine could provide greater value to their shareholders than the transactions contemplated here.

  Alternative Transaction Notice: a notice of the determination of the Realty Board and the Operating Board that the transaction contemplated by a Competing Transaction Proposal would be an Alternative Transaction, which notice contains the information described in 6.2(b).

  Benefit Plan: as defined in Section 5.1.17.

  Board: the Meditrust Board, the Operating Board or the Realty Board.

  Closing: as defined in Section 1.5.

  Closing Date: as defined in Section 1.5.

  Code: the Internal Revenue Code of 1986, as amended.

  Commonly Controlled Entity: any person or entity that, together with another person or entity, is treated as a single employer under Section 414 of the Code.

  Competing Transaction Proposal: a bona fide proposal from a Third Party relating to any recapitalization, business combination, asset sale, joint venture or other transaction which would be inconsistent with the transactions which are the subject of this Agreement.

  Contract: any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation or commitment.

  DGCL: the Delaware General Corporation Law as in effect at the relevant times for purposes of this Agreement.

  Disclosure Schedules: the Operating Disclosure Schedule, the Realty Disclosure Schedule and the Meditrust Disclosure Schedule.

  Effective Time: as defined in Section 1.4.

  Employee Stock Options: as defined in Section 4.5.10.

  ERISA: as defined in Section 5.1.17.

  Examined Party: as defined in Section 6.6.

  Examining Party: as defined in Section 6.6.

  Excess Shares: as defined in Section 4.5.4.

  Exchange: the New York Stock Exchange, Inc.

  Exchange Act: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

  Exchange Agent: as defined in Section 4.5.2.

  Exchange Ratio: as defined in Section 4.3.

  GAAP: generally accepted accounting principles consistently applied.

  Governmental Entity: any governmental or regulatory authority, agency, court, commission or other entity.

  HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  Indemnified Parties: as defined in Section 6.9.

  IRS: the United States Internal Revenue Service.

  Material Adverse Effect: with respect to any party, an effect which would be materially adverse to the properties, business, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole.

  Mergers: as defined in Recital F.

  MAC: as defined in the Preamble.

  MAC Amount: an amount equal to .019 multiplied by the product of $37.25 times the number of shares outstanding immediately prior to the payment of cash to MAC by Meditrust pursuant to Section 1.1.1.

  MAC Charter: as defined in Section 5.1.4.

  MAC Shareholder Matters: adoption of this Agreement.

  MAC Shares: the common stock of MAC issued to Meditrust and distributed to Meditrust's shareholders prior to the Mergers equal in amount to the number of Meditrust Shares outstanding immediately prior to the Mergers.

  Meditrust: as defined in the Preamble.

  Meditrust Board: the Board of Trustees of Meditrust.

  Meditrust Charter: as defined in Section 5.1.1.

  Meditrust Disclosure Schedule: the disclosure schedule dated the date of the Agreement delivered by Meditrust to the other parties and relating to this Agreement.

  Meditrust Options: as defined in Section 5.1.3.

  Meditrust SEC Documents: all filings made by Meditrust with the SEC since December 31, 1994.

  Meditrust Shares: the shares of beneficial interest without par value of Meditrust.

  Meditrust Shareholder Matters: the adoption of this Agreement.

  Note Amount: an amount equal to the number of Operating Shares outstanding as of the date the promissory note referred to in Section 1.2 is issued, multiplied by the excess of (i) $31.00 multiplied by a fraction equal to the relative value of (x) an Operating Share to (y) a paired Realty Share and Operating Share as determined by Morgan Stanley & Co. Incorporated as of April 13, 1997; over (ii) the product of .019 multiplied by $31.00.

  Old Meditrust Certificate: a certificate for Meditrust Shares.

  Operating: as defined in the Preamble.

  Operating Board: the Board of Directors of Operating.

  Operating By-Laws: as defined in Section 5.3.1.

  Operating Certificate: as defined in Section 5.3.1.

  Operating Common Shares: as defined in Section 5.3.3.

  Operating Disclosure Schedule: the disclosure schedule dated the date of the Agreement delivered by Operating to Meditrust and relating to this Agreement.

  Operating Merger: as defined in Recital E.

  Operating Merger Certificate: as defined in Section 1.4.

  Operating Options: as defined in Section 5.3.3.

  Operating Preferred Shares: as defined in Section 5.3.3.

  Operating Shareholder Matters: the adoption of this Agreement.

  Operating Shares: as defined in Section 5.3.3.

  Operating Surviving Corporation: as defined in Section 1.3.2.

  Pairing Agreement: as defined in Section 5.2.3(c).

  Pension Plan: as defined in Section 5.1.17.

  Person: an individual, joint venture, partnership, limited liability company, trust, business trust, corporation, cooperative, association, private foundation, charitable trust, employee pension, profit sharing, stock bonus or supplemental unemployment benefit trust, or any other entity.

  Private Letter Rulings: as defined in Section 5.2.16(b).

  Proxy Statements: as defined in Section 6.4.1.

  Realty: as defined in the Preamble.

  Realty Board: the Board of Directors of Realty.

  Realty By-Laws: as defined in Section 5.2.1.

  Realty Certificate: as defined in Section 5.2.1.

  Realty Common Shares: as defined in Section 5.2.3.

  Realty Disclosure Schedule: the disclosure schedule dated the date of this Agreement delivered by Realty to Meditrust and relating to this Agreement.

  Realty Merger: as defined in Recital E.

  Realty Merger Certificate: as defined in Section 1.4.

  Realty Options: as defined in Section 5.2.2.

  Realty Preferred Shares: as defined in Section 5.2.2.

  Realty Shareholder Matters: the adoption of this Agreement.

  Realty Shares: as defined in Section 5.2.2.

  Realty Surviving Corporation: as defined in Section 1.3.1.

  Registration Statement: the registration statement on Form S-4 to be filed by Realty and Operating with the SEC in connection with the Reorganization with respect to the Santa Anita Shares to be issued to Meditrust's shareholders.

  Reorganization: the Mergers and other transactions contemplated hereby.

  REIT: a real estate investment trust, as defined in Section 856 of the Code.

  REIT Requirements: the requirements for Realty or Meditrust, as applicable, to (i) qualify as a REIT under the Code, (ii) to avoid any federal income or excise tax liability, (iii) as to Realty only, retain its status as grandfathered from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984, (iv) as to Realty only, retain the benefits of the Private Letter Rulings, and (v) otherwise maintain the current federal income tax treatment of the pairing arrangement for the Santa Anita Shares.

  Representatives: with respect to any party, such party's officers, employees, counsel, accountants and other authorized representatives.

  Rights: the rights of the shareholders of Realty and Operating under the Rights Agreement.

  Rights Agreement: the Rights Agreement, dated as of June 15, 1989, among Realty, Operating and Union Bank, as Rights Agent.

  Santa Anita SEC Documents: all filings made by Realty or Operating with the SEC since December 31, 1994, including the Annual Report on Form 10-K for the year ended December 31, 1996, in the form attached to the Realty and Operating Disclosure Schedules.

  Santa Anita Shares: paired common stock, $.10 par value per share, of Realty and Operating.

  Santa Anita Share Certificates: as defined in Section 4.5.2.

  SEC: the Securities and Exchange Commission.

  Securities Act: the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

  subsidiary: any corporation or other organization whether incorporated or unincorporated of which at least 25% of the securities or interests having by the terms thereof or any agreement ordinary voting power to elect the board of directors or others performing similar functions with respect to such corporation or other organization that is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

  Surviving Corporations: the Realty Surviving Corporation and the Operating Surviving Corporation, each as "Surviving Corporation".

  Termination Fee: $12,000,000, provided, however, that if Meditrust determines, in its sole and absolute discretion, that such amount will affect its qualification as a REIT, then the parties will reasonably negotiate an arrangement acceptable to Meditrust. In no event shall such payment be less than the lower of (a) the maximum amount which Meditrust may receive without affecting its qualification as a REIT and (b) the amount to be paid without regard to this sentence.

  Third Party: as defined in Section 6.2.

  Transaction Expenses: fees and disbursements of Meditrust's counsel, accountants and other financial, legal, accounting or other advisors incurred by it in connection with the preparation and negotiation of the Agreement and the consummation of the matters contemplated hereby in an amount no greater than $1,000,000.

  Unaffiliated Acquired Shares: as defined in Section 1.7.

  Unaffiliated Person: a Person whose ownership of Unaffiliated Acquired Shares will not cause (i) any Person to own, directly or indirectly, after application of the attribution rules of Section 318(a) of the Code, as modified by Section 856(d) (5) of the Code, more than 9.9% in value of the common stock and preferred stock of Realty and Operating, or (ii) Realty to fail to satisfy any of the REIT Requirements.

  Welfare Plans: as defined in Section 5.1.17.

                                                                    ANNEX B
                                                                TO THIRD AMENDED
                                                                  AND RESTATED
                                                                 AGREEMENT AND
                                                                    PLAN OF
                                                                     MERGER

                                  CERTIFICATE
                   REGARDING CERTAIN SHARE OWNERSHIP MATTERS

  In connection with the issuance to Meditrust Acquisition Company ("Purchaser") by the Company of its common stock constituting [ %] of the total outstanding common stock of the Company, Purchaser hereby certifies and warrants that for the period beginning April 13, 1997 through the Effective
Time:

    1. No Person Constructively Owns, directly or indirectly, more than 9.9% in value of the stock of Purchaser.

    2. No corporation (as defined for federal or state income tax purposes) of which Purchaser Constructively Owns, directly or indirectly, more than 9.9% in value of the stock of such corporation, Constructively Owns any shares of the Company (excluding for this purpose any Paired Shares owned, directly or indirectly, by Purchaser without regard to the Constructive Ownership Rules).

    3. No partnership (as defined for federal or state income tax purposes) of which Purchaser is a partner or other equity member Constructively Owns any shares of the Company (excluding for this purpose any Paired Shares owned, directly or indirectly, by Purchaser without regard to the Constructive Ownership Rules).

    4. No trust (as defined for federal or state income tax purposes) of which Purchaser is a beneficiary Constructively Owns any shares of the Company (excluding for this purpose any Paired Shares owned, directly or indirectly, by Purchaser without regard to the Constructive Ownership Rules).

    5. Purchaser Constructively Owns, directly or indirectly, no more than 9.9% by value of the stock of the Company (including for this purpose any Paired Shares issued pursuant to the Merger Agreement).

    6. The issuance of Paired Shares to Purchaser pursuant to Section 1.6 of the Merger Agreement will not cause Purchaser or any other Person to Constructively Own more than 9.9% by value of the stock of the Company or cause any rent received by the Company to fail to qualify as "rents from real property" within the meaning of Section 856(d)(2)(B) of the Code or cause the Company to be "closely held" within the meaning of Section 856(h) of the Code.

    7. Purchaser is acquiring Paired Shares for investment purposes only, and not with a view to their resale or other distribution.

    8. Purchaser is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933.

    9. Purchaser will not transfer all or any portion of the Paired Shares to any Person if the ownership of such shares by such Person will cause any Person to Constructively Own, directly or indirectly, more than 9.9% by value of the stock of the Company (including for this purpose any Paired Shares issued pursuant to the Merger Agreement) or cause the Company to be "closely held" within the meaning of Section 856(h) of the Code.

  For the purposes of this Certificate capitalized terms shall have the meanings assigned to such terms in Exhibit A hereto.

  IN WITNESS WHEREOF, I have executed this Certificate as of    , 1997.

                                          MEDITRUST ACQUISITION COMPANY,
                                           a Massachusetts Business Trust

                                          By: _________________________________
                                            Name:
                                            Title:

                                   EXHIBIT A

                                  DEFINITIONS

  "Code": the Internal Revenue Code of 1986, as amended.

  "Company": Santa Anita Realty Enterprises, Inc.

  "Constructive Ownership Rules": the constructive ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. Generally, these rules provide:

    (1) an individual is considered as owning the Ownership Interest that is owned, directly or constructively, by or for his spouse, his children, his grandchildren, and his parents;

    (2) an Ownership Interest that is owned, directly or constructively, by or for a partnership or estate is considered as owned proportionately by its partners or beneficiaries;

    (3) an Ownership Interest that is owned, directly or constructively, by or for a trust is considered as owned by its beneficiaries in proportion to the actuarial interest of such beneficiaries (provided, however, that in the case of a "grantor trust" the Ownership Interest will be considered as owned by the grantors);

    (4) if 10 percent or more in value of the stock in a corporation is owned, directly or constructively, by or for any person, such person shall be considered as owning the Ownership Interest that is owned, directly or constructively, by or for such corporation in that proportion which the value of the stock which such person so owns bears to the value of all the stock in such corporation;

    (5) an Ownership Interest that is owned, directly or constructively, by or for a partner of a partnership or a beneficiary of an estate or trust shall be considered as owned by the partnership, estate, or trust;

    (6) if 10 percent or more in value of the stock in a corporation is owned, directly or constructively, by or for any person, such corporation shall be considered as owning the Ownership Interest that is owned, directly or constructively, by or for such person;

    (7) if any person has an option to acquire an Ownership Interest (including an option to acquire an option or any one of a series of such options), such Ownership Interest shall be considered as owned by such person;

    (8) an Ownership Interest that is constructively owned by a person by reason of the application of the rules described in paragraphs (1) through
  (7) above shall, for purposes of applying paragraphs (1) through (7), be considered as directly owned by such person provided, however, that (a) an Ownership Interest constructively owned by an individual by reason of paragraph (1) shall not be considered as owned by him for purposes of again applying paragraph (1) in order to make another the constructive owner of such Ownership Interest, (b) an Ownership Interest constructively owned by a partnership, estate, trust, or corporation by reason of the application of paragraphs (5) or (6) shall not be considered as owned by it for purposes of applying paragraphs (2), (3), or (4) in order to make another the constructive owner of such Ownership Interest, (c) if an Ownership Interest may be considered as owned by an individual under paragraphs (1) or (7), it shall be considered as owned by him under paragraph (7), and (d) for purposes of the above described rules, an S corporation shall be treated as a partnership and any shareholder of the S corporation shall be treated as a partner of such partnership except that this rule shall not apply for purposes of determining whether stock in the S corporation is constructively owned by any person.

    (9) For purposes of the above summary of the constructive ownership rules, the term "Ownership Interest" means the ownership of stock with respect to a corporation and, with respect to any other type of entity, the ownership of an interest in either its assets or net profits.

  "Constructively Owns": a Person constructively owns any asset which such Person is considered to own after application of the Constructive Ownership Rules.

  "Merger Agreement": that certain Third Amended and Restated Agreement and Plan of Merger dated as of April 13, 1997, by and among Santa Anita Realty Enterprises, Inc., Santa Anita Operating Company, Meditrust and Meditrust Acquisition Company.

  "Paired Shares": paired common stock, $.10 par value per share, of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company.

  "Person": an individual, joint venture, partnership, limited liability company, trust, business trust, corporation, cooperative, association, private foundation, charitable trust, employee pension, profit sharing, stock bonus or supplemental unemployment benefit trust, or any other entity.

  "REIT": a real estate investment trust which meets the requirements of Sections 856 through 860 of the Code.

                                                                   ANNEX C
                                                                   TO THIRD
                                                                   AMENDED
                                                                 AND RESTATED
                                                                AGREEMENT AND
                                                                PLAN OF MERGER

                                  CERTIFICATE

                   REGARDING CERTAIN SHARE OWNERSHIP MATTERS

  In connection with the issuance to       ("Purchaser") by the Company of its
common stock constituting [ %] of the total outstanding common stock of the Company, Purchaser hereby certifies and warrants that for the period beginning April 13, 1997 through the Effective Time:

    1. If the Purchaser is a corporation (as defined for federal or state income tax purposes), no Person Constructively Owns, directly or indirectly, more than 9.9% in value of the stock of Purchaser.

    2. If the Purchaser is not a corporation (as defined for federal or state income tax purposes), no Person Constructively Owns, directly or indirectly, an interest of more than 9.9% in the assets or net profits of the Purchaser.

    3. No corporation (as defined for federal or state income tax purposes) of which Purchaser Constructively Owns, directly or indirectly, more than 9.9% in value of the stock of such corporation, Constructively Owns any shares of the Company (excluding for this purpose any Paired Shares owned, directly or indirectly, by Purchaser without regard to the Constructive Ownership Rules).

    4. No partnership (as defined for federal or state income tax purposes) of which Purchaser is a partner or other equity member Constructively Owns any shares of the Company (excluding for this purpose any Paired Shares owned, directly or indirectly, by Purchaser without regard to the Constructive Ownership Rules).

    5. No trust (as defined for federal or state income tax purposes) of which Purchaser is a beneficiary Constructively Owns any shares of the Company (excluding for this purpose any Paired Shares owned, directly or indirectly, by Purchaser without regard to the Constructive Ownership Rules).

    6. Purchaser Constructively Owns, directly or indirectly, no more than 9.9% by value of the stock of the Company (including for this purpose any Paired Shares issued pursuant to the Merger Agreement).

    7. The issuance of Paired Shares to Purchaser pursuant to Section 1.7 of the Merger Agreement will not cause Purchaser or any other Person to Constructively Own more than 9.9% by value of the stock of the Company or cause any rent received by the Company to fail to qualify as "rents from real property" within the meaning of Section 856(d)(2)(B) of the Code or cause the Company to be "closely held" within the meaning of Section 856(h) of the Code.

    8. Purchaser is acquiring Paired Shares for investment purposes only, and not with a view to their resale or other distribution.

    9. Purchaser is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933.

    10. There is no understanding or arrangement between Purchaser and any other Person as to how the Purchaser will vote the Paired Shares being issued to Purchaser.

    11. Purchaser will not transfer all or any portion of the Paired Shares to any Person if (i) the ownership of such shares by such Person will cause any Person to Constructively Own, directly or indirectly, more than 9.9% by value of the stock of the Company (including for this purpose any Paired Shares issued pursuant to the Merger Agreement), or (ii) there is any understanding or arrangement between the transferee and any other Person who Constructively Owns Paired Shares as to how the transferee will vote such Paired Shares, or (iii) the ownership of such shares by such Person will cause the Company to be "closely held" within the meaning of Section 856(h) of the Code.

  For the purposes of this Certificate capitalized terms shall have the meanings assigned to such terms in Exhibit A hereto.

  IN WITNESS WHEREOF, I have executed this Certificate as of    , 1997.

                                          _____________________________________
                                          [Name]

                                          _____________________________________
                                          [Title]

                                   EXHIBIT A

                                  DEFINITIONS

  "Code": the Internal Revenue Code of 1986, as amended.

  "Company": Santa Anita Realty Enterprises, Inc.

  "Constructive Ownership Rules": the constructive ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. Generally, these rules provide:

    (1) an individual is considered as owning the Ownership Interest that is owned, directly or constructively, by or for his spouse, his children, his grandchildren, and his parents;

    (2) an Ownership Interest that is owned, directly or constructively, by or for a partnership or estate is considered as owned proportionately by its partners or beneficiaries;

    (3) an Ownership Interest that is owned, directly or constructively, by or for a trust is considered as owned by its beneficiaries in proportion to the actuarial interest of such beneficiaries (provided, however, that in the case of a "grantor trust" the Ownership Interest will be considered as owned by the grantors);

    (4) if 10 percent or more in value of the stock in a corporation is owned, directly or constructively, by or for any person, such person shall be considered as owning the Ownership Interest that is owned, directly or constructively, by or for such corporation in that proportion which the value of the stock which such person so owns bears to the value of all the stock in such corporation;

    (5) an Ownership Interest that is owned, directly or constructively, by or for a partner of a partnership or a beneficiary of an estate or trust shall be considered as owned by the partnership, estate, or trust;

    (6) if 10 percent or more in value of the stock in a corporation is owned, directly or constructively, by or for any person, such corporation shall be considered as owning the Ownership Interest that is owned, directly or constructively, by or for such person;

    (7) if any person has an option to acquire an Ownership Interest (including an option to acquire an option or any one of a series of such options), such Ownership Interest shall be considered as owned by such person;

    (8) an Ownership Interest that is constructively owned by a person by reason of the application of the rules described in paragraphs (1) through
  (7) above shall, for purposes of applying paragraphs (1) through (7), be considered as directly owned by such person provided, however, that (a) an Ownership Interest constructively owned by an individual by reason of paragraph (1) shall not be considered as owned by him for purposes of again applying paragraph (1) in order to make another the constructive owner of such Ownership Interest, (b) an Ownership Interest constructively owned by a partnership, estate, trust, or corporation by reason of the application of paragraphs (5) or (6) shall not be considered as owned by it for purposes of applying paragraphs (2), (3), or (4) in order to make another the constructive owner of such Ownership Interest, (c) if an Ownership Interest may be considered as owned by an individual under paragraphs (1) or (7), it shall be considered as owned by him under paragraph (7), and (d) for purposes of the above described rules, an S corporation shall be treated as a partnership and any shareholder of the S corporation shall be treated as a partner of such partnership except that this rule shall not apply for purposes of determining whether stock in the S corporation is constructively owned by any person.

    (9) For purposes of the above summary of the constructive ownership rules, the term "Ownership Interest" means the ownership of stock with respect to a corporation and, with respect to any other type of entity, the ownership of an interest in either its assets or net profits.

  "Constructively Owns": a Person constructively owns any asset which such Person is considered to own after application of the Constructive Ownership Rules.

  "Merger Agreement": that certain Third Amended and Restated Agreement and Plan of Merger dated as of April 13, 1997, by and among Santa Anita Realty Enterprises, Inc., Santa Anita Operating Company, Meditrust and Meditrust Acquisition Company.

  "Paired Shares": paired common stock, $.10 par value per share, of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company.

  "Person": an individual, joint venture, partnership, limited liability company, trust, business trust, corporation, cooperative, association, private foundation, charitable trust, employee pension, profit sharing, stock bonus or supplemental unemployment benefit trust, or any other entity.

  "REIT": a real estate investment trust which meets the requirements of Sections 856 through 860 of the Code.

                                                                  ANNEX D
                                                              TO THIRD AMENDED
                                                                AND RESTATED
                                                                 AGREEMENT
                                                                AND PLAN OF
                                                                   MERGER

                              REGISTRATION RIGHTS

  Unless otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Third Amended and Restated Agreement and Plan of Merger dated as of April 13, 1997 (the "Agreement") to which this exhibit is attached.

  Section 1. Definitions and Usage.

  1.1. Definitions. As used in this Exhibit:

  "Beneficially Owning" means owning Realty Shares directly, indirectly or constructively by a Person through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, or Section 544 of the Code, as modified by Section 856(h) of the Code. The term "Beneficially Own" shall have a correlative meaning.

  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

  "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

  "Continuously Effective", with respect to a specified registration statement, shall mean that such registration statement shall not cease to be effective and available for Transfers of Registrable Securities thereunder for longer than either (i) any ten (10) consecutive business days, or (ii) an aggregate of fifteen (15) business days during the period specified in the relevant provision of this Agreement.

  "Exchange Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

  "Issuance Percentage", when used with respect to Realty and Operating, shall mean the relative percentages that Realty and Operating may from time to time determine based on their joint determination of the relative values of Realty Shares and Operating Shares.

  "MT" shall mean Meditrust Acquisition Company under the Agreement or any purchaser of Unaffiliated Acquired Shares pursuant to Section 1.7 of the Agreement.

  "Ownership Limit" when used with respect to Realty means 8% in value, voting power or in number, whichever is more restrictive, of the issued and outstanding capital stock of Realty and, when used with respect to Operating means 8% in value, voting power or in number, whichever is more restrictive, of the issued and outstanding capital stock of Operating.

  "Paired Shares" means an Operating Share and a Realty Share which are "paired" pursuant to the Pairing Agreement dated December 20, 1979 between Realty and Operating, as it may be amended from time to time.

  "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or other agency or political subdivision thereof.

  "Register", "registered", and "registration" shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering by the Commission of effectiveness of such registration statement or document.

  "Registrable Securities" shall mean any Santa Anita Shares issued pursuant to
Section 1.6 or 1.7 of the Agreement.

  "Registrable Securities then outstanding" shall mean, with respect to a specified determination date, the Registrable Securities owned by MT on such date.

  "Registration Expenses" shall have the meaning set forth in Section 5.1.

  "REIT Requirements" shall mean the requirements for Realty to (i) continue to qualify as a REIT under the Code and the rules and regulations promulgated thereunder, (ii) retain the benefits of those certain private letter rulings issued by the Internal Revenue Service to Realty dated as of October 16, 1979, as supplemented January 11, 1980, (iii) avoid any federal income or excise tax liability, and (iv) retain its status as grandfathered from the application of
Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984.

  "Securities Act" shall mean the Securities Act of 1933 and the rules and regulations of the Commission thereunder, all as the same may be in effect at the time.

  "Transfer" shall mean and include the act of selling, giving, transferring, creating a trust (voting or otherwise), assigning or otherwise disposing of (other than pledging, hypothecating or otherwise transferring as security) (and correlative words shall have correlative meanings); provided, however, that any transfer or other disposition upon foreclosure or other exercise of remedies of a secured creditor after an event of default under or with respect to a pledge, hypothecation or other transfer as security shall constitute a "Transfer."

  "Underwriters' Representative" shall mean the managing underwriter, or, in the case of a co-managed underwriting, the managing underwriter designated as the Underwriters' Representative by the co-managers.

  "Violation" shall have the meaning set forth in Section 6.1.

  Section 2. Shelf Registration.

  2.1. If (a) the Agreement is terminated for any reason and within 15 business days after the date of such termination MT shall make a written request to Realty and Operating or (b) the Mergers are effective and MT shall make a written request to Realty or Operating, then Realty and Operating shall cause to be filed with the Commission a registration statement under the Securities Act for an offering by Meditrust Acquisition Company by means of a distribution to its shareholders or an offering by MT on a delayed or continuous basis pursuant to Rule 415 or such other appropriate rule under the Securities Act, and Realty and Operating shall include therein all or any portion of the Registrable Securities as MT shall request in such written request. Any request made pursuant to this Section 2.1 shall be addressed to the attention of the Secretary of each of Realty and Operating, and shall specify the number of Registrable Securities to be registered, the intended methods of disposition thereof and that the request is for a demand Registration pursuant to this
Section 2.1.

  2.2. Realty and Operating shall be entitled to postpone for up to 90 days the filing, effectiveness, supplementing or amending of any registration statement otherwise required to be prepared and filed pursuant to this Section 2, if the Board of Directors of Realty or the Board of Directors of Operating determines that such registration and the Transfer of Registrable Securities contemplated thereby would interfere with, or require premature disclosure of, any material financing, acquisition, disposition, reorganization or other transaction involving Realty or Operating or any of their respective subsidiaries and Realty or Operating, as the case may be, promptly gives MT notice of such determination. MT hereby acknowledges that any notice given by Realty or Operating pursuant to this Section 2.2 shall constitute material non-public information and that the United States securities laws prohibit any Person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

  2.3. Following receipt of a request for a registration pursuant to Section 2.1, Realty and Operating shall:

    (i) File the registration statement with the Commission as promptly as practicable and shall use their respective reasonable efforts to have the registration declared effective under the Securities Act as soon as reasonably practicable, in each instance giving due regard to the need to prepare current financial statements, conduct due diligence and complete other actions that are reasonably necessary to effect a registered public offering.

    (ii) Use their respective reasonable efforts to keep the relevant registration statement Continuously Effective until such date as of which all the Registrable Securities under the registration statement have been disposed of in a manner described in the registration statement, but in no event later than the 120th day following the effective date of such registration statement. Notwithstanding the foregoing, if for any reason the effectiveness of a registration pursuant to this Section 2 is suspended, the relevant foregoing period shall be extended by the aggregate number of days of such suspension.

  2.4. Notwithstanding anything in this Agreement to the contrary, no registration shall be effected hereunder and no Transfer of Registrable Securities may be effected if as a result thereof Realty would not satisfy the REIT Requirements in any respect or if such registration or Transfer would result in any Person Beneficially Owning Paired Shares in excess of the Ownership Limit. For purposes of the preceding sentence, registration shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, or (ii) if after such registration statement has become effective, the related offer, sale or distribution of Registrable Securities thereunder is prohibited by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to MT and such prohibition is not thereafter eliminated. If Realty and Operating shall have complied with their respective obligations under this Agreement, a right to demand a registration pursuant to this Section 2 shall be deemed to have been satisfied upon the effective date of the registration statement, provided no stop order or similar order, or proceedings for such an order, is thereafter entered or initiated.

  2.5. A registration pursuant to this Section 2 shall be on such appropriate registration form of the Commission as shall be selected by Realty and Operating and shall permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition specified in the request pursuant to Section 2.1.

  2.6. If the registration pursuant to Section 2 involves an underwritten offering (whether on a "firm commitment," "best efforts" or "all reasonable efforts" basis or otherwise), MT shall select the underwriter or underwriters and manager or managers to administer such underwritten offering; provided, however, that each Person so selected shall be acceptable to Realty and Operating.

  Section 3. Registration Procedures. Whenever required under Section 2 to effect the registration of any Registrable Securities, Realty and Operating shall, as expeditiously as practicable:

  3.1. Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use their respective reasonable efforts to cause such registration statement to become effective; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, Realty and Operating shall furnish to one firm of counsel for MT copies of all such documents in the form substantially as proposed to be filed with the Commission.

  3.2. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act and rules thereunder with respect to the disposition of all securities covered by such registration statement. Realty and Operating shall amend the registration statement or supplement the prospectus so that it will remain current and in compliance with the requirements of the Securities Act for the period specified in Section 2.3(ii), and if during such period any event or development occurs as a result of which the registration statement or prospectus contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, Realty or Operating shall promptly notify MT, amend the registration statement or supplement the prospectus so that each will thereafter comply with the Securities Act and furnish to MT such amended or supplemented prospectus, which MT shall thereafter use in the Transfer of Registrable Securities covered by such registration statement. Pending any such amendment or supplement, MT shall cease making offers or Transfers of Registrable Shares pursuant to the prior prospectus. In the event that any Registrable Securities included in a registration statement subject to, or required by, this Agreement remain unsold at the end of the period during which Realty and Operating are obligated to use their respective reasonable efforts to maintain the effectiveness of such registration statement, Realty and Operating may file a post-effective amendment to the registration statement for the purpose of removing such Registrable Securities from registered status.

  3.3. Furnish to MT without charge, such numbers of copies of the registration statement, any pre-effective or post-effective amendment thereto, the prospectus, including each preliminary prospectus and any amendments or supplements thereto, in each case in conformity with the requirements of the Securities Act and the rules thereunder, and such other related documents as MT may reasonably request in order to facilitate the disposition of Registrable Securities owned by MT.

  3.4. Use their respective reasonable efforts (i) to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states where an exemption from registration is not available and as shall be reasonably requested by the Underwriters' Representative and (ii) to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of the offer and transfer of any of the Registrable Securities in any state, at the earliest possible moment; provided, however, that neither Realty nor Operating shall be required in connection therewith or as a condition thereto to qualify to do business or to consent to general service of process in any state.

  3.5. In the event of any underwritten offering, use their respective reasonable efforts to enter into and perform their respective obligations under an underwriting agreement (including indemnification and contribution obligations of underwriters), in usual and customary form, with the managing underwriter or underwriters of such offering. Realty and Operating shall also cooperate with MT and the Underwriters' Representative for such offering in the marketing of the Registrable Securities, including making available the officers, accountants, counsel, premises, books and records of Realty and Operating for such purpose, but neither Realty nor Operating shall be required to incur any material out-of-pocket expense pursuant to this sentence.

  3.6. Promptly notify MT of any stop order issued or threatened to be issued by the Commission in connection therewith and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

  3.7. Make available for inspection by MT, any underwriter participating in such offering and the representatives of MT and such Underwriter (but not more than one firm of counsel to MT), all financial and other information as shall be reasonably requested by them, and provide MT, any underwriter participating in such offering and the representatives of MT and such Underwriter the reasonable opportunity to discuss the business affairs of Realty and Operating with their principal executives and independent public accountants who have certified the audited financial statements included in such registration statement, in each case all as necessary to enable them to exercise their due diligence responsibility under the Securities Act; provided, however, that information that Realty or Operating determines to be confidential and which Realty or Operating advises such Person in writing, is confidential shall not be disclosed unless such Person signs a confidentiality agreement reasonably satisfactory to Realty and Operating or MT agrees to be responsible for such Person's breach of confidentiality on terms reasonably satisfactory to Realty and Operating.

  3.8. Use their respective reasonable efforts to obtain a so-called "comfort letter" from the independent public accountants of Realty and Operating, and legal opinions of counsel to Realty and Operating addressed to

MT in customary form and covering such matters of the type customarily covered by such letters, and in a form that shall be reasonably satisfactory to MT. Delivery of any such opinion or comfort letter shall be subject to the recipient furnishing such written representations or acknowledgements as are customarily provided by selling stockholders who receive such comfort letters or opinions.

  3.9. Use their respective reasonable efforts to cause the Registrable Securities covered by such registration statement (i) if the Paired Shares are then listed on a securities exchange or included for quotation in a recognized trading market, to continue to be so listed or included for a reasonable period of time after the offering, and (ii) to be registered with or approved by such other United States or state governmental agencies or authorities as may be necessary by virtue of the business and operations of Realty and Operating to enable MT to consummate the disposition of such Registrable Securities.

  3.10. Take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Securities included in each such registration.

  Section 4. MT's Obligations. It shall be a condition precedent to the obligations of Realty and Operating to take any action pursuant to this Agreement with respect to the Registrable Securities of MT that MT shall:

  4.1. Furnish to Realty and Operating such information regarding MT, the number of the Registrable Securities owned by it, and the intended method of disposition of such securities as shall be required to effect the registration of MT's Registrable Securities, and to cooperate fully with Realty and Operating in preparing such registration.

  Section 5. Expenses of Registration. Expenses in connection with registrations pursuant to this Agreement shall be allocated and paid as follows:

  5.1. Realty and Operating shall bear and pay all expenses incurred in connection with any registration, filing, or qualification of Registrable Securities, including all registration, filing and National Association of Securities Dealers, Inc. fees, all fees and expenses of complying with securities or blue sky laws, all printing expenses, messenger and delivery expenses, the reasonable fees and disbursements of counsel for Realty and Operating, and of the independent public accountants for Realty and Operating, including the expenses of "cold comfort" letters required by or incident to such performance and compliance (the "Registration Expenses"), but excluding underwriting discounts and commissions relating to Registrable Securities (which shall be paid by MT) and all fees and expenses of counsel for MT; provided, however, that Realty and Operating shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration is subsequently withdrawn. Realty and Operating each agree between themselves that they shall bear and pay Registration Expenses in an amount equal to its respective Issuance Percentage of such Registration Expenses and that they shall reimburse each other to the extent necessary to cause each of them to so bear and pay such respective amounts.

  Section 6. Indemnification; Contribution. If any Registrable Securities are included in a registration statement under this Agreement:

  6.1. To the extent permitted by applicable law, each of Realty and Operating, severally and not jointly, shall indemnify and hold harmless MT, each Person, if any, who controls MT within the meaning of the Securities Act, and each officer, director, partner and employee of MT and such controlling Person, against any and all losses, claims, damages, liabilities and expenses (joint or several), including reasonable attorneys' fees and disbursements and reasonable expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

    (i) Any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereto; or

    (ii) The omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; provided, however, that the indemnification required by this Section 6.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of Realty or Operating (which consent shall not be unreasonably withheld), nor shall Realty or Operating be liable in any such case for any such loss, claim, damage, liability or expense to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with information furnished to Realty or Operating by MT expressly for use in connection with such registration; and provided, further, that the indemnity agreement contained in this Section 6 shall not apply to the extent that any such loss is based on or arises out of an untrue statement or alleged untrue statement of a material fact, or an omission or alleged omission to state a material fact, contained in or omitted from any preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to such person at or prior to the confirmation of sale to such person if an underwriter was under an obligation to deliver such final prospectus and failed to do so.

  6.2. To the extent permitted by applicable law, MT shall indemnify and hold harmless Realty, Operating, each of the directors, officers and employees of Realty and Operating, and each Person, if any, who controls Realty or Operating within the meaning of the Securities Act, against any and all losses, claims, damages, liabilities and expenses (joint and several), including reasonable attorneys' fees and disbursements and reasonable expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, but only insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any Violation, in each case to the extent that such Violation arises out of or is based upon information furnished by MT expressly for use in connection with such registration; provided, however, that (x) the indemnification required by this
Section 6.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of MT (which consent shall not be unreasonably withheld) and (y) in no event shall the amount of any indemnity under this Section 6.2 exceed the gross proceeds from the applicable offering received by MT.

  6.3. Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing for which such indemnified party may make a claim under this Section 6, such indemnified party shall deliver to the indemnifying party a written notice thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to deliver written notice to the indemnifying party within a reasonable time following the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6 to the extent of such prejudice but shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than pursuant to this Section 6. Any fees and expenses incurred by the indemnified party (including any fees and expenses incurred in connection with investigating or preparing to defend such action or proceeding) shall be paid to the indemnified party, as incurred, within thirty (30) days of written notice thereof to the indemnifying party. Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses or (ii) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest such that counsel employed by the indemnifying party could not faithfully represent the indemnified party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels).

  6.4. If the indemnification required by this Section 6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 6:

    (i) The indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 6.1 and Section 6.2, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

    (ii) The parties agree that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 6.4(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

  6.5. If indemnification is available under this Section 6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in this Section 6 without regard to the relative fault of such indemnifying party or indemnified party or any other equitable consideration referred to in
Section 6.4.

  6.6. The obligations of Realty, Operating and MT under this Section 6 shall survive the completion of any offering of Registrable Securities pursuant to a registration statement under this Agreement, and otherwise.

                                                                 ANNEX E
                                                            TO THIRD AMENDED
                                                              AND RESTATED
                                                                AGREEMENT
                                                           AND PLAN OF MERGER

  FOURTH: Capitalization. Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 306,000,000, of which 270,000,000 shares of the par value of $.10 each are to be of a class designated Common Stock, 6,000,000 shares of the par value of $.10 each are to be of a class designated Preferred Stock and 30,000,000 shares of the par value of $.10 each are to be of a class designated Series Common Stock.

  Section 2. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or all or any of them.

  Section 3. The shares of Series Common Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Series Common Stock and the number of shares constituting any such series and the designation thereof, or all or any of them.

  Section 4. (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

  (b) Except as otherwise required by law, holders of a series of Preferred Stock or Series Common Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of incorporation (including any Certificate of Designation relating to such series).

  (c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

  (d) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

                                                                 ANNEX F
                                                            TO THIRD AMENDED
                                                              AND RESTATED
                                                                AGREEMENT
                                                           AND PLAN OF MERGER

  FOURTH: Capitalization. Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 306,000,000, of which 270,000,000 shares of the par value of $.10 each are to be of a class designated Common Stock, 6,000,000 shares of the par value of $.10 each are to be of a class designated Preferred Stock and 30,000,000 shares of the par value of $.10 each are to be of a class designated Series Common Stock.

  Section 2. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or all of any of them.

  Section 3. The shares of Series Common Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Series Common Stock and the number of shares constituting any such series and the designation thereof, or all or any of them.

  Section 4. (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

  (b) Except as otherwise required by law, holders of a series of Preferred Stock or Series Common Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation relating to such series).

  (c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock as such times and in such amounts as the Board of Directors in its discretion shall determine.

  (d) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

                                                                         ANNEX B

                 [MORGAN STANLEY & CO. INCORPORATED LETTERHEAD]

                                                                          , 1997

Boards of Directors
Santa Anita Realty Enterprises, Inc.
Santa Anita Operating Company
301 West Huntington Drive
Suite 405
Arcadia, California 91007-3471

Members of the Boards:

  We understand that Santa Anita Realty Enterprises, Inc., a Delaware corporation ("Realty"), and Santa Anita Operating Company, a Delaware corporation ("Operating" and, together with Realty, "Santa Anita" or the "Companies"), have entered into a Third Amended and Restated Agreement and Plan of Merger, dated as of April 13, 1997 (the "Merger Agreement"), with Meditrust, a Massachusetts business trust, and Meditrust Acquisition Company, a Massachusetts business trust ("MAC") formed and capitalized by Meditrust, which Merger Agreement provides, among other things, that (i) Meditrust and MAC will merge (the "Mergers") with and into Realty and Operating, respectively; (ii) upon consummation of the Mergers, shareholders of Meditrust and MAC will receive in exchange for their shares of Meditrust and MAC 1.2016 paired shares (the "Exchange Ratio") of common stock, par value $.10 per share, of the Companies (the "Santa Anita Common Stock"); and (iii) Meditrust will make available to the Companies up to $100 million in cash to be used to fund a self-tender by the Companies for up to 3.2 million currently outstanding paired-shares of Santa Anita Common Stock at a price per share of $31.00 or a cash election by the holders of Santa Anita Common Stock (such provision of cash, together with the Exchange Ratio, being referred to herein as the "Consideration"). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether the Consideration pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Santa Anita Common Stock.

  For purposes of the opinion set forth herein, we have:

  (i) reviewed certain publicly available financial statements and other business and financial information of the Companies and Meditrust, respectively;

  (ii) reviewed certain internal financial statements and other financial and operating data concerning the Companies and Meditrust, respectively;

  (iii) analyzed certain financial forecasts prepared by the managements of the Companies, respectively;

  (iv) discussed the past and current operations and financial condition and the prospects of the Companies with senior executives of the Companies;

  (v) reviewed the pro forma impact of the Mergers on Meditrust's funds from operations, cash flow, consolidated capitalization and financial ratios;

  (vi) reviewed the reported prices and trading activity for the Santa Anita Common Stock and Meditrust shares;

  (vii) compared the financial performance of the Companies and Meditrust and the prices and trading activity of the Santa Anita Common Stock and Meditrust shares with that of certain other publicly traded companies comparable with the Companies and Meditrust, respectively, and their securities;

  (viii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions deemed relevant;

  (ix) discussed with senior executives of the Companies and Meditrust their estimates of the existing assets and operations, investment opportunities and growth prospects potentially available to the combined companies;

  (x) participated in discussions and negotiations among representatives of the Companies and Meditrust and their financial and legal advisors;

  (xi) reviewed the Merger Agreement and certain related documents; and

  (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Companies and Meditrust. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Mergers will be treated as tax-free reorganizations and/or exchanges, each pursuant to the Internal Revenue Code of 1986, as amended. We were instructed by the Companies to solicit, and did solicit, interest from third parties with respect to the acquisition of control of the Companies or their assets and with respect to a strategic alliance with or investment in the Companies or their assets. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  Morgan Stanley has assumed that immediately prior to and immediately following consummation of the Mergers Realty will qualify as a real estate investment trust and the Santa Anita Common Stock will qualify for paired share status.

  We have acted as financial advisor to the boards of directors of Santa Anita in connection with this transaction and will receive a fee for our services, including a transaction fee, which is contingent upon the consummation of the Mergers. In the past, Morgan Stanley & Co. Incorporated and Dean Witter Reynolds Inc. and their respective affiliates have provided financial advisory and financing services for Santa Anita and Meditrust and have received fees for the rendering of these services. In the ordinary course of business, Morgan Stanley & Co. Incorporated and Dean Witter Reynolds Inc. and their respective affiliates may from time to time trade in the debt and equity securities or senior loans of the Companies and Meditrust.

  It is understood that this letter is for the information of the boards of directors of Santa Anita, except that this opinion may be included in its entirety in any filing made by Santa Anita in respect of the transaction with the Securities and Exchange Commission. This opinion does not in any manner address the prices at which the Santa Anita Common Stock will trade following consummation of the Mergers. In addition, Morgan Stanley expresses no opinion or recommendation as to how the holders of shares of Santa Anita Common Stock should vote at the shareholders' meetings held in connection with the Mergers.

  Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Santa Anita Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED


                                          By:________________________________
                                                     Ron Sturzenegger
                                                         Principal

                                                                         ANNEX C

              DESCRIPTION OF MEDITRUST ACQUISITION COMPANY SHARES

  There is no limit on the number of shares (the "MAC Shares") which Meditrust Acquisition Company ("MAC") is authorized to issue. MAC Shares may be issued by the Board of Trustees without any vote of the shareholders. The MAC Shares are without par value. On the date hereof, the outstanding MAC Shares are of one class. The following description is qualified in all respects by reference to the MAC Declaration and the MAC By-laws, copies of which are incorporated by reference as exhibits to the Registration Statement on Form 10 filed with the SEC.

  Redemption. For MAC to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), in any taxable year, not more than 50% of its outstanding shares may be owned by five or fewer individuals and MAC Shares must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In order to meet these requirements, the Trustees have the power to redeem or prohibit the transfer of a sufficient number of MAC Shares selected in a manner deemed appropriate to maintain or bring the ownership of the MAC Shares into conformity with such requirements. In connection with the foregoing, if the Trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.9% or more of the MAC Shares has or may become concentrated in the hands of one beneficial owner, the Trustees shall have the power (i) by lot or other means deemed equitable by them to call for the purchase from any shareholder of MAC of a number of MAC Shares sufficient, in the opinion of the Trustees, to maintain or bring the direct or indirect ownership of MAC Shares of such owner to a level of no more than 9.9% of the outstanding MAC Shares, and (ii) to refuse to transfer or issue MAC Shares to any person whose acquisition of such MAC Shares would cause a beneficial holder to hold in excess of 9.9% of the outstanding MAC Shares. Further, any transfer of MAC Shares that would create a beneficial owner of more than 9.9% of the outstanding MAC Shares shall be deemed void and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any MAC Shares so redeemed shall be equal to the fair market value of the MAC Shares reflected in the closing sales price for the MAC Shares, if then listed on a national securities exchange, or the average of the closing sales price for the MAC Shares if then listed on more than one national securities exchange, or if the MAC Shares are not then listed on a national securities exchange, the latest bid quotation for the MAC Shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisition are sent by MAC. From and after the date fixed for purchase by the Trustees, the holder of any MAC Shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such MAC Shares, except the right to payment of the purchase price for the MAC Shares.

  The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain shareholders might deem in their interest or in which they might receive a substantial premium. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of MAC Shares, deprive shareholders of opportunities to sell at a temporarily higher market price.

  Additional Provisions. The MAC Declaration provides that annual meetings of shareholders are to be held within six months after the end of each fiscal year and special meetings of the shareholders may be called by the President of MAC, a majority of the Trustees or a majority of the Independent Trustees (defined in the MAC Declaration) and shall be called upon the written request of the holders of 10% or more of the outstanding MAC Shares.

  Whenever any action is to be taken by the shareholders, it shall, except as otherwise clearly indicated in the MAC Declaration or By-Laws, be authorized by holders of a majority of the MAC Shares present in person or represented by proxy and entitled to vote thereon, provided that such majority shall be at least a majority of the number of MAC Shares that constitute a quorum. Notwithstanding the foregoing, at all elections of Trustees, voting by shareholders shall be conducted under the non-cumulative method and the election of Trustees shall be by the affirmative vote of the holders of MAC Shares representing a plurality of the MAC Shares then outstanding which are present in person or by proxy at a meeting in which a quorum is present.

  Whenever shareholders are required or permitted to take any action (unless a vote at a meeting is specifically required, as with respect to termination or amendment of the MAC Declaration), such action may be taken without a meeting by written consents setting forth the action so taken, signed by the holders of a majority (or such higher percentage as may be specified) of the outstanding MAC Shares that would be entitled to vote thereon at a meeting.

  Except with respect to matters on which a shareholders' vote is specifically required by the MAC Declaration, no action taken by the shareholders at any meeting shall in any way bind the Trustees.

  The MAC Shares have no preemptive or appraisal rights.

  The MAC Declaration provides that shareholders of MAC shall not be subject to any liability for the acts or obligations of MAC and that, as far as is practicable, each written agreement of MAC is to contain a provision to that effect. No personal liability will attach to the shareholders for claims under any contract containing such a provision in writing where adequate notice is given of such provision, except possibly in a few jurisdictions. With respect to all types of claims in such jurisdictions and with respect to tort claims, contract claims where the shareholder liability is not disavowed as described above, claims for taxes and certain statutory liabilities in other jurisdictions, a shareholder may be held personally liable to the extent claims are not satisfied by MAC. However, the MAC Declaration provides that, upon payment of any such liability, the shareholder will be entitled to reimbursement from the general assets of MAC. The Trustees intend to conduct the operations of MAC, with the advice of counsel, in such a way as to avoid, as far as is practicable, the ultimate liability of the shareholders of MAC. The Trustees do not intend to provide insurance covering such risks to shareholders.

  All MAC Shares participate equally in dividends and in net assets available for distribution to holders of MAC Shares on liquidation or termination of MAC, have one vote per share on all matters submitted to a vote of the shareholders and do not have cumulative voting rights in the election of Trustees. The MAC Shares have no conversion, exchange or sinking fund rights.

  Paired Share Structure. MAC Shares are transferable and tradeable only in combination as a unit with shares of Meditrust, each unit consisting of one share of Meditrust and one MAC Share. These restrictions are imposed by the MAC By-Laws. The MAC Shares are evidenced by the certificates for the related Meditrust shares.

  Transfer Agent and Registrar. Fleet National Bank, Providence, Rhode Island, acts as transfer agent and registrar of the MAC Shares.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by Section 102 of the DGCL, both the Certificate of Incorporation of Realty and the Certificate of Incorporation of Operating eliminate personal liability of its respective directors to such company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for: (i) any breach of the duty of loyalty to such company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) liability under
Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases; or (iv) any transaction from which the director derived an improper personal benefit.

  As permitted by Section 145 of the DGCL, both Realty's By-Laws and Operating's By-Laws provide for indemnification of directors and officers (and permit the respective Boards of Directors to provide for indemnification of employees and agents) of such Registrant against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and other amounts paid in settlement) actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which any such person was or is a party or is threatened to be made a party, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of such Registrant and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of the respective Registrant, such a person may be indemnified only for expenses (including attorney's fees) and may not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to the respective Registrant, unless and only to the extent the court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses as such court may deem proper. In each case, indemnification of an officer or director shall be made only upon specific authorization of a majority of disinterested directors, by written opinion of independent legal counsel or by the stockholders, unless the officer or director has been successful on the merits or otherwise in defense of any such action or suit, in which case he shall be indemnified without such authorization. Both Realty's By-Laws and Operating's By-Laws require such Registrant to pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt by such Registrant of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification and permit such Registrant to advance such expenses to other employees and agents of such Registrant upon such terms and conditions as are specified by the respective Registrant's Board of Directors. The advancement of expenses, as well as indemnification, pursuant to each Registrant's By-Laws is not exclusive of any other rights which those seeking indemnification or advancement of expenses from such Registrant may have.

  Individual indemnification agreements (the "Indemnification Agreements") have been entered into by each of Realty and Operating with certain of its respective directors and officers. The Indemnification Agreements provide for indemnification to the fullest extent permitted by law and provide contractual assurance to directors and officers that indemnity and advancement of expenses will be available to them regardless of any amendment or revocation of such Registrant's By-laws.

  Both Realty's By-Laws and Operating's By-Laws permit such Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of such Registrant against liability asserted against him or her in any such capacity, whether or not such Registrant would have the power to indemnify him against such liability under the DGCL. Both Realty and Operating maintain liability insurance providing officers and directors with coverage with respect to certain liabilities.

  Section 6.9 of the Third Amended and Restated Agreement and Plan of Merger attached as Annex A to the Joint Proxy Statement/Prospectus included herewith, provides indemnification to the officers and directors of Realty and Operating.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS.

   EXHIBIT
     NO.   DESCRIPTION
   ------- -----------
     2.1   Third Amended and Restated Agreement and Plan of Merger, dated as of
           April 13, 1997, by and among Santa Anita Realty Enterprises, Inc.,
           Santa Anita Operating Company, Meditrust and Meditrust Acquisition
           Company (attached as Annex A to the Joint Proxy Statement/Prospectus included in this Registration Statement).
     2.2   Form of Proxy for Realty and Operating shareholders.
     2.3   Form of Proxy for Meditrust and MAC shareholders.
     2.4   Form of Cash Election.
     4.1   Pairing Agreement by and between Realty and Operating, dated as of
           December 20, 1979 (incorporated by reference to Exhibit 5 to
           Registration Statement on Form 8-A of Operating filed February 5,
           1980).
     4.2   Rights Agreement, dated June 15, 1989, among Realty, Operating, and
           Union Bank, as Rights Agent (incorporated by reference to Exhibit
           2.1 to Registration Statement on Form 8-A of Realty filed June 19,
           1989).
     4.3   Credit Agreement dated as of November 9, 1994 between First Inter-
           state Bank of California and Realty (incorporated by reference to
           Exhibit 10.4 of the Joint Quarterly Report on Form 10-Q of Realty
           and Operating for the quarter ended September 30, 1994).
     4.4   First Amendment dated as of May 31, 1995, to Credit Agreement dated as of November 9, 1994 between First Interstate Bank of California and Realty (incorporated by reference to Exhibit 4.4 of the Joint
           Annual Report on Form 10-K of Realty and Operating for the year ended December 31, 1995).
     4.5   Second Amendment dated as of January 26, 1996, to Credit Agreement dated as of November 9, 1994 between First Interstate Bank of Cali-
           fornia and Realty (incorporated by reference to Exhibit 4.5 of the
           Joint Annual Report on Form 10-K of Realty and Operating for the
           year ended December 31, 1995).
     4.6   Third Amendment dated as of July 1, 1996, to Credit Agreement dated as of November 9, 1994 between First Interstate Bank of California and Realty (incorporated by reference to Exhibit 4.1 of the Joint
           Quarterly Report on Form 10-Q of Realty and Operating for the quar-
           ter ended June 30, 1996).
     4.7   Letter Agreement dated February 1, 1997, extending the maturity date of the Credit Agreement dated as of November 9, 1994 between First
           Interstate Bank of California and Realty (incorporated by reference to Exhibit 4.7 of the Joint Annual Report on Form 10-K of Realty and
           Operating for the year ended December 31, 1996).
     4.8   Letter Agreement dated April 1, 1997, extending the maturity date of the Credit Agreement dated as of November 9, 1994 between First In-
           terstate Bank of California and Realty (incorporated by reference to
           Exhibit 4.8 of the Joint Annual Report on Form 10-K of Realty and
           Operating for the year ended December 31, 1996).
     4.9   Fourth Amendment dated as of June 1, 1997 to Credit Agreement dated as of November 9, 1994 between First Interstate Bank of California and Realty (incorporated by reference to Exhibit 4.1 of the Joint
           Quarterly Report on Form 10-Q of Realty and Operating for the quar-
           ter ended June 30, 1997).
     4.10  Certificate of Designations of Series A Redeemable Preferred Stock
           of Realty (incorporated by reference to Exhibit N to Exhibit 2 of the Current Report on Form 8-K of Realty and Operating, dated Octo-
           ber 24, 1996).
     4.11  Certificate of Designations of Series A Redeemable Preferred Stock
           of Operating (incorporated by reference to Exhibit O to Exhibit 2 of the Current Report on Form 8-K of Realty and Operating, dated Octo-
           ber 24, 1996).

   EXHIBIT
     NO.   DESCRIPTION
   ------- -----------
     5     Opinion of O'Melveny & Myers LLP.
    23.1   Consent of Ernst & Young LLP.
    23.2   Consent of Coopers & Lybrand LLP
    23.3   Consent of KPMG Peat Marwick LLP
    23.4   Consents of O'Melveny & Myers LLP (included in Exhibit 5).
    23.5   Consent of Nutter, McClennen & Fish, LLP
    24     Power of Attorney (see page II-5)
    99     Form of Appraisal Rights Notice

ITEM 22. UNDERTAKINGS

  Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The Registrants undertake that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, EACH REGISTRANT HAS DULY CAUSED THIS JOINT REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ARCADIA, STATE OF CALIFORNIA, ON SEPTEMBER 2, 1997

Santa Anita Realty Enterprises,          Santa Anita Operating Company
 Inc.


                                            /s/ William C. Baker
  /s/ Brian L. Fleming                   By ___________________________________
By _________________________________       William C. Baker
  Brian L. Fleming                         Chairman of the Board and Chief
  Acting President and Chief                Executive Officer (Principal
   Executive Officer and Executive          Executive Officer)
   Vice President and Chief
   Financial Officer (Principal
   Executive and Financial Officer)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS JOINT REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints William C. Baker, Brian L. Fleming and Kathryn J. McMahon, and each of them, his true and lawful attorneys-in-fact and agents, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments, to this Registration Statement, and other documents therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

              SIGNATURE                         TITLE                DATE

        /s/ William C. Baker            Chairman of the          September 2,
-------------------------------------    Board and Chief             1997
          WILLIAM C. BAKER               Executive Officer
                                         (Principal
                                         Executive Officer)
                                         of Operating and
                                         Chairman of the
                                         Board of Realty

        /s/ Richard S. Cohen            Director of Realty       September 2,
-------------------------------------    and Director of             1997
          RICHARD S. COHEN               Operating

          /s/ James P. Conn             Director of Realty       September 2,
-------------------------------------    and Director of             1997
            JAMES P. CONN                Operating

        /s/ Arthur Lee Crowe            Director of Realty       September 2,
-------------------------------------    and Director of             1997
          ARTHUR LEE CROWE               Operating

      /s/ John C. Cushman, III          Director of Realty       September 2,
-------------------------------------    and Director of             1997
        JOHN C. CUSHMAN, III             Operating

        /s/ Brian L. Fleming            Acting President and     September 2,
-------------------------------------    Chief Executive             1997
          BRIAN L. FLEMING               Officer and
                                         Executive Vice
                                         President and Chief
                                         Financial Officer
                                         and Secretary
                                         (Principal
                                         Financial and
                                         Accounting Officer)
                                         of Realty and
                                         Director of Realty

      /s/ Clifford C. Goodrich          Executive Vice           September 2,
-------------------------------------    President and               1997
        CLIFFORD C. GOODRICH             Director of
                                         Operating

             SIGNATURE                       TITLE                 DATE

        /s/ Taylor B. Grant           Director of Realty       September 2,
------------------------------------   and Director of             1997
          TAYLOR B. GRANT              Operating

       /s/ J. Terrence Lanni          Director of Realty       September 2,
------------------------------------   and Director of             1997
         J. TERRENCE LANNI             Operating

       /s/ Thomas P. Mullaney         Director of Realty       September 2,
------------------------------------   and Director of             1997
         THOMAS P. MULLANEY            Operating

       /s/ William D. Schulte         Director of Realty       September 2,
------------------------------------   and Director of             1997
         WILLIAM D. SCHULTE            Operating

       /s/ Elizabeth P. Haug          Controller               September 2,
------------------------------------   (Principal                  1997
         ELIZABETH P. HAUG             Financial Officer)
                                       of Operating

                                 EXHIBIT INDEX

   EXHIBIT
     NO.   DESCRIPTION                                                     PAGE
   ------- -----------                                                     ----
     2.1   Third Amended and Restated Agreement and Plan of Merger,
           dated as of April 13, 1997, by and among Santa Anita Realty
           Enterprises, Inc., Santa Anita Operating Company, Meditrust
           and Meditrust Acquisition Company (attached as Annex A to the
           Joint Proxy Statement/Prospectus included in this Registra-
           tion Statement).
     2.2   Form of Proxy for Realty and Operating shareholders.
     2.3   Form of Proxy for Meditrust and MAC shareholders.
     2.4   Form of Cash Election.
     4.1   Pairing Agreement by and between Realty and Operating, dated as of December 20, 1979 (incorporated by reference to Exhibit
           5 to Registration Statement on Form 8-A of Operating filed
           February 5, 1980).
     4.2   Rights Agreement, dated June 15, 1989, among Realty, Operat-
           ing, and Union Bank, as Rights Agent (incorporated by refer-
           ence to Exhibit 2.1 to Registration Statement on Form 8-A of
           Realty filed June 19, 1989).
     4.3   Credit Agreement dated as of November 9, 1994 between First
           Interstate Bank of California and Realty (incorporated by
           reference to Exhibit 10.4 of the Joint Quarterly Report on
           Form 10-Q of Realty and Operating for the quarter ended Sep-
           tember 30, 1994).
     4.4   First Amendment dated as of May 31, 1995, to Credit Agreement dated as of November 9, 1994 between First Interstate Bank of
           California and Realty (incorporated by reference to Exhibit
           4.4 of the Joint Annual Report on Form 10-K of Realty and Op-
           erating for the year ended December 31, 1995).
     4.5   Second Amendment dated as of January 26, 1996, to Credit
           Agreement dated as of November 9, 1994 between First Inter-
           state Bank of California and Realty (incorporated by refer-
           ence to Exhibit 4.5 of the Joint Annual Report on Form 10-K of Realty and Operating for the year ended December 31,
           1995).
     4.6   Third Amendment dated as of July 1, 1996, to Credit Agreement dated as of November 9, 1994 between First Interstate Bank of
           California and Realty (incorporated by reference to Exhibit
           4.1 of the Joint Quarterly Report on Form 10-Q of Realty and
           Operating for the quarter ended June 30, 1996).
     4.7   Letter Agreement dated February 1, 1997, extending the matu-
           rity date of the Credit Agreement dated as of November 9,
           1994 between First Interstate Bank of California and Realty
           (incorporated by reference to Exhibit 4.7 of the Joint Annual
           Report on Form 10-K of Realty and Operating for the year
           ended December 31, 1996).
     4.8   Letter Agreement dated April 1, 1997, extending the maturity date of the Credit Agreement dated as of November 9, 1994 be-
           tween First Interstate Bank of California and Realty (incor-
           porated by reference to Exhibit 4.8 of the Joint Annual Re-
           port on Form 10-K of Realty and Operating for the year ended
           December 31, 1996).
     4.9   Fourth Amendment dated as of June 1, 1997 to Credit Agreement dated as of November 9, 1994 between First Interstate Bank of
           California and Realty (incorporated by reference to Exhibit
           4.1 of the Joint Quarterly Report on Form 10-Q of Realty and
           Operating for the quarter ended June 30, 1997).
     4.10  Certificate of Designations of Series A Redeemable Preferred
           Stock of Realty (incorporated by reference to Exhibit N to
           Exhibit 2 of the Current Report on Form 8-K of Realty and Op-
           erating, dated October 24, 1996).
     4.11  Certificate of Designations of Series A Redeemable Preferred
           Stock of Operating (incorporated by reference to Exhibit O to
           Exhibit 2 of the Current Report on Form 8-K of Realty and Op-
           erating, dated October 24, 1996).

   EXHIBIT
     NO.   DESCRIPTION                                                  PAGE
   ------- -----------                                                  ----
     5     Opinion of O'Melveny & Myers LLP.
    23.1   Consent of Ernst & Young LLP.
    23.2   Consent of Coopers & Lybrand LLP
    23.3   Consent of KPMG Peat Marwick LLP
    23.4   Consents of O'Melveny & Myers LLP (included in Exhibit 5).
    23.5   Consent of Nutter, McClennen & Fish, LLP
    24     Power of Attorney (see page II-5)
    99     Form of Appraisal Rights Notice